As filed with the Securities and Exchange Commission on July 19, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of registrants as specified in charter)

Maryland	6798	45-2482685
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

405 Park Avenue
New York, New York 10022
(212) 415-6500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Nicholas S. Schorsch
Chief Executive Officer
American Realty Capital Properties, Inc.
405 Park Avenue
New York, New York 10022
(212) 415-6500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Peter M. Fass, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 (212) 969-3000	Michael J. Aiello, Esq. Matthew J. Gilroy, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Richard A. Silfen, Esq. Darrick M. Mix, Esq. Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103 (215) 979-1000

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	145,781,127 shares	N/A	$1,777,818,625	$242,494.46

(1)	Represents the estimated maximum number of shares of the Registrant’s common stock to be issued in connection with the merger described herein. The number of shares of common stock is based on the number of shares of American Realty Capital Trust IV, Inc., which we refer to as ARCT IV common stock, the number of shares of restricted stock of ARCT IV, the shares of ARCT IV common stock issuable upon the exercise of outstanding options, additional shares reserved for issuance under the ARCT IV’s 2012 Stock Option Plan and Employee and Director Incentive Restricted Share Plan, each as outstanding as of July 19, 2013, and the exchange of such shares for shares of the Registrant’s common stock pursuant to the formulas set forth in the Agreement and Plan of Merger, dated as July 1, 2013, by and among ARCT IV, Thunder Acquisition, LLC and the Registrant.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, or the Securities Act, and based upon the book value of the aggregate number of ARCT IV shares described in (1) above.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $136.40 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. American Realty Capital Properties, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 19, 2013

JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of American Realty Capital Properties, Inc. and the Stockholders of American Realty Capital Trust IV, Inc.:

American Realty Capital Properties, Inc., which we refer to as ARCP, and American Realty Capital Trust IV, Inc., which we refer to as ARCT IV, have entered into an agreement and plan of merger dated as of July 1, 2013, as it may be amended from time to time, which we refer to as the merger agreement and which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Pursuant to the merger agreement, ARCT IV will merge with and into a direct wholly owned subsidiary of ARCP, which we refer to as Merger Sub, at which time the separate existence of ARCT IV will cease, and ARCP will be the parent company of Merger Sub and ARCT IV’s subsidiaries. We refer to the foregoing transaction as the merger. In addition, pursuant to the merger agreement, American Realty Capital Operating Partnership IV, L.P., a Delaware limited partnership and the operating partnership of ARCT IV, which we refer to as the ARCT IV OP, will merge with and into ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of ARCP, which we refer to as the ARCP OP, with the ARCP OP being the surviving entity, which transaction we refer to as the partnership merger. Unless the context suggests otherwise, “mergers” refers to the merger of ARCT IV with and into Merger Sub and the partnership merger. The obligations of ARCP and ARCT IV to effect the mergers are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. If the merger is completed pursuant to the merger agreement, each ARCT IV stockholder will receive per share, at the election of each such stockholder, either (i) $30.00 in cash, which we refer to as the cash consideration, or (ii) at the election of ARCP, either (A) a number of shares of the ARCP common stock equal to the Exchange Ratio (as defined below), which we refer to as the stock consideration, or (B) only if the Market Price (as defined below) is less than $14.94, and subject to the requirement that the merger qualify as a tax-free reorganization for federal income tax purposes, 2.05 shares of ARCP’s common stock and an amount in cash equal to the product obtained by multiplying the excess of the Exchange Ratio over 2.05 by the Market Price, which we refer to as the alternative stock consideration. When referring to “Exchange Ratio,” we mean (1) if the volume weighted average closing sale price of a share of ARCP’s common stock over the five (5) consecutive trading days on the NASDAQ Global Select Market, which we refer to as the NASDAQ, ending on the trading day immediately prior to the closing date of the mergers, as reported in The Wall Street Journal, which we refer to as the Market Price, is equal to or greater than $14.94, then 2.05, and (2) if the Market Price is less than $14.94, then the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by the Market Price. In no event will the cash consideration be paid with respect to more than 25% of the shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger. If the aggregate elections for payment in cash exceed 25% of the number of shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger, then the amount of cash consideration paid will be reduced on a pro rata basis to 25% with the remaining consideration paid in ARCP common stock. Cash will be paid in lieu of any fractional shares.

In addition, in connection with the partnership merger, each outstanding unit of equity ownership of the ARCT IV OP will be converted into the right to receive a number of units of equity ownership in the ARCP OP equal to the Exchange Ratio. The ARCP common stock is listed on the NASDAQ under the symbol “ARCP.”

In connection with the proposed merger, ARCP and ARCT IV will each hold a special meeting of their respective stockholders. At ARCP’s special meeting, ARCP stockholders will be asked to vote on a proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement. In addition,

ARCP stockholders will be asked to vote on (i) a proposal to amend the articles supplementary for ARCP’s Series C Convertible Preferred Stock, or the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, to provide an exception to the cap contained therein on the aggregate amount of shares of ARCP common stock that may be issued to the holders of such preferred shares upon conversion thereof, or the 19.9% Cap, if ARCP’s common stockholders approve such issuance (as described in the joint proxy statement/prospectus accompanying this notice), (ii) a proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap and (iii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. At ARCT IV’s special meeting, ARCT IV stockholders will be asked to vote on (i) a proposal to approve the merger and the other transactions contemplated by the merger agreement, and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the ARCP special meeting is July 15, 2013 and the record date ARCT IV special meeting is July 2, 2013. The merger cannot be completed unless (i) ARCP stockholders approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement by the affirmative vote of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of ARCP common stock, and (ii) ARCT IV stockholders approve the merger and the other transactions contemplated by the merger agreement by the affirmative vote of at least a majority of the outstanding shares of ARCT IV common stock entitled to vote at ARCT IV’s special meeting.

ARCP’s board of directors, which we refer to as the ARCP Board, has unanimously (with Nicholas S. Schorsch, Edward M. Weil, Jr. and William M. Kahane abstaining) (i) determined that the merger agreement and the merger, including the issuance of ARCP common stock in connection with the merger, are advisable and in the best interests of ARCP and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated thereby, (iii) approved the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, (iv) approved the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock; and (v) approved the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. The ARCP Board unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) recommends that ARCP stockholders vote FOR the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, FOR the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock and FOR the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement.

ARCT IV’s board of directors, which we refer to as the ARCT IV Board, has unanimously (with Messrs. Schorsch and Weil abstaining) (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT IV and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. The ARCT IV Board unanimously (with Messrs. Schorsch and Weil abstaining) recommends that ARCT IV stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

This joint proxy statement/prospectus contains important information about ARCP, ARCT IV, the mergers, the merger agreement, the amendment to the Series C articles supplementary, and the special meetings. This document is also a prospectus for the shares of ARCP common stock that will be issued to ARCT IV stockholders pursuant to the merger agreement and shares of ARCP Series C Convertible Preferred Stock that will be issued pursuant to the securities purchase agreement.

We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 23.

Your vote is important.  Whether or not you plan to attend ARCP’s special meeting or ARCT IV’s special meeting, as applicable, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or authorize your proxy by one of the other methods specified in this joint proxy statement/prospectus or the accompanying notices. Authorizing a proxy will ensure that your vote is counted at the applicable special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted. Please review this joint proxy statement/prospectus for more complete information regarding the merger and ARCP’s special meeting and ARCT IV’s special meeting, as applicable.

Nicholas S. Schorsch
Chief Executive Officer and Chairman
American Realty Capital Properties, Inc.

Edward M. Weil, Jr.
President, Chief Operating Officer, Treasurer and Secretary
American Realty Capital Trust IV, Inc.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated            , 2013 and is first being mailed to ARCP and ARCT IV stockholders on or about            , 2013.

American Realty Capital Properties, Inc.
405 Park Avenue, 15th Floor
New York, New York 10022
(212) 415-6500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2013

To the Stockholders of American Realty Capital Properties, Inc.:

A special meeting of the stockholders of American Realty Capital Properties, Inc., a Maryland corporation, which we refer to as ARCP, will be held at     , New York, New York     , on            , 2013, commencing at     , local time, for the following purposes:

1.	to consider and vote on a proposal to approve the issuance of shares of ARCP common stock to the stockholders of American Realty Capital Trust IV, Inc., a Maryland corporation, which we refer to as ARCT IV, pursuant to the Agreement and Plan of Merger, dated as of July 1, 2013, as it may be amended from time to time, which we refer to as the merger agreement, by and among ARCP, ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of ARCP, Thunder Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ARCP, ARCT IV and American Realty Capital Operating Partnership IV, L.P., a Delaware limited partnership and the operating partnership of ARCT IV (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice);
2.	to consider and vote on an amendment, subject to the approval of the Series C preferred stockholders (as defined below), to the articles supplementary classifying and designating a series of preferred stock as Series C Convertible Preferred Stock, or the Series C articles supplementary, to provide an exception to the limit on the aggregate amount of shares of ARCP common stock that may be issued to the Series C preferred stockholders upon conversion thereof, or the 19.9% Cap, if ARCP’s common stockholders approve such issuance (as described in the joint proxy statement/prospectus accompanying this notice);
3.	to consider and vote on a proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap to current holders of such preferred shares, or the Series C preferred stockholders, issued pursuant to the convertible preferred stock securities purchase agreement, dated as of June 4, 2013, or the convertible preferred stock securities purchase agreement; and
4.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap.

We will not transact any other business at the special meeting. ARCP’s board of directors has fixed the close of business on July 15, 2013 as the record date for determination of ARCP stockholders entitled to receive notice of, and to vote at, ARCP’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of ARCP common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the ARCP special meeting.

Approval of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of ARCP common stock. Approval of the proposal to amend the Series C articles supplementary requires the affirmative vote of at least a majority of all votes entitled to be cast on the matter, provided that the total votes cast on the matter represent a majority of the outstanding shares of ARCP common stock. Approval of the proposal to issue shares of ARCP common stock in excess of the 19.9% Cap requires the affirmative vote of a majority of at least a majority of all votes entitled to be cast on the matter, provided that the total votes cast on the matter represent a majority of the outstanding shares of ARCP common stock. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap requires the affirmative vote of a majority of the votes cast on such proposal.

ARCP’s board of directors has unanimously (with Nicholas S. Schorsch, Edward M. Weil, Jr. and William M. Kahane abstaining) (i) determined that the merger agreement and the merger, including the issuance of ARCP common stock in connection with the merger, are advisable and in the best interests of ARCP and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; (iii) approved the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, (iv) approved the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders; and (v) approved the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. ARCP’s board of directors unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) recommends that ARCP stockholders vote FOR the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, FOR the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, FOR the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible.  To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of ARCP common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of ARCP common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of ARCP common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and ARCP’s special meeting.

By Order of the Board of Directors of
American Realty Capital Properties, Inc.

New York, New York

           , 2013

Edward M. Weil, Jr.
Secretary

American Realty Capital Trust IV, Inc.
405 Park Avenue, 15th Floor
New York, New York 10022
(212) 415-6500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2013

To the Stockholders of American Realty Capital Trust IV, Inc.:

A special meeting of the stockholders of American Realty Capital Trust IV, Inc., a Maryland corporation, which we refer to as ARCT IV, will be held at     , New York, New York     , on            , 2013, commencing at      local time, for the following purposes;

1.	to consider and vote on a proposal to approve the merger of ARCT IV with and into Thunder Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of American Realty Capital Properties, Inc., a Maryland corporation, which we refer to as ARCP, pursuant to the Agreement and Plan of Merger, dated as of July 1, 2013, as it may be amended from time to time, which we refer to as the merger agreement, by and among ARCP, ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of ARCP, Thunder Acquisition, LLC, ARCT IV and American Realty Capital Operating Partnership IV, L.P., a Delaware limited partnership and the operating partnership of ARCT IV (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), and the other transactions contemplated by the merger agreement; and
2.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

We will not transact any other business at the special meeting. ARCT IV’s board of directors has fixed the close of business on July 2, 2013 as the record date for determination of ARCT IV stockholders entitled to receive notice of, and to vote at, ARCT IV’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of ARCT IV common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the ARCT IV special meeting.

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT IV common stock entitled to vote on such proposal at the ARCT IV special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

ARCT IV’s board of directors has unanimously (with Nicholas S. Schorsch and Edward M. Weil, Jr. abstaining) (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT IV and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. ARCT IV’s board of directors unanimously (with Messrs. Schorsch and Weil abstaining) recommends that ARCT IV stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible.  To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and ARCT IV’s special meeting.

By Order of the Board of Directors of
American Realty Capital Trust IV, Inc.

New York, New York

           , 2013

Edward M. Weil, Jr.
Secretary

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about ARCP from other documents filed with the SEC that are not included or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 181.

Documents incorporated by reference are also available to ARCP stockholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from ARCP at the following addresses and telephone numbers.

American Realty Capital Properties, Inc.
Attention: Secretary
405 Park Avenue, 15th Floor
New York, New York 10022
(212) 415-6500
www.arcpreit.com

You can also contact Boston Financial Data Services, Inc., which we refer to as Boston Financial, or American National Stock Transfer, LLC, an entity under common ownership with ARC, which we refer to as ANST, ARCP’s and ARCT IV’s proxy solicitors, at the following addresses and telephone numbers:

Boston Financial Data Services, Inc. 30 Dan Road Canton, Massachusetts 02021 For Questions, ARCP Stockholders May Call: (855) 800-9421 For Questions, Brokers and Banks May Also Call: (855) 800-9421	American National Stock Transfer, LLC 405 Park Avenue, Concourse Level New York, New York 10022 For Questions, ARCT IV Stockholders May Call: (877) 373-2522

To Vote Toll Free, both ARCP and ARCT IV Stockholders May Call: (866) 977-7699

To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than            , 2013.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by ARCP with the SEC, constitutes a prospectus of ARCP for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of ARCP common stock to be issued to ARCT IV stockholders in exchange for shares of ARCT IV common stock pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of ARCP and ARCT IV for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the special meeting of ARCP stockholders and a notice of meeting with respect to the special meeting of ARCT IV stockholders.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated            , 2013. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither our mailing of this document to ARCP stockholders or ARCT IV stockholders nor the issuance by ARCP of shares of its common stock to ARCT IV stockholders pursuant to the merger agreement will create any implication to the contrary.

We use certain defined terms throughout this prospectus that have the following meanings:

•	We use the term “net lease” throughout this prospectus. Under a net lease, the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as “triple

i

net” or “double net.” Triple net leases typically require the tenant to pay all costs associated with a property, including real estate taxes, insurance, utilities and routine maintenance in addition to the base rent. Double net leases typically require the tenant to pay all the costs as triple net leases, but hold the landlord responsible for capital expenditures, including the repair or replacement of specific structural and/or bearing components of a property, such as the roof or structure of the building.

Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. Substantially all of the leases of ARCP’s and ARCT IV’s properties are net leases.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding ARCP has been provided by ARCP and information contained in this joint proxy statement/prospectus regarding ARCT IV has been provided by ARCT IV.

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QUESTIONS AND ANSWERS

The following are some questions that ARCP stockholders and ARCT IV stockholders may have regarding the proposals being considered at ARCP’s special meeting and ARCT IV’s special meeting and brief answers to those questions. ARCP and ARCT IV urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this joint proxy statement/prospectus to “ARCP” are to American Realty Capital Properties, Inc., a Maryland corporation; all references to “ARCT IV” are to American Realty Capital Trust IV, Inc., a Maryland corporation; all references to “Merger Sub” or the surviving company are to Thunder Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ARCP; all references to the “merger agreement” are to the Agreement and Plan of Merger, dated as of July 1, 2013, by and among ARCP, Merger Sub, ARCT IV, ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of ARCP (which is referred to as the ARCP OP), and American Realty Capital Operating Partnership IV, L.P., a Delaware limited partnership and the operating partnership of ARCT IV (which is referred to as the ARCT IV OP), as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference; all references to the “merger” are to the merger of ARCT IV with and into Merger Sub pursuant to the terms of the merger agreement. Pursuant to the merger agreement, the ARCT IV OP will merge with and into the ARCP OP, with the ARCP OP being the surviving entity. The foregoing is referred to as the “partnership merger”. Unless context suggests otherwise, “mergers” refers to the merger of ARCT IV and Merger Sub and the partnership merger.

Q:	What is the proposed transaction?
A:	ARCP and ARCT IV have entered into a merger agreement pursuant to which ARCT IV will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly owned subsidiary of ARCP. In addition, pursuant to the merger agreement, the ARCT IV OP will merge with and into the ARCP OP, with the ARCP OP being the surviving entity. At the effective time of the merger, each issued and outstanding share of ARCT IV common stock will be converted into the right to receive per share, at the election of each such stockholder, either (i) $30.00 in cash, which we refer to as the cash consideration or (ii) at the election of ARCP, either (A) a number of shares of ARCP common stock equal to the Exchange Ratio (as defined below), which we refer to as the stock consideration, or (B) only if the Market Price (as defined below) is less than $14.94, and subject to the requirement that the merger qualify as a tax-free reorganization for federal income tax purposes, 2.05 shares of ARCP’s common stock and an amount in cash equal to the product obtained by multiplying the excess of the Exchange Ratio over 2.05 by the Market Price, which we refer to as the alternative stock consideration. “Exchange Ratio” means (1) if the volume weighted average closing sale price of a share of ARCP’s common stock over the five (5) consecutive trading days on the NASDAQ Global Select Market, or the NASDAQ, ending on the trading day immediately prior to the closing date of the mergers, as reported in The Wall Street Journal, which we refer to as the Market Price, is equal to or greater than $14.94, then 2.05, or (2) if the Market Price is less than $14.94, then the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by the Market Price. In no event will the cash consideration be paid with respect to more than 25% of the shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger, as described under “The Merger Agreement — Consideration to be Received in the Merger — Merger Consideration” beginning on page 147. If the aggregate elections for payment in cash exceed 25% of the number of shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger, then the amount of the cash consideration paid will be reduced on a pro rata basis to 25% with the remaining consideration paid in ARCP common stock. Cash will be paid in lieu of any fractional shares. In addition, in connection with the partnership merger, each outstanding unit of equity ownership of the ARCT IV OP, which we refer to as ARCT IV OP Units, will be converted into the right to receive a number of units of equity ownership in the ARCP OP, which we refer to as ARCP OP Units, equal to the Exchange Ratio. ARCT IV, as the sole general partner of the ARCT IV OP, and ARCP, as the sole general partner of the ARCP OP, have each approved the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement are advisable. Stockholders of ARCT IV and ARCP are not being asked to separately vote on the partnership merger.
Q:	How will ARCP fund the cash portion of the merger consideration?
A:	ARCP intends to pay for cash elections by ARCT IV stockholders using a combination of the following resources:
•	ARCT IV’s and ARCP’s available cash on hand; and
•	$1.45 billion of financing under ARCP’s credit facility (under which ARCP has undrawn commitments of $850 million and which contains an “accordion” feature to allow ARCP, under certain circumstances, to increase the commitments thereunder by $1.05 billion), borrowings under which will be subject to borrowing base availability.

These commitments are subject to customary conditions for these types of financings, including (a) the bring-down of ARCP’s representations and warranties, (b) no default existing, (c) timely notice by ARCP and (d) borrowing base availability. If additional commitments are obtained in connection with ARCP’s exercise of the “accordion” feature under the credit facility, such commitments likely will be subject to customary conditions, which may include, without limitation, (1) the completion of due diligence review of the assets, liabilities and properties of ARCP and its subsidiaries, (2) the absence of any change, occurrence or development that has had, or could reasonably be expected to result in, (x) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or liabilities of ARCP and its subsidiaries, or (y) a material impairment of the rights and remedies of the credit facility lenders and agents under the credit agreement for the credit facility and (3) the absence of any material adverse change or material disruption in the loan syndication, financial, banking or capital markets that has impaired or could reasonably be expected to impair the syndication of the credit facility.

Q:	What fees will the ARCT IV Advisor and its affiliates receive in connection with the merger?
A:	American Realty Capital Advisors IV, LLC, which we refer to as the ARCT IV Advisor, is a Delaware limited liability company that serves as the external advisor of ARCT IV. The ARCT IV Advisor is directly owned by American Realty Capital Trust IV Special Limited Partner, LLC, a Delaware limited liability company, which we refer to as the ARCT IV Special Limited Partner, and which is wholly owned by AR Capital, LLC, a Delaware limited liability company, which we refer to as ARC. Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the ARCT IV OP, dated as of November 12, 2012, as amended from time to time, by and among ARCT IV, the ARCT IV Advisor, the ARCT IV Special Limited Partner and other limited partners party thereto, which we refer to as the ARCT IV OP Agreement, the ARCT IV Special Limited Partner will be entitled to subordinated distributions from the ARCT IV OP equal to 15% of all distributions of net sales proceeds (as defined in the ARCT IV charter) after return to the ARCT IV stockholders and the ARCT IV OP’s limited partners of net sales proceeds equal to their capital contributions, plus distributions of net sales proceeds and operating income equal to a 6% cumulative, pre-tax, non-compounded return on their capital contributions. The amount of such subordinated distributions is estimated to be equal to approximately $65.2 million, assuming an implied price of ARCT IV common stock of $30.47 per share in the merger (which assumes that 75% of the merger consideration is ARCP common stock based on a per share price of $30.62 and 25% of the merger consideration is cash). Such subordinated distributions of net sales proceeds, which will be payable in the form of units of equity ownership of the ARCT IV OP, which we refer to as ARCT IV OP Units, that will automatically convert into units of equity ownership of the ARCP OP, which we refer to as ARCP OP Units, will be payable upon consummation of the mergers in accordance with the ARCT IV side letter (as defined below). The parties have agreed that such ARCP OP Units may be exchanged or converted for ARCP common stock or cash upon consummation of the mergers, or, if not exchanged or converted at that time, the ARCT IV Special Limited Partner shall have the option to cause ARCP to acquire such ARCP OP Units for cash at any time during a 24 month period commencing on the date immediately after the date the ARCT IV Special Limited Partner is treated as having held its interest in the ARCP OP (including the period it held its interest in the ARCT IV OP) for two years for an amount equal to the “cash amount” (as defined in the ARCP OP Agreement) per ARCP

OP Unit. Additionally, pursuant to the terms of the Amended and Restated Advisory Agreement, dated as of November 12, 2012, by and among ARCT IV, the ARCT IV Advisor and the ARCT IV OP, which is referred to as the ARCT IV Advisory Agreement, the ARCT IV Advisor would be entitled to real estate commissions under the ARCT IV Advisory Agreement of as much as $22.7 million (assuming the maximum fee of 2.0% of the sales price of the properties permitted under ARCT IV’s charter and provided for in the ARCT IV Advisory Agreement was payable). However, pursuant to the ARCT IV side letter (as defined below), the ARCT IV Advisor has agreed to waive a portion of the real estate commissions payable to the ARCT IV Advisor and will be entitled to a reduced real estate commission of $8.4 million.
Q:	Why are ARCP and ARCT IV proposing the merger?
A:	Among other reasons, the board of directors of ARCP, which we refer to as the ARCP Board, believes that the merger will enhance the credit quality of ARCP’s real estate portfolio, immediately increase ARCP’s funds from operations and further diversify ARCP’s real estate portfolio. Similarly, the board of directors of ARCT IV, which we refer to as the ARCT IV Board, believes that the merger will provide a premium over the current implied value of ARCT IV’s common stock and permit ARCT IV’s stockholders to benefit from a combined company of increased size and scale, with a unique strategy that focuses on entering into (or assuming) both medium-term and long-term lease arrangements, a more efficient cost structure resulting from lower asset management fees and without acquisition fees and financing fees, access to multiple forms of capital and a potential investment grade balance sheet, as well as a more diversified portfolio by geography, industry and tenant. The combined portfolio will consist of well-diversified net lease properties with high credit quality tenants, long weighted average lease terms and growth potential. The combined company is expected to be the second largest listed net lease real estate investment trust, or REIT, by enterprise value and equity market capitalization and one of the largest publicly traded REITs in the U.S., and will have significant capacity for growth through acquisitions, internal rent growth and re-leasing, as well as access to public capital markets to support further growth. Historically, larger REITs tend to trade at better multiples. The combined company will be managed by an experienced management team that has assembled and managed the portfolios of both ARCP and ARCT IV. To review the reasons of the boards of directors of ARCP and ARCT IV for the merger in greater detail, see “The Merger — Recommendation of the ARCP Board and Its Reasons for the Merger” beginning on page 88 and “The Merger — Recommendation of the ARCT IV Board and Its Reasons for the Merger” beginning on page 91.
Q:	Why are the operating partnerships of ARCT IV and ARCP merging?
A:	Both ARCP and ARCT IV operate as Umbrella Partnership REITs, or UPREITs, which is a structure whereby a REIT owns a direct interest in a single operating partnership, and such operating partnership, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. The ARCT IV OP and the ARCP OP are operating partnerships of ARCT IV and ARCP, respectively. ARCT IV is the sole general partner of the ARCT IV OP and owns the majority of the equity interests in the ARCT IV OP, and ARCP is the sole general partner of the ARCP OP and owns the majority of the equity interests in the ARCP OP. ARCP is required to conduct all of its activities through the ARCP OP by the limited partnership agreement of the ARCP OP and the partnership merger satisfies this requirement. Furthermore, the merger simplifies and rationalizes the corporate structure of ARCP to be consistent with its intended operation as an UPREIT with substantially all of its activities conducted through a single operating partnership.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:	The ARCP Board and the ARCT IV Board are using this joint proxy statement/prospectus to solicit proxies of ARCP and ARCT IV stockholders in connection with the merger agreement and the merger. In addition, ARCP is using this joint proxy statement/prospectus as a prospectus for ARCT IV stockholders because ARCP is offering shares of its common stock to be issued in exchange for shares of ARCT IV common stock in the merger.

In order to complete the merger, ARCP stockholders must vote to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, and ARCT IV stockholders must vote to approve the merger and the other transactions contemplated by the merger agreement.

ARCP and ARCT IV will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the stockholders of ARCP and ARCT IV, and you should read it carefully. The enclosed voting materials allow you to vote your shares of ARCP common stock and/or ARCT IV common stock, as applicable, without attending the applicable special meeting.

We encourage you to authorize your proxy as promptly as possible.

Q:	Will ARCT IV stockholders who receive common stock in the merger, who participated in ARCT IV’s distribution reinvestment plan immediately prior to its suspension, be able to continue to participate in such a plan?
A:	ARCT IV has suspended its distribution reinvestment plan because of the merger. ARCP intends to implement a distribution reinvestment plan soon after the consummation of the merger. Each ARCT IV stockholder electing to receive common stock in the merger who was a participant in ARCT IV’s distribution reinvestment plan immediately prior to its suspension and who desires to take part in such distribution reinvestment plan of the surviving entity in the merger will automatically be enrolled in such plan upon its establishment. Each ARCT IV stockholder electing to receive common stock in the merger who was a participant in ARCT IV’s distribution reinvestment plan but who does not desire to take part in such distribution reinvestment plan of the surviving entity in the merger should contact ARCP’s investor relations department by calling (212) 415-6500. Each ARCT IV stockholder electing to receive common stock in the merger who desires to take part in ARCP’s distribution reinvestment plan but is not a participant in ARCT IV’s distribution reinvestment plan should follow the regular procedures applicable to participation in ARCP’s anticipated dividend reinvestment plan upon its establishment in order to enroll. Such stockholders should contact ARCP’s investor relations department by calling (212) 415-6500.
Q.	If an ARCT IV stockholder elects to receive common stock of ARCP, what will be the ongoing rate of return on his or her original investment?
A:	Each ARCT IV stockholder currently receives $1.65 of annual distributions per share, representing an annual distribution of 6.6% on invested capital of $25.00 per share. Following the merger, ARCT IV stockholders who elected to receive ARCP common stock in the merger will be entitled to receive ongoing distributions paid by ARCP to stockholders of ARCP. Based on ARCP’s current annualized distribution rate of $0.91 per share, each such ARCT IV stockholder will receive $1.87 in distributions on each 2.05 shares of ARCP common stock received in exchange for each share of ARCT IV common stock they own. ARCP’s annualized distribution rate is anticipated to increase to $0.94 per share upon the earlier to occur of the consummation of (i) the merger and (ii) the CapLease Merger (as defined and described in “Risk Factors — Risk Factors Relating to ARCP’s Pending Merger with CapLease, Inc. and Other Recent Transactions”), which is expected to occur in the third fiscal quarter of 2013. Based on such expected $0.94 per share annualized distribution rate, each ARCT IV stockholder will receive $1.93 in distributions on each 2.05 shares of ARCP common stock received in exchange for each share of ARCT IV common stock they own. This represents an annual distribution of 7.7% on invested capital of $25.00 per share.

	Current	After the merger
	Invested Capital of $25.00	Invested Capital of $25.00
Distribution Rate	6.6%	7.7%

Future distributions by ARCP are not guaranteed, and there can be no assurance of any future returns that ARCT IV stockholders might receive as stockholders of ARCP. See “Risk Factors — ARCP cannot ensure you that it will be able to continue paying dividends at the current rate,” on page 39.

Q:	If I am an ARCT IV stockholder, what are the procedures for making the election between shares of ARCP common stock and cash?
A:	A form of election, which will permit ARCT IV stockholders to make an election between cash consideration and stock consideration, will be mailed to each holder of ARCT IV common stock as of July 2, 2013 as well as stockholders who purchase shares of ARCT IV common stock subsequent to such date and prior to the election deadline described below, if any. Such form of election will allow each ARCT IV stockholder to elect the number of shares of ARCT IV common stock in respect of which each ARCT IV stockholder elects to receive ARCP common stock and the number of shares of ARCT IV common stock in respect of which each ARCT IV stockholder elects to receive cash, subject to proration adjustment in accordance with the merger agreement. In order to make a proper election, each ARCT IV stockholder must complete the form of election and return it to the exchange agent by the specified date and time deadline, which we refer to as the election deadline.
Q:	What if I want to change my election to receive common stock or cash?
A:	If you are an ARCT IV stockholder and you vote for the merger, you may change your election to receive either shares of ARCP common stock or cash in the merger by delivering a written notice to the exchange agent at Boston Financial Data Services, Inc., Attn: Re-Organization Dept., 30 Dan Road, Canton, Massachusetts 02021, if by hand or overnight courier, Boston Financial Data Services, Inc., Attn: Re-Organization Dept., P.O. Box 55077, Boston, Massachusetts 02205-9947, if by mail, prior to the election deadline, accompanied by a revised form of election.
Q:	What happens if I do not make a valid election in accordance with the election form?
A:	If you do not return a properly completed and signed election form by the election deadline set forth in the election form, your shares of ARCT IV common stock will be considered “non-electing shares” and will be converted into the right to receive the stock consideration or the alternative stock consideration in accordance with the procedures specified in the merger agreement.
Q:	When and where is the special meeting of ARCP stockholders?
A:	ARCP’s special meeting will be held at , New York, New York , on , 2013, commencing at , local time.
Q:	When and where is the special meeting of ARCT IV stockholders?
A:	ARCT IV’s special meeting will be held at , New York, New York , on , 2013, commencing at , local time.
Q:	Who can vote at the special meetings?
A:	All ARCP stockholders of record as of the close of business on July 15, 2013, the record date for determining stockholders entitled to notice of and to vote at ARCP’s special meeting, are entitled to receive notice of and to vote at ARCP’s special meeting. As of the record date, there were 185,193,886 shares of ARCP common stock outstanding and entitled to vote at the ARCP special meeting, held by approximately 1,913 holders of record. Each share of ARCP common stock is entitled to one vote on each proposal presented at ARCP’s special meeting.

All ARCT IV stockholders of record as of the close of business on July 2, 2013, the record date for determining stockholders entitled to notice of and to vote at ARCT IV’s special meeting, are entitled to receive notice of and to vote at ARCT IV’s special meeting except for those not entitled to vote on the merger pursuant to ARCT IV’s charter. ARCT IV’s charter provides that, with respect to shares of ARCT IV common stock owned by the ARCT IV Advisor, any director of ARCT IV or any of their respective affiliates, neither the ARCT IV Advisor, the directors of ARCT IV nor their affiliates may vote on matters submitted to the ARCT IV stockholders regarding any transaction between ARCT IV and any of them. As of the record date, there were 71,095,856 shares of ARCT IV common stock outstanding and entitled to vote at the ARCT IV special meeting, held by approximately 32,130 holders of record. Each share of ARCT IV common stock is entitled to one vote on each proposal presented at ARCT IV’s special meeting.

x

Q:	What constitutes a quorum?
A:	ARCP’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum.

ARCT IV’s charter and bylaws provide that the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders.

Shares that are voted and shares abstaining from voting are treated as being present at each of the ARCP special meeting and the ARCT IV special meeting, as applicable, for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals at ARCP’s special meeting and ARCT IV’s special meeting?
A:	Approval of the proposal of ARCP to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on such proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of ARCP common stock entitled to vote on such proposal. Approval of the proposal of ARCP to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock pursuant to the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Approval of the proposal of ARCT IV to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT IV common stock entitled to vote on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Your vote is important. We encourage you to authorize your proxy as promptly as possible.

Q:	If my shares of ARCP common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of ARCP common stock for me? What happens if I do not vote for a proposal?
A:	Unless you instruct your broker or other nominee how to vote your shares of ARCP common stock held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of ARCP common stock held in street name by returning a proxy card directly to ARCP or by voting in person at ARCP’s special meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are an ARCP stockholder, abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have no effect on the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement. Broker non-votes will also have no effect on such proposal as long as a quorum is present at the meeting.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed merger?
A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and the completion of the merger is conditioned on the receipt by each of ARCT IV and ARCP of an opinion from its outside counsel to the effect that the merger will qualify as a reorganization. If the merger qualifies as a reorganization,

ARCT IV stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of solely ARCP common stock in exchange for ARCT IV common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of ARCP common stock. ARCT IV stockholders should generally recognize gain or loss if they exchange their shares of ARCT IV common stock solely for cash in the merger. Generally, ARCT IV stockholders will recognize gain, but not loss, if they exchange their shares of ARCT IV common stock for a combination of ARCP common stock and cash, but their taxable gain in that case will not exceed the cash they receive in the merger. ARCT IV stockholders should read the discussion under the heading “Material U.S. Federal Income Tax Consequences” beginning on page 125 of this joint proxy statement/prospectus and consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of any other federal, state, local and non-U.S. tax laws.
Q:	Where will my shares of ARCP common stock be publicly traded?
A:	Shares of ARCP’s common stock are currently traded on the NASDAQ under the symbol “ARCP.” ARCP will apply to have the new shares of ARCP common stock also listed on the NASDAQ upon the consummation of the merger. We anticipate that upon the consummation of the merger, the shares of ARCP common stock issued in the merger will trade on the NASDAQ under the symbol “ARCP.”
Q:	Are ARCT IV stockholders entitled to appraisal rights?
A:	No. ARCT IV stockholders are not entitled to exercise the right of objecting stockholders under the Maryland General Corporation Law, which we refer to as the MGCL, to receive fair value of their shares because, as permitted by the MGCL, ARCT IV’s charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the ARCT IV Board, upon the affirmative vote of a majority of the board, shall determine that such rights apply. The ARCT IV Board has made no such determination.
Q:	Will stockholders of ARCP or ARCT IV be asked to vote on any matters not relating to the merger?
A:	ARCP stockholders will be asked to vote on two proposals unrelated to the merger. First, ARCP will be asked to consider a proposal to approve the amendment of the articles supplementary for ARCP’s Series C Convertible Preferred Stock, subject to the approval of the holders of Series C Convertible Preferred Stock, to provide an exception to the limit on the aggregate amount of shares of ARCP common stock that may be issued to the holders of such preferred shares upon conversion thereof if ARCP’s common stockholders approve such issuance. Second, ARCP stockholders will be asked to consider a proposal to approve the issuance of ARCP common stock upon the conversion of shares of Series C Convertible Preferred Stock in excess of the 19.9% Cap (as defined in “Proposals Submitted to ARCP Stockholders — Series C Convertible Preferred Stock Share Issuance Proposal”). We refer to these two proposals as the “19.9% Cap Proposals.” For more information, see “Proposals Submitted to ARCP Stockholders.”
Q:	How does the ARCP Board recommend that ARCP stockholders vote?
A:	The ARCP Board has unanimously (with Nicholas S. Schorsch, Edward M. Weil, Jr. and William M. Kahane abstaining) (i) determined that the merger agreement and the merger, including the issuance of ARCP common stock in connection with the merger, are advisable and in the best interests of ARCP and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; (iii) approved the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement; (iv) approved the amendment to the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock; and (v) approved the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., a director and officer of ARCP and ARCT IV, each abstained from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement. William M. Kahane, a director of ARCP and founder and managing member of ARC, the sponsor of each of ARCP and ARCT IV, also abstained from the vote.

The ARCP Board unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) recommends that ARCP stockholders vote FOR the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, FOR the proposal to approve the amendment to the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, FOR the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. For a more complete description of the recommendation of ARCP Board, see “The Merger — Recommendation of the ARCP Board and Its Reasons for the Merger” beginning on page 88.

Q:	How does the ARCT IV Board recommend that ARCT IV stockholders vote?
A:	The ARCT IV Board has unanimously (with Messrs. Schorsch and Weil abstaining) (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT IV and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., a director and officer of ARCT IV and ARCP, abstained from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The ARCT IV Board unanimously (with Messrs. Schorsch and Weil abstaining) recommends that ARCT IV stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a more complete description of the recommendation of the ARCT IV Board, see “The Merger — Recommendation of the ARCT IV Board and Its Reasons for the Merger” beginning on page 91.

Q:	Do any of ARCP’s executive officers or directors have interests in the merger that may differ from those of ARCP stockholders?
A:	Some of ARCP’s directors and its executive officers have interests in the merger that are different from, or in addition to, their interests as ARCP stockholders. The independent members of the ARCP Board (the ARCP Board excluding Messrs. Schorsch, Weil and Kahane), which we refer to as the ARCP independent directors, were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that ARCP stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a description of these interests, refer to the section entitled “The Merger — Interests of ARCP’s Directors and Executive Officers in the Merger” beginning on page 115.
Q:	Do any of ARCT IV’s executive officers or directors have interests in the merger that may differ from those of ARCT IV stockholders?
A:	Some of ARCT IV’s directors and its executive officers have interests in the merger that are different from, or in addition to, their interests as ARCT IV stockholders. The independent members of the ARCT IV Board (the ARCT IV Board excluding Messrs. Schorsch and Weil), which we refer to as the ARCT IV independent directors, were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that ARCT IV stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a description of these interests, refer to the section entitled “The Merger — Interests of ARCT IV’s Directors and Executive Officers in the Merger” beginning on page 117.

Q:	How will ARCP stockholders be affected by the merger and share issuance?
A:	After the consummation of the merger, each ARCP stockholder will continue to own the shares of ARCP common stock that the stockholder held immediately prior to the merger. As a result of the merger, each ARCP stockholder will own shares in a significantly larger company with more assets. However, because ARCP will be issuing new shares of ARCP common stock to ARCT IV stockholders in the merger, each outstanding share of ARCP common stock immediately prior to the merger will represent a significantly smaller percentage of the aggregate number of shares of ARCP common stock outstanding after the consummation of the merger.
Q:	What do I need to do now?
A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by authorizing your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of ARCP common stock or ARCT IV common stock will be represented and voted at ARCP’s special meeting or ARCT IV’s special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you authorize a proxy will in no way limit your right to vote at ARCP’s special meeting or ARCT IV’s special meeting if you later decide to attend the meeting in person. However, if your shares of ARCP common stock or ARCT IV common stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at ARCP’s special meeting or ARCT IV’s special meeting.

Q:	How will my proxy be voted?
A:	All shares of ARCP common stock entitled to vote and represented by properly completed proxies received prior to ARCP’s special meeting, and not revoked, will be voted at ARCP’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of ARCP common stock should be voted on a matter, the shares of ARCP common stock represented by your proxy will be voted as the ARCP Board (with Messrs. Schorsch, Weil and Kahane abstaining) recommends and therefore FOR the approval of the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, FOR the approval of the amendment to the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, FOR the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. If you do not provide voting instructions to your broker or other nominee, your shares of ARCP common stock will NOT be voted at the meeting and will be considered broker non-votes.

All shares of ARCT IV common stock entitled to vote and represented by properly completed proxies received prior to ARCT IV’s special meeting, and not revoked, will be voted at ARCT IV’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of ARCT IV common stock should be voted on a matter, the shares of ARCT IV common stock represented by your properly executed proxy will be voted as the ARCT IV Board (with Messrs. Schorsch and Weil abstaining) recommends and therefore FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?
A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at ARCP’s special meeting or ARCT IV’s special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:
•	by sending a written notice to the Secretary of ARCP or the Secretary of ARCT IV, as applicable, at the address set forth below, in time to be received before ARCP’s special meeting or ARCT IV’s special meeting, as applicable, stating that you would like to revoke your proxy;
•	by completing, signing and dating another proxy card and returning it by mail in time to be received before ARCP’s special meeting or ARCT IV’s special meeting, as applicable, or by authorizing a later dated proxy by the Internet or telephone in which case your later-authorized proxy will be recorded and your earlier proxy revoked; or
•	by attending the ARCP special meeting or the ARCT IV special meeting, as applicable, and voting in person. Simply attending ARCP’s special meeting or ARCT IV’s special meeting without voting will not revoke your proxy or change your vote.

If your shares of ARCP common stock or ARCT IV common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for ARCP’s special meeting or ARCT IV’s special meeting?
A:	You may receive more than one set of voting materials for ARCP’s special meeting or ARCT IV’s special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of ARCP common stock or ARCT IV common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of ARCP common stock or ARCT IV common stock. If you are a holder of record and your shares of ARCP common stock or ARCT IV common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please authorize your proxy by telephone or over the Internet.
Q:	What happens if I am a stockholder of both ARCP and ARCT IV?
A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by authorizing a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:	Who can answer my questions?
A:	If you have any questions about the merger or how to authorize your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are an ARCP stockholder: American Realty Capital Properties, Inc. Attention: Secretary 405 Park Avenue, 15th Floor New York, New York 10022 (212) 415-6500 www.arcpreit.com	If you are an ARCT IV stockholder: American Realty Capital Trust IV, Inc. Attention: Secretary 405 Park Avenue, 15th Floor New York, New York 10022 (212) 415-6500 www.arct-4.com
or
American National Stock Transfer 405 Park Avenue, Concourse Level New York, New York 10022 Phone: (212) 415-6500 Facsimile: (646)-861-7793

You can also contact the proxy solicitors hired by each of ARCP and ARCT IV as follows:

Boston Financial Data Services, Inc. 30 Dan Road Canton, Massachusetts 02021 For Questions, ARCP Stockholders May Call: (855) 800-9421 For Questions, Brokers and Banks May Also Call: (855) 800-9421	American National Stock Transfer, LLC 405 Park Avenue, Concourse Level New York, New York 10022 For Questions, ARCT IV Stockholders May Call: (877) 373-2522

To Vote Toll Free, both ARCP and ARCT IV Stockholders May Call: (866) 977-7699

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated thereby, ARCP and ARCT IV encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. Unless stated otherwise, information presented in this joint proxy statement/prospectus does not assume the consummation of ARCP’s pending merger with CapLease, Inc. ARCP and ARCT IV encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about ARCP and ARCT IV that has been filed with the Securities and Exchange Commission, which we refer to as the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.”

The Companies

American Realty Capital Properties, Inc.

ARCP is a Maryland corporation incorporated in December 2010 that qualifies as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ended December 31, 2011. In July 2011, ARCP commenced an initial public offering on a “reasonable best efforts” basis, which closed on September 6, 2011. ARCP common stock began trading on The NASDAQ Capital Market under the symbol “ARCP” on September 7, 2011. On February 28, 2013, ARCP common stock was transferred to The NASDAQ Global Select Market.

ARCP acquires, owns and operates single-tenant, freestanding commercial real estate properties. ARCP has acquired properties with a combination of long-term and medium-term leases and intends to continue to acquire properties with approximately 70% long-term leases and 30% medium-term leases, with an average remaining lease term of 10 to 12 years. ARCP considers properties that are leased on a “medium-term” basis to mean properties originally leased long-term (ten years or longer) that currently have a primary remaining lease duration of generally three to eight years, on average. ARCP expects this investment strategy to develop growth potential from below market leases. Additionally, ARCP owns a portfolio that uniquely combines a portfolio of properties with stable income from high credit quality tenants, with properties that have substantial growth opportunities.

Substantially all of ARCP’s business is conducted through its operating partnership, the ARCP OP, of which ARCP is the sole general partner.

As of June 30, 2013, (excluding one vacant property classified as held for sale) ARCP owned 1,181 properties consisting of 19.4 million square feet, 100% leased with a weighted average remaining lease term of 9.9 years. In constructing its portfolio, ARCP is committed to diversification (industry, tenant and geography). As of June 30, 2013, rental revenues derived from investment grade tenants and tenants affiliated with investment grade entities as determined by a major rating agency approximated 69% (the rating of each parent company has been attributed to its wholly owned subsidiary for purposes of this disclosure). ARCP’s strategy encompasses receiving the majority of its revenue from investment grade tenants as ARCP further acquires properties and enters into (or assumes) medium-term lease and long-term lease arrangements.

In connection with the merger, the ARCT IV Advisor will sell to the ARCP OP certain furniture, fixtures, equipment and other assets used by the ARCT IV Advisor in connection with managing the property level business and operations of ARCT IV and the ARCT IV OP, as described under “Related Agreements” on page 4.

ARCP’s principal executive offices are located at 405 Park Avenue, 15th Floor, New York, New York 10022, and its telephone number is (212) 415-6500.

Merger Sub is a Delaware limited liability company and a direct wholly owned subsidiary of ARCP that was formed for the purpose of entering into the merger agreement.

Additional information about ARCP and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” on page 181.

American Realty Capital Trust IV, Inc.

ARCT IV is a Maryland corporation incorporated in February 2012 that qualifies as a REIT for U.S. federal income tax proposes commencing with its initial taxable year ended December 31, 2012. ARCT IV is a non-traded REIT. ARCT IV was formed to acquire a diversified portfolio of commercial real estate, which consists primarily of freestanding single tenant properties net leased to investment grade and other credit worthy tenants. In June 2012, ARCT IV commenced an initial public offering on a “reasonable best efforts” basis to sell up to 60.0 million shares of common stock, excluding 10.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $25.00 per share, subject to certain volume and other discounts, which we refer to as the ARCT IV IPO. In September 2012, ARCT IV commenced real estate operations. As of July 2, 2013, ARCT IV had issued 70,219,528 million shares of ARCT IV common stock in connection with the ARCT IV IPO and had issued 885,216 million shares of ARCT IV common stock under its distribution reinvestment plan. As of July 2, 2013, ARCT IV had 71,112,745 shares of common stock outstanding, including unvested restricted shares and shares issued pursuant to ARCT IV’s distribution reinvestment plan.

Substantially all of ARCT IV’s business is conducted through the ARCT IV OP, of which ARCT IV is the sole general partner.

As of June 30, 2013, ARCT IV owned 585 properties comprised of 6.6 million square feet, which were 100% leased with a weighted average remaining lease term of 11.7 years. In constructing the portfolio, ARCT IV has been committed to diversification by industry, tenant and geography.

ARCT IV’s principal executive offices are located at 405 Park Avenue, 15th Floor, New York, New York 10022, and its telephone number is (212) 415-6500.

ARCT IV and ARCP each were sponsored directly by ARC. The ARCT IV Advisor is a Delaware limited liability company indirectly wholly owned by ARC. ARC Properties Advisors, LLC, which we refer to as the ARCP Manager, is a Delaware limited liability company wholly owned by ARC and is ARCP’s external manager. ARC and its affiliates, including the ARCT IV Advisor and ARCP Manager, provide investment, management and advisory services, as well as certain acquisition and debt capital services to ARCT IV and ARCP, as applicable. ARCT IV and ARCP pay management fees and certain other fees to, and reimburse certain expenses of, the ARCT IV Advisor and ARCP Manager, respectively. Affiliates of ARC also provide similar services for American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., ARC Realty Financial Trust, Inc., American Realty Capital Global Trust, Inc., American Realty Capital Healthcare Trust II, Inc. and American Realty Capital Trust V, Inc. Certain of these ARC-sponsored REITs have investment strategies substantially similar to those of ARCT IV, ARCP and the combined company.

The Combined Company

ARCT IV’s and ARCP’s properties consist primarily of freestanding single-tenant commercial properties net leased to investment grade (as determined by major credit rating agencies) and other creditworthy tenants that are diversified by tenant, industry and geography. Both ARCP’s and ARCT IV’s portfolios of real estate investment properties (excluding one vacant property held by ARCP) were 100% leased as of June 30, 2013. ARCT IV’s portfolio focuses on entering into (or assuming) long-term lease arrangements and targets assets at or below replacement cost, while ARCP focuses on entering into (or assuming) both medium-term leases and long-term leases and purchasing properties both at or below replacement cost and properties with vintage in-place rents at valuations significantly below replacement cost. As of June 30, 2013, ARCT IV owned 585 properties consisting of 6.6 million square feet, which were 100% leased with a weighted average remaining lease term of 11.7 years. As of June 30, 2013, rental revenues derived by ARCT IV from investment grade tenants and tenants affiliated with investment grade entities as determined by a major rating agency approximated 40% (the rating of each parent company has been attributed to its wholly owned subsidiary for purposes of this disclosure). As of June 30, 2013, excluding one vacant property classified as held for sale, ARCP owned 1,181 properties consisting of 19.4 million square feet, which were 100% leased with a weighted average remaining lease term of 9.9 years. As of June 30, 2013, rental revenues derived by ARCP from investment grade tenants and tenants affiliated with investment grade entities as determined by a major rating agency approximated 69% (the rating of each parent company has been attributed to its wholly owned subsidiary for purposes of this disclosure). The surviving entity in the merger will own a larger and more diversified portfolio that uniquely combines ARCT IV’s portfolio of properties with stable income from high credit quality tenants, with ARCP’s portfolio, which has properties with stable income from high credit quality tenants and properties with substantial growth opportunities. The long-term business plan for the combined company contemplates the combined portfolio consisting of approximately 70% long-term leases and 30% medium-term leases, with an average remaining lease term of 10 to 12 years. The combined portfolio is additionally expected to develop growth potential from below market leases.

The Merger, the Partnership Merger and the Merger Agreement

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, ARCT IV will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly owned subsidiary of ARCP, which we refer to as the merger. In addition, the merger agreement provides for the merger of the ARCT IV OP with and into the ARCP OP with the ARCP OP being the surviving entity, which we refer to as the partnership merger. Unless the context suggests otherwise, “mergers” refers to the merger of ARCP and ARCT IV and the partnership merger.

In the merger, each share of ARCT IV common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive per share, at the election of each such stockholder, either (i) $30.00 in cash or (ii) at the election of ARCP, either (A) a number of shares of ARCP common stock equal to the Exchange Ratio, or (B) only if the Market Price is less than $14.94, and subject to the requirement that the merger qualify as a tax-free reorganization for federal income tax purposes, 2.05 shares of ARCP’s common stock and an amount in cash equal to the product obtained by multiplying the excess of the Exchange Ratio over 2.05 by the Market Price. In no event will cash consideration be paid with respect to more than 25% of the shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger. If the aggregate elections for payment in cash exceed 25% of the number of shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger, then the amount of the cash consideration paid will be reduced on a pro rata basis with the remaining consideration paid in ARCP common stock. Cash will be paid in lieu of any fractional shares. When referring to “Exchange Ratio,” we mean (1) if the Market Price is equal to or greater than $14.94, then 2.05, and (2) if the Market Price is less than $14.94, then the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by the Market Price.

In connection with the partnership merger, each outstanding unit of equity ownership of the ARCT IV OP, which we refer to as ARCT IV OP Units, will be converted into the right to receive a number of units of equity ownership in the ARCP OP, which we refer to as ARCP OP Units, equal to the Exchange Ratio. See “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 147.

Based on the closing price of ARCP common stock on July 17, 2013 of $15.26, and assuming 25% of the merger consideration is paid in cash and 75% of the merger consideration is paid in ARCP common stock, the aggregate value of the merger consideration to be received by ARCT IV stockholders is expected to be approximately $2.2 billion, based on the number of shares of outstanding ARCT IV common stock on July 2, 2013. The market value of the merger consideration ultimately received by ARCT IV stockholders will depend on the closing price of ARCP common stock on the day that the merger is consummated. See “Risk Factors — Risk Factors Relating to the Merger” beginning on page 23.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. ARCP and ARCT IV encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger.

Election Procedures

A holder of ARCT IV common stock may indicate such holder’s election between receiving shares of ARCP common stock and cash by indicating such election on the form of election, which will be mailed to each holder of ARCT IV common stock as of July 2, 2013 as well as stockholders who purchase shares of ARCT IV common stock subsequent to such date and prior to the election deadline described below. Such form of election will allow an ARCT IV stockholder to elect the number of shares of ARCT IV common stock in respect of which such ARCT IV stockholder elects to receive ARCP common stock and the number of shares of ARCT IV common stock in respect of which such ARCT IV stockholder elects to receive cash, subject to proration adjustment in accordance with the merger agreement. In order to make a proper election, an ARCT IV stockholder must complete the form of election and return it, along with any additional documents specified in the form of election, to the exchange agent by the election deadline.

Related Agreements

Concurrently with the execution of the merger agreement on July 1, 2013, ARCP, in its capacity as the general partner of the ARCP OP, entered into an Asset Purchase and Sale Agreement, which we refer to as the Asset Purchase Agreement, with the ARCT IV Advisor. Pursuant to the Asset Purchase Agreement, concurrently with the closing of the mergers, the ARCT IV Advisor will sell to the ARCP OP certain furniture, fixtures, equipment and other assets used by the ARCT IV Advisor in connection with managing the property-level business and operations of ARCT IV and the ARCT IV OP, at the cost of such assets, for an aggregate purchase price of $5.8 million, which includes reimbursement of certain costs and expenses incurred by the ARCT IV Advisor.

In connection with the execution of the merger agreement on July 1, 2013, ARCT IV entered into a side letter agreement, which we refer to as the ARCT IV side letter, with the ARCT IV OP, the ARCT IV Advisor, the ARCT IV Special Limited Partner, American Realty Capital Properties IV, LLC, or the ARCT IV Property Manager, ARCP, the ARCP OP and Merger Sub. In the ARCT IV side letter, the parties agreed or acknowledged, as applicable, the following with respect to the ARCT IV Advisory Agreement, the ARCT IV OP Agreement, and the Property Management and Leasing Agreement, dated as of June 8, 2012, by and among ARCT IV, the ARCT IV OP and the ARCT IV Property Manager, which we refer to as the ARCT IV Property Management Agreement:

•	The ARCT IV Advisor agreed to waive its right to receive a portion of its “Real Estate Commission” (as defined in the ARCT IV Advisory Agreement) in connection with the mergers and receive a reduced Real Estate Commission equal to $8.4 million.
•	ARCT IV, the ARCT IV OP and the ARCT IV Special Limited Partner acknowledged and agreed that the mergers constitute an “Investment Liquidity Event” (as defined in the ARCT IV OP Agreement), upon which the ARCT IV Special Limited Partner’s right to receive certain subordinated distributions of net sales proceeds is accelerated and the ARCT IV Special Limited Partner elected to contribute its interest in the ARCT IV OP to the ARCT IV OP in exchange for ARCT IV OP Units.
•	ARCT IV, the ARCT IV OP and the ARCT IV Advisor acknowledged and agreed that, provided certain hurdles are met at or prior to the closing date of the mergers, which is expected, at such time the subordinated participation in the ARCT IV OP held by the ARCT IV Advisor in the form of Class B Units, which we refer to as ARCT IV Class B Units, will no longer be subject to forfeiture. Pursuant to the ARCT IV OP Agreement, ARCT IV Class B Units no longer subject to forfeiture are convertible automatically into ARCT IV OP Units at such time as the ARCT IV Advisor’s capital account with respect to a ARCT IV Class B Unit is equal to the average capital account balance attributable to an outstanding ARCT IV OP Unit (as determined on a unit-by-unit basis). The ARCT IV Advisor elected, and ARCT IV and the ARCT IV OP acknowledged and agreed to allow the ARCT IV Advisor, to take such action as is allowed under the ARCT IV OP Agreement to cause an adjustment to the ARCT IV Advisor’s capital account with respect to its Class B Units and allow it to convert the maximum number of ARCT IV Class B Units into ARCT IV OP Units in connection with the consummation of the mergers.
•	Upon consummation of the mergers, each outstanding ARCT IV OP Unit will be converted automatically into a number of ARCP OP Units equal to the Exchange Ratio and each unconverted ARCT IV Class B Unit will be converted automatically into a number of Class B Units in the ARCP OP equal to the Exchange Ratio. The ARCT IV Advisor has agreed that such ARCP OP Units it receives are subject to a minimum two-year holding period prior to being exchangeable into ARCP common stock. The parties have agreed that such ARCP OP Units may be exchanged or converted for ARCP common stock or cash upon consummation of the mergers, or, if not exchanged or conveited at that time, the ARCT IV Special Limited Partner shall have the option to cause ARCP to acquire such ARCP OP Units for cash at any time during a 24 month period commencing on the date immediately after the date that is the two year anniversary of the date on which the ARCT IV Special Limited Partner was issued its interest in the ARCP OP (including the period it held its interest in the ARCT IV OP) for an amount equal to the “cash amount” (as defined in the ARCP OP Agreement) per ARCP OP Unit.
•	The parties agreed that the ARCT IV Advisory Agreement will be extended for a 60 day period following the closing date of the mergers.
•	The parties agreed that the ARCT IV Property Management Agreement will be extended for a 60 day period following the closing date of the mergers.

The preceding summary of the ARCT IV side letter is subject to, and qualified in its entirety by reference to, the full text of the side letter included as Exhibit 10.1 to this registration statement.

Recommendation of the ARCP Board

The ARCP Board has unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) (i) determined that the merger agreement and the merger, including the issuance of ARCP common stock in connection with the merger, are advisable and in the best interests of ARCP and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; (iii) approved the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, (iv) approved the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, and (v) approved the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., a director and officer of ARCT IV and ARCP, each abstained from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement. William M. Kahane, a director of ARCP and founder and managing member of ARC, the sponsor of each of ARCP and ARCT IV, also abstained from the vote.

The ARCP Board unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) recommends that ARCP stockholders vote FOR the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, FOR the approval of the amendment to the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, FOR the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap.

Recommendation of the ARCT IV Board

The ARCT IV Board has unanimously (with Messrs. Schorsch and Weil abstaining) (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT IV and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., a director and officer of ARCT IV and ARCP, each abstained from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The ARCT IV Board unanimously (with Messrs. Schorsch and Weil abstaining) recommends that ARCT IV stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Summary of Risk Factors Related to the Merger

You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions are described under the caption “Risk Factors — Risk Factors Relating to the Merger” beginning on page 23.

•	Unless the market price of ARCP common stock is less than $14.94, the exchange ratio is fixed and will not be adjusted in the event of any change in either ARCP’s or ARCT IV’s stock price; if the Market Price of ARCP common stock is less than $14.94, ARCP would be required to pay additional cash consideration or issue additional shares.
•	The merger and related transactions are subject to approval by stockholders of both ARCP and ARCT IV.
•	ARCP and ARCT IV stockholders will be diluted by the merger. Following the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, assuming 75% of the merger consideration is paid in the form of shares of ARCP common stock, ARCP stockholders and the former ARCT IV stockholders are expected to hold approximately 63% and 37%, respectively, of the combined company’s common stock outstanding immediately after the merger.
•	If the merger does not occur, one of the companies may incur payment obligations to the other.
•	Failure to complete the merger could negatively impact the stock price of ARCP and the future business and financial results of both ARCP and ARCT IV.
•	The pendency of the merger could adversely affect the business and operations of ARCP and ARCT IV.
•	Some of the directors and executive officers of ARCT IV have interests in seeing the merger completed that are different from, or in addition to, those of the other ARCT IV stockholders.
•	Some of the directors and executive officers of ARCP have interests in seeing the merger completed that are different from, or in addition to, those of the other ARCP stockholders.
•	The merger agreement contains provisions that grant the ARCT IV Board a general ability to terminate the merger agreement based on the exercise of the directors’ duties.
•	If the merger is not consummated by December 31, 2013 (unless extended by either party), either ARCP or ARCT IV may terminate the merger agreement.

Stockholders Entitled to Vote; Vote Required

ARCP

ARCP stockholders who owned shares of ARCP common stock at the close of business on July 15, 2013, which is referred to as ARCP’s record date, are entitled to notice of, and to vote at, ARCP’s special meeting. On ARCP’s record date, there were 185,193,886 shares of ARCP common stock outstanding and entitled to vote at ARCP’s special meeting, held by approximately 1,913 holders of record. Each share of ARCP common stock is entitled to one vote on each proposal to be voted on at ARCP’s special meeting.

At ARCP’s special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at ARCP’s special meeting.

Approval of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of ARCP common stock entitled to vote on the proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap requires the affirmative vote of a majority of the votes cast on such proposal.

See page 67 for a description of the effect of abstentions and broker non-votes with respect to the above proposals.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible. If you do not indicate how your shares of ARCP common stock should be voted on a matter, the shares of ARCP common stock represented by your properly executed proxy will be voted as the ARCP Board (with Messrs. Schorsch, Weil and Kahane abstaining) recommends and therefore FOR the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, FOR the approval of the amendment to the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, FOR the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. If you do not provide voting instructions to your broker or other nominee, your shares of ARCP common stock will NOT be voted at the meeting and will be considered broker non-votes.

ARCT IV

ARCT IV stockholders who owned shares of ARCT IV common stock at the close of business on July 2, 2013, which is referred to as ARCT IV’s record date, are entitled to notice of, and to vote at, ARCT IV’s special meeting except for those not entitled to vote on the merger pursuant to ARCT IV’s charter. On ARCT IV’s record date, there were 71,095,856 shares of ARCT IV common stock outstanding and entitled to vote at ARCT IV’s special meeting, held by approximately 32,130 holders of record. ARCT IV’s charter provides that, with respect to shares of ARCT IV common stock owned by the ARCT IV Advisor, any director of ARCT IV or any of their respective affiliates, neither the ARCT IV Advisor, the directors of ARCT IV nor their affiliates may vote on matters submitted to the ARCT IV stockholders regarding any transaction between ARCT IV and any of them.

At ARCT IV’s special meeting, the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at ARCT IV’s special meeting.

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT IV common stock entitled to vote on such proposal. The approval of the proposal to adjourn ARCT IV’s special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

See page 67 for a description of the effect of abstentions with respect to the above proposals.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible. If you do not indicate how your shares of ARCT IV common stock should be voted on a matter, the shares of ARCT IV common stock represented by your properly executed proxy will be voted as the ARCT IV Board (with Messrs. Schorsch and Weil abstaining) recommends and therefore FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker or other nominee, your shares of ARCT IV common stock will NOT be voted at the meeting and will be considered broker non-votes.

Opinion of ARCP’s Financial Advisor

In connection with the merger, on July 1, 2013, Citigroup Global Markets Inc., which we refer to as Citigroup, rendered to the ARCP Board an oral opinion, which was confirmed by delivery of a written opinion dated July 1, 2013, to the effect that, as of that date and based on and subject to the factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the merger consideration to be paid by ARCP in the merger was fair, from a financial point of view, to ARCP.

The full text of Citigroup’s written opinion, dated July 1, 2013, which describes the assumptions made, qualifications made, procedures followed, factors considered and limitations on the review undertaken by Citigroup in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety.

Citigroup’s opinion was provided to the ARCP Board in connection with its evaluation of the merger consideration, from a financial point of view, to ARCP, and does not address any other aspects or implications of the merger and the other transactions contemplated by the merger agreement, the underlying business decision of ARCP to effect the merger and the other transactions contemplated by the merger agreement, the relative merits of the merger and the other transactions contemplated by the merger agreement as compared to any alternative business strategies that might exist for ARCP or the effect of any other transaction in which ARCP or ARCT IV might engage. Citigroup’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger and the other transactions contemplated by the merger agreement. Under the terms of Citigroup’s engagement, ARCP has agreed to pay Citigroup a fee for its financial advisory services in connection with the merger, a significant portion of which is contingent upon completion of the merger.

See “The Merger — Opinion of ARCP’s Financial Advisor” beginning on page 105.

Opinion of ARCT IV’s Financial Advisor

In connection with the transaction, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, ARCT IV’s financial advisor, delivered to the ARCT IV Board a written opinion, dated July 1, 2013, as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of ARCT IV common stock (other than ARCP and its affiliates). The full text of the written opinion, dated July 1, 2013, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the ARCT IV Board for the benefit and use of the ARCT IV Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the transaction and no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to ARCT IV or in which ARCT IV might engage or as to the underlying business decision of ARCT IV to proceed with or effect the transaction. BofA Merrill Lynch’s opinion does not address any other aspect of the transaction and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed mergers or any related matter.

See “The Merger — Opinion of ARCT IV’s Financial Advisor” beginning on page 105.

Treatment of Restricted Stock

Treatment of Restricted Stock.  Pursuant to and as further described in the merger agreement, each share of ARCT IV restricted stock outstanding as of immediately prior to the effective time of the merger will become fully-vested and will convert into the right to receive the merger consideration.

See “The Merger Agreement — Consideration to be Received in the Merger — Merger Consideration” beginning on page 149.

Share Ownership of Directors and Executive Officers of ARCP

At the close of business on July 15, 2013, the directors and executive officers of ARCP and their affiliates held and were entitled to vote 2,098,470 shares of ARCP common stock (including shares held by ARC), collectively representing approximately 1% of the shares of ARCP common stock outstanding and entitled to vote on that date. The directors and executive officers of ARCP have each indicated that they expect to vote FOR the proposal to approve the issuance of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, FOR the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock and FOR the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap and FOR the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap.

Share Ownership of Directors and Executive Officers of ARCT IV

At the close of business on July 2, 2013, the directors and executive officers of ARCT IV and their affiliates held 16,889 shares of ARCT IV common stock (excluding certain shares that, according to ARCT IV’s charter, may not be voted in the merger), collectively representing less than 0.1% of the shares of ARCT IV common stock outstanding and entitled to vote on that date. On July 2, 2013, ARCT IV’s record date, there were 71,095,856 shares of ARCT IV common stock outstanding and entitled to vote at ARCT IV’s special meeting, held by approximately 32,130 holders of record.

Interests of ARCP’s Directors and Executive Officers in the Merger

In considering the recommendation of the ARCP Board (with Messrs. Schorsch, Weil and Kahane abstaining) to approve the merger and the other transactions contemplated by the merger agreement, ARCP stockholders should be aware that ARCP’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of ARCP stockholders generally. These interests include those discussed below.

In connection with the merger, on June 13, 2013, ARCP entered into a letter agreement, which we refer to as the ARCP Investment Banking Services Agreement, with Realty Capital Securities, LLC, which we refer to as RC Securities, pursuant to which the investment banking and capital markets division of RC Securities agreed to act as financial advisor to ARCP in connection with the merger. In connection with the ARCP Investment Banking Services Agreement and the services provided by RC Securities thereunder, ARCP will pay to RC Securities an amount equal to 0.25% of the sum of the total Transaction Value of the merger and such fee will be payable upon the consummation of the merger. When referring to the “Transaction Value,” we mean the sum of (i) the value of the merger consideration, (ii) the aggregate value of any debt, capital lease and preferred equity security obligations assumed, retired, cancelled or defeased in connection with the merger and (iii) the amount of any fees and expenses paid. ARCP will also reimburse RC Securities for reasonable out-of-pocket expenses arising in connection with the merger. See “The Merger — Interests of ARCP’s Directors and Executive Officers in the Merger — ARCP Investment Banking Services Agreement” on page 116.

In connection with the merger, on July 1, 2013, ARCP entered into a letter agreement, which we refer to as the ARCP letter agreement, with RCS Advisory Services, LLC, which we refer to as RCS Advisory Services, RC Securities, and ANST, to act as non-exclusive advisor and information agent, respectively, to ARCP in connection with the merger and the related proxy solicitation seeking approval of the merger by ARCP’s stockholders and to pay an aggregate amount of $640,000 in consideration for the services provided under the ARCP letter agreement and such fee will be payable upon the consummation of the merger;

provided that if the merger is not consummated, ARCP will be responsible for the payment of such fee. See “The Merger — Interests of ARCP’s Directors and Executive Officers in the Merger — ARCP Letter Agreement” on page 116.

On July 1, 2013, ARCP, in its capacity as the general partner of the ARCP OP, entered into the Asset Purchase Agreement with the ARCT IV Advisor. Pursuant to the Asset Purchase Agreement, concurrently with the consummation of the mergers, the ARCT IV Advisor will sell to the ARCP OP certain furniture, fixtures, equipment and other assets used by the ARCT IV Advisor in connection with managing the property-level business and operations of ARCT IV and the ARCT IV OP, at the cost of such assets, for an aggregate purchase price of $5.8 million, which includes reimbursement of certain costs and expenses incurred by the ARCT IV Advisor. See “The Merger — Interests of ARCP’s Directors and Executive Officers in the Merger — Asset Purchase and Sale Agreement” on page 115.

Interests of ARCT IV’s Directors and Executive Officers in the Merger

In considering the recommendation of the ARCT IV Board (with Messrs. Schorsch and Weil abstaining) to approve the merger and the other transactions contemplated by the merger agreement, ARCT IV stockholders should be aware that ARCT IV’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of ARCT IV stockholders generally. These interests include those discussed below.

On May 17, 2013, ARCT IV entered into a letter agreement, which we refer to as the ARCT IV Investment Banking Services Agreement, with RC Securities, pursuant to which the investment banking and capital markets division of RC Securities agreed to act as financial advisor to ARCT IV in connection with either (i) a possible sale transaction involving ARCT IV, (ii) the possible listing of ARCT IV’s securities and (iii) a possible acquisition involving ARCT IV, which we refer to collectively as ARCT IV strategic alternatives. In connection with the ARCT IV Investment Banking Services Agreement and the services provided by RC Securities thereunder, ARCT IV will pay RC Securities an amount equal to 0.25% of the Transaction Value (as defined in the ARCT IV Investment Banking Services Agreement) of a sale transaction or acquisition and such fee will be payable upon the consummation of such sale transaction or acquisition, provided that such amount shall not be less than $2,500,000 in the case of a sale transaction. When referring to the “Transaction Value,” we mean the sum of (i) the value of the merger consideration, (ii) the aggregate value of any debt, capital lease and preferred equity security obligations assumed, retired, cancelled or defeased in connection with the merger and (iii) the amount of any fees and expenses paid. ARCT IV will also reimburse RC Securities for reasonable out-of-pocket expenses arising in connection with the merger. See “The Merger — Interests of ARCT IV’s Directors and Executive Officers in the Merger — ARCT IV Investment Banking Services Agreement” on page 116.

In connection with the merger, on July 1, 2013, ARCT IV entered into a letter agreement, which we refer to as the ARCT IV letter agreement, with RCS Advisory Services, RC Securities, and ANST, to act as non-exclusive advisor and information agent, respectively, to ARCT IV in connection with the merger and the related proxy solicitation seeking approval of the merger by ARCT IV’s stockholders and to pay an aggregate amount of $750,000 in consideration for the services provided under the ARCT IV letter agreement and such fee will be payable upon the consummation of the merger; provided that if the merger is not consummated, ARCT IV will be responsible for the payment of such fee. See “The Merger — Interests of ARCT IV’s Directors and Executive Officers in the Merger — ARCT IV Letter Agreement” on page 117.

In connection with the merger, on July 1, 2013, ARCT IV and the ARCT IV OP entered into a certain legal services reimbursement agreement, which we refer to as the legal services reimbursement agreement, with ARC Advisory Services, LLC, which we refer to as ARC Advisory Services, and RCS Advisory Services, pursuant to which ARCT IV, on its own behalf and, as general partner of the ARCT IV OP, on behalf of the ARCT IV OP, reaffirmed the retention of ARC Advisory Services and RCS Advisory Services for the performance of legal support services in connection with the merger agreement rendered prior to the date of the legal services reimbursement agreement. ARCT IV and the ARCT IV OP will pay to ARC Advisory Services and as RCS Advisory Services an aggregate amount of $500,000 in consideration for the services provided under the legal services reimbursement agreement. See “The Merger — Interests of ARCT IV’s Directors and Executive Officers in the Merger — Legal Services Reimbursement Agreement” on page 117.

In connection with the merger, on July 1, 2013, ARCT IV and the ARCT IV OP entered into a certain transition services agreement, which we refer to as the transition services agreement, with ARC Advisory Services and RCS Advisory Services, pursuant to which each of ARC Advisory Services, RCS Advisory Services and ARCT IV, on its own behalf and, as general partner of the ARCT IV OP, on behalf of the ARCT IV OP, memorialized (i) RCS Advisory Services’ obligation to perform the following services: legal support related to the merger and ongoing legal support, marketing support and event coordination, and (ii) ARC Advisory Services’ obligation to perform the following services: accounting support, acquisition support, investor relations support, public relations support, human resources and administration, general human resources duties, payroll services, benefits services, insurance and risk management, information technology services, telecom and internet services and services relating to office supplies. The transition services agreement does not govern any legal support services rendered in connection with the merger agreement and its related transactions prior to the date of the signing of the merger agreement, which will be governed by the legal services reimbursement agreement. ARCT IV and the ARCT IV OP will pay to ARC Advisory Services and RCS Advisory Services an aggregate fee of $2.0 million in connection with providing the services contemplated by the transition services agreement. See “The Merger — Interests of ARCT IV’s Directors and Executive Officers in the Merger — Transition Services Agreement” on page 118.

Each of RC Securities, ARC Advisory Services and RCS Advisory Services is an entity under common control with ARC. Payments under the letter agreement, the Legal Services Reimbursement Agreement and the Transition Services Agreement represent gross income to the applicable affiliate of ARC, not net income distributable to the equity holders of such affiliate of ARC.

Interest of the ARCT IV Advisor in the Merger

As described under “Questions and Answers – What fees will the ARCT IV Advisor and its affiliates receive in connection with the merger?,” the ARCT IV Special Limited Partner, the direct owner of the ARCT IV Advisor, will be entitled to subordinated distributions from the ARCT IV OP equal to 15% of all distributions of net sales proceeds (as defined in the ARCT IV charter) after return to the ARCT IV stockholders and the ARCT IV OP’s limited partners of net sales proceeds equal to their capital contributions, plus distributions of net sales proceeds and operating income equal to a 6% cumulative, pre-tax, non-compounded return on their capital contributions. The amount of such subordinated distribution is estimated to be equal to approximately $65.2 million, assuming an implied price of ARCT IV common stock of $30.47 per share in the merger (which assumes that 75% of the merger consideration is ARCP common stock based on a per share price of $30.62 and 25% of the merger consideration is cash). The amount of such subordinated distributions of net sales proceeds is to be finalized based on the closing price of ARCP common stock on the day immediately prior to the closing of the merger, and will be payable in ARCT IV OP Units that will automatically convert into ARCP OP Units upon consummation of the mergers in accordance with the ARCT IV side letter. The parties have agreed that such ARCP OP Units may be exchanged or converted for ARCP common stock or cash upon consummation of the mergers, or, if not exchanged or conveited at that time, the ARCT IV Special Limited Partner shall have the option to cause ARCP to acquire such ARCP OP Units for cash at any time during a 24 month period commencing on the date immediately after the date that is the two year anniversary of the date on which the ARCT IV Special Limited Partner was issued its interest in the ARCP OP (including the period it held its interest in the ARCT IV OP) for an amount equal to the “cash amount” (as defined in the ARCP OP Agreement) per ARCP OP Unit. Pursuant to the ARCT IV side letter, the ARCT IV Advisor has agreed to waive a portion of the real estate commissions otherwise payable to the ARCT IV Advisor under the ARCT IV Advisory Agreement. Such real estate commissions could have been as much as $22.7 million (assuming the maximum fee of 2.0% of the sales price of the properties permitted under ARCT IV’s charter and provided for in the ARCT IV Advisory Agreement was payable). Pursuant to the ARCT IV side letter, the ARCT IV Advisor agreed to receive to a reduced real estate commission of $8.4 million.

Pursuant to the ARCT IV Advisory Agreement and the ARCT IV OP Agreement, the ARCT IV Advisor is entitled to receive ARCT IV Class B Units in connection with its asset management services. Subject to the approval of the ARCT IV Board, within 30 days of the end of each calendar quarter, the ARCT IV OP pays an asset management subordinated participation by issuing to the ARCT IV Advisor a number of ARCT IV Class B Units equal to (i) the product of the “cost of assets” as defined in the ARCT IV OP Agreement multiplied by 0.1875% divided by (ii) the value of one share of ARCT IV common stock. The ARCT IV Advisor will continue to be entitled to such ARCT IV Class B Units for the period prior to the consummation of the mergers.

See “The Merger — Recommendation of the ARCT IV Board and Its Reasons for the Merger” and “The Merger — Interests of ARCT IV’s Directors and Executive Officers in the Merger.”

Potential Conflicts

In addition to the conflicts discussed elsewhere in this joint proxy statement/prospectus, ARC and its affiliates, as the sponsor, directly or indirectly, of both ARCT IV and ARCP, have certain conflicts in connection with the merger. Such conflicts include the following:

•	Pursuant to the ARCT IV Side Letter, the ARCT IV Advisory Agreement and the ARCT IV Property Management Agreement will be extended for a 60 day period following the closing date of the merger. During such time, each of the ARCT IV Advisor and the ARCT IV Property Manager will continue to receive certain fees pursuant to such agreements. See “ — Related Agreements” beginning on page 4.
•	All of ARCT IV’s officers are officers of ARCP. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., an officer and director of ARCP and ARCT IV, each abstained from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement and the merger was unanimously approved by the ARCT IV independent directors. The ARCP Board following the merger will consist of directors who serve on the board of directors of certain other REITs and business development companies sponsored by ARC, including Business Development Corporation of America, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Global Trust, Inc., ARC Realty Financial Trust, Inc., American Realty Capital Healthcare Trust II, Inc. and American Realty Capital Trust V, Inc.
•	ARCT IV’s independent directors have served or currently serve as independent directors on the board of directors of certain other REITs and business development companies sponsored by ARC. William G. Stanley, who was appointed as the lead independent director of ARCT IV in January 2013, has served as an independent director of American Realty Capital New York Recovery REIT, Inc. since October 2009 and American Realty Capital — Retail Centers of America, Inc. since February 2011. Mr. Stanley also has served as an independent director of Business Development Corporation of America, Inc. since 2001 and American Realty Capital Trust, Inc. from January 2008 until American Realty Capital Trust, Inc. closed its merger with Realty Income Corporation in January 2013. Abby M. Wenzel was appointed as an independent director of ARCT IV in May 2012. Ms. Wenzel has also served as an independent director of American Realty Capital Global Trust, Inc. since March 2012. Elizabeth K. Tuppeny was appointed as an independent director of ARCT IV in May 2012. Ms. Tuppeny has served as an independent director of ARC Realty Financial Trust, Inc. and American Realty Capital Healthcare Trust II, Inc. since January 2013.
•	After the merger, ARC and its affiliates will continue to manage Business Development Corporation of America, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Global Trust, Inc., ARC Realty Financial Trust, Inc., American Realty Capital Healthcare Trust II, Inc. and American Realty Capital Trust V, Inc. Certain of these ARC-sponsored REITs have investment objectives substantially similar to those of the combined company and will receive fees for those services. Those entities may compete with the combined company for investment, tenant and financing opportunities.
•	Proskauer Rose LLP has acted as legal counsel to each of ARCT IV and ARCP since inception and also represents the ARCT IV Advisor and the ARCP Manager, as well as ARC, the ARC-sponsored REITs and their respective affiliates.

Listing of Shares of ARCP Common Stock

Approval of the listing on the NASDAQ of the shares of ARCP common stock to be issued to ARCT IV stockholders pursuant to the merger agreement, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger. ARCP has agreed to use its reasonable best efforts to cause the shares of ARCP common stock to be issued to ARCT IV stockholders pursuant to the merger agreement to be approved for listing on the NASDAQ prior to the effective time of the merger, subject to official notice of issuance. If the merger is completed, shares of ARCT IV common stock will be deregistered under the Exchange Act.

No Stockholder Appraisal Rights in the Merger

Neither ARCP stockholders nor ARCT IV stockholders are entitled to exercise appraisal rights in connection with the merger. See “No Appraisal Rights” beginning on page 167.

Conditions to Completion of the Merger

A number of conditions must be satisfied or waived, where legally permissible, before the merger can be consummated. These include, among others:

•	the approval by ARCP’s stockholders of the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement;
•	the approval by ARCT IV’s stockholders of the merger and the other transactions contemplated by the merger agreement;
•	the absence of injunction or law prohibiting the merger;
•	the effectiveness of this registration statement, of which this joint proxy statement/prospectus is a part;
•	the approval for listing on the NASDAQ of the shares of ARCP common stock to be issued to ARCT IV stockholders pursuant to the merger agreement, subject to official notice of issuance;
•	the accuracy of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards);
•	the absence of any material adverse effect being experienced by any party;
•	the receipt of a legal opinion from ARCP’s and ARCT IV’s respective legal counsel regarding such party’s qualification as a REIT;
•	the receipt by ARCP and ARCT IV, respectively, of an opinion from such party’s legal counsel to the effect that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code;
•	the receipt by ARCP of an affidavit of non-foreign status from ARCT IV that complies with the Treasury Regulations under Section 1445 of the Code and the use of commercially reasonable efforts by the ARCT IV OP and the ARCP OP to obtain similar affidavits from each of their partners;
•	the approval by ARCP’s board, effective at or prior to the effective time of the merger of an annual dividend at a rate of at least $0.94 per share of common stock of ARCP; and
•	the credit agreement, dated as of February 14, 2013, by and among the ARCP OP (as successor to American Realty Capital Operating Partnership III, L.P.), ARCP (as successor to American Realty Capital Trust III, Inc.) Wells Fargo Bank, National Association, RBS Citizens, N.A. and Regions Bank, Capital One, N.A. and JPMorgan Chase Bank, N.A. and the other lenders party thereto, shall be in full force and effect and no event has occurred that would constitute a violation, breach or default under such credit agreement.

Neither ARCP nor ARCT IV can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.

For more information regarding the conditions to the consummation of the merger and a complete list of such conditions, see “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 152.

Regulatory Approvals Required for the Merger

The merger may be subject to the regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities. Nevertheless, neither ARCP nor ARCT IV is aware of any regulatory approvals that are expected to prevent the consummation of the merger. See “The Merger —  Regulatory Approvals Required for the Merger” beginning on page 123.

No Solicitation and Change in Recommendation

Under the merger agreement, each of ARCT IV and the ARCT IV OP has agreed not to, and to cause their respective subsidiaries not to (and not authorize and use reasonable best efforts to cause its officers, directors, managers and other representatives not to), directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a competing acquisition proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any competing acquisition proposal or inquiry, (iii) approve or recommend a competing acquisition proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or any other similar agreement providing for or relating to a competing acquisition proposal, or (iv) propose or agree to do any of the foregoing.

However, prior to the approval of the merger and the other transactions contemplated by the merger agreement by ARCT IV stockholders, ARCT IV and the ARCT IV OP may, under certain specified circumstances, engage in discussions or negotiations with and provide non-public information regarding themselves to a third party making an unsolicited, bona fide written competing acquisition proposal. Under the merger agreement, ARCT IV and the ARCT IV OP are required to notify ARCP promptly if they receive any competing acquisition proposal or inquiry or any request for non-public information in connection with a competing acquisition proposal.

Before the approval of the merger and the other transactions contemplated by the merger agreement by ARCT IV stockholders, the ARCT IV Board may, under certain specified circumstances, withdraw its recommendation of the merger if the ARCT IV Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law.

For more information regarding the limitations on ARCT IV and its board of directors to consider other proposals, see “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by ARCT IV” beginning on page 156.”

Termination Payment: Break-up Fee and Expenses Reimbursement

ARCP and ARCT IV may mutually agree to terminate the merger agreement before completing the merger, even after approval of the ARCP stockholders or approval of ARCT IV stockholders.

In addition, either ARCP or ARCT IV (so long as it is not at fault) may decide to terminate the merger agreement if:

•	the merger is not consummated by December 31, 2013, provided that either party can extend this date by a period of no more than sixty (60) days;
•	there is a final, non-appealable order or injunction prohibiting the merger;
•	ARCT IV stockholders fail to approve the merger and the other transactions contemplated by the merger agreement; or
•	ARCP stockholders fail to approve the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger.

ARCT IV may also decide to terminate the merger agreement if.

•	ARCP, the ARCP OP or Merger Sub materially breaches the merger agreement and does not cure such breach within a specified period; or
•	ARCT IV or the ARCT IV OP enters into an alternative acquisition agreement with respect to a superior proposal, provided that ARCT IV concurrently pays the termination payment.

ARCP has reciprocal termination rights as ARCT IV as described above.

For more information regarding the rights of ARCP and ARCT IV to terminate the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 162.

Expenses

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, each of ARCT IV and ARCP may be obligated to pay the other party an amount equal to $5,000,000 in expense reimbursement in certain circumstances. Additionally, the merger agreement provides for the payment of a break-up fee by ARCT IV in the amount of $20,000,000 in certain circumstances.

For more information regarding the expense reimbursement, see “The Merger Agreement — Termination of the Merger Agreement — Termination Payment: Break-up Fee and Expenses Reimbursement” beginning on page 164.

Material U.S. Federal Income Tax Consequences of the Merger

It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the merger that ARCP and ARCT IV receive written opinions from their respective counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as such a reorganization, U.S. holders of ARCT IV common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their ARCT IV common stock for solely ARCP common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of ARCP common stock. ARCT IV stockholders generally should recognize gain or loss if they exchange their shares of ARCT IV common stock solely for cash in the merger. Generally, ARCT IV stockholders will recognize gain, but not loss, if they exchange their shares of ARCT IV common stock for a combination of ARCP common stock and cash, but their taxable gain in that case will not exceed the cash they receive in the merger.

For further discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 126.

Holders of ARCT IV common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any other federal, state, local or non-U.S. income and other tax laws) of the merger.

Accounting Treatment of the Merger

ARCT IV and ARCP are considered to be entities under common control in accordance with Generally Accepted Accounting Principles in the U.S., or U.S. GAAP. Both entities’ advisors are wholly owned subsidiary of the entities’ sponsor, ARC. The sponsor and its related parties have significant ownership interests in ARCP through the ownership of shares of common stock and other equity interests. In addition, the advisors of both companies are contractually eligible to charge significant fees for their services to both of the companies including asset management fees, fees for the arrangement of financing and incentive fees and other fees. Due to the significance of these fees, the advisors and ultimately the sponsor is determined to have a significant economic interest in both companies in addition to having the power to direct the activities of the companies through advisory agreement, which qualifies them as affiliated companies under common control in accordance with U.S. GAAP. The acquisition of an entity under common control is accounted for on the carryover basis of accounting whereby the assets and liabilities of the companies are recorded upon the merger on the same basis as they were carried by the companies on the merger date.

Comparison of Rights of ARCP Stockholders and ARCT IV Stockholders

At the effective time of the merger, ARCT IV stockholders who elected to receive shares of ARCP common stock as merger consideration will become stockholders of ARCP and, accordingly, their rights will be governed by ARCP’s charter and bylaws and the laws of the State of Maryland. ARCP’s charter and bylaws contain provisions that are different from ARCT IV’s charter and bylaws in a number of ways.

For a summary of certain differences between the rights of ARCP stockholders and ARCT IV stockholders, see “Comparison of Rights of ARCP Stockholders and ARCT IV Stockholders” beginning on page 168.

Recent Developments

During the first six months of 2013 and the full year 2012, ARCP acquired properties with an aggregate purchase price of approximately $1.1 billion and $1.6 billion, respectively. In addition to the transactions contemplated by the merger agreement, ARCP has entered into a separate merger agreement with CapLease, Inc., or CapLease, to acquire all of its outstanding stock for an aggregate purchase price of approximately $2.2 billion. With the CapLease acquisition, ARCP will add a total of 70 properties to its portfolio. The total purchase price for properties already acquired during 2013 and the properties that are under contract to be acquired, excluding the merger with ARCT IV, exceeds $3.0 billion. The total acquired properties for the first two quarters in 2013 consist of 528 single-tenant properties net leased, and all are of property types that ARCP already has in its portfolio. On an aggregate basis, no single tenant of the properties that ARCP has acquired during 2013 will account for more than 10% of ARCP’s assets as of December 31, 2012, which is the date of the last audited balance sheet.

Similarly, ARCT IV has acquired properties with an aggregate purchase price of approximately $1.1 billion during the first six months of 2013 and intends to acquire properties with an aggregate purchase price of approximately $1.1 billion during the remainder of 2013. These acquisitions consist of 689 single-tenant properties net leased to 184 different tenants, and all are in industries and of property types that ARCT IV already has in its portfolio.

The acquisitions that have not closed yet are subject to various customary conditions to closing, the failure of which could delay the closing of one or more of these proposed acquisitions or result in one or more of these proposed transactions not closing or closing on terms that are different from those currently contemplated. ARCP expects to fund any of these acquisitions that close in the future (including any ARCT IV acquisitions that close after the merger) with cash on hand, borrowings under its revolving credit facility or possible issuances of additional securities. ARCT IV is expected to fund any of its acquisitions that are to close before the merger closes with cash on hand or possible borrowings under its credit facility.

Selected Historical Financial Information of ARCP

Presented below is the selected consolidated financial data of ARCP as of and for the periods indicated. The selected historical consolidated financial data as of December 31, 2012 and 2011 and for the fiscal years ended December 31, 2012 and 2011 and for the period from December 2, 2010 (date of inception) to December 31, 2010 have been derived from ARCP’s historical audited consolidated financial statements, which were adjusted for discontinued operations, which are included in Appendix I to this joint proxy statement/prospectus.

The historical financial data as of March 31, 2013 and 2012 and for the three-month periods ended March 31, 2013 and 2012 were derived from ARCP’s historical unaudited condensed consolidated financial statements, which are included in Appendix I to this joint proxy statement/prospectus. In ARCP’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim March 31, 2013 financial information. Interim results for the three months ended and as of March 31, 2013 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2013.

You should read this selected historical financial information together with the financial statements included in reports that are included in Appendix I to this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of operations and financial condition of ARCP contained in such reports.

	Historical as of March 31,		Historical as of December 31,
	2013	2012	2012	2011
	(In thousands)
Total real estate investments, at cost	$2,061,286	$413,744	$1,798,490	$209,326
Total assets	2,088,102	490,594	1,965,452	221,578
Mortgage notes payable	265,118	111,426	265,118	35,320
Unsecured credit facility	640,000	—	—	—
Senior secured credit facility	—	49,599	124,604	42,407
Total liabilities	922,081	171,652	417,293	80,790
Total stockholders’ equity	1,041,912	315,322	1,531,694	137,086
Total equity	1,166,021	318,942	1,548,159	140,788

	Historical Results for the Three Months Ended March 31,		Historical Results for the Year Ended December 31,		Historical Results for the Period from December 2, 2010 (Date of Inception) to December 31, 2010
	2013	2012	2012	2011
	(In thousands, except share and per share data)
Total revenues	$40,200	$6,240	$66,793	$3,970	$—
Expenses:
Acquisition related	5,582	4,785	42,761	3,898	—
Merger and other transaction related	137,769	—	2,603	—	—
Property operating	2,404	292	3,484	220	—
General and administrative	1,307	525	3,912	553	—
Equity-based compensation	876	146	1,180	182	—
Depreciation and amortization	25,109	3,535	40,700	2,111	—
Operating fees to affiliates	—	212	212	—	—
Total operating expenses	173,047	9,495	94,852	6,964	—
Operating income (loss)	(132,847)	(3,255)	(28,059)	(2,994)	—
Other income (expenses):
Interest expense	(6,202)	(1,456)	(11,947)	(960)	—
Income from investment securities	218	—	534	—	—
Gain on sale of investment securities	451	—	—	—	—
Loss on derivative instruments	(5)	—	91	—	—
Other income	35	5	426	2	—
Total other expenses	(5,503)	(1,451)	(10,896)	(958)	—
Loss from continuing operations	(138,350)	(4,706)	(38,955)	(3,952)	—
Net loss from continuing operations attributable to non-controlling interests	432	—	255	69	—
Net loss from continuing operations attributable to stockholders	(137,918)	(4,706)	(38,700)	(3,883)	—
Discontinued operations:
Loss from operations of held for sale properties	(16)	(13)	(145)	(37)	—
Loss on held for sale properties	14	(323)	(600)	(815)	—
Net loss from discontinued operations	(2)	(336)	(745)	(852)	—
Net loss from discontinued operations attributable to non-controlling interests	—	14	46	36	—
Net loss from discontinued operations attributable to stockholders	(2)	(322)	(699)	(816)	—
Net loss	(138,352)	(5,042)	(39,700)	(4,804)	—
Net loss attributable to non-controlling interests	432	14	301	105	—
Net loss attributable to stockholders	$(137,920)	$(5,028)	$(39,399)	$(4,699)	$—
Other Data:
Net loss per common share from continuing operations attributable to common stockholders – basic and diluted	$(0.90)	$(0.20)	$(0.38)	$(1.04)	NM
Net loss per common share attributable to common stockholders – basic and diluted	$(0.90)	$(0.21)	$(0.39)	$(1.26)	NM
Weighted-average number of common shares outstanding, basic and diluted	153,339,174	23,609,509	102,513,974	3,720,351	19,000

NM: Not meaningful

Selected Historical Financial Information of ARCT IV

The following selected historical financial information for the period from February 14, 2012 (date of inception) to December 31, 2012 and the selected balance sheet data as of December 31, 2012 have been derived from ARCT IV’s audited consolidated financial statements, which are included in Appendix II to this joint proxy statement/prospectus.

The selected historical financial information for the three-month period ended March 31, 2013 and the period from February 14, 2012 (date of inception) to March 31, 2012, and as of March 31, 2013 has been derived from ARCT IV’s unaudited consolidated financial statements, which are included in Appendix II to this joint proxy statement/prospectus. The selected historical financial information as of March 31, 2013 has been derived from ARCT IV’s unaudited consolidated financial statements, included in Appendix II to this joint proxy statement/prospectus. In ARCT IV’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim March 31, 2013 financial information. Interim results for the three months ended and as of March 31, 2013 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2013.

You should read this selected historical financial information together with the financial statements included in reports that are included in Appendix II to this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of operations and financial condition of ARCT IV contained in such reports.

	Historical as of March 31,		Historical as of December 31,
	2013	2012	2012	2011
	(In thousands)
Total real estate investments, at cost	$226,069	$—	$76,778	$—
Total assets	1,528,036	276,394	216,743	—
Total liabilities	23,346	76,394	2,733	—
Total stockholders’ equity	1,528,036	200,000	214,010	—

	Historical Results for the Three Months Ended March 31, 2013	Historical Results for the Period from February 14, 2012 (Date of Inception) to March 31, 2012	Historical Results for the Period from February 14, 2012 (Date of Inception) to December 31, 2012
	(In thousands, except share and per share data)
Total revenues	$2,697	$—	$414
Expenses:
Acquisition related	4,745	—	2,309
Property operating	145	—	38
General and administrative	152	16	320
Depreciation and amortization	1,644	—	303
Total operating expenses	6,686	16	2,970
Operating loss	(3,989)	(16)	(2,556)
Other income:
Income from investment securities	633	—	—
Other income	113	—	19
Total other income	746	—	19
Net loss	$(3,243)	$(16)	$(2,537)
Other Data:
Net loss per common share – basic and diluted	$(0.12)	NM	$(1.66)
Weighted-average number of common shares outstanding, basic and diluted	27,345,977	NM	1,526,766

NM: Not Meaningful

Selected Unaudited Pro Forma Consolidated Financial Information

The following tables set forth selected unaudited pro forma consolidated financial information. The pro forma consolidated financial information combines the historical financial statements of ARCP and ARCT IV after giving effect to the merger using the carryover basis of accounting as ARCP and ARCT IV are considered to be entities under common control under U.S. GAAP and ARCP’s preliminary estimates, assumptions and pro forma adjustments as described below and in the accompanying notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information should be read in conjunction with ARCP’s historical consolidated financial statements and ARCT IV’s historical consolidated financial statements, including the notes thereto, which are included in Appendix I and II to this joint proxy statement/prospectus.

The selected unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the unaudited pro forma consolidated financial information and accompanying notes included in this joint proxy statement/prospectus beginning on page F-1.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements.

Unaudited Comparative Per Share Information

The following tables set forth, for the three months ended March 31, 2013 and for the year ended December 31, 2012, selected per share information for ARCP common stock on a historical and pro forma combined basis and for ARCT IV common stock on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the merger using the carryover basis of accounting. The data is derived from and should be read in conjunction with the ARCP and ARCT IV audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of ARCP and ARCT IV and related notes, and the unaudited pro forma condensed consolidated financial information and related notes, which are included elsewhere in this joint proxy statement/prospectus.

The pro forma consolidated ARCT IV equivalent information shows the effect of the merger from the perspective of an owner of ARCT IV common stock.

The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.

The pro forma income from continuing operations per share includes the combined income (loss) from continuing operations of ARCP and ARCT IV on a pro forma basis as if the transactions were consummated on January 1, 2012.

	ARCP		ARCT IV
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the Three Months Ended March 31, 2013
Loss from continuing operations attributable to common stockholders per common share
Basic	$(0.90)	$(0.45)	$(0.12)	$(0.92)
Diluted	$(0.90)	$(0.45)	$(0.12)	$(0.92)
Dividends declared per common share	$0.22	$0.24	$1.65	$0.48
Book value per common share	$6.75	$7.94	$21.68	$16.28
For the Year Ended December 31, 2012
Loss from continuing operations attributable to common stockholders per common share
Basic	$(0.38)	$(0.37)	$(1.66)	$(0.76)
Diluted	$(0.38)	$(0.37)	$(1.66)	$(0.76)
Dividends declared per common share	$0.88	$0.94	$1.65	$1.93
Book value per common share	$8.55	$7.01	$20.62	$14.37

Comparative ARCP and ARCT IV Market Price and Dividend Information

ARCP’s Market Price Data

ARCP’s common stock is listed on the NASDAQ under the symbol “ARCP.” This table sets forth, for the periods indicated, the high and low sales prices per share of ARCP’s common stock, as reported by the NASDAQ, and distributions declared per share of ARCP common stock.

	Price Per Share of Common Stock		Distributions Declared Per Share(1)
	High	Low
2012
First Quarter	$12.24	$10.051	$0.21917
Second Quarter	$11.37	$9.77	$0.22042
Third Quarter	$12.58	$10.35	$0.22167
Fourth Quarter	$13.48	$11.64	$0.22292
2013
First Quarter	$14.915	$12.45	$0.22417
Second Quarter	$18.05	$13.99	$0.22583

(1)	Common stock cash distributions are currently declared monthly by ARCP, based on financial results for the prior months.

ARCT IV’s Distribution Data

There is no established public trading market for shares of ARCT IV common stock. This table sets forth, for the periods indicated, the aggregate amount of cash distributions paid, including distributions reinvested pursuant to the distribution reinvestment plan, during such quarter. The first distribution payment was made on November 1, 2012, relating to the period from October 13, 2012 through October 31, 2012.

Total Cash Distributions Paid (in thousands)(1)
2012
Fourth Quarter	$802
2013
First Quarter	$5,788
Second Quarter	$25,911

(1)	ARCT IV's distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month at a rate of $0.004520548 per day.

On May 30, 2013, the ARCP Board authorized and ARCP declared an increase to ARCP’s annual dividend rate to $0.910 per share, which became payable commencing with ARCP’s June 2013 dividend, and $0.07583 per share was paid on June 15, 2013 to recordholders as of the close of business on June 8, 2013. ARCP’s annualized distribution rate is expected to increase to $0.94 per share upon the earlier of the consummation of (i) the Merger and (ii) the CapLease Merger. If ARCP continues to pay monthly cash dividends at the rate of $0.07833 per share after the merger, this dividend, from the perspective of a holder of ARCT IV common stock, would be equivalent to a monthly dividend of approximately $0.16058 per share of ARCT IV common stock, assuming the exchange ratio is 2.05.

Recent Closing Prices

The following table sets forth the closing per share sales prices of ARCP’s common stock as reported on the NASDAQ, respectively, on June 28, 2013, the last full trading day before the public announcement of the execution of the merger agreement by ARCP and ARCT IV, and on July 17, 2013, the latest practicable trading day before the date of this joint proxy statement/prospectus:

ARCP Common Stock
June 28, 2013	$15.26
July 17, 2013	$15.26

The market price of ARCP common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger.

Following the transaction, ARCP common stock will continue to be listed on the NASDAQ. ARCP has agreed to use its reasonable best efforts to cause the shares of ARCP common stock to be issued to ARCT IV stockholders pursuant to the merger agreement to be approved for listing on the NASDAQ prior to the effective time of the merger, subject to official notice of issuance. If the merger is completed, shares of ARCT IV common stock will be deregistered under the Exchange Act.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42, you should carefully consider the following risks before deciding whether to vote for (i) if you are an ARCP stockholder, the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger, the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap and the approval or the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the issuance of shares of common stock, the amendment of the Series C articles supplementary, subject to the approval of the holders of Series C Convertible Preferred Stock, or the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap, or (ii) if you are an ARCT IV stockholder, the approval of the merger and other transactions contemplated by the merger agreement and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of ARCP and ARCT IV because these risks will also affect the combined company. Risks in relation to ARCP can be found in ARCP’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed by ARCP with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 181.

Risk Factors Relating to the Merger

Unless the Market Price of ARCP common stock is less than $14.94, the exchange ratio is fixed and will not be adjusted in the event of any change in either ARCP’s or ARCT IV’s stock price; if the Market Price of ARCP common stock is less than $14.94, ARCP would be required to pay additional cash consideration or issue additional shares.

Upon the consummation of the merger, each share of ARCT IV common stock will be converted into the right to receive, at the election of the holder of such share of ARCT IV common stock, either:

•	$30.00 in cash, but in no event will the cash consideration be paid with respect to more than 25 % of the shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger, or,
•	at the election of ARCP, either
•	a number of shares of the ARCP common stock equal to the Exchange Ratio or
•	only if the Market Price of ARCP common stock is less than $14.94, 2.05 shares of ARCP common stock plus an amount in cash equal to the product obtained by multiplying the excess of the Exchange Ratio over 2.05 by the Market Price.

The stock exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of ARCP common stock or the value of ARCT IV common stock, unless the Market Price of ARCP common stock is less than $14.94. If the Market Price of ARCP common stock is less than $14.94, then ARCP would be required to increase the merger consideration either by paying additional cash or by issuing additional shares of its common stock. Changes in the price of ARCP common stock prior to the merger could affect the market value of the merger consideration that ARCT IV stockholders electing to receive ARCP common stock will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	market reaction to the announcement of the merger and the prospects of the combined company;
•	changes in market assessments of the business, operations, financial position and prospects of either company;

•	market assessments of the likelihood that the merger will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the price of ARCP’s and ARCT IV’s common stock;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which ARCT IV and ARCP operate; and
•	other factors beyond the control of ARCP and ARCT IV, including those described or referred to elsewhere in this “Risk Factors” section.

The price of ARCP common stock at the consummation of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of ARCP and ARCT IV. As a result, the market value of the merger consideration represented by the stock exchange ratio also may vary. For example, based on the range of closing prices of ARCP common stock during the period from June 28, 2013, the last trading day before public announcement of the merger, through July 17, 2013, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 2.05 shares of ARCP common stock represented a market value ranging from a low of $29.15 to a high of $31.28.

In addition, if the volume weighted average closing sale price of the ARCP common stock over the five consecutive trading days ending the trading day immediately prior to consummation of the merger, which we sometimes refer to as the Market Price, is less than $14.94, then each share of ARCT IV common stock will be converted into the right to receive, at the election of ARCP, either:

•	the number of shares of ARCP common stock equal to $30.62 divided by the Market Price; or
•	2.05 shares of ARCP common stock plus an amount in cash equal to the product obtained by multiplying the Market Price by the excess of (a) the ratio determined by dividing $30.62 by the Market Price over (b) 2.05.

Because the merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the ARCP common stock that ARCT IV stockholders electing to receive ARCP common stock will receive upon completion of the merger. You should, therefore, consider the following additional risks:

•	If the price of ARCP common stock increases between the date the merger agreement was signed or the date of the ARCP special meeting and the effective time of the merger, ARCT IV stockholders electing to receive ARCP common stock will receive shares of ARCP common stock that have a market value upon completion of the merger that is greater than the market value of such shares calculated pursuant to the stock exchange ratio when the merger agreement was signed or the date of the ARCP special meeting, respectively. Therefore, while the number of shares of ARCP common stock to be issued per share of ARCT IV common stock (for which a stock election is made) would be fixed under these circumstances, ARCP stockholders cannot be sure of the market value of the consideration that will be paid to ARCT IV stockholders electing to receive ARCP common stock upon completion of the merger.
•	If the price of ARCP common stock declines between the date the merger agreement was signed or the date of the ARCT IV special meeting and the effective time of the merger, including for any of the reasons described above, but the Market Price is not less than $14.94, then ARCT IV stockholders electing to receive ARCP common stock will receive shares of ARCP common stock that have a market value upon completion of the merger that is less than the market value of such shares calculated pursuant to the stock exchange ratio on the date the merger agreement was signed or on the date of the ARCT IV special meeting, respectively. Therefore, while the number of shares of ARCP common stock to be issued per share of ARCT IV common stock (for which a stock election is made) would be fixed under the circumstances, ARCT IV stockholders electing to receive ARCP common stock cannot be sure of the market value of the ARCP common stock they will receive upon completion of the merger or the market value of ARCP common stock at any time after the completion of the merger.

•	If the price of ARCP common stock declines between the date the merger agreement was signed or the date of the ARCT IV special meeting and the effective time of the merger, including for any of the reasons described above, and the Market Price is less than $14.94, then ARCT IV stockholders electing to receive ARCP common stock will receive, at the election of ARCP, either additional cash or additional shares of ARCP common stock. Under these circumstances, the market value of the ARCP common stock comprising the merger consideration, upon completion of the merger, could be higher or lower than the market value of the shares of ARCP common stock calculated pursuant to the stock exchange ratio on the date the merger agreement was signed or on the date of the ARCT IV special meeting, respectively. Therefore, while the number of shares of ARCP common stock to be issued per share of ARCT IV common stock (for which a stock election is made) may increase or ARCT IV stockholders may receive additional cash consideration, at the election of ARCP, the effects on ARCP of its issuance of additional shares or its payment of additional cash merger consideration, cannot be predicted and could adversely affect the market value of ARCP common stock. Accordingly, ARCT IV stockholders electing to receive ARCP common stock cannot be sure of the market value of the ARCP common stock they will receive upon completion of the merger or the market value of ARCP common stock at any time after the completion of the merger.
•	If the price of ARCP common stock declines between the date the merger agreement was signed or the date of the ARCT IV special meeting and the effective time of the merger, including for any of the reasons described above, and the Market Price is less than $14.94, then ARCP stockholders cannot be sure of the total number of shares ARCP will issue or the total amount of cash ARCP will be required to pay as merger consideration in order to consummate the merger. The effects on ARCP of its issuance of additional shares or its payment of additional cash merger consideration, cannot be predicted and could adversely affect the market value of ARCP common stock following consummation of the merger.

In addition, the value of ARCT IV common stock at the consummation of the merger may vary from its value on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of ARCP and ARCT IV. As a result, the market value of ARCT IV common stock could be more or less than $30.00, which represents the merger consideration payable if an ARCT IV stockholder elects to receive cash (subject to any proration, as discussed herein).

You cannot be certain of the form of merger consideration that you will receive for all of your shares.

In no event will the cash consideration be paid by ARCP with respect to more than 25% of the shares of ARCT IV common stock outstanding immediately prior to the effective time of the merger (other than shares held by ARCP or any of its subsidiaries). If the number of shares of ARCT IV common stock for which a valid election to receive cash is made is more than 25% of the outstanding shares of ARCT IV common stock not held by ARCP or any of its subsidiaries, a pro rata portion of the shares for which a valid election to receive cash is made will be converted into the right to receive ARCP common stock in order to avoid exceeding such 25% cash “cap.” If such a proration is required, holders of ARCT IV common stock who elected to receive cash may receive a portion of their consideration in ARCP common stock. In addition, holders of ARCT IV common stock who elected to receive ARCP common stock may receive a portion of their consideration in cash to the extent ARCP elects to pay the alternative stock consideration to such holders of ARCT IV common stock. Accordingly, there is a risk that you will receive a portion of the merger consideration in the form that you do not choose, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected. See “Material U.S. Federal Income Tax Consequences” beginning on page 125.

The merger and related transactions are subject to approval by stockholders of both ARCP and ARCT IV.

In order for the merger to be completed, ARCT IV stockholders must approve the merger and the other transactions contemplated by the merger agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT IV common stock entitled to vote on such proposal at the ARCT IV special meeting. In addition, while a vote of ARCP stockholders is not required to approve the merger, ARCP’s stockholders’ approval is required under applicable NASDAQ rules in order for ARCP to be authorized to issue the shares of ARCP common stock to ARCT IV stockholders as part of the merger consideration. Approval of the issuance of shares of ARCP common stock to ARCT IV stockholders under NASDAQ rules requires approval of at least a majority of the total votes cast, provided that the total votes cast represent at least a majority of the outstanding shares of ARCP common stock entitled to vote on such proposal. If either or both of these required votes is not obtained by December 31, 2013 (subject to the right of each of ARCP and ARCT IV to extend such date by up to 60 days), the merger may not be consummated. The failure to achieve expected benefits and unanticipated costs relating to the merger could reduce ARCP’s financial performance.

ARCP and ARCT IV stockholders will be diluted by the merger.

The merger will dilute the ownership position of the current ARCP stockholders and result in ARCT IV stockholders having an ownership stake in ARCP that is smaller than their current stake in ARCT IV. Based on the closing price of ARCP common stock on July 17, 2013 of $15.26 and assuming 75% of the merger consideration is paid in ARCP common stock, ARCP stockholders and the former ARCT IV stockholders are expected to hold approximately 63% and 37%, respectively, of the combined company’s common stock outstanding immediately after the merger, based on the number of shares of common stock of each of ARCP and ARCT IV currently outstanding and various assumptions regarding share issuances by each of ARCP and ARCT IV prior to the effective time of the merger (provided, however, such dilution could be greater than described herein depending on the number of shares of ARCT IV common stock with respect to which ARCT IV stockholders make stock elections). Consequently, ARCP stockholders and ARCT IV stockholders, as a general matter, will have less influence over the management and policies of ARCP after the merger than each exercise over the management and policies of ARCP and ARCT IV, as applicable, immediately prior to the merger.

If the merger does not occur, one of the companies may incur payment obligations to the other.

If the merger agreement is terminated under certain circumstances, ARCP or ARCT IV, as applicable, may be obligated to pay the other party $5,000,000 in expense reimbursements. Additionally, under certain circumstances, ARCT IV may be obligated to pay ARCP a break-up fee in the amount of $20,000,000 in certain circumstances. See “The Merger Agreement — Termination of the Merger Agreement —  Termination Payment: Break-up Fee and Expenses Reimbursement” beginning on page 164.

Failure to complete the merger could negatively impact the future business and financial results of ARCP and ARCT IV.

If the merger is not completed, the ongoing businesses of ARCP and ARCT IV could be adversely affected and each of ARCP and ARCT IV will be subject to several risks, including the following:

•	ARCT IV being required, under certain circumstances, to pay to ARCP $5,000,000 in expense reimbursements or ARCP being required, under certain circumstances, to pay to ARCT IV $5,000,000 in expense reimbursements;
•	ARCT IV being required, under certain circumstances, to pay ARCP a $20,000,000 break-up fee in certain circumstances;
•	having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and
•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

If the merger is not completed, these risks could materially affect the business, financial results and stock prices of ARCP or ARCT IV.

The pendency of the merger could adversely affect the business and operations of ARCP and ARCT IV.

In connection with the pending merger, some tenants or vendors of each of ARCP and ARCT IV may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of ARCP and ARCT IV, regardless of whether the merger is completed. In addition, due to operating covenants in the merger agreement, each of ARCP and ARCT IV may be unable, during the pendency of the merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

Some of the directors and executive officers of each of ARCT IV and ARCP have interests in seeing the merger completed that are different from, or in addition to, those of the other ARCT IV stockholders and ARCP stockholders, respectively.

Some of the directors and executive officers of each of ARCT IV and ARCP have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the ARCT IV stockholders and the ARCP stockholders, respectively. These interests include, among other things, a letter agreement, a legal services reimbursement agreement, an investment banking services engagement letter and a transition services agreement. These interests, among other things, may influence the directors and executive officers of each of ARCT IV and ARCP to support or approve the merger. See “The Merger — Interests of ARCT IV’s Directors and Executive Officers in the Merger” beginning on page 117 and “The Merger — Interests of ARCP’s Directors and Executive Officers in the Merger” beginning on page 115.

The merger agreement contains provisions that could discourage a potential competing acquirer of ARCT IV or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict ARCT IV’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of ARCT IV. In addition, ARCT IV generally has an opportunity to offer to modify the terms of the proposed merger in response to any competing acquisition proposals that may be made before the ARCP board of directors may withdraw or qualify its recommendation. Upon termination of the merger agreement in certain circumstances, ARCT IV may be required to pay a termination payment to ARCP, and in certain other circumstances, ARCP may be required to pay an expense reimbursement to ARCT IV. See “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by ARCT IV” beginning on page 156, “The Merger Agreement — Termination of the Merger Agreement — Termination Payment: Break-up Fee and Expenses Reimbursement” beginning on page 164.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of ARCT IV from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the expense reimbursement that may become payable in certain circumstances.

The merger agreement contains provisions that grant the ARCT IV Board with a general ability to terminate the merger agreement based on the exercise of the directors’ duties.

ARCT IV may terminate the merger agreement if its board of directors determines in good faith, after consultation with outside legal counsel, that failure to change its recommendation with respect to the merger (and to terminate the merger agreement) would be inconsistent with the directors’ duties under applicable law. If the merger is not completed, the ongoing businesses of ARCP and ARCT IV could be adversely affected and each of ARCP and ARCT IV will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.

There may be unexpected delays in the consummation of the merger, which could impact the ability to timely achieve the benefits associated with the merger.

The merger is expected to close during the third quarter of 2013 assuming that all of the conditions in the merger agreement are satisfied or waived. The merger agreement provides that either ARCP or ARCT IV may terminate the merger agreement if the merger has not occurred by December 31, 2013 (subject to the right of each of ARCP and ARCT IV to extend this date by up to 60 days). Certain events may delay the consummation of the merger. Some of the events that could delay the consummation of the merger include difficulties in obtaining the approval of ARCT IV stockholders or ARCP stockholders or satisfying the other closing conditions to which the merger is subject.

The merger is subject to a number of conditions which, if not satisfied or waived, would adversely impact ARCP’s ability to complete the transactions.

The merger, which is expected to close during the third quarter of 2013, is subject to certain closing conditions, including, among other things (a) the effectiveness of this registration statement of which this joint proxy statement/prospectus forms a part, pursuant to which shares of ARCP common stock will be issued, (b) the approval of the merger by at least a majority of all the votes entitled to be cast on the matter by the holders of all of ARCT IV’s outstanding shares of common stock at the ARCT IV special meeting, (c) the approval of the issuance of ARCP common stock to the ARCT IV stockholders of at least a majority of the votes cast by ARCP stockholders (provided the total number of votes cast constitutes a quorum), (d) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards, (e) delivery of tax opinions and (f) approval by the board of directors of ARCP of an annual dividend rate of $0.94 per share of ARCP common stock. There can be no assurance these conditions will be satisfied or waived, if permitted or the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the closing of the merger or whether the merger will be completed at all.

If the proposed credit facility transactions do not close, ARCP will need to replace the funding that will be used to finance a portion of the cash consideration and other merger costs.

ARCP will need additional funding to consummate the mergers. ARCP intends to pay for cash elections and the cash portion of the alternative stock consideration, if any, by ARCT IV stockholders using a combination of (i) ARCT IV’s and ARCP’s available cash on hand and (ii) $1.45 billion of financing under ARCP’s credit facility (under which ARCP has undrawn commitments of $850 million and which contains an “accordion” feature to allow ARCT IV, under certain circumstances, to increase the commitments thereunder by $1.05 billion), borrowings under which will be subject to borrowing base availability. The funding of the existing commitments under the credit facility are subject to customary conditions, including (a) the bring-down of ARCP’s representations and warranties, (b) no default existing, (c) timely notice by ARCP and (d) borrowing base availability. If additional commitments are obtained in connection with ARCP’s exercise of the “accordion” feature under the credit facility, such commitments likely will be subject to customary conditions, which may include, without limitation, (1) the completion of due diligence review of the assets, liabilities and properties of ARCP and its subsidiaries, (2) the absence of any change, occurrence or development that has had, or could reasonably be expected to result in, (x) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or liabilities of ARCP and its subsidiaries, or (y) a material impairment of the rights and remedies of the credit facility lenders and agents under the credit agreement for the credit facility and (3) the absence of any material adverse change or material disruption in the loan syndication, financial, banking or capital markets that has impaired or could reasonably be expected to impair the syndication of the credit facility.

There can be no assurance that ARCP will receive the fundings under the credit facilities described above, that ARCP will finance the mergers as anticipated or that ARCP will not subsequently enter into alternative financing arrangements, including debt or equity financing or the potential sales of properties to third parties, to fund all or a portion of the cash consideration and other merger costs. If the funding transactions are not consummated, ARCP will need to finance a portion of the cash consideration and other merger costs by other means, which may result in ARCP’s incurring increased interest and fees, and being subject to different terms and conditions generally, on any such replacement financing. The interest rate, fees payable and terms and conditions generally, on any such replacement financing will depend on prevailing market conditions at the time. If ARCP is unable to obtain adequate funding for the cash consideration and other merger costs, ARCP will be unable to consummate the mergers.

If the merger is not consummated by December 31, 2013 (unless extended by either party), either ARCP or ARCT IV may terminate the merger agreement.

Either ARCP or ARCT IV may terminate the merger agreement if the merger has not been consummated by December 31, 2013, unless either ARCP or ARCT IV exercises its right to extend such date for a period of no more than 60 days. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principal cause of, or resulted in, the failure to consummate the merger. For more information, please see the section titled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 162.

Risk Factors Relating to ARCP’s Pending Merger with CapLease and Other Recent Transactions

The consideration for ARCP’s pending merger with CapLease is fixed and will not be adjusted in the event of any change in any party’s stock price.

Upon the consummation of ARCP’s pending merger with CapLease, or the CapLease Merger, each share of CapLease common stock will be converted into the right to receive $8.50 in cash without interest. The CapLease Merger consideration was fixed in the Agreement and Plan of Merger, dated May 28, 2013, entered into between CapLease, ARCP and certain related parties or the CapLease Merger Agreement, and will not be adjusted for changes in the market price of our common stock or the value of CapLease common stock. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	market reaction to the announcement of the CapLease Merger and the prospects of the combined company;
•	changes in the business, operations, assets, liabilities and prospects of ARCP or CapLease;
•	changes in market assessments of the business, operations, financial position and prospects of ARCP or CapLease;
•	market assessments of the likelihood that the CapLease Merger will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the price of ARCP common stock and CapLease common stock;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which ARCP and CapLease operate; and
•	other factors beyond the control of ARCP and CapLease, including those described or referred to elsewhere in this “Risk Factors” section.

The price of ARCP’s common stock at the consummation of the CapLease Merger may vary from its price on the date the CapLease Merger Agreement was executed and on the date of this registration statement of which this joint proxy statement/prospectus forms a part. In addition, the value of CapLease common stock at the consummation of the CapLease Merger may vary from its value on the date the CapLease Merger Agreement was executed and on the date of this registration statement of which this joint proxy statement/prospectus forms a part. As a result, the market value of CapLease’s common stock could be more or less than the consideration payable by us in connection with the CapLease Merger.

The CapLease Merger and related transactions are subject to approval by CapLease’s common stockholders.

In order for the CapLease Merger to be completed, CapLease’s common stockholders must approve the merger of us and CapLease and the other transactions contemplated by the CapLease Merger Agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of CapLease’s common stock entitled to vote on such proposal. If the required votes are not obtained by February 28, 2014, the CapLease Merger will not be consummated.

Failure to consummate the CapLease Merger could negatively impact ARCP’s future business and financial results.

If the CapLease Merger is not consummated, ARCP’s ongoing businesses could be adversely affected and we will be subject to several risks, including the following:

•	ARCP having to pay certain costs, including unanticipated costs, relating to the CapLease Merger, such as legal, accounting, financial advisory, filing, printing and mailing fees; and
•	the diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the CapLease Merger.

If the CapLease Merger is not consummated, ARCP will not achieve the expected benefits thereof and will be subject to the risks described above, which could materially affect ARCP’s business, financial results and stock price.

The CapLease Merger Agreement contains provisions that grant the CapLease board of directors with a general ability to terminate the CapLease Merger Agreement based on the exercise of the directors’ duties.

CapLease may terminate the CapLease Merger Agreement, subject to the terms thereof, if its board of directors determines in good faith, after consultation with outside legal counsel, that failure to change its recommendation with respect to the CapLease Merger (and to terminate the CapLease Merger Agreement) would be inconsistent with the directors’ duties under applicable law. If the CapLease Merger is not completed, ARCP’s ongoing business could be adversely affected and ARCP will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.

There may be unexpected delays in the consummation of the CapLease Merger, which could impact ARCP’s ability to timely achieve the benefits associated with the CapLease Merger.

The CapLease Merger is expected to close during the third quarter of 2013 assuming that all of the conditions in the CapLease Merger Agreement are satisfied or waived. The CapLease Merger Agreement provides that either ARCP or CapLease may terminate the CapLease Merger Agreement if the CapLease Merger has not occurred by February 28, 2014. Certain events may delay the consummation of the CapLease Merger in whole or in part. Some of the events that could delay the consummation of the CapLease Merger include difficulties in obtaining the approval of CapLease’s stockholders or satisfying the other closing conditions to which the CapLease Merger is subject.

The CapLease Merger is subject to a number of conditions which, if not satisfied or waived, would adversely impact ARCP’s ability to complete the CapLease Merger.

The CapLease Merger, which is expected to close during the third quarter of 2013, is subject to certain closing conditions, including, among other things, (a) the approval of the CapLease Merger by at least 50% of all the votes entitled to be cast on the matter by the holders of all of CapLease’s outstanding shares of common stock, (b) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards, and (c) delivery of a tax opinion. There can be no assurance these conditions will be satisfied or waived, if permitted, or the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the consummation of the CapLease Merger will be completed at all.

Your ownership position in ARCP may be diluted in connection with the CapLease Merger and the conversion of ARCP’s Series C Convertible Preferred Stock, which will be exacerbated if the 19.9% Cap Proposals are approved, and the holders of ARCP Series C Convertible Preferred Stock approve the amendment to the Series C articles supplementary.

ARCP may be required to sell additional common stock in order to fund, in part, the CapLease Merger. Additionally, ARCP may be required to issue up to approximately 3.3 million additional shares of common stock upon the conversion of its Series C Convertible Preferred Stock (under the terms of the current articles supplementary for the Series C Convertible Preferred Stock) or, if ARCP stockholders approve the 19.9% Cap Proposals, and holders of ARCP Series C Convertible Preferred Stock approve the amendment to the Series C articles supplementary pursuant to its terms as contemplated by the 19.9% Cap Proposals, up to approximately 28.4 million additional shares of common stock, assuming a common stock price of $15.67 per share. Such sale and issuance of common stock could be material in amount. Such share issuances will dilute the ownership of ARCP by stockholders at the time of issuance. Further, the price at which ARCP may be required to sell its common stock in order to fund the CapLease Merger is uncertain. If, for example, the price of ARCP common stock declines, ARCP will be required to sell more shares of its common stock to generate the proceeds needed to fund the CapLease Merger which, in turn, will exacerbate the dilution stockholders will incur.

An adverse judgment in a lawsuit challenging the CapLease Merger may prevent the CapLease Merger from becoming effective or from becoming effective within the expected timeframe.

A number of lawsuits by CapLease’s stockholder have been filed challenging the CapLease Merger, some of which name ARCP and the ARCP OP as defendants. We cannot assure you as to the outcome of these lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the CapLease Merger on the agreed-upon terms, such an injunction may prevent the completion of the CapLease Merger in the expected time frame, or may prevent it from being completed altogether. Whether or not the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of ARCP’s and CapLease’s businesses.

ARCP is acquiring assets in the CapLease Merger that do not fit within its target assets, which ARCP will seek to divest following closing.

In connection with the CapLease Merger, ARCP is acquiring assets consisting of, as of March 31, 2013, three properties that are currently vacant (or will shortly be vacant), $59.9 million in commercial mortgage-backed securities, at fair value, and $25.3 million in amortized cost of first mortgage loans secured by net leased single tenant properties, none of which fit within ARCP’s target assets. Following the closing of the CapLease Merger, ARCP will transfer such assets to a direct or indirect subsidiary wholly-owned by the ARCP OP and the properties will be classified as “held for sale.” ARCP will seek to divest of such assets, which can take the form of a sale, spin-off or other disposition, to maximize value from such assets. There can be no assurance that ARCP will be able to divest of any or all of such assets or, even if ARCP is able to do so, may have to take a loss from the price it paid for such assets. In either case, ARCP’s business, financial condition, results of operations, cash flow, per share trading price of its common stock and ability to make distributions to our stockholders may be materially and adversely affected.

ARCP’s Series C Convertible Preferred Stock is subject to conversion or redemption in the short-term, which could result in a cash payment being due to the holders thereof.

On June 7, 2013, ARCP closed on (i) a private placement transaction for the sale and issuance of approximately 29.4 million shares of ARCP common stock at a purchase price of $15.47 per share, for an aggregate purchase price of $455 million, or the Common Stock Placement, and (ii) a previously announced private placement transaction for the sale of approximately 28.4 million shares of ARCP’s 5.81% convertible preferred stock designated as Series C Convertible Preferred Stock, at a purchase price of $15.67 per share, for an aggregate purchase price of $445 million, or the Preferred Stock Placement and together with the Common Stock Placement, the Placements.

As of July 19, 2013, ARCP had approximately 28.4 million shares of Series C Convertible Preferred Stock outstanding. Within three business days following the earliest to occur of (i) the closing of the CapLease Merger, (ii) the first trading day following (a) an announcement that CapLease has accepted a competing offer or (b) the CapLease Merger Agreement is otherwise terminated, and (iii) December 31, 2013, ARCP will have the option to: (A) convert all the shares of Series C Convertible Preferred Stock into such number of shares of ARCP common stock equal to the par value of the shares of Series C Convertible Preferred Stock divided by the lowest of (i) a 2% discount to the volume-weighted average trading price, or VWAP, of ARCP common stock for the 10 prior trading days, (ii) a 2% discount to the closing price of ARCP common stock on the conversion election date and (iii) $15.67, as may be adjusted from time to time, or the Conversion Price, or (B) redeem all shares of the Series C Convertible Preferred Stock in cash at 120% of its par value. Under the current terms of the articles supplementary for the ARCP Series C Convertible Preferred Stock, the aggregate number of shares of ARCP common stock that may be issued in connection with the Placements, including upon conversion of the Series C Convertible Preferred Stock, may not exceed approximately 30.8 million shares, which is equal to 19.9% of ARCP common stock outstanding immediately prior to the closing of the Placements. Approximately 29.4 million shares of ARCP common stock were issued in the Common Stock Placement. Accordingly, under the current terms of the articles supplementary for the ARCP Series C Convertible Preferred Stock, upon conversion of the Series C Convertible Preferred Stock, ARCP is limited to issuing not more than approximately 3.3 million shares of its common stock, with cash to be paid in respect of the balance of the Series C Convertible Preferred Stock in an amount equal to the greater of the product of such number of excess shares into which the shares of Series C Convertible Preferred Stock would have been convertible and (i) 102% of the liquidation preference, which is $15.67, as may be adjusted from time to time, and (ii) the Conversion Price valued at the one-day VWAP of the common stock on the applicable date.

As a result, if the 19.9% Cap Proposals are not approved and the holders of Series C Convertible Preferred Stock do not approve the proposed amendment to the Series C articles supplementary, ARCP will need to pay cash upon the conversion of the Series C Convertible Preferred Stock in respect of shares in excess of the 19.9% Cap. Since the conversion of the shares of Series C Convertible Preferred Stock will be less expensive for ARCP than redeeming such shares, it is likely that ARCP will elect to convert such number of shares of Series C Convertible Preferred Stock that would allow us to issue the approximately 3.3 million shares (or approximately 28.4 million shares if ARCP stockholders approve the 19.9% Cap Proposals and the holders of Series C Convertible Preferred Stock do not approve the proposed amendment to the Series C articles supplementary) of ARCP common stock described above. Assuming the Series C Convertible Preferred Stock is converted and 3.3 million shares of ARCP common stock are issued upon conversion thereof, ARCP estimates that approximately $401.1 million (approximately 25.1 million shares of Series C Convertible Preferred Stock at $15.98 per share, which is 102% of the current liquidation preference thereof) would be payable by ARCP in cash to the holders thereof. The amount payable by ARCP upon such conversion may be more or less than approximately $401.1 million depending on any required adjustments to the liquidation preference pursuant to the terms of the Series C articles supplementary for the Series C Convertible Preferred Stock or the one-day VWAP of the ARCP common stock on the applicable date, both of which are currently impossible to calculate with any degree of certainty.

Further, ARCP’s credit facility imposes limitations on ARCP’s ability to make certain restricted payments, which includes payments upon cancellation of ARCP’s capital stock. Payment of cash consideration to the holders of shares of Series C Convertible Preferred Stock upon their conversion would constitute a restricted payment under ARCP’s credit facility. The credit agreement for ARCP’s credit facility provides that, in order to make such a restricted payment, there must not be a continuing default under the credit facility at the time of payment or a default resulting from such payment and the amount of such payment, when added with all other restricted payments (including, among others, dividends and other distributions in respect of ARCP’s capital stock) for fiscal year 2013, cannot exceed 110% of ARCP’s FFO for fiscal year 2013 (assuming such payment is made on or prior to December 31, 2013). When this obligation in respect of the Series C Convertible Preferred Stock becomes payable, ARCP may be unable to satisfy the conditions required to make such a restricted payment under the credit facility and, therefore, may be unable to fund such an obligation from borrowings under the credit facility or at all without the approval of the lenders thereunder. Further, if ARCP makes such a restricted payment to repay this obligation, ARCP’s ability to make other restricted payments, including dividends and other distributions in respect of its common stock, will be further constrained.

As a result, ARCP may not be able to finance this obligation on favorable terms or at all, especially if, at the time, there is a limitation on the availability of credit and related adverse conditions in the global financial markets. If ARCP is unable to finance this obligation prior to the conversion/redemption date, then ARCP may be forced to seek liquidity through a variety of options, including, but not limited to, the sale of properties, which may be at below market prices, or the issuance of additional equity. If ARCP is unable to pay this obligation, ARCP would be in default of its obligations pursuant to the terms of the Series C articles supplementary for the Series C Convertible Preferred Stock, which would cause a cross-default on its credit facility and any other loan with cross-default provisions and its business, financial condition, results of operations, cash flow, per share trading price of its common stock and ability to make distributions to its stockholders will be materially and adversely affected. In addition, if any foreclosure on ARCP’s properties results, this could create taxable income without accompanying cash proceeds, which could adversely affect ARCP’s ability to meet the REIT distribution requirements imposed by the Code.

The contingent value rights, issued to the investors in connection with the Placements may result in a cash payment being due to the holders thereof.

In connection with the closing of the Common Stock Placement, ARCP entered into contingent value rights agreements, or the Common Stock CVR Agreements, with each of the investors in the Common Stock Placement. Pursuant to each Common Stock CVR Agreement, ARCP issued to each investor an amount of contingent value rights, or CVRs and the CVR’s issued pursuant to the Common Stock CVR Agreement, the Common Stock CVRs, equal to the number of shares of common stock purchased by each such investor. On the 61st trading day, or the Common CVR Test Date, following the closing of the Common Stock Placement, ARCP will calculate the VWAP for ARCP common stock for the 30th – 60th trading days following the closing of the Common Stock Placement, or the Common CVR Period VWAP. Within five business days after the Common CVR Test Date, ARCP will pay to each holder of Common Stock CVRs, in immediately available funds, an amount, equal to (a) the number of Common Stock CVRs held by the holder on the Common CVR Test Date multiplied by (b) the amount, not to exceed $1.50, equal to the difference between $15.47, as may be adjusted from time to time, and the Common CVR Period VWAP.

Additionally, in connection with the closing of the Preferred Stock Placement, ARCP entered into contingent value rights agreements, or the Convertible Preferred Stock CVR Agreements, with each of the investors in the Preferred Stock Placement. Pursuant to each Convertible Preferred Stock CVR Agreement, ARCP issued to the investors an amount of CVRs, or the Convertible Preferred Stock CVRs, equal to the number of shares of Series C Convertible Preferred Stock purchased by each such investor. In the event that ARCP converts (regardless of whether such shares are actually converted) shares of Series C Convertible Preferred Stock into shares of ARCP common stock in accordance with the terms of the articles supplementary for the Series C Convertible Preferred Stock, on the 121st trading day following such conversion election date, or the Preferred CVR Test Date, ARCP will calculate the VWAP for the common stock for the 90th – 120th trading days following the conversion election date, or the Preferred CVR Period VWAP. Within five business days after the Preferred CVR Test Date, ARCP will pay to each holder of Convertible Preferred Stock CVRs, in immediately available funds, the amount, if any, with respect to each share of ARCP common stock into which shares of Series C Convertible Preferred Stock were converted (regardless of whether any such shares are actually converted) held by such holder (and/or its assignees) on the Preferred CVR Test Date equal to: (i) the number of such shares of common stock at the close of business on the Preferred CVR Test Date multiplied by (ii) the amount, not to exceed $2.00, equal to the difference between (A) the lowest of (i) a 2% discount to the VWAP of the common stock for the 10 trading days prior to the conversion election date, (ii) a 2% discount to the closing price of the common stock on the date of the conversion election date and (iii) $15.67, as may be adjusted from time to time, and (B) the Preferred CVR Period VWAP.

As a result, ARCP may need cash, which could be significant in amount, in connection with ARCP’s payment obligations under the Common Stock CVR Agreements and/or the Preferred Stock CVR Agreements. If ARCP does not have adequate cash on hand or capacity under its credit facility to finance such obligations, it will be required to seek alternative financing sources. ARCP may not be able to finance this obligation on favorable terms or at all, especially if, at the time, there is a limitation on the availability of credit and related adverse conditions in the global financial markets. If ARCP is unable to finance this obligation prior to the due date, then it may be forced to seek liquidity through a variety of options, including, but not limited to, the sale of properties, which may be at below market prices, or the issuance of additional equity. If ARCP is unable to pay this obligation, its business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to make distributions to its stockholders will be materially and adversely affected. In addition, if any foreclosure on ARCP’s properties results, this could create taxable income without accompanying cash proceeds, which could adversely affect ARCP’s ability to meet the REIT distribution requirements imposed by the Code.

ARCP expects to incur substantial expenses related to the CapLease Merger.

ARCP expects to incur substantial expenses in connection with consummating the CapLease Merger and integrating the business, operations, networks, systems, technologies, policies and procedures ARCP is acquiring with its own, including unanticipated costs and assumption of liabilities. There are several systems that must be integrated, including accounting and finance and asset management. While ARCP has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the CapLease Merger could, particularly in the near term, exceed the savings that it expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the CapLease Merger.

ARCP may be unable to integrate the recently acquired GE Capital Portfolio (as defined below) into its existing portfolio or CapLease’s business with its business successfully and realize the anticipated synergies and related benefits of the CapLease Merger and acquisition of the GE Capital Portfolio or do so within the anticipated timeframe.

ARCP’s consummation of the CapLease Merger would involve the combination of two companies that, prior to the consummation thereof, operated as independent companies. Additionally, ARCP recently acquired from certain affiliates of GE Capital Corp, or GE Capital, 447 properties, or the GE Capital Portfolio. ARCP may be required to devote significant management attention and resources to integrating its business practices and operations with those of CapLease and the acquired GE Capital Portfolio. Potential difficulties ARCP may encounter in the integration process include the following:

•	the inability to successfully combine its business with CapLease’s business or the GE Capital Portfolio into its own portfolio, in each case in a manner that permits the combined company to achieve the anticipated cost savings, which would result in the anticipated benefits of the CapLease Merger and the acquisition of the GE Capital Portfolio not being realized in the timeframe anticipated or at all;
•	the complexities associated with managing the combined business out of several different locations and integrating personnel from the two companies;
•	the additional complexities of combining two companies with different histories, cultures, potential regulatory restrictions, markets and tenant bases;
•	the failure to retain key employees of either of ARCP or CapLease;
•	the inability to divest certain CapLease assets;
•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the combination; and
•	performance shortfalls as a result of the diversion of management’s attention caused by completing the CapLease Merger and acquisition of the GE Capital Portfolio and integrating operations.

For all these reasons, you should be aware that it is possible that the integration process following the CapLease Merger or acquisition of the GE Capital Portfolio could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of such transactions, or could otherwise adversely affect the business and financial results of the combined company.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded portfolio and operations following the CapLease Merger.

Following the CapLease Merger, the combined company will have an expanded portfolio and operations and likely will continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The market price of ARCP common stock may decline as a result of the CapLease Merger.

The market price of ARCP common stock may decline as a result of the CapLease Merger if the combined company does not achieve the perceived benefits of the CapLease Merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the CapLease Merger on ARCP’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, if the CapLease Merger is consummated, ARCP’s stockholders will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders may not wish to continue to invest in ARCP if the CapLease Merger is consummated, or for other reasons may wish to dispose of some or all of their shares of ARCP common stock. If, following the consummation of the CapLease Merger there is selling pressure on ARCP common stock that exceeds demand at the market price, the price of ARCP common stock could decline.

Counterparties to certain significant agreements with ARCP and/or CapLease may have consent rights in connection with the CapLease Merger.

Each of ARCP and CapLease is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions. Under certain of these agreements, the CapLease Merger may constitute a “change in control” and, therefore, the counterparty may assert its rights in connection with the CapLease Merger. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under the agreements and, thereby, trigger rights of the counterparties to such other agreements, including termination rights where available.

ARCP may incur adverse tax consequences if CapLease has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

If CapLease has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the CapLease Merger is completed, ARCP may inherit significant tax liabilities and could lose its REIT status should disqualifying activities continue after the CapLease Merger.

If ARCP elects to pay for a portion of the costs of the CapLease Merger through its credit facility and such credit facility transactions do not close, ARCP will need to replace the funding that will be used to finance such portion of the costs of the CapLease Merger.

ARCP may elect to pay a portion of the costs of the CapLease Merger through financing under ARCP’s $1.45 billion credit facility (under which ARCP has undrawn commitments of $850 million and which contains an “accordion” feature to allow ARCP, under certain circumstances, to increase the commitments thereunder by $1.05 billion), borrowings under which will be subject to borrowing base availability. The funding of the existing commitments under the credit facility are subject to customary conditions, including (a) the bring-down of ARCP’s representations and warranties, (b) no default existing, (c) timely notice by ARCP and (d) borrowing base availability. If additional commitments are obtained in connection with ARCP’s exercise of the “accordion” feature under the credit facility, such commitments likely will be subject to customary conditions, which may include, without limitation, (1) the completion of due diligence review of the assets, liabilities and properties of ARCP and its subsidiaries, (2) the absence of any change, occurrence or development that has had, or could reasonably be expected to result in, (x) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or liabilities of ARCP and its subsidiaries, or (y) a material impairment of the rights and remedies of the credit facility lenders and agents under the credit agreement for the credit facility and (3) the absence of any material adverse change or material disruption in the loan syndication, financial, banking or capital markets that has impaired or could reasonably be expected to impair the syndication of the credit facility.

There can be no assurance that ARCP will receive the fundings under the credit facility described above, that ARCP will finance the CapLease Merger as anticipated or that ARCP will not subsequently enter into alternative financing arrangements, including debt or equity financing or the potential sales of properties to third parties, to fund all or a portion of the cash consideration and other costs of the CapLease Merger. If the funding transactions are not consummated, ARCP will need to finance a portion of the cash consideration and other costs of the CapLease Merger by other means, which may result in ARCP’s incurring increased interest and fees, and being subject to different terms and conditions generally, on any such replacement financing. The interest rate, fees payable and terms and conditions generally, on any such replacement financing will depend on prevailing market conditions at the time. If ARCP is unable to obtain adequate funding for the cash consideration and other costs of the CapLease Merger, ARCP will be unable to consummate the CapLease Merger.

ARCP’s anticipated level of indebtedness will increase upon completion of the CapLease Merger and will increase the related risks we now face.

In connection with the CapLease Merger, ARCP will incur additional indebtedness and may assume certain indebtedness of CapLease, as a result of which ARCP will be subject to increased risks associated with such debt financing, including an increased risk that the combined company’s cash flow could be insufficient to meet required payments on its debt. As of June 30, 2013, ARCP had indebtedness of $1.3 billion. Taking into account ARCP’s existing indebtedness, the incurrence of additional indebtedness in connection with the CapLease Merger, and the expected assumption of indebtedness in the CapLease Merger, ARCP’s pro forma consolidated indebtedness as of June 30, 2013, after giving effect to the CapLease Merger (but excluding the effect of the mergers), would be up to approximately $2.5 billion.

ARCP’s increased indebtedness could have important consequences to holders of ARCP common stock, including:

•	increasing ARCP’s vulnerability to general adverse economic and industry conditions;
•	limiting ARCP’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•	requiring the use of a substantial portion of ARCP’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate operating requirements;
•	limiting ARCP’s flexibility in planning for, or reacting to, changes in its business and industry; and
•	putting ARCP at a disadvantage compared to its competitors with less indebtedness.

If ARCP defaults under a loan, it may automatically be in default under any other loan that has cross-default provisions, and may lose the properties securing these loans as a result.

Risk Factors Relating to ARCP Following the Merger

ARCP expects to incur substantial expenses related to the merger.

ARCP expects to incur substantial expenses in connection with completing the merger and integrating the properties and operations of ARCT IV that ARCP is acquiring with those of ARCP. While ARCP has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that ARCP expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger.

The ARCT IV Advisor will only provide support for a limited period of time under the ARCT IV Advisory Agreement.

The ARCT IV Advisory Agreement, which requires the ARCT IV Advisor to provide certain services to ARCT IV, including asset management, advisory services, and other essential services, has been terminated and will expire 60 days following the consummation of the merger, which we anticipate will occur during the third quarter of 2013. To the extent the employees and infrastructure of the combined company cannot adequately provide any such services to the combined company after the expiration of the advisory agreement, the operations and the market price of the combined company’s common stock would be adversely affected.

Following the merger, the combined company may be unable to integrate successfully the businesses of ARCP and ARCT IV and realize the anticipated benefits of the merger or do so within the anticipated timeframe.

The merger involves the combination of two companies which currently operate as independent public companies. Even though the companies are operationally similar, the combined company will be required to devote significant management attention and resources to integrating the properties and operations of ARCP and ARCT IV. It is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with tenants, vendors and employees or to fully achieve the anticipated benefits of the merger.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The property portfolio of the combined company has a high concentration of properties in the quick service restaurant industry, making the combined company’s more vulnerable economically than if its investments were less focused on quick service restaurant-related assets.

Of the combined property portfolio of ARCP and ARCT IV, over 15% of total rental revenue will come from properties in the quick service restaurant industry. As a result, the combined company may be particularly subject to risks inherent in the quick service restaurant industry. A downturn in the commercial real estate industry generally could significantly adversely affect the value of the combined company’s properties. A downturn in the quick service restaurant industry could particularly negatively affect lessees’ ability to make lease payments to us and the combined company’s ability to make distributions to its stockholders. These adverse effects could be more pronounced than if the ARCP and ARCT IV further diversified their investments outside of real estate or if their combined portfolio did not have as high a concentration in quick service restaurant-related assets.

The property portfolio of the combined company has a high concentration of properties in Texas. The combined company’s properties may be adversely affected by economic cycles and risks inherent to the state of Texas.

Of the combined property portfolio of ARCP and ARCT IV, over 10% of total revenue will come from properties located in Texas. Any adverse situation that disproportionately affects Texas, may have a magnified adverse effect on the portfolio of the combined company. Real estate markets are subject to economic downturns, as they have been in the past, and the combined company cannot predict how economic conditions will impact this market in both the short and long term. Declines in the economy or a decline in the real estate market in the state of Texas could hurt our financial performance and the value of our properties. Factors that may negatively affect economic conditions in Texas include:

•	business layoffs or downsizing;
•	industry slowdowns;
•	relocations of businesses;
•	changing demographics;
•	increased telecommuting and use of alternative work places;

•	infrastructure quality;
•	any oversupply of, or reduced demand for, real estate;
•	concessions or reduced rental rates under new leases for properties where tenants defaulted; and
•	increased insurance premiums.

Increases in interest rates would increase ARCP’s debt service costs, may adversely affect any future refinancing of ARCP’s debt and its ability to incur additional debt, and could adversely affect ARCP’s financial condition, cash flow and results of operations.

Certain of ARCP’s borrowings bear interest at variable rates, and ARCP may incur additional debt in the future. Increases in interest rates would result in higher interest expenses on ARCP’s existing unhedged variable rate debt, and increase the costs of refinancing existing debt or incur new debt. Additionally, increases in interest rates may result in a decrease in the value of ARCP’s real estate and decrease the market price of its common stock and could accordingly adversely affect ARCP’s financial condition, cash flow and results of operations.

Payment of fees to the ARCP Manager and the ARCT IV Advisor reduces cash available for investment and distribution.

The ARCP manager will perform services for the combined company in connection with the selection, acquisition, financing, leasing and management of the combined company and its properties. The ARCP Manager will be paid substantial fees for these services, which reduce the amount of cash available for investment in properties or distribution to stockholders. Such fees and reimbursements include: (i) a management fee payable to the ARCP Manager equal to 0.50% per annum of its average unadjusted book value of the combined company’s real estate assets up to $3.0 billion, plus 0.40% per annum of such average unadjusted book value in excess of $3.0 billion, calculated and payable monthly in advance; and (ii) incentive fees equal to the difference between (1) the product of (x) 20% and (y) the difference between (I) the combined company’s Core Earnings (as defined below) for the previous 12-month period, and (II) the product of (A) the weighted average of the issue price per share of the combined company’s common stock of all of the combined company’s public offerings of common stock multiplied by the weighted average number of all shares of the combined company’s common stock outstanding (including any restricted shares of common stock and other shares of common stock underlying awards granted under one or more of the combined company’s equity incentive plans) in the previous 12-month period, and (B) 8.00%, and (2) the sum of any incentive fee paid to the ARCP Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero. For the purpose of calculating incentive fees, “Core Earnings” means the net income (loss), computed in accordance with U.S. GAAP, excluding (i) non-cash equity compensation expense, (ii) incentive compensation, (iii) acquisition fees, (iv) financing fees, (v) depreciation and amortization, (vi) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (vii) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the ARCP Manager and the Independent Directors and approved by a majority of the Independent Directors.

Additionally, pursuant to the ARCT IV Side Letter, the ARCT IV Advisor and the ARCT IV OP agreed that the ARCT IV Advisory Agreement will be extended for a 60 day period following the closing date of the merger. See “Related Agreements.” During such time, the ARCT IV Advisor will be entitled to receive certain fees, which reduce the amount of cash available for investment in properties or distribution to stockholders.

ARCP is more highly leveraged than ARCT IV and may become increasingly leveraged after the consummation of the merger.

Upon consummation of the merger, the combined company may be more highly leveraged than ARCP and ARCT IV on an absolute basis and more highly leveraged than ARCT IV as a percentage of total assets, thereby exposing ARCT IV stockholders that receive shares of ARCP common stock to greater risk and, if

ARCP’s leverage increases, exposing ARCP to greater risk, possible limitations on future capital plans and acquisitions, if any. In connection with the merger, ARCP expects to assume ARCT IV’s existing mortgage debt, which as of June 30, 2013, aggregated approximately $2.1 million. In addition, the combined company expects to have access to $2.6 billion of debt, subject to certain conditions. The combined company’s degree of leverage could affect its ability to obtain any additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The combined company’s degree of leverage could also make the combined company more vulnerable to a downturn in business or the economy generally. If the combined company becomes more leveraged in the future, the resulting increase in debt service requirements could cause it to default on its obligations, which could materially and adversely affect the combined company.

The market price of ARCP common stock may decline as a result of the merger.

The market price of ARCP common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the merger on ARCP’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, following the effective time of the merger, ARCP stockholders and former ARCT IV stockholders will own interests in a combined company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders of ARCP and ARCT IV may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of ARCP common stock. If, following the effective time of the merger, there is selling pressure on ARCP common stock that exceeds demand on the market price, the price of ARCP common stock could decline.

After the merger is completed, ARCT IV stockholders who receive ARCP common stock in the merger will have different rights that may be less favorable than their current rights as ARCT IV stockholders.

After the consummation of the merger, ARCT IV stockholders who receive ARCP common stock in the merger will have different rights than they currently have as ARCT IV stockholders, including without limitation, voting rights and access to records. For a detailed discussion of the significant differences between your rights as a stockholder of ARCT IV and your rights as a stockholder of ARCP, see “Comparison of Rights of ARCP Stockholders and ARCT IV Stockholders” beginning on page 168.

ARCP cannot assure you that it will be able to continue paying dividends at the current rate.

As noted elsewhere in this joint proxy statement/prospectus, ARCP plans to continue its current monthly dividend practices following the merger. However, ARCP stockholders may not receive the same dividends following the merger for various reasons, including the following:

•	as a result of the merger and the issuance of shares of ARCP common stock in connection with the merger, the total amount of cash required for ARCP to pay dividends at its current rate will increase;
•	ARCP may not have enough cash to pay such dividends due to changes in ARCP’s cash requirements, capital spending plans, cash flow or financial position;
•	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the ARCP Board, which reserves the right to change ARCP’s dividend practices at any time and for any reason;
•	ARCP may desire to retain cash to maintain or improve its credit ratings; and
•	the amount of dividends that ARCP’s subsidiaries may distribute to ARCP may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

ARCP’s stockholders have no contractual or other legal right to dividends that have not been declared.

An adverse judgment in a lawsuit challenging the merger may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

If any purported stockholders file lawsuits challenging the merger, we cannot assure you as to the outcome of these lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, such an injunction may prevent the completion of the merger in the expected time frame, or may prevent it from being completed altogether. Whether or not the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of our businesses.

Counterparties to certain significant agreements with ARCP and/or ARCT IV may have consent rights in connection with the merger.

Each of ARCP and ARCT IV is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions. Under certain of these agreements, the merger may constitute a “change in control” and, therefore, the counterparty may assert its rights in connection with the merger. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under agreements and, thereby, trigger rights of the counterparties to such other agreements, including termination rights where available.

ARCP may incur adverse tax consequences if ARCT IV fails to qualify as a REIT for U.S. federal income tax purposes.

If ARCT IV fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, ARCP may inherit significant tax liabilities and could lose its REIT status should disqualifying activities continue after the merger.

REITs are subject to a range of complex organizational and operational requirements.

In order to qualify as a REIT, ARCP must distribute to its stockholders with respect to each taxable year at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gain. A REIT must also meet certain requirements with respect to the nature of its income and assets, and the ownership of its stock. For any taxable year that ARCP fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, ARCP could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, ARCP would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If ARCP failed to qualify as a REIT, the market price of ARCP common stock may decline, and ARCP may need to reduce substantially the amount of distributions to its stockholders because of its potentially increased tax liability. For a more detailed discussion of the complex organizational and operational requirements applicable to REITS, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of Owning and Disposing of ARCP Common Stock.”

ARCP’s level of indebtedness may increase upon completion of the merger and, if it does, increase the related risks ARCP now faces.

In connection with the merger, ARCP will incur additional indebtedness and will assume certain indebtedness of ARCT IV, as a result of which ARCP will be subject to increased risks associated with such debt financing, including an increased risk that the combined company’s cash flow could be insufficient to meet required payments on its debt. As of June 30, 2013, ARCP had indebtedness of $1.3 billion. Taking into account ARCP’s existing indebtedness, the incurrence of additional indebtedness in connection with the merger, and the assumption of indebtedness in the merger, ARCP’s pro forma consolidated indebtedness as of June 30, 2013, after giving effect to the merger, would be approximately $2.6 billion, equal to a leverage ratio of approximately 51%.

ARCP’s increased indebtedness could have important consequences to holders of its common stock and preferred stock, including ARCT IV stockholders who receive ARCP common stock in the merger, including:

•	increasing ARCP’s vulnerability to general adverse economic and industry conditions;
•	limiting ARCP’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•	requiring the use of a substantial portion of ARCP’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate operating requirements;
•	limiting ARCP’s flexibility in planning for, or reacting to, changes in its business and its industry; and
•	putting ARCP at a disadvantage compared to its competitors with less indebtedness.

If ARCP defaults under a mortgage loan, it may automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans as a result. Although ARCP anticipates that it will pay off its mortgage payables as soon as prepayment penalties and other costs make it economically feasible to do so, ARCP cannot anticipate when such payment will occur.

ARCP and ARCT IV Face Other Risks.

The risks listed above are not exhaustive, and you should be aware that following the merger, ARCP and ARCT IV will face various other risks, including those discussed in reports filed by ARCP and ARCT IV with the SEC. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 181.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain certain forecasts and other forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or ARCP’s or ARCT IV’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger — Background of the Merger” beginning on page 82, “The Merger — Recommendation of the ARCP Board and Its Reasons for the Merger” beginning on page 88, “The Merger — Recommendation of the ARCT IV Board and Its Reasons for the Merger” beginning on page 91, “The Merger — Certain Prospective Financial Information Reviewed by ARCP” beginning on page 103 and “The Merger — Certain Prospective Financial Information Reviewed by ARCT IV” beginning on page 113 constitute forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond ARCP’s and ARCT IV’s control. These include the factors described above in “Risk Factors” and under the caption “Risk Factors” in ARCP’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and subsequent current reports on Form 8-K, as well as:

•	each company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments;
•	the nature and extent of future competition;
•	increases in each company’s cost of borrowing as a result of changes in interest rates and other factors;
•	each company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;
•	the ability and willingness of each company’s tenants to renew their leases upon expiration of the leases and each company’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the tenants or in the event either company exercises its right to replace an existing tenant upon default;
•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either company or its major tenants;
•	risks associated with the ability to consummate the merger and the timing of the consummation of the merger;
•	the risk that the anticipated benefits from the merger may not be realized or may take longer to realize than expected;
•	unexpected costs or unexpected liabilities that may arise from the merger or other transactions, whether or not consummated; and
•	each company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations.

Should one or more of the risks or uncertainties described above or elsewhere in reports incorporated by reference herein occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus, as applicable.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that ARCP, ARCT IV or persons acting on their behalf may issue.

Except as otherwise required by applicable law, ARCP and ARCT IV disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information; Incorporation by Reference” beginning on page 181.

THE COMPANIES

American Realty Capital Properties, Inc. and Thunder Acquisition, LLC

American Realty Capital Properties, Inc.

ARCP is a Maryland corporation incorporated in December 2010 that qualifies as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ended December 31, 2011. In July 2011, ARCP commenced an initial public offering on a “reasonable best efforts” basis, which closed on September 6, 2011. ARCP common stock began trading on The NASDAQ Capital Market under the symbol “ARCP” on September 7, 2011. On February 28, 2013, ARCP common stock was transferred to The NASDAQ Global Select Market, in connection with the consummation of its merger with American Realty Capital Trust III, Inc.

ARCP acquires, owns and operates single-tenant, freestanding commercial real estate properties. ARCP has acquired properties with a combination of long-term and medium-term leases and intends to continue to acquire properties with approximately 70% long-term leases and 30% medium-term leases, with an average remaining lease term of 10 to 12 years. ARCP considers properties that are leased on a “medium-term” basis to mean properties originally leased long-term (ten years or longer) that currently have a primary remaining lease duration of generally three to eight years, on average. ARCP expects this investment strategy to develop growth potential from below market leases. Additionally, ARCP owns a portfolio that uniquely combines a portfolio of properties with stable income from high credit quality tenants, with properties that have substantial growth opportunities.

Substantially all of ARCP’s business is conducted through its operating partnership, the ARCP OP, of which ARCP is the sole general partner.

As of June 30, 2013, (excluding one vacant property classified as held for sale), ARCP owned 1,181 properties consisting of 19.4 million square feet, 100% leased with a weighted average remaining lease term of 9.9 years. In constructing its portfolio, ARCP is committed to diversification (industry, tenant and geography). As of June 30, 2013, rental revenues derived from investment grade tenants and tenants affiliated with investment grade entities as determined by a major rating agency approximated 69% (the rating of each parent company has been attributed to its wholly owned subsidiary for purposes of this disclosure). ARCP’s strategy encompasses receiving the majority of its revenue from investment grade tenants as ARCP further acquires properties and enters into (or assumes) medium-term lease and long-term lease arrangements.

In connection with the merger, the ARCT IV Advisor will sell to the ARCP OP certain furniture, fixtures, equipment and other assets used by the ARCT IV Advisor in connection with managing the property level business and operations of ARCT IV and the ARCT IV OP, as described under “Related Agreements” on page 166.

ARCP’s principal executive offices are located at 405 Park Avenue, 15th Floor, New York, New York 10022, and its telephone number is (212) 415-6500.

Merger Sub is a Delaware limited liability company and a direct wholly owned subsidiary of ARCP that was formed for the purpose of entering into the merger agreement.

Additional information about ARCP and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” on page 181.

American Realty Capital Trust IV, Inc.

ARCT IV is a Maryland corporation incorporated in February 2012 that qualified as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ended December 31, 2012. ARCT IV is a non-traded REIT. ARCT IV was formed to acquire a diversified portfolio of commercial real estate, which consists primarily of freestanding single tenant properties net leased to investment grade and other credit worthy tenants. In June 2012, ARCT IV commenced an initial public offering on a “reasonable best efforts” basis to sell up to 60.0 million shares of common stock, excluding 10.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $25.00 per share, subject to certain volume and other discounts, which we refer to as the ARCT IV IPO. In September 2012, ARCT IV commenced real estate operations. As of July 2, 2013, ARCT IV had issued 70,219,528 million shares of ARCT IV common stock in connection with its initial public offering and had issued 885,216 million shares of ARCT IV common stock under its distribution reinvestment plan. As of July 2, 2013, ARCT IV had 71,112,745 shares of common stock outstanding, including unvested restricted shares and shares issued pursuant to ARCT IV’s distribution reinvestment plan.

Substantially all of ARCT IV’s business is conducted through the ARCT IV OP, of which ARCT IV is the sole general partner.

As of June 30, 2013, ARCT IV owned 585 properties comprised of 6.6 million square feet, which were 100% leased with a weighted average remaining lease term of 11.7 years. In constructing the portfolio, ARCT IV has been committed to diversification by industry, tenant and geography.

ARCT IV’s principal executive offices are located at 405 Park Avenue, 15th Floor, New York, New York 10022, and its telephone number is (212) 415-6500.

ARCT IV and ARCP each were sponsored, directly or indirectly, by ARC. The ARCT IV Advisor is a Delaware limited liability company wholly owned by ARC. ARC Properties Advisors, LLC, which we refer to as the ARCP Manager, is a Delaware limited liability company wholly owned by ARC and is ARCP’s external manager. ARC and its affiliates, including the ARCT IV Advisor and ARCP Manager, provide investment, management and advisory services, as well as certain acquisition and debt capital services to ARCT IV and ARCP, as applicable. ARCT IV and ARCP pay management fees and certain other fees to, and reimburse certain expenses of, the ARCT IV Advisor and ARCP Manager, respectively. Affiliates of ARC also provide similar services for American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., ARC Realty Financial Trust, Inc., American Realty Capital Global Trust, Inc., American Realty Capital Healthcare Trust II, Inc., and American Realty Capital Trust V, Inc. Certain of these ARC-sponsored REITs have investment strategies substantially similar to those of ARCT IV, ARCP and the combined company.

The Combined Company

ARCT IV’s and ARCP’s properties consist primarily of freestanding single-tenant commercial properties net leased to investment grade (as determined by major credit rating agencies) and other creditworthy tenants that are diversified by tenant, industry and geography. Both ARCP’s and ARCT IV’s portfolios of real estate investment properties (excluding one vacant property held by ARCP) were 100% leased as of June 30, 2013. ARCT IV’s portfolio focuses on entering into (or assuming) long-term lease arrangements and targets assets at or below replacement cost, while ARCP focuses on entering into (or assuming) both medium-term leases and long-term leases and purchasing properties both at or below replacement cost and properties with vintage in-place rents at valuations significantly below replacement cost. As of June 30, 2013, ARCT IV owned 585 properties consisting of 6.6 million square feet, which were 100% leased with a weighted average remaining lease term of 11.7 years. As of June 30, 2013, rental revenues derived by ARCT IV from investment grade tenants and tenants affiliated with investment grade entities as determined by a major rating agency approximated 40% (the rating of each parent company has been attributed to its wholly owned subsidiary for purposes of this disclosure). As of June 30, 2013, excluding one vacant property classified as held for sale, ARCP owned 1,181 properties consisting of 19.4 million square feet, which were 100% leased with a weighted average remaining lease term of 9.9 years. As of June 30, 2013, rental revenues derived by ARCP from investment grade tenants and tenants affiliated with investment grade entities as determined by a major rating agency approximated 69% (the rating of each parent company has been attributed to its wholly owned subsidiary for purposes of this disclosure). The surviving entity in the merger will own a larger and more diversified portfolio that uniquely combines ARCT IV’s portfolio of properties with stable income from high credit quality tenants, with ARCP’s portfolio, which has properties with stable income from high credit quality tenants and properties with substantial growth opportunities. The long-term business plan for the combined company contemplates the combined portfolio consisting of approximately 70% long-term leases and 30% medium-term leases, with an average remaining lease term of 10 to 12 years. The combined portfolio is additionally expected to develop growth potential from below market leases.

Property Portfolio Information

At June 30, 2013, ARCP, excluding properties owned by CapLease, owned a diversified portfolio:

•	of 1,181 properties, excluding one vacant property classified as held for sale;
•	with an occupancy rate of 100%;
•	leased to 180 different retail and other commercial enterprises doing business in 21 separate industries;
•	located in 48 states and Puerto Rico;
•	with approximately 19.4 million square feet of leasable space; and
•	with an average leasable space per property of approximately 16,400 square feet.

At June 30, 2013, ARCP, including properties owned by CapLease (assuming the CapLease Merger is consummated), on a pro forma basis, owned a diversified portfolio:

•	of 1,251 properties, excluding two vacant properties, one of which is classified as held for sale;
•	with an occupancy rate of 96%;
•	leased to 220 different retail and other commercial enterprises doing business in 29 separate industries;
•	located in 48 states and Puerto Rico;
•	with approximately 31.4 million square feet of leasable space; and
•	with an average leasable space per property of approximately 25,100 square feet.

At June 30, 2013, ARCT IV, excluding properties under contract to be acquired from affiliates of GE Capital, owned a diversified portfolio:

•	of 585 properties;
•	with an occupancy rate of 100%;
•	leased to 172 different retail and other commercial enterprises doing business in five separate industries;
•	located in 42 states;
•	with approximately 6.6 million square feet of leasable space; and
•	with an average leasable space per property of approximately 11,200 square feet.

At June 30, 2013, ARCT IV, including properties under contract to be acquired from GE Capital, on a pro forma basis, owned a diversified portfolio:

•	of 1,163 properties;
•	with an occupancy rate of 100%;
•	leased to 287 different retail and other commercial enterprises doing business in 23 separate industries;
•	located in 46 states and the District of Columbia;
•	with approximately 8.6 million square feet of leasable space; and
•	with an average leasable space per property of approximately 7,400 square feet.

Combined Property Portfolio

As of June 30, 2013, ARCP (assuming the CapLease Merger is consummated) and ARCT IV, on a pro forma basis, owned a portfolio with the following characteristics:

•	1,836 properties, including 1,251 ARCP properties at June 30, 2013 and 585 ARCT IV properties at June 30, 2013;
•	occupancy rate of 100%;
•	leased to 355 different retail and other commercial enterprises doing business in 32 separate industries;
•	located in 49 states and Puerto Rico;
•	approximately 38.0 million square feet of leasable space; and
•	an average leasable space per property of approximately 20,700 square feet.

As of June 30, 2013, ARCP and ARCT IV, including CapLease and properties under contract to be acquired from GE Capital, on a pro forma basis, owned a portfolio with the following characteristics:

•	2,414 properties, including 1,251 ARCP properties, 585 ARCT IV properties, 70 CapLease properties and 578 properties under contract with GE Capital at June 30, 2013;
•	occupancy rate of 97%;
•	leased to 454 different retail and other commercial enterprises doing business in 34 separate industries;
•	located in 49 states, the District of Columbia and Puerto Rico;
•	approximately 40.0 million square feet of leasable space; and
•	an average leasable space per property of approximately 16,500 square feet.

There were no tenants whose annualized rental income on a straight-line basis represent greater than 10% of the total annualized rental income on a straight-line basis for the pro forma portfolio properties of ARCP and ARCT IV as of June 30, 2013.

All of the following property portfolio information is provided to illustrate the pro forma combined property portfolio of ARCP and ARCT IV post-merger. This information includes an illustration of the combined portfolio by industry, property type and geography, as well as a combined lease expiration schedule. The ARCP information represents quarterly information for the 1,251 properties owned, including properties owned by CapLease (which assumes the CapLease Merger is consummated), at June 30, 2013. The ARCT IV information represents quarterly information for the 585 properties owned at June 30, 2013. The ARCT IV (GE Capital) information represents 578 properties remaining to be acquired under ARCT IV’s purchase agreement with GE Capital at June 30, 2013.

Industry Diversification

The following table sets forth certain information regarding the property portfolios classified according to the business of the respective tenants, expressed as a percentage of total rental revenue:

Percentage of Rental Revenue

Industry	ARCP(1)	ARCT IV(2)	CapLease(3)	ARCT IV (GE Capital)(4)	Combined Total
Advertising	0.00%	—	—	0.01%	0.00%
Aerospace	1.10%	—	—	—	0.49%
Auto Manufacturing	—	7.36%	—	—	1.19%
Auto Retail	2.45%	0.40%	2.71%	—	1.89%
Auto Services	0.27%	0.44%	—	—	0.19%
Casual Dining	6.84%	8.92%	—	33.20%	8.54%
Consulting	—	—	3.64%	—	0.98%
Consumer Goods	0.28%	9.87%	—	—	1.72%
Consumer Products	10.99%	3.13%	8.31%	—	7.66%
Discount Retail	10.90%	5.81%	4.50%	—	7.03%
Diversified Industrial	—	—	8.25%	—	2.22%
Family Dining	7.06%	6.35%	—	12.30%	5.68%
Financial Services	0.56%		7.51%	0.10%	2.28%
Freight	7.04%	1.39%	—	—	3.38%
Gas/Convenience	3.18%	1.36%	—	—	1.65%
Government Services	2.56%	—	13.32%	—	4.73%
Haircare Services	—	0.03%	—	—	0.00%
Healthcare	5.74%	3.18%	4.04%	0.10%	4.18%
Home Maintenance	0.99%	1.01%	4.38%	—	1.78%
Hotel	—	—	2.09%	—	0.56%
Insurance	4.75%	—	13.99%	0.10%	5.90%
Media	—	—	1.97%	—	0.53%
Motor Cycle	—	—	—	1.40%	0.17%
Oil & Gas	—	—	3.11%	—	0.84%
Parking	—	—	—	0.10%	0.01%
Pharmacy	8.78%	1.09%	0.81%	—	4.33%
Publishing	—	—	1.16%	—	0.31%
Quick Service Restaurant	12.10%	26.48%	—	52.69%	16.12%
Retail Banking	9.11%	15.12%	1.56%	—	6.94%
Specialty Retail	4.59%	7.98%	4.53%	—	4.56%
Storage Facility	0.19%	—	—	—	0.09%
Supermarket	0.52%	—	4.84%	—	1.54%
Telecommunications	—	0.08%	5.23%	—	1.42%
Various	—	—	4.05%	—	1.09%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes annualized rental revenue for all properties owned by ARCP at June 30, 2013.
(2)	Includes annualized rental revenue for all properties owned by ARCT IV at June 30, 2013.
(3)	Includes annualized rental revenue for all properties owned by CapLease at June 30, 2013.
(4)	Includes annualized rental revenue for all properties under contract to be acquired by ARCT IV from GE Capital at June 30, 2013.

Property Type Diversification

The following table sets forth certain property type information regarding the property portfolios (dollars in thousands):

ARCP

Property Type	Number of Properties	Approximate Leasable Square Feet	Annualized Rental Revenue	Percentage of Rental Revenue
Retail	1,100	7,609,157	143,757	63.1%
Office	35	1,992,555	33,275	14.6%
Distribution	46	9,802,884	50,732	22.3%
Total	1,181	19,404,596	227,764	100%

ARCT IV

Property Type	Number of Properties	Approximate Leasable Square Feet	Annualized Rental Revenue	Percentage of Rental Revenue
Retail	581	4,139,912	65,342	79.6%
Distribution	3	2,430,535	16,706	20.4%
Parking Lot	1	8,400	1	0.0%
Total	585	6,578,847	82,049	100%

CAPLEASE

Property Type	Number of Properties	Approximate Leasable Square Feet	Annualized Rental Revenue	Percentage of Rental Revenue
Retail	16	1,172,481	13,720	10.0%
Office	44	6,206,297	101,017	73.9%
Distribution	10	4,621,011	22,045	16.1%
Total	70	11,999,789	136,782	100%

ARCT IV (GE Capital)

Property Type	Number of Properties	Approximate Leasable Square Feet	Annualized Rental Revenue	Percentage of Rental Revenue
Retail	572	1,964,827	61,741	99.8%
Parking Lot	1	17,446	35	0.1%
Billboard	5	2,463	59	0.1%
Total	578	1,984,736	61,835	100%

COMBINED

Property Type	Number of Properties	Approximate Leasable Square Feet	Annualized Rental Revenue	Percentage of Rental Revenue
Retail	2,269	14,886,377	284,559	56.0%
Office	79	8,198,852	134,292	26.4%
Distribution	59	16,854,430	89,483	17.6%
Parking Lot	2	25,846	36	0.0%
Billboard	5	2,463	59	0.0%
Total	2,414	39,967,968	508,430	100%

Geographic Diversification

The following table sets forth certain state-by-state information regarding the property portfolios (dollars in thousands):

ARCP

State	Number of Properties	Leasable Square Feet	Annualized Rental Revenue(1)	Percentage of Rental Revenue
Alabama	43	578,951	8,122	3.6%
Arizona	8	74,227	1,613	0.7%
Arkansas	18	250,618	3,652	1.6%
California	16	1,450,328	12,488	5.5%
Colorado	13	238,886	4,673	2.1%
Connecticut	10	37,126	1,184	0.5%
Delaware	4	12,369	286	0.1%
Florida	36	188,676	5,366	2.4%
Georgia	64	403,579	8,896	3.9%
Idaho	8	71,565	1,552	0.7%
Illinois	42	1,486,911	19,123	8.4%
Indiana	28	1,762,150	8,288	3.6%
Iowa	19	671,074	4,810	2.1%
Kansas	22	1,305,125	4,611	2.0%
Kentucky	27	263,260	4,629	2.0%
Louisiana	28	221,238	2,871	1.3%
Maine	2	146,430	2,819	1.2%
Maryland	2	11,205	366	0.2%
Massachusetts	18	435,195	6,157	2.7%
Michigan	78	677,709	12,674	5.6%
Minnesota	11	200,487	1,693	0.7%
Mississippi	36	1,380,764	8,327	3.7%
Missouri	86	942,859	11,019	4.8%
Montana	5	55,377	856	0.4%
Nebraska	3	25,355	409	0.2%
Nevada	12	100,660	2,414	1.1%
New Hampshire	10	65,328	1,349	0.6%
New Jersey	8	85,721	2,640	1.2%
New Mexico	10	54,475	870	0.4%
New York	25	326,461	7,522	3.3%
North Carolina	54	1,123,948	10,840	4.8%
North Dakota	4	31,318	572	0.3%
Ohio	63	1,197,640	10,754	4.7%
Oklahoma	22	370,185	2,882	1.3%
Oregon	6	25,143	652	0.3%
Pennsylvania	69	365,231	8,697	3.8%
Puerto Rico	2	31,050	1,105	0.5%
Rhode Island	5	23,488	636	0.3%
South Carolina	30	649,029	6,920	3.0%
South Dakota	2	49,641	415	0.2%
Tennessee	48	362,779	6,526	2.9%
Texas	127	983,549	15,322	6.7%
Utah	3	14,009	415	0.2%

State	Number of Properties	Leasable Square Feet	Annualized Rental Revenue(1)	Percentage of Rental Revenue
Vermont	4	15,432	335	0.1%
Virginia	25	150,269	3,395	1.5%
Washington	5	219,700	3,139	1.4%
West Virginia	9	57,079	1,434	0.6%
Wisconsin	7	187,439	1,869	0.8%
Wyoming	4	23,558	577	0.3%
Total	1,181	19,404,596	227,764	100.0%

(1)	47 properties are accounted for as direct financing leases and therefore for accounting purposes, revenue is recognized as direct financing lease income on the discounted cash flows of the lease payments. Amount reflected is the cash rent on these properties.

ARCT IV

State/Possession	Number of Properties	Leasable Square Feet	Annualized Rental Revenue(1)		Percentage of Rental Revenue
Alabama	28	102,760	3,513		2.4%
Alaska	1	2,805	—	(2)	0.0%
Arizona	11	46,246	806		0.6%
Arkansas	29	99,978	741		0.5%
California	10	60,528	1,480		1.0%
Colorado	2	6,449	176		0.1%
Connecticut	2	4,718	—	(2)	0.0%
Florida	56	1,452,488	15,246		10.6%
Georgia	35	153,206	4,017		2.8%
Idaho	2	9,586	171		0.1%
Illinois	33	155,271	3,502		2.4%
Indiana	15	461,317	7,557		5.3%
Iowa	5	104,910	821		0.6%
Kansas	5	39,392	646		0.4%
Kentucky	16	76,151	1,333		0.9%
Louisiana	11	33,683	1,238		0.9%
Maine	3	787,176	1,082		0.8%
Maryland	8	25,186	1,204		0.8%
Massachusetts	5	574,467	4,157		2.9%
Michigan	18	115,803	1,358		0.9%
Mississippi	5	14,260	598		0.4%
Missouri	12	73,082	1,170		0.8%
Nebraska	2	11,980	126		0.1%
New Hampshire	1	7,316	145		0.1%
New Jersey	2	4,800	193		0.1%
New Mexico	5	23,286	205		0.1%
New York	7	28,837	503		0.3%
North Carolina	42	219,588	5,340		3.7%
Ohio	29	915,662	4,634		3.2%
Oklahoma	3	24,482	382		0.3%
Pennsylvania	26	142,287	3,183		2.2%
Rhode Island	6	25,454	829		0.6%
South Carolina	7	46,847	697		0.5%
South Dakota	3	34,773	364		0.3%

State/Possession	Number of Properties	Leasable Square Feet	Annualized Rental Revenue(1)	Percentage of Rental Revenue
Tennessee	12	47,545	1,383	1.0%
Texas	78	445,273	8,166	5.7%
Utah	2	7,275	245	0.2%
Virginia	19	78,799	1,776	1.2%
Washington	4	16,581	538	0.4%
West Virginia	6	31,209	461	0.3%
Wisconsin	16	47,889	1,692	1.2%
Wyoming	3	19,502	371	0.3%
Total	585	6,578,847	82,049	57.0%

(1)	Six properties are accounted for as direct financing leases and therefore for accounting purposes, revenue is recognized as direct financing lease income on the discounted cash flows of the lease payments. Amount reflected is the cash rent on these properties.
(2)	Properties under master lease agreements and for which annualized rental revenue has not been allocated to individual properties; leases which only pay rent based on a percentage of sales or other measurement per the lease agreements; and leases that are currently on a month-to-month term, where the lease may be terminated at any time, do not have an annualized rental revenue amount reflected.

CAPLEASE

State/Possession	Number of Properties	Leasable Square Feet	Annualized Rental Revenue	Percentage of Rental Revenue
Alabama	2	131,894	4,097	3.0%
California	7	1,388,786	12,468	9.1%
Colorado	3	420,471	7,664	5.6%
Florida	1	307,275	2,121	1.6%
Georgia	4	264,165	2,027	1.5%
Illinois	2	543,750	8,635	6.3%
Indiana	3	932,542	3,729	2.7%
Kansas	3	266,644	4,521	3.3%
Kentucky	6	446,274	2,874	2.1%
Louisiana	1	133,841	2,314	1.7%
Maryland	4	430,967	9,584	7.0%
Massachusetts	1	88,420	758	0.6%
Nebraska	2	426,399	5,537	4.0%
New Jersey	2	517,215	9,056	6.6%
New York	1	98,184	1,312	1.0%
North Carolina	1	191,681	2,093	1.5%
Ohio	1	111,776	984	0.7%
Oklahoma	1	328,545	4,250	3.1%
Pennsylvania	4	2,153,381	12,986	9.5%
Puerto Rico	1	56,500	1,300	1.0%
Tennessee	3	193,983	2,454	1.8%
Texas	11	1,598,049	22,334	16.3%
Virginia	4	658,998	8,819	6.4%
Washington	1	155,200	2,834	2.1%
Wisconsin	1	154,849	2,031	1.5%
Total	70	11,999,789	136,782	100%

ARCT IV (GE Capital)

State/Possession	Number of Properties	Leasable Square Feet	Annualized Rental Revenue		Percentage of Rental Revenue
Alabama	23	83,311	3,716		6.0%
Arizona	9	31,973	839		1.4%
Arkansas	7	23,279	—	(1)	0.0%
California	3	12,948	280		0.5%
Colorado	9	39,185	—	(1)	0.0%
Connecticut	2	5,060	193		0.3%
District of Columbia	1	3,210	43		0.1%
Florida	50	184,504	7,977		12.8%
Georgia	29	133,800	2,036		3.3%
Idaho	4	16,296	1,617		2.6%
Illinois	20	69,021	2,531		4.1%
Indiana	23	74,501	2,728		4.4%
Iowa	5	18,554	576		0.9%
Kansas	3	10,038	359		0.6%
Kentucky	7	29,832	1,510		2.4%
Louisiana	15	45,468	1,540		2.5%
Maryland	1	5,867	292		0.5%
Massachusetts	1	6,237	143		0.2%
Michigan	24	97,962	2,388		3.9%
Minnesota	5	19,686	308		0.5%
Mississippi	10	28,350	1,113		1.8%
Missouri	11	31,792	864		1.4%
Montana	1	2,520	41		0.1%
Nebraska	5	16,052	409		0.7%
New Hampshire	1	6,003	112		0.2%
New Jersey	1	3,840	115		0.2%
New Mexico	7	23,124	1,973		3.2%
New York	21	85,279	2,490		4.0%
North Carolina	6	14,930	716		1.2%
North Dakota	1	3,536	480		0.8%
Ohio	51	171,139	4,500		7.2%
Oklahoma	9	28,911	824		1.3%
Oregon	6	26,807	—	(1)	0.0%
Pennsylvania	9	37,619	931		1.5%
South Carolina	36	89,773	2,385		3.9%
Tennessee	29	74,906	1,951		3.2%
Texas	63	223,103	6,501		10.4%
Utah	1	3,300	30		0.0%
Virginia	19	51,622	1,395		2.3%
Washington	3	12,642	1,846		3.0%
West Virginia	15	45,907	1,445		2.3%
Wisconsin	32	92,849	2,638		4.3%
Total	578	1,984,736	61,835		100%

(1)	Properties under master lease agreements and for which annualized rental revenue has not been allocated to individual properties; leases which only pay rent based on a percentage of sales or other measurement per the lease agreements; and leases that are currently on a month-to-month term, where the lease may be terminated at any time, do not have an annualized rental revenue amount reflected.

COMBINED

State/Possession	Number of Properties	Leasable Square Feet	Annualized Rental Revenue(1)		Percentage of Rental Revenue
Alabama	96	896,916	19,447		3.8%
Alaska	1	2,805	—	(2)	0.0%
Arizona	28	152,446	3,258		0.6%
Arkansas	54	373,875	4,393		0.9%
California	36	2,912,590	26,716		5.3%
Colorado	27	704,991	12,513		2.5%
Connecticut	14	46,904	1,377		0.3%
Delaware	4	12,369	286		0.1%
District of Columbia	1	3,210	43		0.0%
Florida	143	2,132,943	30,710		5.9%
Georgia	132	954,750	16,976		3.3%
Idaho	14	97,447	3,341		0.7%
Illinois	97	2,254,953	33,791		6.6%
Indiana	69	3,230,510	22,301		4.4%
Iowa	29	794,538	6,207		1.2%
Kansas	33	1,621,199	10,137		2.0%
Kentucky	56	815,517	10,346		2.0%
Louisiana	55	434,230	7,963		1.6%
Maine	5	933,606	3,901		0.8%
Maryland	15	473,225	11,446		2.3%
Massachusetts	25	1,104,319	11,215		2.2%
Michigan	120	891,474	16,420		3.2%
Minnesota	16	220,173	2,001		0.4%
Mississippi	51	1,423,374	10,038		2.0%
Missouri	109	1,047,733	13,053		2.6%
Montana	6	57,897	897		0.2%
Nebraska	12	479,786	6,482		1.3%
Nevada	12	100,660	2,414		0.5%
New Hampshire	12	78,647	1,606		0.3%
New Jersey	13	611,576	12,003		2.4%
New Mexico	22	100,885	3,048		0.6%
New York	54	538,761	11,827		2.3%
North Carolina	103	1,550,147	18,990		3.7%
North Dakota	5	34,854	1,052		0.2%
Ohio	144	2,396,217	20,872		4.1%
Oklahoma	35	752,123	8,339		1.6%
Oregon	12	51,950	652		0.1%
Pennsylvania	108	2,698,518	25,797		5.1%
Puerto Rico	3	87,550	2,405		0.5%
Rhode Island	11	48,942	1,465		0.3%
South Carolina	73	785,649	10,002		2.0%
South Dakota	5	84,414	779		0.2%
Tennessee	92	679,213	12,315		2.4%
Texas	279	3,249,974	52,323		10.2%
Utah	6	24,584	690		0.1%
Vermont	4	15,432	335		0.1%

State/Possession	Number of Properties	Leasable Square Feet	Annualized Rental Revenue(1)	Percentage of Rental Revenue
Virginia	67	939,688	15,384	3.0%
Washington	13	404,123	8,356	1.6%
West Virginia	30	134,195	3,340	0.7%
Wisconsin	56	483,026	8,230	1.6%
Wyoming	7	43,060	948	0.2%
Total	2,414	39,967,968	508,430	100%

(1)	59 properties are accounted for as direct financing leases and, therefore, for accounting purposes, revenue is recognized as direct financing lease income on the discounted cash flows of the lease payments. Amount reflected is the cash rent on these properties.
(2)	Properties under master lease agreements and for which annualized rental revenue has not been allocated to individual properties; leases which only pay rent based on a percentage of sales or other measurement per the lease agreements; and leases that are currently on a month-to-month term, where the lease may be terminated at any time, do not have an annualized rental revenue amount reflected.

Lease Expirations

The following table sets forth certain information regarding the property portfolios and the timing of the lease term expirations (excluding rights to extend a lease at the option of the tenant) on net leased, single-tenant properties (for properties under direct financing leases, average annual rent amounts represent cash rent on these properties) (dollars in thousands):

ARCP

Total Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	7	605	0.27%	34,936
2014	34	4,358	1.92%	200,243
2015	46	5,009	2.20%	278,769
2016	54	6,157	2.71%	256,987
2017	100	13,117	5.77%	914,069
2018	121	19,626	8.63%	1,328,382
2019	71	10,435	4.59%	461,073
2020	58	7,377	3.24%	300,376
2021	63	13,635	6.00%	920,691
2022	124	24,138	10.62%	4,073,687
2023	70	25,437	11.19%	2,690,873
Total	748	129,894	57.13%	11,460,086

Operating Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	7	605	0.27%	34,936
2014	33	4,286	1.93%	197,780
2015	44	4,835	2.17%	272,071
2016	54	6,157	2.77%	256,987
2017	93	12,010	5.40%	883,811
2018	112	18,825	8.47%	1,298,505
2019	63	9,674	4.35%	437,626
2020	58	7,377	3.32%	300,376
2021	62	13,513	6.08%	917,696
2022	121	23,862	10.73%	4,061,776
2023	62	24,605	11.06%	2,653,211
Total	709	125,749	56.55%	11,314,775

Direct Financing Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	—	—	0.00%	—
2014	1	72	1.44%	2,463
2015	2	174	3.48%	6,698
2016	—	—	0.00%	—
2017	7	1,107	22.17%	30,258
2018	9	801	16.04%	29,877
2019	8	761	15.24%	23,447
2020	—	—	0.00%	—
2021	1	122	2.44%	2,995
2022	3	276	5.53%	11,911
2023	8	832	16.66%	37,662
Total	39	4,145	83.02%	145,311

ARCT IV

Total Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	16	593	0.72%	60,643
2014	14	1,376	1.67%	63,830
2015	41	1,180	1.43%	128,737
2016	29	1,622	1.97%	102,960
2017	87	10,216	12.40%	431,693
2018	30	2,293	2.78%	121,094
2019	17	1,603	1.95%	65,166
2020	17	2,006	2.43%	70,194
2021	10	573	0.70%	39,591
2022	24	10,910	13.24%	1,401,216
2023	23	3,195	3.88%	209,250
Total	308	35,567	43.16%	2,694,374

Operating Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	15	486	0.60%	57,093
2014	12	1,121	1.38%	58,433
2015	40	1,057	1.30%	125,529
2016	29	1,622	1.99%	102,960
2017	87	10,216	12.56%	431,693
2018	30	2,293	2.82%	121,094
2019	15	1,347	1.66%	56,834
2020	17	2,006	2.47%	70,194
2021	10	573	0.70%	39,591
2022	24	10,910	13.42%	1,401,216
2023	23	3,195	3.93%	209,250
Total	302	34,826	42.83%	2,673,887

Direct Financing Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	1	107	14.44%	3,550
2014	2	255	34.41%	5,397
2015	1	123	16.60%	3,208
2016	0	—	0.00%	—
2017	0	—	0.00%	—
2018	0	—	0.00%	—
2019	2	256	34.55%	8,332
2020	0	—	0.00%	—
2021	0	—	0.00%	—
2022	0	—	0.00%	—
2023	0	—	0.00%	—
Total	6	741	100.00%	20,487

CAPLEASE

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	1	6,723	4.94%	207,055
2014	3	2,861	2.10%	223,912
2015	5	10,999	8.08%	865,703
2016	10	17,527	12.88%	1,312,058
2017	8	22,569	16.58%	2,856,984
2018	3	4,305	3.16%	227,672
2019	4	9,374	6.89%	422,210
2020	8	16,952	12.46%	1,049,555
2021	18	22,036	16.19%	3,097,715
2022	1	3,672	2.70%	181,160
2023	2	4,091	3.01%	134,979
Total	63	121,109	89.00%	10,579,003

ARCT IV (GE CAPITAL)

Total Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	19	728	1.18%	48,892
2014	35	2,573	4.16%	117,590
2015	28	1,323	2.14%	89,035
2016	28	2,460	3.98%	96,548
2017	20	1,056	1.71%	55,258
2018	27	1,598	2.58%	83,564
2019	20	1,355	2.19%	52,251
2020	26	2,117	3.42%	93,779
2021	24	1,990	3.22%	67,661
2022	12	963	1.56%	86,617
2023	7	465	0.75%	24,417
Total	246	16,628	26.89%	815,612

Operating Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	18	618	1.01%	46,074
2014	33	2,382	3.90%	111,690
2015	28	1,323	2.16%	89,035
2016	27	2,348	3.84%	94,239
2017	20	1,056	1.73%	55,258
2018	26	1,400	2.29%	78,992
2019	20	1,355	2.22%	52,251
2020	26	2,117	3.46%	93,779
2021	24	1,990	3.26%	67,661
2022	12	963	1.58%	86,617
2023	7	465	0.76%	24,417
Total	241	16,017	26.20%	800,013

Direct Financing Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	1	110	15.74%	2,818
2014	2	191	27.32%	5,900
2015	0	—	0.00%	—
2016	1	112	16.02%	2,309
2017	0	—	0.00%	—
2018	1	198	28.33%	4,572
2019	0	—	0.00%	—
2020	0	—	0.00%	—
2021	0	—	0.00%	—
2022	0	—	0.00%	—
2023	0	—	0.00%	—
Total	5	611	87.41%	15,599

COMBINED

Total Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	43	8,649	1.70%	351,526
2014	86	11,168	2.20%	605,575
2015	120	18,511	3.65%	1,362,244
2016	121	27,766	5.47%	1,768,553
2017	215	46,958	9.25%	4,258,004
2018	181	27,822	5.48%	1,760,712
2019	112	22,767	4.48%	1,000,700
2020	109	28,452	5.60%	1,513,904
2021	115	38,234	7.53%	4,125,658
2022	161	39,683	7.82%	5,742,680
2023	102	33,188	6.54%	3,059,519
Total	1,365	303,198	59.72%	25,549,075

Operating Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	41	8,432	1.68%	345,158
2014	81	10,650	2.13%	591,815
2015	117	18,214	3.64%	1,352,338
2016	120	27,654	5.52%	1,766,244
2017	208	45,851	9.15%	4,227,746
2018	171	26,823	5.35%	1,726,263
2019	102	21,750	4.34%	968,921
2020	109	28,452	5.68%	1,513,904
2021	114	38,112	7.61%	4,122,663
2022	158	39,407	7.87%	5,730,769
2023	94	32,356	6.46%	3,021,857
Total	1,315	297,701	59.43%	25,367,678

Direct Financing Leases:

Year of Expiration	Number of Leases Expiring	Average Annual Rent	Percentage of Average Annual Rent	Leasable Square Feet
July 1, 2013 through December 31, 2013	2	217	3.37%	6,368
2014	5	518	8.05%	13,760
2015	3	297	4.62%	9,906
2016	1	112	1.74%	2,309
2017	7	1,107	17.21%	30,258
2018	10	999	15.53%	34,449
2019	10	1,017	15.81%	31,779
2020	0	—	0.00%	—
2021	1	122	1.90%	2,995
2022	3	276	4.29%	11,911
2023	8	832	12.93%	37,662
Total	50	5,497	85.45%	181,397

DESCRIPTION OF ARCP SHARES

The following contains a summary of certain material provisions of ARCP’s charter and bylaws relating to the shares of ARCP common stock. The following description of the shares of ARCP common stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to ARCP’s charter (including the applicable articles supplementary designating the terms of a class or series of preferred stock) and bylaws.

General

ARCP’s charter authorizes ARCP to issue up to 860.0 million shares, consisting of 750.0 million shares of common stock, par value $0.01 per share, 10.0 million shares of manager’s stock, par value $0.01 per share, or Manager’s Stock, par value $0.01 per share, and 100.0 million shares of preferred stock, par value $0.01 per share, 545,454 shares of which have been classified and designated as Series A Convertible Preferred Stock, 283,018 shares of which have been classified and designated as Series B Convertible Preferred Stock and 28,398,213 of which have been classified and designated as Series C Convertible Preferred Stock. As of the consummation of the merger, ARCP expects approximately 294.5 million shares of ARCP common stock will be issued and outstanding (assuming holders of 75% of shares of ARCT IV common stock receive ARCP common stock in the merger). The ARCP Board, with the approval of a majority of the entire board of directors and without any action taken by ARCP stockholders, may amend ARCP’s charter from time to time to increase or decrease the aggregate number of ARCP’s authorized shares or the number of shares of any class or series that ARCP has the authority to issue. Under Maryland law, stockholders are not generally liable for ARCP’s debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of ARCP’s stock and to the provisions of ARCP’s charter relating to the restrictions on ownership and transfer of ARCP’s stock, the holders of ARCP common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by the ARCP Board and declared by ARCP; and
•	are entitled to share ratably in all of ARCP’s assets available for distribution to holders of ARCP common stock upon liquidation, dissolution or winding up of ARCP’s affairs.

Upon issuance for full payment therefor, all common stock issued by ARCP will be fully paid and non-assessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of ARCP common stock. Holders of ARCP common stock generally will have no appraisal rights.

Subject to the provisions of ARCP’s charter relating to the restrictions on ownership and transfer of ARCP’s stock and except as may otherwise be provided in the terms of any class or series of common stock, holders of ARCP common stock are entitled to one vote per share on all matters on which holders of ARCP common stock are entitled to vote at all meetings of ARCP stockholders. The holders of ARCP common stock do not have cumulative voting rights.

The holders of ARCP common stock shall vote together with the holders of shares of Manager’s Stock as a single class on all matters. Holders of shares of ARCP common stock shall be entitled to vote for the election of directors. Directors may be removed from office, with or without cause, by the affirmative vote of stockholders entitled to cast not less than 66 2/3% of the total votes entitled to be cast generally in the election of directors. Vacancies on the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum). Any director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Power to Reclassify Shares of ARCP’s Stock

The ARCP Board may classify any unissued shares of preferred stock and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over ARCP common stock with respect to voting rights, distributions or upon liquidation, and authorize ARCP to issue the newly classified shares. Prior to the issuance of shares of each class or series, the ARCP Board is required by the MGCL and ARCP’s charter to set, subject to the provisions of ARCP’s charter regarding the restrictions on ownership and transfer of ARCP’s stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of ARCP’s stock or the rules of any stock exchange or automated quotation system on which ARCP’s securities may be listed or traded.

Power to Increase Authorized Stock and Issue Additional Shares of ARCP’s Common Stock and Preferred Stock

ARCP believes that the power of its board of directors to amend the charter from time to time to increase the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that ARCP has the authority to issue, to issue additional authorized but unissued shares of ARCP common stock or preferred stock and to classify or reclassify unissued shares of ARCP common stock or preferred stock into other classes or series of stock and thereafter to cause ARCP to issue such classified or reclassified shares of stock will provide ARCP with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by ARCP’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which ARCP’s securities are then listed or traded. Although the ARCP Board does not intend to do so, it could authorize ARCP to issue a class or series of common stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of ARCP that might involve a premium price for ARCP’s stockholders or otherwise be in their best interest.

Restrictions on Transfer and Ownership of Stock

In order for ARCP to qualify as a REIT under the Code, shares of ARCP’s stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

ARCP’s charter contains restrictions on the ownership and transfer of shares of ARCP’s common stock and other outstanding shares of stock. The relevant sections of ARCP’s charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of ARCP’s outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of ARCP’s shares of stock; we refer to these limitations as the “ownership limits.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of the aggregate of ARCP’s outstanding shares of stock and 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of ARCP’s shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of ARCP’s stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

The ARCP Board may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits or establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in ARCP being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause ARCP to fail to qualify as a

REIT. In order to be considered by the ARCP Board for exemption, a person also must not own, actually or constructively, an interest in one of ARCP’s tenants (or a tenant of any entity which ARCP owns or controls) that would cause ARCP to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by ARCP from such tenant is sufficiently small that, in the opinion of the ARCP Board, rent from such tenant would not adversely affect ARCP’s ability to qualify as a REIT. The person seeking an exemption must represent and covenant to the satisfaction of the ARCP Board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, the ARCP Board may, but is not be required to, obtain an opinion of counsel or Internal Revenue Service, which we refer to as the IRS, ruling satisfactory to the ARCP Board with respect to ARCP’s qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate. Consistent with ARCP’s charter, the ARCP Board has granted an exemption from the ownership limits and established an excepted holder limit with respect to the holder of ARCP’s Series A Convertible Preferred Stock, the holder of ARCP’s Series B Convertible Preferred Stock and certain holders of ARCP’s Series C Convertible Preferred Stock as it relates to all outstanding shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock and the shares of ARCP common stock owned by the equity owner of such holder.

In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, the ARCP Board may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of ARCP’s stock is in excess of such decreased limits until such person’s percentage ownership of shares of ARCP’s stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of ARCP’s stock in excess of such percentage ownership will be in violation of the applicable limits. The ARCP Board may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of ARCP’s stock then outstanding. Prior to any modification of the ownership limits, the ARCP Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure ARCP’s qualification as a REIT.

ARCP’s charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of ARCP’s stock that would result in ARCP being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause ARCP to fail to qualify as a REIT; and
•	any person from transferring shares of ARCP’s stock if such transfer would result in shares of ARCP’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of ARCP’s stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of ARCP’s stock will be required to immediately give written notice to ARCP or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to ARCP, and provide ARCP with such other information as ARCP may request in order to determine the effect of such transfer on ARCP’s qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of ARCP’s stock will not apply if the ARCP Board determines that it is no longer in ARCP’s best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions on ownership and transfer of ARCP’s stock is no longer required in order for ARCP to qualify as a REIT.

If any transfer of shares of ARCP’s stock would result in shares of ARCP’s stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of ARCP’s stock or any other event would otherwise result in:

•	any person violating the ownership limits or such other limit established by the ARCP Board; or

•	ARCP being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause ARCP to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by ARCP, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in ARCP’s charter, then the charter provides that the transfer of the shares will be void from the time of such purported transfer.

Shares of stock transferred to a charitable trust are deemed offered for sale to ARCP, or ARCP’s designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on NASDAQ (or other applicable exchange), the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (2) the market price on the date ARCP, or ARCP’s designee, accept such offer. ARCP may reduce the amount payable to the charitable trust by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. ARCP may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. ARCP has the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to ARCP, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

If ARCP does not buy the shares, the charitable trustee must, within 20 days of receiving notice from ARCP of the transfer of the shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of ARCP’s stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by ARCP that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by ARCP and will be unaffiliated with ARCP and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by ARCP with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to ARCP’s discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to the MGCL, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to ARCP’s discovery that the shares have been transferred to the charitable trust; and
•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if ARCP has already taken irreversible action, then the charitable trustee may not rescind and recast the vote.

If the ARCP Board determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of ARCP’s stock set forth in ARCP’s charter, the ARCP Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing ARCP to redeem shares of stock, refusing to give effect to the transfer on ARCP’s books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of ARCP’s stock, including common stock, will be required to give written notice to ARCP within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of ARCP’s stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to ARCP such additional information as ARCP may request in order to determine the effect, if any, of such beneficial ownership on ARCP’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to ARCP such information as ARCP may request, in good faith, in order to determine ARCP’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of ARCP’s stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of ARCP’s stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for ARCP common stock or otherwise be in the best interest of ARCP’s stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for ARCP’s common stock is Computershare Trust Company, N.A.

Listing

ARCP’s shares of common stock are listed on the NASDAQ under the symbol “ARCP.” ARCP will apply to have the new shares of ARCP common stock to be issued in connection with the merger listed on the the NASDAQ upon the consummation of the merger. If the merger is completed, shares of ARCT IV common stock will be deregistered under the Exchange Act.

THE ARCP SPECIAL MEETING

Date, Time, Place and Purpose of ARCP’s Special Meeting

The special meeting of the stockholders of ARCP will be held at            , New York, New York            , on            , 2013, commencing at     , local time. The purpose of ARCP’s special meeting is:

1.	to consider and vote on a proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement; and
2.	to consider and vote on an amendment, subject to the approval of the holders of Series C Convertible Preferred Stock, or the Series C preferred stockholders, to the Series C articles supplementary, to provide an exception to the limit on the aggregate amount of shares of ARCP common stock that may be issued to the Series C preferred stockholders upon conversion of the Series C Convertible Preferred Stock, or the 19.9% Cap, if the common stockholders approve such issuance;
3.	to consider and vote on a proposal to approve the issuance of shares of ARCP common stock to the Series C preferred stockholders upon conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap; and
4.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap.

Recommendation of the ARCP Board

The ARCP Board has unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) (i) determined that the merger agreement and the merger, including the issuance of ARCP common stock in connection with the merger, are advisable and in the best interests of ARCP and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated thereby; (iii) approved the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement; (iv) approved the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders; and (v) approved the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., a director and officer of ARCP and ARCT IV, each abstained from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement. William M. Kahane, a director of ARCP and founder and managing member of ARC, also abstained from the vote. The ARCP Board unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) recommends that you vote FOR the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. For the reasons for this recommendation, see “The Merger — Recommendation of the ARCP Board and Its Reasons for the Merger” beginning on page 88.

Record Date; Who Can Vote at ARCP’s Special Meeting

The ARCP Board has fixed the close of business on July 15, 2013, as the record date for determination of ARCP stockholders entitled to receive notice of, and to vote at, ARCP’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of ARCP common stock at the close of business on the record date are entitled to receive notice of, and to vote at, ARCP’s special meeting. As of the record date, there were 185,193,886 shares of ARCP common stock outstanding and entitled to be voted at ARCP’s special meeting, held by approximately 1,913 holders of record.

Each share of ARCP common stock is entitled to one vote on the proposals to approve issuance of shares of ARCP common stock pursuant to the merger agreement and to solicit additional proxies.

Vote Required for Approval; Quorum

Approval of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of ARCP common stock entitled to vote on such proposal. Approval of the proposal to amend the Series C articles supplementary requires the affirmative vote of at least a majority of all votes entitled to be cast on the matter, provided that the total votes cast on the matter represent a majority of the outstanding shares of ARCP common stock. Approval of the proposal to issue shares of ARCP common stock in excess of the 19.9% Cap requires the affirmative vote of a majority of at least a majority of all votes entitled to be cast on the matter, provided that the total votes cast on the matter represent a majority of the outstanding shares of ARCP common stock. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal.

ARCP’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at ARCP’s special meeting for purposes of determining whether a quorum is present.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted in determining the presence of a quorum. Abstentions will have no effect on the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. Broker non-votes will also have no effect on such proposals as long as a quorum is present at the meeting.

Manner of Authorizing Proxy

ARCP stockholders may submit their votes for or against the proposals submitted at ARCP’s special meeting in person or by proxy. ARCP stockholders may authorize a proxy in the following ways:

•	Internet. ARCP stockholders may authorize a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.
•	Telephone. ARCP stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.
•	Mail. ARCP stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

ARCP stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail.

The method by which ARCP stockholders authorize a proxy will in no way limit their right to vote at ARCP’s special meeting if they later decide to attend the meeting and vote in person. If shares of ARCP common stock are held in the name of a broker or other nominee, ARCP stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at ARCP’s special meeting.

All shares of ARCP common stock entitled to vote and represented by properly completed proxies received prior to ARCP’s special meeting, and not revoked, will be voted at ARCP’s special meeting as instructed on the proxies. If ARCP stockholders of record do not indicate how their shares of ARCP common stock should be voted on a proposal, the shares of ARCP common stock represented by their properly executed proxy will be voted as the ARCP Board (with Messrs. Schorsch, Weil and Kahane abstaining) recommends and therefore FOR the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, FOR the approval of the amendment to the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, FOR the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap. If you do not provide voting instructions to your broker or other nominee, your shares of ARCP common stock will NOT be voted and will be considered broker non-votes.

Shares Held in “Street Name”

If ARCP stockholders hold shares of ARCP common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.

If ARCP stockholders hold shares of ARCP common stock in an account of a broker or other nominee and attend ARCP’s special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of ARCP common stock and authorizing them to vote.

Shares of ARCP common stock held by brokers and other nominees will NOT be voted unless such ARCP stockholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

ARCP stockholders of record may change their vote or revoke their proxy at any time before it is exercised at ARCP’s special meeting by:

•	submitting notice in writing to ARCP’s Secretary at American Realty Capital Properties, Inc., 405 Park Avenue, 15th Floor, New York, New York 10022, that you are revoking your proxy;
•	executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or
•	voting in person at ARCP’s special meeting.

Attending ARCP’s special meeting without voting will not revoke your proxy.

ARCP stockholders who hold shares of ARCP common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Tabulation of the Votes

ARCP will appoint an Inspector of Election for ARCP’s special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

ARCP will pay the cost of soliciting proxies.  Directors, officers and employees of ARCP may solicit proxies on behalf of ARCP in person or by telephone, facsimile or other means, for which they will not receive any additional compensation. ARCP has engaged Boston Financial and ANST to assist it in the solicitation of proxies. ARCP has agreed to pay Boston Financial and ANST fees not expected to exceed $100,000, which includes the payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC and the NASDAQ, ARCP also will reimburse brokerage firms, and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of ARCP common stock.

PROPOSALS SUBMITTED TO ARCP STOCKHOLDERS

Common Stock Share Issuance Proposal

(Proposal 1 on the ARCP Proxy Card)

If the merger is consummated pursuant to the merger agreement, ARCT IV stockholders will receive per share, at the election of each such stockholder, either (i) $30.00 in cash, which we refer to as the cash consideration, or (ii) at the election of ARCP, either (A) a number of shares of the ARCP common stock equal to the Exchange Ratio (as defined below), which we refer to as the stock consideration, or (B) only if the Market Price (as defined below) is less than $14.94, and subject to the requirement that the merger qualify as a tax-free reorganization for federal income tax purposes, 2.05 shares of ARCP’s common stock and an amount in cash equal to the product obtained by multiplying the excess of the Exchange Ratio over 2.05 by the Market Price, which we refer to as the alternative stock consideration. “Exchange Ratio” is defined as either (1) if the volume weighted average closing sale price of a share of ARCP’s common stock over the five (5) consecutive trading days on the NASDAQ ending on the trading day immediately prior to the closing date of the mergers, as reported in The Wall Street Journal, which we refer to as the Market Price, is equal to or greater than $14.94, then 2.05, or (2) if the Market Price is less than $14.94, then the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by the Market Price.

In no event will the cash consideration be paid with respect to more than 25% of the shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger. If the aggregate elections for payment in cash exceed 25% of the number of shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger, then the amount of the cash consideration paid will be reduced on a pro rata basis with the remaining consideration paid in ARCP common stock. Cash will be paid in lieu of any fractional shares.

Under the NASDAQ Stock Market Rules, a company listed on the NASDAQ is required to obtain stockholder approval prior to the issuance of securities if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of twenty percent (20%) of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the merger is completed pursuant to the merger agreement, we estimate that ARCP will issue or reserve for issuance approximately 145.8 million shares of ARCP common stock in connection with the merger which is the maximum number of shares of ARCP common stock which would be issued if 100% of the merger consideration is elected by ARCT IV stockholders to be received in shares of ARCP common stock. On an as-converted basis, the aggregate number of shares of ARCP common stock that ARCP will issue in the merger will exceed 20% of the shares of ARCP common stock outstanding before such issuance, and for this reason, ARCP must obtain the approval of ARCP stockholders for the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement.

The approval of this proposal by ARCP stockholders is a condition to the consummation of the merger. In the event this proposal is not approved by ARCP stockholders, the merger cannot be consummated. In the event this proposal is approved by ARCP stockholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, ARCP will not issue the shares of ARCP common stock.

ARCP is asking ARCP stockholders to approve the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger agreement.

Approval of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent at least a majority of the outstanding shares of ARCP common stock entitled to vote on such proposal.

Recommendation of the ARCP Board

The ARCP Board unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) recommends that ARCP stockholders vote “FOR” the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement.

Approval of the proposal to amend the ARCP articles supplementary requires the affirmative vote of at least a majority of all votes entitled to be cast on the matter, provided that the total votes cast on the matter represent a majority of the outstanding shares of ARCP common stock. Approval of the proposal to issue shares of ARCP common stock in excess of the 19.9% Cap requires the affirmative vote of a majority of at least a majority of all votes entitled to be cast on the matter, provided that the total votes cast on the matter represent a majority of the outstanding shares of ARCP common stock.

Amendment to the Articles Supplementary for the Series C Convertible Preferred Stock Proposal

(Proposal 2 on the ARCP Proxy Card)

Overview of the Proposal

The second proposal to be considered by ARCP stockholders will be the amendment of the articles supplementary for ARCP’s Series C Convertible Preferred Stock, or the Series C Preferred Shares, subject to the approval thereof by the Series C preferred stockholders, to provide an exception to the cap contained therein on the aggregate amount of shares of ARCP common stock that may be issued to the Series C preferred stockholders upon conversion of the Series C Preferred Shares if such issuance is approved by ARCP’s stockholders, which is the subject of proposal 3 on ARCP’s proxy card described below. This amendment has been declared advisable by the unanimous vote of the ARCP Board.

Pursuant to the terms of the articles supplementary for the Series C Preferred Shares, the Series C Preferred Shares are convertible into shares of ARCP common stock, subject to certain conditions, including that the aggregate number of shares of ARCP common stock issued pursuant to the Securities Purchase Agreement (as defined below) and upon conversion of the Series C Preferred Shares issued pursuant to the Convertible Preferred Stock Purchase Agreement (as defined below) cannot exceed 19.9% of the number of shares of ARCP common stock outstanding on the trading day immediately preceding the date of the Placements (as defined below) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like), or the 19.9% Cap. The 19.9% Cap was included in the articles supplementary for the Series C Preferred Shares to ensure compliance by ARCP, a NASDAQ listed company, with NASDAQ Rule 5635, which prohibits, among other things, the issuance in a private placement at a price below the greater of book or market value prior of the issuance of securities if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of twenty percent (20%) of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock, prior to obtaining stockholder approval.

Summary of the Placements

On June 4, 2013, ARCP entered into a securities purchase agreement, or the Securities Purchase Agreement, with unaffiliated third parties, or the Common Stock Purchasers, each of which is an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act, pursuant to which ARCP agreed to sell to the Common Stock Purchasers, and the Common Stock Purchasers agreed to purchase from the Company, a total of 29,411,764 shares of ARCP’s common stock at a purchase price of $15.47 per share, for an aggregate purchase price of $455 million. Additionally, on June 4, 2013, ARCP entered into a convertible preferred stock purchase agreement, or the Convertible Preferred Stock Purchase Agreement, with unaffiliated third parties, each of which is an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act, or the Preferred Stock Purchasers, pursuant to which ARCP agreed to sell to the Preferred Stock Purchasers, and the Preferred Stock Purchasers agreed to purchase from ARCP, 28,398,213 Series C Preferred Shares at a purchase price of $15.67 per share, for an aggregate purchase price of $445 million. The closing under each of the Securities Purchase Agreement and the Convertible Preferred Stock Purchase Agreement occurred on June 7, 2013 and the Common Stock and Series C Preferred Shares were issued to the Common Stock Purchasers and the Preferred Stock Purchasers, respectively, at such time. Such transactions are referred to in this proxy statement collectively as the Placements. After deducting fees and expenses, the aggregate net proceeds from the sale of the Common Stock was approximately $453 million and the aggregate net proceeds from the sale of the Series C Preferred Shares was approximately $443 million

Use of the Net Proceeds of the Placements

ARCP used a portion of the net proceeds of the Placements to pay for part of the cash portion of the GE Capital Portfolio and expects to use the balance of the net proceeds of the Private Placements to pay for part of the cash portion of the CapLease Merger.

Reason for the Proposal

The current articles supplementary for the Series C Preferred Shares contains the 19.9% Cap described above. You will be asked to consider and vote upon a proposal to approve an amendment to the articles supplementary for the Series C Preferred Shares to provide that ARCP may issue common stock upon conversion of the Series C Preferred Shares in excess of the 19.9% Cap if such issuance is approved by ARCP’s stockholders, which issuance is the subject of proposal 3 on ARCP’s proxy card described below. Under ARCP’s charter, the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast is required to amend ARCP’s charter, which includes the articles supplementary for the Series C Preferred Shares. Additionally, the current articles supplementary for the Series C Preferred Shares requires that such an amendment to the articles supplementary be approved by at least a majority of the votes entitled to be cast by the Series C preferred stockholders, provided, however, that if there are more than two unaffiliated Series C preferred stockholders, such majority shall consist of votes from at least two unaffiliated holders. Currently there are more than two unaffiliated holders of the Series C Preferred Shares. Note that, although this amendment has been declared advisable by the unanimous vote of the ARCP Board, it has not yet been approved by the holders of the Series C Preferred Shares and will not be effective unless and until approved by such holders. If proposals 2 and 3 on ARCP’s proxy card are approved, ARCP will have increased flexibility with respect to converting the Series C Preferred Shares into shares of ARCP common stock and would not be obligated to pay cash in respect of shares in excess of the 19.9% Cap in connection with such conversion, which cash payment, without such the approval of proposals 2 and 3, is estimated to be approximately $401.1 million. See “Risk Factors –Risk Factors Relating to the Merger – ARCP’s Series C Convertible Preferred Stock is subject to conversion or redemption in the short-term, which will result in a cash payment being due to the holders thereof.”

Description of the Series C Preferred Shares

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series C Preferred Shares as listed in the articles supplementary for the Series C Preferred Shares. Although we believe this summary covers the material terms and provisions of the Series C Preferred Shares as contained in the Articles Supplementary, it may not contain all the information that is important to you.

Authorized Shares and Par Value.  ARCP has designated 28,398,213 shares of its preferred stock as “Series C Convertible Preferred Stock”, par value $0.01 per share. All of the Series C Preferred Shares were issued in the Preferred Stock Placement.

Liquidation Preference.  The Series C Preferred Shares have a liquidation preference of $15.67 per share plus accrued but unpaid dividends. In the event of any liquidation of ARCP, before any payment or distribution of the assets of ARCP (whether capital or surplus) shall be made to or set apart for the holders of junior securities, the Series C preferred stockholders will be entitled to receive an amount in cash equal to the greater of (i) the liquidation preference plus 20% of the liquidation preference or (ii) an amount per Series C Preferred Share equal to the amount that would have been payable had each Series C Preferred Share been converted into shares of common stock at the conversion price immediately prior to such liquidation.

Dividends.  The Series C Preferred Shares bear a cumulative dividend per share of 5.81%.

Redemption.  ARCP may exercise its right to redeem or convert the Series C Preferred Sharesby providing written notice of its intent to redeem or convert to each holder of Series C Preferred Shares not later than three business days following the earliest of: (i) the closing of the CapLease Merger; (ii) the trading day after (a) the date of an announcement that CapLease has accepted a competing offer to be acquired by, or merge with, a party other than ARCP or its subsidiary or (b) the CapLease Merger is otherwise terminated without a closing; and (iii) December 31, 2013. Such date is referred to herein as the redemption trigger date. The redemption must occur not more than ten days after the date of the redemption notice and be paid for in cash at a price per Series C Preferred Share equal to the liquidation preference plus 20% of the liquidation preference.

Conversion.  If ARCP does not notify the holders of the Series C Preferred Shares as described above or notifies such holders of its intent to convert the Series C Preferred Shares, each Series C Preferred Share will be converted into the number of shares of ARCP common stock obtained by dividing the aggregate liquidation preference of such Series C Preferred Shares by the conversion price. The conversion price per share of common stock for which each Series C Preferred Share is convertible, or the Conversion Price, will be lowest of (i) a 2% discount to the volume-weighted average price (“VWAP”) of the common stock for the 10 trading days prior to the conversion election date, (ii) a 2% discount to the closing price on the conversion election date and (iii) $15.67 (as such amount may be adjusted from time to time, the “Fixed Conversion Price”).

Share Caps.  The aggregate number of shares of ARCP common stock issuable upon conversion of the Series C Preferred Shares, when combined with the shares of common stock issued pursuant to the Securities Purchase Agreement, cannot exceed 19.9% of the number of shares of ARCP common stock outstanding on the trading day immediately preceding the date of the Placements (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like). Additionally, the Series C Preferred Shares are subject to the terms of ARCP’s charter, including the aggregate share ownership limit, which provides that, unless the ARCP Board provides an exemption, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of ARCP’s outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of ARCP’s shares of stock. If ARCP is unable to issue any shares of ARCP common stock upon conversion of the Series C Preferred Shares due to such limitations, ARCP must pay cash in respect of such excess shares of common stock in an amount equal to the greater of the product of such number of excess shares and (i) 102% of the liquidation preference and (ii) the Conversion Price valued at the one-day VWAP of the common stock on the applicable date.

Ranking.  The Series C Preferred Shares, with respect to dividend rights and rights upon ARCP’s liquidation, dissolution or winding-up of its affairs, ranks: (1) senior to all ARCP common stock and all of ARCP’s other capital stock designated as ranking junior to the Series C Preferred Shares; (2) on a parity with ARCP’s Series A Convertible Preferred Stock, ARCP’s Series B Convertible Preferred Stock and other Series C Preferred Shares and (3) junior to any class or series of shares of ARCP’s capital stock deemed to rank senior to the Series C Preferred Shares.

Voting Rights.  Holders of the Series C Preferred Shares generally have no voting rights, except that, so long as any Series C Preferred Shares are outstanding, the affirmative vote of at least a majority of the votes entitled to be cast by the Series C preferred stockholders, and at the time outstanding, voting as a single class, will be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of ARCP’s charter, including the terms of the Series C Preferred Shares, that materially and adversely affects the voting powers, rights or preferences of the Series C Preferred Shares; provided, however, that if there are more than two unaffiliated Series C preferred stockholders, such majority shall consist of votes from at least two unaffiliated holders; provided further, however, that (A) the amendment of the provisions of ARCP’s charter so as to authorize or create or to increase the number of the authorized shares of any senior shares, parity shares or junior shares shall not be deemed to materially and adversely affect the voting powers, rights or preferences of the Series C Preferred Shares and (B) any filing with the SDAT by ARCP in connection with a merger, consolidation or sale of all or substantially all of the assets of ARCP shall not be deemed to be an amendment, alteration or repeal of any of the provisions of ARCP’s charter, including the terms of the Series C Preferred Shares.

Anti-dilution Provisions.  The Fixed Conversion Price is subject to customary anti-dilution adjustments, including in connection with any stock dividend, stock split, combination of shares, reclassification or other similar event affecting the common stock, issuances of common stock (other than in connection with any underwritten public offering and issuances to unaffiliated third parties for an acquisition on an arm’s-length basis) or rights to acquire common stock at a discount and distributions to the holders of common stock (in cash or kind) in excess of $0.11 per month.

Preemptive Rights.  Series C preferred stockholders have no preemptive rights.

Recommendation of the ARCP Board

The ARCP Board unanimously recommends that ARCP stockholders vote “FOR” the proposal to approve the amendments to the articles supplementary for the Series C Preferred Shares.

This proposal 2 to approve the amendment to the articles supplementary for the Series C Preferred Shares and proposal 3 described below to approve the potential issuance of ARCP common stock pursuant to the conversion of the Series C Preferred Shares in excess of the 19.9% Cap is wholly independent from, and not related in any way to, the merger, the merger agreement and the other transactions contemplated thereby. Your vote on this proposal will have no impact on your votes in connection with the merger and the adjournment proposal. Similarly, your votes in connection with merger and the adjournment proposal will have no impact on your vote on this proposal or proposal 3.

Issuance of ARCP Common Stock Upon Conversion of ARCP Series C Convertible Preferred Stock in Excess of the 19.9% Cap Proposal

(Proposal 3 on the ARCP Proxy Card)

Overview of the Proposal

The third proposal to be considered by ARCP stockholders will be the issuance of ARCP common stock upon conversion of the Series C Preferred Shares in excess of the 19.9% Cap. Assuming that proposal 2 described above for the amendment to the Series C articles supplementary is approved by ARCP’s common stockholders and such amendments are also approved by holder of the Series C Preferred Shares, ARCP will have the ability to issue common stock upon conversion of the Series C Preferred Shares in full (assuming this proposal 3 is approved). Such ability will provide ARCP with greater flexibility upon the redemption trigger date so that ARCP would not be obligated to pay cash in connection with such conversion over the 19.9% Cap, which cash payment, without the approval of proposals 2 and 3, is estimated to be approximately $401.1 million. See “Risk Factors – Risk Factors Relating to the Merger – ARCP’s Series C Convertible Preferred Stock is subject to conversion or redemption in the short-term, which will result in a cash payment being due to the holders thereof.”

Reason for the Proposal

Under NASDAQ Rule 5635, a company listed on the NASDAQ is required to obtain stockholder approval prior to the issuance of securities at a price less than the greater of book or market value, in a transaction other than a public offering, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of twenty percent (20%) of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Series C Preferred Shares are converted in full into ARCP common stock, approximately 28.4 million shares of ARCP common would be issuable upon such conversion (assuming the conversion price is $15.67 per share). The conversion price is based on a formula which may be adjusted upon the occurrence of certain events and may be based on the future trading price of the common stock and, therefore, no assurance can be given that the conversion price will be $15.67 per share. When such number of shares of ARCP common stock, on an as-converted basis, are added to the approximately 29.4 million shares of ARCP common stock issued pursuant to the Securities Purchase Agreement, the aggregate number of shares of ARCP common stock that ARCP issued pursuant to the Securities Purchase Agreement and upon conversion of the Series C Preferred Shares issued pursuant to the Convertible Preferred Stock Purchase Agreement will exceed 20% of the shares of ARCP common stock outstanding prior to the Placements. For purposes of NASDAQ Rule 5635, the shares of ARCP common stock issued or issuable in connection with the Private Placement Transactions are viewed collectively. For these reasons, ARCP must obtain the approval of ARCP stockholders for the issuance of shares of ARCP common stock to Series C preferred stockholders over the 19.9% Cap.

Consequences Relating to the Approval of Proposals 2 and 3

Ability to Convert Series C Preferred Shares into Shares of Common Stock.  Subject to compliance with its charter, and the approval of the Series C preferred stockholders, ARCP will have the ability to convert the Series C Preferred Shares in full into shares of common stock, providing it greater flexibility upon the redemption trigger date by removing the obligation of ARCP to pay cash in respect of shares in excess of the 19.9% Cap, which cash payment, without the approval of these proposals, is estimated to be approximately $401.1 million.

Rights of Investors.  If stockholder approval is received, the rights and privileges associated with ARCP’s common stock issued upon the conversion of the Series C Preferred Shares will be identical to the rights and privileges associated with the common stock held by ARCP’s existing common stockholders, including the right to vote on all matters presented to the holders of ARCP’s common stock.

Dilution.  If stockholder approval is received for proposals 2 and 3 and the Series C Preferred Shares are converted in full at an assumed conversion price of $15.67 per share, the conversion of the Series C Preferred Shares would result in the issuance of 28,398,213 shares of ARCP common stock. The issuance of such shares of common stock would dilute existing stockholders of ARCP. On the record date for the special meeting, ARCP had 185,193,886 shares of common stock issued and outstanding. Assuming full conversion of the Series C Preferred Shares, the percentage of common stock that would be issued compared to the number of currently outstanding shares of common stock is approximately 15.3%. Assuming full conversion of the Series C Preferred Shares and the issuance of common stock to the ARCT IV stockholder in connection with the merger (assuming holders of 75% of ARCT IV common stock receive ARCP common stock), the percentage of common stock that would be issued compared to the number of outstanding shares of common stock on a pro forma basis is approximately 42.7%.

Market Effects.  The conversion of the Series C Preferred Shares may impact trading patterns and adversely affect the market price of ARCP’s common stock. If significant quantities of ARCP’s common stock that are issued upon conversion of the Series C Preferred Shares are sold (or if it is perceived that they may be sold) in the public market, the trading price of ARCP’s common stock could be adversely affected.

Recommendation of the ARCP Board

The ARCP Board unanimously recommends that ARCP stockholders vote “FOR” the proposal to approve the issuance of ARCP common stock pursuant to the conversion of the Series C Preferred Shares in excess of the 19.9% Cap.

Each of this proposal to approve the issuance of ARCP common stock pursuant to the conversion of the Series C Preferred Shares in excess of the 19.9% Cap and proposal 2 described above to approve the amendments to the articles supplementary for the Series C Preferred Shares, subject to the approval of the holders of the Series C Preferred Shares, is wholly independent from, and not related in any way to, the merger, the merger agreement and the other transactions contemplated thereby. Your vote on this proposal will have no impact on your votes in connection with the merger and the adjournment proposal. Similarly, your votes in connection with merger and the adjournment proposal will have no impact on your vote on this proposal or proposal 2.

ARCP Adjournment Proposal

(Proposal 4 on the ARCP Proxy Card)

ARCP’s special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap.

If, at ARCP’s special meeting, the number of shares of ARCP common stock present or represented and voting in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, or the proposal to approve the issuance of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap is insufficient to approve such proposal, ARCP intends to move to adjourn ARCP’s special meeting in order to enable the ARCP Board to solicit additional proxies for approval of such proposal.

ARCP is asking ARCP stockholders to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement, the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders, and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal.

Recommendation of the ARCP Board

The ARCP Board unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) recommends that ARCP stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement the proposal to approve the amendment of the Series C articles supplementary, subject to the approval of the Series C preferred stockholders and the proposal to approve the issuance of shares of ARCP common stock upon the conversion of the Series C Convertible Preferred Stock in excess of the 19.9% Cap.

THE ARCT IV SPECIAL MEETING

Date, Time, Place and Purpose of ARCT IV’s Special Meeting

The special meeting of the stockholders of ARCT IV will be held at     , New York, New York     , on            , 2013, commencing at     , local time. The purpose of ARCT IV’s special meeting is:

1.	to consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement; and
2.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Recommendation of the ARCT IV Board

The ARCT IV Board has unanimously (with Messrs. Schorsch and Weil abstaining) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT IV and its stockholders, and has approved the merger agreement, the merger and the other transactions contemplated thereby. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., a director and officer of ARCP and ARCT IV, each abstained from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement. The ARCT IV Board unanimously (with Messrs. Schorsch and Weil abstaining) recommends that ARCT IV stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. For the reasons for this recommendation, see “The Merger — Recommendation of the ARCT IV Board and Its Reasons for the Merger” beginning on page 91.

Record Date; Who Can Vote at ARCT IV’s Special Meeting

Only holders of record of ARCT IV common stock at the close of business on July 2, 2013, ARCT IV’s record date, are entitled to notice of, and to vote at, ARCT IV’s special meeting and any postponement or adjournment of the special meeting. ARCT IV’s charter provides that, with respect to shares of ARCT IV common stock owned by the ARCT IV Advisor, any director of ARCT IV or any of their respective affiliates, neither the ARCT IV Advisor, the directors of ARCT IV nor their affiliates may vote on matters submitted to the ARCT IV stockholders regarding any transaction between ARCT IV and any of them. As of the record date, there were 71,095,856 shares of ARCT IV common stock outstanding and entitled to be voted at ARCT IV’s special meeting, held by approximately 32,130 holders of record. Each share of ARCT IV common stock outstanding on ARCT IV’s record date is entitled to one vote on each proposal at ARCT IV’s special meeting except for those not entitled to vote on the merger pursuant to ARCT IV’s charter.

Vote Required for Approval; Quorum

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT IV common stock entitled to vote on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

ARCT IV’s charter and bylaws provide that the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the ARCT IV special meeting for purposes of determining whether a quorum is present.

Abstentions

Abstentions will be counted in determining the presence of a quorum and will have the same effect as votes cast AGAINST the proposal to approve the merger and the other transactions contemplated by the merger agreement. However, abstentions will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Manner of Authorizing Proxy

ARCT IV stockholders may submit their votes for or against the proposals submitted at ARCT IV’s special meeting in person or by proxy. ARCT IV stockholders may authorize a proxy in the following ways:

•	Internet. ARCT IV stockholders may authorize a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.
•	Telephone. ARCT IV stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.
•	Mail. ARCT IV stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

ARCT IV stockholders should refer to their proxy card or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail.

The method by which ARCT IV stockholders authorize a proxy will in no way limit their right to vote at ARCT IV’s special meeting if they later decide to attend the meeting in person.

All shares of ARCT IV common stock entitled to vote and represented by properly completed proxies received prior to ARCT IV’s special meeting, and not revoked, will be voted at ARCT IV’s special meeting as instructed on the proxies. If ARCT IV stockholders of record do not indicate how their shares of ARCT IV common stock should be voted on a matter, the shares of ARCT IV common stock represented by their properly executed proxy will be voted as the ARCT IV Board (with Messrs. Schorsch and Weil abstaining) recommends and, therefore, FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Revocation of Proxies or Voting Instructions

ARCT IV stockholders of record may change their vote or revoke their proxy at any time before it is exercised at ARCT IV’s special meeting by:

•	submitting notice in writing to ARCT IV’s Secretary at American Realty Capital Trust IV, Inc., 405 Park Avenue, 15th Floor, New York, New York 10022, that you are revoking your proxy;
•	executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or
•	voting in person at ARCT IV’s special meeting.

Attending ARCT IV’s special meeting without voting will not revoke your proxy.

ARCT IV stockholders who voted for the merger may change their election to receive either shares of ARCP common stock or cash in the merger by delivering a written notice to the exchange agent at Boston Financial Data Services, Inc., Attn: Re-Organization Dept., 30 Dan Road, Canton, Massachusetts 02021, if by hand or overnight courier, Boston Financial Data Services, Inc., Attn: Re-Organization Dept., P.O. Box 55077, Boston, Massachusetts 02205-9947, if by mail, prior to the election deadline, accompanied by a revised form of election.

Solicitation of Proxies

The solicitation of proxies from ARCT IV stockholders is made on behalf of the ARCT IV Board. ARCT IV will pay the cost of soliciting proxies from ARCT IV stockholders. Directors, officers and employees of ARCT IV may solicit proxies on behalf of ARCT IV in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. ARCT IV has engaged Boston Financial and ANST to assist it in the solicitation of proxies. ARCT IV has agreed to pay Boston Financial and ANST fees not expected to exceed $150,000, which includes the payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC, ARCT IV also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of ARCT IV common stock.

PROPOSALS SUBMITTED TO ARCT IV STOCKHOLDERS

Merger Proposal

(Proposal 1 on the ARCT IV Proxy Card)

ARCT IV stockholders are asked to approve the merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal to approve the merger and the other transactions contemplated by the merger agreement, see the information about the merger agreement and the merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 82 and “The Merger Agreement” beginning on page 146. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the merger. If the proposal is not approved, the merger will not be completed even if the other proposals related to the merger are approved.

ARCT IV is requesting that ARCT IV stockholders approve the merger and the other transactions contemplated by the merger agreement.

Approval of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT IV common stock entitled to vote on such proposal.

Recommendation of the ARCT IV Board

The ARCT IV Board has unanimously (with Messrs. Schorsch and Weil abstaining) (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of ARCT IV and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., a director and officer of ARCP and ARCT IV, each abstained from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement. The ARCT IV Board unanimously (with Messrs. Schorsch and Weil abstaining) recommends that ARCT IV stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement.

ARCT IV Adjournment Proposal

(Proposal 2 on the ARCT IV Proxy Card)

ARCT IV’s special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

If, at ARCT IV’s special meeting, the number of shares of ARCT IV common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the proposal to approve the merger and the other transactions contemplated by the merger agreement, ARCT IV intends to move to adjourn ARCT IV’s special meeting to a date not more than 120 days after the record date for the special meeting in order to enable the ARCT IV Board to solicit additional proxies for approval of the proposal.

ARCT IV is requesting that ARCT IV stockholders approve the adjournment of ARCT IV’s special meeting, if necessary or appropriate, to another time and place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Recommendation of the ARCT IV Board

The ARCT IV Board unanimously (with Messrs. Schorsch and Weil abstaining) recommends ARCT IV stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

THE MERGER

The following is a description of the material aspects of the merger. While ARCP and ARCT IV believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to ARCP stockholders and ARCT IV stockholders. ARCP and ARCT IV encourage ARCP stockholders and ARCT IV stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger. Pursuant to the merger agreement, the ARCT IV OP will merge with and into the ARCP OP, with the ARCP OP being the surviving entity. The foregoing is referred to as the “partnership merger.” Unless context suggests otherwise, “mergers” refers to the merger of ARCT IV and Merger Sub and the partnership merger.

General

The ARCP Board and the ARCT IV Board have each unanimously (with Messrs. Schorsch, Weil and Kahane abstaining from each vote, as applicable) approved the merger agreement, the merger and the other transactions contemplated thereby. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., a director and officer of ARCP and ARCT IV, each abstained from the votes on the merger agreement, the merger and the other transactions contemplated by the merger agreement. William M. Kahane, a director of ARCP and founder and managing member of ARC, the sponsor of each of ARCP and ARCT IV, also abstained from the vote. In the merger, ARCT IV will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly owned subsidiary of ARCP. ARCT IV stockholders will receive the merger consideration described below under “The Merger Agreement — Merger Consideration; Conversion or Cancellation of Shares in the Merger.”

ARCT IV’s portfolio focuses on entering into (or assuming) long-term lease arrangements and targets assets at or below replacement cost, while ARCP focuses on entering into (or assuming) both medium-term leases and long-term leases and purchasing properties both at or below replacement cost and properties with vintage in-place rents at valuations significantly below replacement cost. As of June 30, 2013, ARCT IV owned 585 properties consisting of 6.6 million square feet, which were 100% leased with a weighted average remaining lease term of 11.7 years. As of June 30, 2013, rental revenues derived by ARCT IV from investment grade tenants and tenants affiliated with investment grade entities as determined by a major rating agency approximated 40% (the rating of each parent company has been attributed to its wholly owned subsidiary for purposes of this disclosure). As of June 30, 2013, excluding one vacant property classified as held for sale, ARCP owned 1,181 properties consisting of 19.4 million square feet, which were 100% leased with a weighted average remaining lease term of 9.9 years. As of June 30, 2013, rental revenues derived by ARCP from investment grade tenants and tenants affiliated with investment grade entities as determined by a major rating agency approximated 69% (the rating of each parent company has been attributed to its wholly owned subsidiary for purposes of this disclosure). The surviving entity in the merger will own a larger and more diversified portfolio that uniquely combines ARCT IV’s portfolio of properties with stable income from high credit quality tenants, with ARCP’s portfolio, which has properties with stable income from high quality tenants and properties with substantial growth opportunities. The long-term business plan for the combined company contemplates the combined portfolio consisting of approximately 70% long-term leases and 30% medium-term leases, with an average remaining lease term of 10 to 12 years. The combined portfolio is additionally expected to develop growth potential from below market leases.

Background of the Merger

ARCT IV was formed on February 14, 2012 as a non-exchange traded, externally-advised REIT with a focus on the acquisition of freestanding, single tenant commercial real estate properties net leased on a long-term basis to investment grade credit rated and other creditworthy tenants. On June 8, 2012, ARCT IV commenced the ARCT IV IPO on a “reasonable best efforts” basis to sell up to 60.0 million shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts. On September 10, 2012, ARCT IV had raised proceeds sufficient to break escrow in connection with the ARCT IV IPO and on April 15, 2013, ARCT IV closed the ARCT IV IPO following the successful achievement of its target equity raise of $1.75 billion, including proceeds from ARCT IV’s distribution reinvestment plan shares reallocated to the primary offering.

Following the close of its IPO, because of the relatively stable nature of the assets owned and operated by ARCT IV, including the fact that such assets were primarily net leased to tenants subject to long-term leases, the ARCT IV Board and ARCT IV’s management were of the view that continuing to hold ARCT IV’s assets and maintaining ARCT IV’s strategy as a non-traded REIT that would seek to complete a liquidity event in the medium term following the completion of its offering of common stock would not likely maximize value for its stockholders. In light of the foregoing, it was the view of ARCT IV’s management that ARCT IV should undertake an evaluation of strategic alternatives in order to maximize stockholder value. Accordingly, at the meeting of the ARCT IV Board held on April 8, 2013, the ARCT IV independent directors directed management to identify financial advisors and legal counsel who would be appropriate to assist in an analysis of the potential strategic alternatives available to ARCT IV. ARCT IV’s management subsequently interviewed various investment banks to act as ARCT IV’s financial advisor, using criteria that included, among other things, the investment bank’s institutional knowledge of the non-traded and traded REIT industries, its capacity to provide the functions of a full-service investment bank and the investment banking team’s past experience advising other companies in connection with similar transactions.

In furtherance of the foregoing, at a meeting of the ARCT IV Board held on May 1, 2013, BofA Merrill Lynch was invited to give a presentation regarding its qualifications. At the conclusion of the presentation, the ARCT IV independent directors authorized management to engage BofA Merrill Lynch as its financial advisor in connection with an evaluation of potential strategic alternatives available to ARCT IV on the basis of BofA Merrill Lynch’s experience in transactions in the industry, its reputation in the investment community and its familiarity with ARCT IV and its business. RCS Capital, the investment banking and capital markets division of RC Securities, an entity under common ownership with the ARCT IV Advisor, was also at the meeting held on May 1, 2013. At the conclusion of the meeting, the ARCT IV independent directors approved the engagement of RCS Capital to act as M&A advisor to ARCT IV in connection with an evaluation of potential strategic alternatives available to ARCT IV on the basis of its experience and extensive M&A expertise in the in the non-traded and traded REIT sector.

ARCT IV and BofA Merrill Lynch entered in to an engagement letter with respect to BofA Merrill Lynch’s advisory services on May 17, 2013. Following ARCT IV’s appointment of BofA Merrill Lynch as its financial advisor, the ARCT IV independent directors directed BofA Merrill Lynch to begin the process of analyzing potential strategic alternatives for ARCT IV.

At the annual meeting of the ARCT IV Board held on June 5, 2013, ARCT IV’s management provided the ARCT IV Board with a presentation relating to the net lease sector and possible strategic alternatives for ARCT IV. Representatives of ARCT IV’s legal advisors also were present at the meeting. At the conclusion of the meeting, the ARCT IV independent directors directed ARCT IV’s management to authorize ARCT IV’s financial advisor to continue analyzing potential strategic alternatives for ARCT IV.

At the annual meeting of the ARCP Board held on June 5, 2013, ARCP’s management provided the ARCP Board with a presentation relating to ARCP’s medium-term growth strategy, including a discussion of potential strategic transactions and the need to select an investment bank to act as ARCP’s financial advisor in connection with such strategy. Management was to use criteria that include, among other things, an investment bank’s institutional knowledge of the non-traded and traded REIT industries, its capacity to provide the functions of a full-service investment bank and the investment banking team’s past experience advising other companies in connection with similar transactions. Representatives of ARCP’s legal advisors also were present at the meeting. At the conclusion of the meeting, the ARCP independent directors directed ARCP’s management to proceed with discussions to engage Citigroup as its financial advisor in connection with an evaluation of potential strategic alternatives available to ARCP. Also at the meeting held on June 5, 2013, the ARCP independent directors approved the engagement of RCS Capital, the investment banking and capital markets division of RC Securities, an entity under common ownership with the ARCP Advisor, to act as M&A advisor to ARCP in connection with an evaluation of potential strategic alternatives available to ARCP on the basis of its experience and extensive M&A expertise in the in the non-traded and traded REIT sector.

At a meeting of the ARCT IV Board on June 7, 2013, the ARCT IV Board discussed potential strategic alternatives for ARCT IV. Representatives of ARCT IV’s management and legal, financial and M&A advisors also were present at the meeting. At the meeting, representatives of ARCT IV’s financial advisor provided the ARCT

IV Board with an update of the net lease sector and discussed with the ARCT IV Board strategic alternatives available to ARCT IV, including an acquisition of an existing company or significant portfolio, a merger or sale to a third party public REIT, a share listing or the maintenance of the status quo as a non-exchange traded REIT. As part of this discussion, representatives of ARCT IV’s financial advisor discussed with the ARCT IV Board third parties that could potentially have an interest in acquiring ARCT IV. At the conclusion of the meeting, the ARCT IV independent directors directed ARCT IV’s financial advisor to proceed with additional analysis regarding potential strategic alternatives and to begin contacting the potential bidders selected by ARCT IV’s independent directors regarding a potential strategic transaction with ARCT IV. The ARCT IV independent directors also approved the engagement of Weil, Gotshal & Manges LLP as ARCT IV’s special M&A legal counsel and Miles & Stockbridge P.C. as ARCT IV’s Maryland counsel in connection with an evaluation of potential strategic alternatives available to ARCT IV and continued engagement of Proskauer Rose LLP as general corporate counsel. Throughout the process of considering strategic alternatives, the ARCT IV Board and the ARCT IV independent directors consulted with ARCT IV’s management, ARCT IV’s legal counsel regarding legal matters and with ARCT IV’s financial advisor regarding financial matters.

Beginning on June 10, 2013, representatives of ARCT IV’s financial advisor, at the direction of the ARCT IV independent directors, contacted 14 potential bidders selected by ARCT IV’s independent directors, including ARCP, regarding their interest in engaging in a strategic transaction with ARCT IV. Such third parties were selected by the ARCT IV independent directors based on, among other things, their ability to consummate a transaction of the size suggested by ARCT IV’s value, liquidity, common investment objectives or strategy, perceived decision making efficiency, experience and track record. On June 11, 2013, at the direction of the ARCT IV independent directors, representatives of ARCT IV’s financial advisor distributed confidentiality agreements and certain preliminary information regarding ARCT IV to nine potential bidders, including ARCP, that had indicated they were interested in a potential transaction with ARCT IV.

On June 13, 2013, ARCT IV entered into a confidentiality agreement with ARCP. At a meeting of the ARCT IV Board held on June 13, 2013, the ARCT IV Board discussed a potential strategic transaction involving ARCT IV and the status of discussions with potential bidders. Representatives of ARCT IV’s management and legal, financial and M&A advisors also were present at the meeting. At the meeting, representatives of ARCT IV’s financial advisor updated the ARCT IV Board on their discussions with the potential bidders and indicated that a confidentiality agreement had been executed with ARCP. In addition, four other bidders were in the process of negotiating confidentiality agreements and four additional bidders were still reviewing the opportunity of a possible strategic transaction with ARCT IV. At the conclusion of the meeting, the ARCT IV independent directors directed ARCT IV’s financial advisor to continue the process of exploring strategic alternatives and its discussions with potential bidders.

At a meeting of the ARCP Board held on June 13, 2013, the ARCP Board discussed a potential strategic transaction with ARCT IV and the ARCP independent directors engaged Duane Morris LLP as its special M&A legal counsel, Venable LLP as its Maryland counsel, and approved the continued engagement of Proskauer Rose LLP as general corporate counsel and the engagement of Citigroup as its independent financial advisor with respect to the potential acquisition of ARCT IV. The ARCP independent directors also reaffirmed the engagement of RCS Capital as M&A advisor in connection with the potential acquisition of ARCT IV. The ARCP Board reviewed a preliminary analysis of the potential transaction with ARCT IV prepared by ARCP’s financial advisor, including information regarding combined tenant diversity and composition, industry diversity and lease maturity, and the rationale for such a potential transaction. The ARCP independent directors consulted with ARCP’s management, ARCP’s legal counsel regarding legal matters and with ARCP’s financial advisor regarding financial matters. The ARCP independent directors recommended that management and ARCP’s advisors continue to explore the potential ARCT IV transaction and authorized the preparation of a bid package subject to further review by the ARCP Board and the ARCP independent directors.

On June 14, 2013, representatives of ARCT IV’s financial advisor, at the direction of the ARCT IV independent directors, distributed a bid instruction letter to interested bidders that set forth the deadline of June 21, 2013 for the delivery of preliminary indications of interest that had been set by the ARCT IV independent directors.

On June 17, 2013, the ARCP Board met to review an updated analysis of the potential transaction with ARCT IV prepared by ARCP’s financial advisor. Representatives of ARCP’s management and legal and financial advisors also were present at the meeting. The ARCP Board discussed with management and ARCP’s advisors the proposed terms of the transaction. The ARCP Board considered the business of the combined company. The ARCP Board also considered the proposed transaction with of ARCT IV in light of ARCP’s strategic goals, including other potential acquisitions. Following the meeting, the ARCP independent directors met in executive session to consider the ARCP financial advisor’s analysis and the economic and other terms of a bid to acquire ARCT IV, including the price, a cash-election feature, deal protection provisions, and the proposed timing of a transaction.

At a meeting of the ARCT IV Board held on June 18, 2013, the ARCT IV Board discussed a potential strategic transaction involving ARCT IV. Representatives of ARCT IV’s management and legal, financial and M&A advisors also were present at the meeting. At the meeting, representatives of ARCT IV’s financial advisor provided the ARCT IV Board with a further update on the status of its discussions with the potential bidders and indicated that five potential bidders, including ARCP, had executed confidentiality agreements with ARCT IV and were subsequently provided access to ARCT IV’s online data room, which contained certain non-public information concerning ARCT IV’s business and operations.

On June 19, 2013, the ARCP Board met again to discuss the proposed transaction with ARCT IV and the bid package that had been prepared by ARCP’s legal counsel in connection with the transaction, including a bid letter, term sheet and draft merger agreement. Representatives of ARCP’s management and legal and financial advisors also were present at the meeting. The ARCP Board reviewed an updated analysis of the potential transaction with ARCT IV prepared by ARCP’s financial advisor. The ARCP Board discussed the transaction rationale, pro forma information, and potential value creation for ARCP stockholders. The ARCP Board also discussed the merits of, and other considerations with respect to, a potential transaction with ARCT IV. The ARCP independent directors approved the bid package and authorized ARCP to submit the bid package to ARCT IV.

On the evening of June 20, 2013, a representative of ARCP’s legal counsel submitted ARCP’s bid package to ARCT IV’s financial advisor. The bid package, which included a draft merger agreement, provided for, among other things:

•	an acquisition by ARCP of 100% of ARCT IV’s outstanding common stock pursuant to which each outstanding share of ARCT IV common stock would be entitled to receive, at the election of ARCT IV’s stockholders, either (i) shares of ARCP common stock at a fixed exchange ratio of 2.05 (subject to a floor value of at least $30.62 per share of ARCT IV common stock)) or (ii) $30.00 in cash, subject to a maximum cash amount equal to 25% of the aggregate merger consideration paid to ARCT IV’s stockholders;
•	flexibility by ARCT IV to consider other strategic alternatives, including a “fiduciary out” which would permit ARCT IV to terminate the agreement to accept a bona fide unsolicited “superior” proposal;
•	an unlimited right for ARCP to match any such bona fide third party proposal;
•	a $40 million termination fee plus an expense reimbursement of $5 million payable by ARCT IV to ARCP in the event ARCT IV terminates the agreement in certain circumstances;
•	an increase in the annual dividend for ARCP common stock of $0.02, which would result in an annualized dividend of $0.94 per share of ARCP common stock;
•	no financing condition; and
•	a 14-day exclusivity period.

At a meeting of the ARCT IV Board held on June 21, 2013, the ARCT IV Board discussed the status of the process to explore strategic alternatives. Representatives of ARCT IV’s management and legal, financial and M&A advisors also were present at the meeting. At the meeting, representatives of ARCT IV’s financial advisor reported to the ARCT IV Board that the ARCP proposal was the only proposal received and that no other potential bidders indicated an interest in further pursuing a possible transaction with ARCT IV.

Following the meeting of the full ARCT IV Board, the ARCT IV independent directors held an executive session without ARCT IV management present and further discussed the ARCP proposal with ARCT IV’s financial advisor and legal counsel. The ARCT IV independent directors considered the terms of ARCP’s proposal, including the value of the proposal, the fiduciary out termination rights and related ARCP match rights, the termination fee and expense reimbursement provisions and the requested exclusivity period. The ARCT IV independent directors concluded that the proposed transaction merited further review and agreed to discuss a potential response to the ARCP proposal, together with its financial advisor and legal counsel, following further review of the proposal. In addition, representatives of ARCT IV’s management made a presentation to the ARCT IV independent directors regarding certain fees payable to the ARCT IV Advisor or its affiliates in connection with a transaction involving ARCT IV.

At a meeting of the ARCT IV independent directors held on June 24, 2013, the ARCT IV independent directors discussed a potential transaction with ARCP. Representatives of ARCT IV’s legal and financial advisors also were present at the meeting. The ARCT IV independent directors discussed, among other matters, the transaction rationale, the opportunity that the transaction presented for ARCT IV stockholders relative to other alternatives for the company and deal certainty with respect to the ARCP proposal. The ARCT IV independent directors also discussed with its legal and financial advisors certain considerations relating to the draft merger agreement provided by ARCP, ARCP’s request for exclusivity and the fees payable to the ARCT IV Advisor or its affiliates in connection with a transaction involving ARCT IV. At the conclusion of the meeting, the ARCT IV independent directors authorized ARCT IV’s legal counsel to conduct further due diligence on ARCP and negotiate the terms of the merger agreement as discussed by the ARCT IV independent directors and authorized ARCT IV’s financial advisor to continue its discussions with representatives of ARCP to better understand the financial terms of the proposal.

Over the next several days, representatives of ARCT IV’s financial advisor, at the direction of the ARCT IV independent directors, held various discussions with representatives of ARCP to better understand the financial terms of the proposal. In addition, representatives of ARCT IV’s legal counsel, at the direction of the ARCT IV independent directors, held various discussions with representatives of ARCP’s legal counsel to explore improvements in the proposed terms of the merger agreement.

On June 24, 2013, representatives of ARCT IV’s legal counsel, at the direction of the ARCT IV independent directors, discussed with ARCP’s legal counsel certain terms and issues raised by ARCP’s initial draft merger agreement. In particular, the representatives of ARCT IV’s legal counsel noted, among other things, that the proposed $40 million termination fee and $5 million expense reimbursement were too high, ARCP’s unlimited right to match a “superior” proposal was unacceptable, the 14-day exclusivity was unacceptable and that the ARCT IV independent directors were considering whether, in light of the pro forma ownership of the combined company, ARCT IV representation on the combined company’s board of directors would be appropriate.

On June 25, 2013, representatives of ARCT IV’s legal counsel distributed to ARCP and its legal counsel a revised draft of the merger agreement for the proposed transaction. In particular, the revised draft merger agreement provided for, among other things, a lower termination fee of $20 million and expense reimbursement of up to $2.5 million, provided ARCP with only one right to match a “superior” proposal and provided ARCT IV with the right to nominate two independent directors to the ARCP Board upon the consummation of the proposed transaction.

The ARCP Board met on June 25, 2013 to consider ARCT IV’s revised draft of the merger agreement. Representatives of ARCP’s management and legal and financial advisors also were present at the meeting. The ARCP Board discussed ARCT IV’s counter-proposals, including those regarding the termination fee, the expense reimbursement, the match rights and ARCT IV’s ability to nominate two ARCP directors. Following the meeting of the full ARCP Board, the ARCP independent directors met in executive session to discuss ARCT IV’s counter-proposals.

On June 27, 2013, representatives of ARCP’s legal counsel sent a revised draft of the merger agreement to ARCT IV and its legal counsel reflecting all discussions between the parties on open items up to that date. In particular, the revised draft merger agreement provided for, among other things, a termination fee of $20 million and expense reimbursement of $5 million, provided ARCP with only two rights to match a “superior” proposal and did not include the right for ARCT IV to nominate any directors to the ARCP Board upon the consummation of the proposed transaction. In addition, ARCP agreed that there would not be an exclusivity period.

At meetings of the ARCT IV independent directors on each of June 27 and 28, 2013, the ARCT IV independent directors met with representatives of ARCT IV’s legal and financial advisors to receive an update as to the status of the negotiations of the merger agreement and related documentation. At these meetings, representatives of ARCT IV’s legal counsel made a presentation regarding the merger agreement and related documentation. The ARCT IV independent directors determined that ARCP’s proposals with regard to the termination fee, expense reimbursement, match rights and director nominations were acceptable. In addition, representatives of ARCT IV’s financial advisor discussed with the ARCT IV independent directors ARCP’s funding requirements for the proposed transaction and pro forma capitalization in light of other transactions that ARCP had pending.

Between June 27 and July 1, several drafts of the merger agreement were exchanged between the parties and their respective legal and financial advisors.

On June 29, 2013, the ARCP Board met again to discuss the transaction with ARCT IV. Representatives of ARCP’s management and legal and financial advisors also were present at the meeting. The ARCP Board was updated regarding the status of negotiations of the merger agreement and related documentation, and representatives of ARCP’s legal counsel made a presentation regarding the merger agreement and related documentation. The ARCP Board again discussed the financial advisor’s analysis of the transaction and the financial assumptions underlying the analysis. The ARCP Board also considered potential fees to be paid to the ARCT IV Advisor. The ARCP independent directors met in executive session following the meeting of the full ARCP Board and discussed, among other matters, the financial advisor’s analysis, the material terms of the merger agreement and fees to be paid to the ARCT IV Advisor in connection with the transaction. Also during the executive session, a representative of ARCP’s Maryland legal counsel made a presentation regarding the duties of the directors under the MGCL and ARCP’s charter.

On June 30, 2013, the ARCT IV Board held a meeting at which ARCT IV’s financial advisor, legal counsel M&A advisor and representatives of ARCT IV’s management discussed the proposed transaction, including the transaction structure, key terms, and certain preliminary financial information. Following the meeting of the full ARCT IV Board, the ARCT IV independent directors held an executive session without ARCT IV management present and further discussed the proposed transaction with legal counsel and its financial advisor.

On July 1, 2013, the ARCT IV Board held a meeting to approve the transaction. Representatives of ARCT IV’s management and legal, financial and M&A advisors also were present at the meeting. Representatives of ARCT IV’s legal counsel confirmed that members of the ARCT IV Board had received and reviewed in advance of the meeting near-final versions of the merger agreement and other related transaction documents, as well as discussion materials provided by ARCT IV’s Maryland legal counsel and financial advisor. At the meeting, representatives of ARCT IV’s Maryland legal counsel made a presentation to the members of the ARCT IV Board regarding duties of directors under the MGCL and ARCT IV’s charter and representatives of ARCT IV’s legal counsel made a presentation on the merger agreement and related documentation. Also at this meeting, BofA Merrill Lynch reviewed with ARCT IV its financial analysis of the merger consideration and delivered to the ARCT IV Board an oral opinion, which was confirmed by delivery of a written opinion dated July 1, 2013, to the effect that, as of that date, and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of ARCT IV common stock (other than ARCP and its affiliates), was fair, from a financial point of view, to such holders. In addition, at this meeting representatives of ARCT IV’s management informed the ARCT IV Board that the ARCT IV Advisor had agreed to reduce the disposition fee payable in connection with the transaction. Following deliberations, the ARCT IV Board by unanimous vote (with Messrs. Schorsch and Weil abstaining) determined that the merger agreement, merger and the other transactions contemplated thereby were advisable, fair to, and in the best interests of ARCT IV and its stockholders and approved the merger agreement, the merger and the other transactions contemplated thereby.

On July 1, 2013, the ARCP Board held a meeting to approve the transaction. Representatives of ARCP’s management and legal and financial advisors also were present at the meeting. Representatives of ARCP’s legal counsel confirmed that members of the ARCP Board had received and reviewed in advance of the meeting near-final versions of the merger agreement and other related transaction documents, as well discussion materials provided by ARCP’s legal counsel and Citigroup. Representatives of ARCP’s legal counsel made a presentation regarding the merger agreement and related documentation. Also at this meeting, Citigroup reviewed with the ARCP Board its financial analysis of the consideration payable by ARCP in the merger and delivered to the ARCP Board an oral opinion, which was confirmed by delivery of a written opinion dated July 1, 2013, to the effect that, as of that date and based on and subject to the factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the consideration to be paid by ARCP in the merger was fair, from a financial point of view, to ARCP. Following deliberations, the ARCP Board, by unanimous vote (with Messrs. Schorsch, Weil and Kahane abstaining), determined that the merger agreement, merger and the other transactions contemplated thereby were advisable for, fair to, and in the best interests of, ARCP and its stockholders and approved the merger agreement, the merger and the other transactions contemplated thereby.

On July 1, 2013, after the closing of the U.S. stock markets, ARCT IV and ARCP executed and delivered the merger agreement and certain ancillary documents.

On the morning of July 2, 2013, before the opening of the U.S. stock markets, ARCT IV and ARCP issued a joint press release announcing the proposed transaction.

On July 12, 2013, Citigroup notified ARCP management that it wished to correct certain information that Citigroup initially included in the discussion materials presented to the ARCP Board on July 1, 2013. On July 15, 2013, the ARCP independent directors held a meeting with Citigroup and ARCP’s legal counsel to review and consider such corrections. During the meeting, Citigroup explained that such corrections do not alter Citigroup’s view with respect to its analysis presented to the ARCP Board on July 1, 2013. The ARCP independent directors then met privately with legal counsel to consider the duties of the directors under the MGCL and ARCP’s charter with regard to such corrected information. At the conclusion of the meeting, the ARCP independent directors determined that no further action was necessary and that the recommendation to the stockholders to approve the issuance of shares of ARCP common stock to ARCT IV stockholders would remain unchanged. See “ — Opinion of ARCP’s Financial Advisor.”

On July 19, 2013, BofA Merrill Lynch notified ARCT IV management that it wished to revise certain information that BofA Merrill Lynch initially included in the discussion materials presented to the ARCT IV Board on July 1, 2013. In addition, on July 19, 2013, the ARCT IV Board held a meeting with BofA Merrill Lynch and ARCT IV’s legal counsel to review and consider such revisions. During the meeting, BofA Merrill Lynch explained that such revisions do not alter BofA Merrill Lynch’s view with respect to its analysis presented to the ARCT IV Board on July 1, 2013. At the conclusion of the meeting, the ARCT IV independent directors determined that no further action was necessary and that the recommendation to the stockholders to approve the merger and the other transactions contemplated by the merger agreement would remain unchanged. See “— Opinion of ARCT IV’s Financial Advisor.”

Recommendation of the ARCP Board and Its Reasons for the Merger

The ARCP Board has unanimously (with Messrs. Schorsch, Weil and Kahane abstaining) approved the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of ARCP and its stockholders and approved the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement. The decision of the ARCP Board to enter into the merger agreement was the result of careful consideration by the ARCP Board of numerous factors, including the following material factors:

•	as a result of its increased size and scale, the combined company, which will be the second largest listed net lease REIT by enterprise value and equity market capitalization and one of the largest publicly traded REITs in the U.S., is expected to have a strategic advantage over its competitors in successfully executing on large acquisition opportunities and will continue to be listed on the MSCI the Nasdaq Financial-100, the Russell Global and the Russell 2000 indices;
•	the fact that ARCP’s stockholders will benefit from the liquidity of owning shares of a significantly larger company;

•	the combined company will have a property portfolio with greater diversification by geography, industry and tenant than ARCP currently possesses;
•	as a result of its larger size and access to multiple forms of capital, the combined company expects to have access to up to $2.6 billion of debt, subject to certain conditions, and will potentially have a lower cost of debt capital than ARCP on a stand-alone basis and substantially all of its competitors operating in the net lease real estate market, thereby enabling the combined company to fund its external acquisition growth strategy at a lower cost;
•	the combined company will be managed by external managers, which results in lower operating costs, mitigates succession planning issues, allows the combined company to benefit from a broad sourcing program and enables the combined company to have access to a broader set of employees with diversified skill sets, and the external manager’s larger scale will also facilitate better services at more economical costs;
•	the combination of ARCP and ARCT IV is expected to result in the realization of annual general and administrative cost savings of up to $0.5 million as well as a more efficient cost structure through eliminated acquisition and financing fees, reduced management fees and economies of scale;
•	the merger is expected to provide ARCP with significant future acquisitions capacity and higher future AFFO growth rate, and the combined company’s stockholders will benefit from a stable and secure dividend, which is expected to increase to $0.94 per share following the merger;
•	the combined company has a significant capacity to grow earnings through acquisitions, internal rent growth, and re-leasing, and its best in class, well-diversified net lease portfolio with high credit quality tenants and long weighted average lease terms provides both potential stability and growth;
•	the combined company will retain members from both of ARCP’s and ARCT IV’s experienced management teams, each with a high level of expertise in the real estate net lease sector, having managed over $13.6 billion of successful real estate programs in publicly traded and non-traded REITs (including through the real estate portfolios of both ARCT IV and ARCP);
•	the ARCP Board’s understanding of the information concerning ARCP’s and ARCT IV’s respective businesses, financial performance, condition, operations, management, competitive positions, prospects and stock performance, including ARCP management’s due diligence review of ARCT IV and its assets, liabilities, earnings, financial condition, business and prospects, which confirmed the positive view of ARCT IV’s business and supported the ARCP Board’s determination that the combined company would have a strong foundation for growth and improved performance;
•	the opinion, dated July 1, 2013, of Citigroup to the ARCP Board as to the fairness, from a financial point of view and as of such date, to ARCP of the consideration to be paid by ARCP in the merger, which opinion was based on and subject to the assumptions made, qualifications made, procedures followed, factors considered and limitations on the review undertaken more fully described in the section entitled “— Opinion of ARCP’s Financial Advisor” beginning on page 105 of this joint proxy statement/prospectus;
•	the ability to complete the merger in a timely manner (including the likelihood of receiving the ARCP and ARCT IV stockholder approvals necessary to complete the transaction in a timely manner) given the commitment of both parties to complete the merger pursuant to their respective obligations under the merger agreement and the absence of any significant closing conditions under the merger agreement, other than the receipt of the ARCP and ARCT IV stockholder approvals;
•	the terms and conditions of the merger agreement, including:
•	the cash and stock election provisions described above;
•	the limited number and nature of the conditions to ARCT IV’s obligation to close the merger;

•	the fact that the merger is subject to the approval of ARCP stockholders of the issuance of shares of ARCP common stock to ARCT IV stockholders pursuant to the merger agreement; and
•	the fact that the merger agreement provides for the payment of a break-up fee by ARCT IV in the amount of $20,000,000 in certain circumstances.

The ARCP Board also identified and considered the following potentially negative factors in its deliberations:

•	the exchange ratio could fluctuate because of changes in the price of ARCP common stock and result in the issuance by ARCP of additional shares of ARCP common stock as stock consideration, resulting in ARCP stockholders being further diluted, or the payment by ARCP of additional cash consideration;
•	the possible disruption to ARCP’s or ARCT IV’s business that may result from the announcement of the transaction;
•	the risk that the cost savings, operational synergies and other benefits expected result from the transaction might not be fully realized or not realized at all;
•	the terms of the merger agreement regarding the restrictions on the operation of ARCP’s business during the period between the signing of the merger agreement and the completion of the merger;
•	the expense reimbursement of $5,000,000 to be paid to ARCT IV if the merger agreement is terminated under circumstances specified in the merger agreement may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, ARCP (see the section entitled “The Merger Agreement — Termination Payment: Break-up Fee and Expenses Reimbursement” beginning on page 164 of this joint proxy statement/prospectus);
•	the terms of the merger agreement placing limitations on the ability of ARCP to solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that would reasonably be expected to result in alternative business combination transactions and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by ARCT IV” beginning on page 156 of this joint proxy statement/prospectus);
•	the possibility that the merger may not be completed or may be unduly delayed because the ARCP stockholders may not approve the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger, the ARCT IV stockholders may not approve the merger and the other transactions contemplated by the merger agreement, or other factors outside of ARCP’s control;
•	the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:
•	the market price of ARCP common stock,
•	ARCP’s operating results, particularly in light of the costs incurred in connection with the transaction, and
•	ARCP’s ability to attract and retain tenants;
•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of ARCP and ARCT IV and the transaction expenses arising from the merger;
•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•	the risks described in the section entitled “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus.

The ARCP Board also considered the interests that certain executive officers and directors of ARCP may have with respect to the merger in addition to their interests as stockholders of ARCP generally (see the section entitled “ — Interests of ARCP’s Directors and Executive Officers in the Merger” beginning on page 9 of this joint proxy statement/prospectus), which the ARCP Board considered as being neutral in its evaluation of the joint proposed transaction.

Although the foregoing discussion sets forth the material factors considered by the ARCP Board in reaching its recommendation, it may not include all of the factors considered by the ARCP Board, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the ARCP Board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The ARCP Board realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the ARCP Board concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. This explanation of ARCP’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42 of this joint proxy statement/prospectus.

THE ARCP BOARD HAS UNANIMOUSLY APPROVED (WITH MESSRS. SCHORSCH, WEIL AND KAHANE ABSTAINING) THE MERGER AGREEMENT, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF ARCP AND ITS STOCKHOLDERS AND APPROVED THE ISSUANCE OF SHARES OF ARCP COMMON STOCK TO ARCT IV STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT. ACCORDINGLY, THE ARCP BOARD UNANIMOUSLY RECOMMENDS (WITH MESSRS. SCHORSCH, WEIL AND KAHANE ABSTAINING) THAT THE ARCP STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF ARCP COMMON STOCK TO ARCT IV STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT.

In considering the recommendation of the ARCP Board with respect to issuance of ARCP’s common stock, you should be aware that certain of ARCP’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of ARCP stockholders generally. See the section entitled “ — Interests of ARCP’s Directors and Executive Officers in the Merger” beginning on page 9 of this joint proxy statement/prospectus.

The explanation of the reasoning of the ARCP Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the ARCT IV Board and Its Reasons for the Merger

The ARCT IV Board has unanimously approved (with Messrs. Schorsch and Weil abstaining) the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of ARCT IV and its stockholders. The decision of the ARCT IV Board to enter into the merger agreement was the result of careful consideration by the ARCT IV Board of numerous factors, including the following material factors:

•	the value of the total blended cash and stock merger consideration of $30.96 per share of ARCT IV common stock, based on the closing price per ARCP common share on June 28, 2013 (the last full trading day before announcement of the proposed merger), represents a premium of 24% over the selling price per share of ARCT IV common stock in place for the offering;

•	the opportunity for ARCT IV stockholders to elect cash or stock consideration, which will enable many stockholders to receive immediate cash value while those stockholders who wish to continue to participate in the combined company will have the chance to do so, subject to the proration provisions of the merger agreement and the election of ARCP to pay the alternative stock consideration;
•	the fact that the merger of ARCT IV and Merger Sub is intended to qualify as a “reorganization” within the meaning of the Code and is, therefore, not expected to be taxable to ARCT IV stockholders to the extent they receive solely ARCP stock;
•	because the stock consideration is based on an exchange ratio with a floor of $30.62 per share of ARCT IV common stock, ARCT IV stockholders who elect the stock consideration (i) will benefit from any increase in the trading price of ARCP common shares between the announcement of the merger and the consummation of the merger and any increases following the consummation of the merger, whether from future growth in funds from operations per share or as a result of any premium paid to ARCP stockholders in connection with a future acquisition of ARCP and (ii) will be protected from any decrease in the trading price of ARCP common shares between the announcement of the merger and the consummation of the merger below $14.94 by receiving additional shares of ARCP common stock or cash (at the election of ARCP) to guarantee a merger consideration at the consummation of the merger of at least $30.62 per share of ARCT IV common stock;
•	as a result of its increased size and scale, the combined company, which will be the second largest listed net lease REIT by enterprise value and equity market capitalization and one of the largest publicly traded REITs in the U.S., is expected to have a strategic advantage over its competitors in successfully executing on large acquisition opportunities;
•	the fact that ARCT IV’s stockholders will benefit from the liquidity of owning shares of a publicly traded company;
•	the combined company will have a property portfolio with greater diversification by geography, industry and tenant than ARCT IV currently possesses;
•	as a result of its larger size, access to multiple forms of capital and potential investment grade balance sheet, the combined company expects to have access to up to $2.6 billion of debt, subject to certain conditions, and have a lower cost of debt capital than ARCT IV on a stand-alone basis and substantially all of its competitors operating in the net lease real estate market, thereby enabling the combined company to fund its external acquisition growth strategy at a lower cost;
•	as an experienced issuer of public securities, the combined company should be able to raise capital in the public capital markets more easily and cheaply than would ARCT IV which has not previously completed an underwritten offering of equity or debt securities;
•	the combined company will be able to achieve greater economies of scale than ARCT IV on a stand-alone basis by allocating ARCP’s operating platform over a larger portfolio;
•	the combined company will be managed by external managers, which results in lower operating costs, mitigates succession planning issues, allows the combined company to benefit from a broad sourcing program and enables the combined company to have access to a broader set of employees with diversified skill sets, and the external manager’s larger scale will also facilitate better services at more economical costs;
•	the combination of ARCT IV and ARCP is expected to result in the realization of annual general and administrative cost savings of up to $0.5 million, as well as a more efficient cost structure through eliminated acquisition and financing fees, reduced management fees and economies of scale;
•	the merger is expected to provide ARCP with significant future acquisitions capacity and higher future AFFO growth and, after the consummation of the merger, ARCT IV’s stockholders will benefit from a stable and secure dividend of $0.94 per share of ARCP common stock, which, assuming an Exchange Ratio of 2.05, is expected to represent an increase of 17% from $1.65 per share of ARCT IV common stock to $1.93 per share of ARCT IV common stock;
•	the combined company has a significant capacity to grow earnings through acquisitions, internal rent growth, re-leasing and its best in class, well-diversified net lease portfolio with high credit quality tenants and long weighted average lease terms provides both stability and growth potential;
•	the combined company will retain members from both of ARCT IV and ARCP’s experienced management teams, each with a high level of expertise in the real estate net lease sector, having managed over $13.6 billion of successful real estate programs in publicly traded and non-traded REITs (including through the real estate portfolios of both ARCT IV and ARCP);
•	the ARCT IV Board’s understanding of the information concerning ARCT IV’s and ARCP’s respective businesses, financial performance, condition, operations, management, competitive positions, prospects and stock performance, including the report of ARCT IV’s management on the results of ARCT IV’s due diligence review of ARCP and its assets, liabilities, earnings, financial condition, business and prospects, which confirmed the positive view of ARCP’s business and supported the ARCT IV Board’s determination that the combined company would have a strong foundation for growth and improved performance;
•	in light of the review of potential strategic alternatives conducted by ARCT IV in June 2013 (see the section entitled “— Background of the Merger” beginning on page 82 of this joint proxy statement/prospectus), the ARCT IV Board did not believe that it was likely that another party would make or accept an offer to engage in a transaction with ARCT IV that would be more favorable to ARCT IV and its stockholders than the merger;
•	the ability to complete the merger in a timely manner (including the likelihood of receiving the ARCP and ARCT IV stockholder approvals necessary to complete the transaction in a timely manner) given the commitment of both parties to complete the merger pursuant to their respective obligations under the merger agreement and the absence of any significant closing conditions under the merger agreement, other than the receipt of the ARCP and ARCT IV stockholder approvals;
•	the terms and conditions of the merger agreement, including:
•	the cash and stock election provisions described above;
•	the limited number and nature of the conditions to ARCP’s obligation to close the merger;
•	the provisions permitting ARCT IV to furnish non-public information to, and engage in discussions with, a third party that makes an unsolicited bona fide written proposal to engage in a business combination transaction, provided that the ARCT IV Board determines in good faith, (i) after consultation with outside legal counsel and financial advisors, that the proposal is reasonably likely to result in a transaction that, if consummated, would be more favorable to ARCT IV stockholders than the merger, and (ii) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law (see the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by ARCT IV” beginning on page 156 of this joint proxy statement/prospectus);
•	the provisions permitting the ARCT IV Board to, under certain circumstances, withhold, withdraw, modify or qualify its recommendation with respect to the merger and terminate the merger agreement (i) (a) if the ARCT IV Board receives an unsolicited bona fide written proposal to engage in a business combination transaction that, in the good faith determination of the ARCT IV Board, after consultation with outside legal counsel and financial advisors, constitutes a transaction that, if consummated, would be more favorable to ARCT IV stockholders than the merger, and (b) the ARCT IV Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law or (ii) for any reason if the ARCT IV Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, and, in each case, subject to the requirement to pay the expense reimbursement referenced below (see the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by ARCT IV” beginning on page 156 of this joint proxy statement/prospectus);
•	the opinion of BofA Merrill Lynch, dated July 1, 2013, to the ARCT IV Board, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of ARCT IV common stock (other than ARCP and its affiliates), as more fully described below in the section entitled “ — Opinion of ARCT IV’s Financial Advisor” beginning on page 105 of this joint proxy statement/prospectus; and
•	the fact that the merger is subject to the approval of ARCT IV stockholders.

The ARCT IV Board also identified and considered the following potentially negative factors in its deliberations:

•	the possible disruption to ARCT IV’s or ARCP’s business that may result from the announcement of the transaction;
•	the risk that the cost savings, operational synergies and other benefits expected result from the transaction might not be fully realized or not realized at all;
•	the terms of the merger agreement regarding the restrictions on the operation of ARCT IV’s business during the period between the signing of the merger agreement and the completion of the merger;
•	the expense reimbursement of $5,000,000 and break-up fee of $20,000,000 to be paid to ARCP, if the merger agreement is terminated under circumstances specified in the merger agreement may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, ARCT IV (see the section entitled “The Merger Agreement — Termination Payment: Break-up Fee and Expenses Reimbursement” beginning on page 164 of this joint proxy statement/prospectus);
•	the terms of the merger agreement placing limitations on the ability of ARCT IV to solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that would reasonably be expected to result in alternative business combination transactions and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by ARCT IV” beginning on page 156 of this joint proxy statement/prospectus);
•	the possibility that the merger may not be completed or may be unduly delayed because the ARCT IV stockholders may not approve the merger and the other transactions contemplated by the merger agreement, the ARCP stockholders may not approve the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger, or other factors outside of ARCT IV’s control;
•	the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:
•	ARCT IV’s operating results, particularly in light of the costs incurred in connection with the transaction, and
•	ARCT IV’s ability to attract and retain tenants;
•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of ARCT IV and ARCP and the transaction expenses arising from the merger;
•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	the absence of appraisal rights for ARCT IV stockholders under the MGCL; and
•	the risks described in the section entitled “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus.

The ARCT IV Board also considered the interests that certain executive officers and directors of ARCT IV may have with respect to the merger in addition to their interests as stockholders of ARCT IV generally (see the section entitled “ — Interests of ARCT IV’s Directors and Executive Officers in the Merger” beginning on page 10 of this joint proxy statement/prospectus), which the ARCT IV Board considered as being neutral in its evaluation of the proposed transaction.

Although the foregoing discussion sets forth the material factors considered by the ARCT IV Board in reaching its recommendation, it may not include all of the factors considered by the ARCT IV Board, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the ARCT IV Board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The ARCT IV Board realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the ARCT IV Board concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. This explanation of ARCT IV’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42 of this joint proxy statement/prospectus.

THE ARCT IV BOARD HAS UNANIMOUSLY APPROVED (WITH MESSRS. SCHORSCH AND WEIL ABSTAINING) THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF ARCT IV AND ITS STOCKHOLDERS. ACCORDINGLY, THE ARCT IV BOARD UNANIMOUSLY RECOMMENDS (WITH MESSRS. SCHORSCH AND WEIL ABSTAINING) THAT THE ARCT IV STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

In considering the recommendation of the ARCT IV Board with respect to the merger, you should be aware that certain of ARCT IV’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of ARCT IV stockholders generally. See the section entitled “ — Interests of ARCT IV’s Directors and Executive Officers in the Merger” beginning on page 10 of this joint proxy statement/prospectus.

The explanation of the reasoning of the ARCT IV Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of ARCP’s Financial Advisor

ARCP has retained Citigroup as its financial advisor in connection with the merger. In connection with this engagement, ARCP requested that Citigroup evaluate the fairness, from a financial point of view, to ARCP of the merger consideration to be paid by ARCP in the merger. On July 1, 2013, at a meeting of the ARCP Board held to evaluate the merger, Citigroup rendered to the ARCP Board an oral opinion, which was confirmed by delivery of a written opinion dated July 1, 2013, to the effect that, as of that date and based on and subject to the factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the merger consideration to be paid by ARCP in the merger was fair, from a financial point of view, to ARCP.

The full text of Citigroup’s written opinion, dated July 1, 2013, which describes the assumptions made, qualifications made, procedures followed, factors considered and limitations on the review undertaken by Citigroup in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The description of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of Citigroup’s opinion. Citigroup’s opinion was provided to the ARCP Board in connection with its evaluation of the merger consideration, from a financial point of view, to ARCP, and does not address any other aspects or implications of the merger and the other transactions contemplated by the merger agreement, the underlying business decision of ARCP to effect the merger and the other transactions contemplated by the merger agreement, the relative merits of the merger and the other transactions contemplated by the merger agreement as compared to any alternative business strategies that might exist for ARCP or the effect of any other transaction in which ARCP or ARCT IV might engage. Citigroup’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger and the other transactions contemplated by the merger agreement.

In arriving at its opinion, Citigroup:

•	reviewed the merger agreement;
•	held discussions with certain senior officers, directors and other representatives and advisors of ARCP and certain senior officers and other representatives and advisors of ARCT IV, as well as with the affiliated external manager that manages both ARCP and ARCT IV, concerning the businesses, operations and prospects of ARCP and ARCT IV;
•	examined certain publicly available business and financial information relating to ARCP and ARCT IV;
•	examined certain financial forecasts and other information and data relating to ARCP and ARCT IV, which were provided to or discussed with Citigroup by the external manager of ARCP and ARCT IV, including information relating to potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the external manager of ARCP and ARCT IV to result from the merger and the other transactions contemplated by the merger agreement;
•	understood that the proposed CapLease Merger and the proposed acquisition by ARCT IV of a portfolio of properties from certain subsidiaries of GE Capital (certain of which properties were acquired by ARCT IV on June 28, 2013, with the remainder of such properties to be acquired by ARCT IV at a later date), which we refer to as the ARCT IV GE acquisition, were reflected in the financial forecasts and other information and data relating to ARCP and ARCT IV, as applicable, provided to or discussed with Citigroup, and, at ARCP’s instruction, held discussions with the external manager of ARCP and ARCT IV regarding its assessment of the strategic rationale for, and the potential benefits of, the CapLease Merger and the ARCT IV GE acquisition, as applicable;
•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of ARCP common stock and ARCT IV common stock, the historical and projected earnings and other operating data of ARCP and ARCT IV and the capitalization and financial condition of ARCP and ARCT IV;
•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger;
•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of ARCP and ARCT IV;
•	evaluated certain potential pro forma financial effects of the merger and the other transactions contemplated by the merger agreement on ARCP, which reflect certain potential pro forma financial effects of the CapLease Merger and the ARCT IV GE acquisition on ARCP and ARCT IV, as applicable; and
•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, with ARCP’s consent, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the external manager of ARCP and ARCT IV that it was not aware of any relevant information that was omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to ARCP and ARCT IV provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by the external manager of ARCP and ARCT IV that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the external manager of ARCP and ARCT IV as to the future financial performance of ARCP and ARCT IV, the potential strategic implications and operational benefits anticipated to result from the merger and the other transactions contemplated by the merger agreement and the other matters covered thereby. Citigroup also assumed, with ARCP’s consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger and the other transactions contemplated by the merger agreement) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. Citigroup also relied, with ARCP’s consent, upon the assessment of the external manager of ARCP and ARCT IV as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets, and Citigroup assumed, with ARCP’s consent, that there will be no developments with respect to any such matters that would have an adverse effect on ARCP, ARCT IV or the contemplated benefits of the merger and the other transactions contemplated by the merger agreement.

Citigroup assumed, with ARCP’s consent, that the CapLease Merger and the ARCT IV GE acquisition will be consummated in accordance with their terms and in a manner consistent with the assumptions underlying the financial forecasts relating to ARCP and ARCT IV, that the merger and the other transactions contemplated by the merger agreement will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger and the other transactions contemplated by the merger agreement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ARCP, ARCT IV or the contemplated benefits of the merger and the other transactions contemplated by the merger agreement. Citigroup also assumed, with ARCP’s consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes and that the partnership merger will qualify as an asset-over form of merger under Treasury Regulations Section 1.708-1(c)(3)(i). Citigroup was advised by ARCP and ARCT IV, respectively, that ARCP has operated in conformity with the requirements for qualification of a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2011 and that ARCT IV has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2012. Citigroup assumed, with ARCP’s consent, that the merger and the other transactions contemplated by the merger agreement will not adversely affect such status or operations of ARCP or ARCT IV. In addition, Citigroup assumed, with ARCP’s consent, that the surviving entity in the merger will constitute a disregarded entity for U.S. federal income tax purposes.

Citigroup’s opinion related to the relative values of ARCP and ARCT IV. Citigroup did not express any opinion as to what the value of ARCP common stock actually will be when issued pursuant to the merger or the price at which ARCP common stock or ARCT IV common stock will trade at any time. Citigroup did not make, and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ARCP or ARCT IV (or of CapLease or the properties that may be acquired pursuant to the ARCT IV GE acquisition), nor did Citigroup make any physical inspection of the properties or assets of ARCP or ARCT IV (or of CapLease or the properties that may be acquired pursuant to the ARCT IV GE acquisition). Citigroup also did not make an analysis of, nor did Citigroup express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters, and Citigroup was advised by the external manager of ARCP and ARCT IV, and therefore assumed, that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. Citigroup expressed no view as to, and Citigroup’s opinion did not address, the underlying business decision of ARCP to effect the merger and the other transactions contemplated by the merger agreement, the relative merits of the merger and the other transactions contemplated by the merger agreement as compared to any alternative business strategies that might exist for ARCP or the effect of any other transaction in which ARCP or ARCT IV might engage. Citigroup also expressed no view as to, and Citigroup’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger and the other transactions contemplated by the merger agreement, or any class of such persons, relative to the merger consideration. Citigroup’s opinion was limited to the fairness, from a financial point of view, to ARCP of the merger consideration to be paid in the merger and Citigroup expressed no view regarding, and Citigroup’s opinion did not address, any consideration received in connection with the merger and the other transactions contemplated by the merger agreement by the holders of any class of securities, creditors or other constituencies of any party to the merger and the other transactions contemplated by the merger agreement or other amounts payable in connection with the merger and the other transactions contemplated by the merger agreement, including any fee or other amount payable to the external manager of ARCP and ARCT IV. In addition, Citigroup expressed no view as to the CapLease Merger and the ARCT IV GE acquisition, or any of the terms or conditions thereof. Citigroup expressed no opinion or view as to any potential effects of the significant volatility in the credit, financial and stock markets. Citigroup’s opinion was necessarily based upon information that was available to Citigroup, and financial, stock market and other conditions and circumstances that existed, as of the date of its opinion.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The following summary of those analyses is not a complete description of all of the financial analyses performed by Citigroup in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of ARCP and ARCT IV. No company, business or transaction used in those analyses as a comparison is identical to ARCP, ARCT IV or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Accordingly, such analyses may not necessarily utilize all companies or transactions that could be deemed comparable to ARCP, ARCT IV or the merger.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

Citigroup was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between ARCP and ARCT IV and the decision to enter into the merger agreement was solely that of the ARCP Board. Citigroup’s opinion was only one of many factors considered by the ARCP Board in its evaluation of the merger and should not be viewed as determinative of the views of the ARCP Board or management with respect to the merger or the consideration payable in the merger.

The following is a summary of the material financial analyses underlying Citigroup’s opinion. On July 1, 2013, Citigroup presented discussion materials, which we refer to as the initial presentation, to the ARCP Board. On July 12, 2013, Citigroup notified ARCP management that it wished to correct certain information contained in the initial presentation. In the initial presentation, interest expense was erroneously deducted and amortization of deferred financing fees was erroneously added back to derive cash flows in the discounted cash flow analysis of

ARCP and ARCT IV, and as a result, such cash flows were labeled as “Levered Cash Flows.” On July 15, 2013, Citigroup presented the corrected discussion materials, which we refer to as the corrected presentation, to the independent directors of the ARCP Board.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses. For purposes of the financial analyses summarized below, the term “implied consideration value” refers to the weighted value of the merger consideration of $30.96 per share, which was determined by assuming that, in the merger, (i) 25% of the outstanding shares of ARCT IV common stock would be converted into the right to receive $30.00 per share in cash and (ii) 75% of the outstanding shares of ARCT IV common stock would be converted into the right to receive 2.05 shares of ARCP common stock, based on ARCP’s closing stock price of $15.26 per share on June 28, 2013.

Financial Analysis of ARCT IV

Selected Public Companies Analysis

Citigroup performed a selected public companies analysis of ARCT IV by comparing certain financial and stock market information for ARCT IV and the following seven publicly traded REITs in the net lease sector:

•	Realty Income Corporation
•	Cole Real Estate Investments, Inc.
•	W.P. Carey Inc.
•	National Retail Properties, Inc.
•	Lexington Realty Trust
•	EPR Properties
•	Spirit Realty Capital Inc.

Citigroup reviewed, among other things, the enterprise value, calculated as equity value based on closing stock prices on June 28, 2013, plus debt and preferred equity, less cash and other adjustments, of each of the selected companies as a multiple of estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for calendar year 2013. Citigroup also reviewed the closing stock price on June 28, 2013 of each of the selected companies as a multiple of estimated funds from operations per share, which we refer to as FFO per share, and adjusted FFO per share, which we refer to as AFFO per share, for calendar year 2013. Citigroup further reviewed the quotient of the annualized net operating income based on the first quarter of 2013, divided by the implied operating real estate value, which consists of the sum of equity value based on closing stock prices on June 28, 2013, plus tangible liabilities as of the first quarter-end of 2013, less tangible assets as of the first quarter-end of 2013, which we refer to as implied cap rate, of each of the selected companies. Financial data of the selected companies were based on Wall Street research consensus estimates, public filings and other publicly available information. Financial data of ARCT IV were based on internal estimates provided to Citigroup by the external manager of ARCP and ARCT IV. Citigroup calculated the following multiples and implied cap rates for the selected companies:

	2013E EBITDA Multiple	2013E FFO Multiple	2013E AFFO Multiple	Implied Cap Rate
Minimum	13.8x	11.4x	12.1x	5.5%
Mean	16.4x	15.3x	15.2x	6.5%
Median	16.0x	15.3x	14.6x	6.2%
Maximum	19.7x	19.0x	17.9x	7.9%

Citigroup then applied selected multiple ranges of calendar year 2013 estimated EBITDA of 13.8x to 19.7x, calendar year 2013 estimated FFO per share of 11.4x to 19.0x, calendar year 2013 estimated AFFO per share of 12.1x to 17.9x and a selected range of calendar year 2013 estimated implied cap rates of 7.9% to 5.5% derived from the selected companies to the corresponding data of ARCT IV. This analysis indicated the following implied per share equity reference ranges for ARCT IV, as compared to the implied consideration value:

Implied Per Share Equity Value Reference Ranges for ARCT IV Based On:

2013E EBITDA	2013E FFO	2013E AFFO	2013E Implied Cap Rate	Implied Consideration Value
$22.49 – $37.53	$25.01 – $41.68	$24.78 – $36.66	$19.76 – $33.92	$30.96

Selected Precedent Transactions Analysis

Citigroup performed a selected precedent transactions analysis of ARCT IV based on publicly available financial information relating to the following 11 selected transactions:

Acquiror	Target	Announcement Date
American Realty Capital Properties, Inc.	CapLease, Inc.	5/28/2013
Cole Credit Property Trust II, Inc.	Spirit Realty Capital, Inc.	1/22/2013
American Realty Capital Properties, Inc.	American Realty Capital Trust III, Inc.	12/17/2012
Realty Income Corporation	American Realty Capital Trust, Inc.	9/6/2012
W.P. Carey Inc.	Corporate Property Associates 15 Incorporated	2/17/2012
Gramercy Property Trust Inc.	American Financial Realty Trust	11/5/2007
Investor Group	Spirit Finance Corporation	3/13/2007
General Electric Capital Corporation	Trustreet Properties, Inc.	10/30/2006
Record Realty Trust	Government Properties Trust, Inc.	10/23/2006
Lexington Realty Trust	Newkirk Realty Trust, Inc.	7/23/2006
DRA Advisors LLC	Capital Automotive REIT	9/2/2005

Citigroup reviewed, among other things, transaction values based on the consideration payable in the selected transactions as a multiple of the target company’s one-year forward AFFO per share, which we refer to as CY + 1 AFFO per share. Financial data of the target companies were based on Wall Street research consensus estimates, public filings and other publicly available information. Citigroup calculated the following multiples for the selected transactions:

Price / CY + 1 AFFO
Minimum	10.1x
Mean	13.6x
Median	14.0x
Maximum	15.3x

Citigroup then applied selected CY + 1 AFFO per share multiples of 10.1x to 15.3x derived from the selected transactions to ARCT IV’s calendar year 2013 estimated AFFO per share. This analysis indicated the following implied per share equity reference range for ARCT IV, as compared to the implied consideration value:

Implied Per Share Equity Value Reference Range for ARCT IV	Implied Consideration Value
$20.68 – $31.33	$30.96

Discounted Cash Flow Analysis

In the corrected presentation, Citigroup performed a discounted cash flow analysis of ARCT IV by calculating the estimated present value of the unlevered cash flows that ARCT IV was forecasted to generate during the calendar years 2013 through 2018 based on the estimates prepared by the external manager of ARCP and ARCT IV. Citigroup calculated terminal values for ARCT IV by applying a range of terminal value EBITDA multiples of 14.0x to 18.0x to ARCT IV’s fiscal year 2019 estimated EBITDA derived by Citigroup based on ARCT IV’s fiscal year 2018 estimated EBITDA, which range was selected based on Citigroup’s professional judgment and experience and after taking into consideration, among other things, the operating performance of ARCT IV compared to the operating performance for the selected comparable companies and the trading multiples for the selected comparable companies. The cash flows and terminal values were then discounted to present value as of June 30, 2013 using discount rates ranging from 6.5% to 7.5%, based on an estimate of ARCT IV’s weighted average cost of capital. This analysis indicated the following implied per share equity reference range for ARCT IV, as compared to the implied consideration value:

Implied Per Share Equity Value Reference Range for ARCT IV	Implied Consideration Value
$24.57 – $36.91	$30.96

The analysis in the initial presentation indicated an implied per share equity reference range for ARCT IV, as compared to the implied consideration value, of $22.20 to $34.47.

Financial Analysis of ARCP

Selected Public Company Analysis

Citigroup performed a selected public companies analysis of ARCP by comparing certain financial and stock market information for ARCP and the following seven publicly traded REITs in the net lease sector:

•	Realty Income Corporation
•	Cole Real Estate Investments, Inc.
•	W.P. Carey Inc.
•	National Retail Properties, Inc.
•	Lexington Realty Trust
•	EPR Properties
•	Spirit Realty Capital Inc.

Citigroup reviewed, among other things, the enterprise value, calculated as equity value based on closing stock prices on June 28, 2013, plus debt and preferred equity, less cash and other adjustments, of each of the selected companies as a multiple of EBITDA, for calendar year 2013. Citigroup also reviewed the closing stock price on June 28, 2013 of each of the selected companies as a multiple of estimated FFO per share and AFFO per share, for calendar year 2013. Citigroup further reviewed the implied cap rate of each of the selected companies. Financial data of the selected companies were based on Wall Street research consensus estimates, public filings and other publicly available information. Financial data of ARCP were based on internal estimates provided to Citigroup by the external manager of ARCP and ARCT IV. Citigroup calculated the following multiples and implied cap rates for the selected companies:

	2013E EBITDA Multiple	2013E FFO Multiple	2013E AFFO Multiple	Implied Cap Rate
Minimum	13.8x	11.4x	12.1x	5.5%
Mean	16.4x	15.3x	15.2x	6.5%
Median	16.0x	15.3x	14.6x	6.2%
Maximum	19.7x	19.0x	17.9x	7.9%

Citigroup then applied selected multiple ranges of calendar year 2013 estimated EBITDA of 13.8x to 19.7x, calendar year 2013 estimated FFO per share of 11.4x to 19.0x, calendar year 2013 estimated AFFO per share of 12.1x to 17.9x and a selected range of calendar year 2013 estimated implied cap rates of 7.9% to 5.5% derived from the selected companies to the corresponding data of ARCP. This analysis indicated the following implied per share equity reference ranges for ARCP:

Implied Per Share Equity Value Reference Ranges for ARCP Based On:

2013E EBITDA	2013E FFO	2013E AFFO	2013E Implied Cap Rate
$7.22 – $15.73	$11.36 – $18.93	$12.55 – $18.56	$7.86 – $16.82

Discounted Cash Flow Analysis

In the corrected presentation, Citigroup performed a discounted cash flow analysis of ARCP by calculating the estimated present value of the unlevered cash flows that ARCP was forecasted to generate during the calendar years 2013 through 2018 based on the estimates prepared by the external manager of

ARCP and ARCT IV. Citigroup calculated terminal values for ARCP by applying a range of terminal value EBITDA multiples of 14.0x to 18.0x to ARCP’s fiscal year 2019 estimated EBITDA derived by Citigroup based on ARCP’s fiscal year 2018 estimated EBITDA, which range was selected based on Citigroup’s professional judgment and experience and after taking into consideration, among other things, the operating performance of ARCP compared to the operating performance for the selected comparable companies and the trading multiples for the selected comparable companies. The cash flows and terminal values were then discounted to present value as of June 30, 2013 using discount rates ranging from 6.5% to 7.5%, based on an estimate of ARCP’s weighted average cost of capital. This analysis indicated the following implied per share equity reference range for ARCP:

Implied Per Share Equity Value Reference Range for ARCP
$10.15 – $20.51

The analysis in the initial presentation indicated an implied per share equity reference range for ARCP, as compared to the implied consideration value, of $7.69 to $17.99.

Relative Contribution Analysis

Citigroup performed an analysis of the relative net operating income, EBITDA, FFO and AFFO contributions of ARCP and ARCT IV to the combined company. Financial data of ARCP and ARCT IV were based on internal estimates provided to Citigroup by the external manager of ARCP and ARCT IV. Citigroup calculated the following contribution percentages:

	Implied Contribution of ARCP	Implied Contribution of ARCT IV
Net Operating Income	68.6%	31.4%
EBITDA	66.2%	33.8%
FFO	61.1%	38.9%
AFFO	63.6%	36.4%

Exchange Ratio Analysis

In the corrected presentation, Citigroup performed an exchange ratio analysis using the results of the discounted cash flow analysis, selected public companies analysis and relative contribution analysis of ARCT IV and ARCP. Citigroup calculated implied exchange ratio reference ranges by dividing the implied per share equity reference ranges for ARCT IV derived from each of the discounted cash flow analysis and the selected companies analysis by the corresponding implied per share equity reference range for ARCP. Citigroup also derived an implied exchange ratio reference range based on the exchange ratios calculated from the contribution percentages of ARCT IV and ARCP derived from the relative contribution analysis described above. This analysis indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 2.05 provided for in the merger (assuming the Market Price for ARCP common stock is equal to or greater than $14.94 per share):

Implied Exchange Ratio Ranges Based on:
Discounted Cash Flow Analysis	1.80x – 2.42x
Selected Pubic Companies Analysis	1.97x – 3.11x
Contribution Analysis	1.97x – 2.51x
Exchange Ratio in the Merger	2.05x

In the initial presentation, based on the discounted cash flow analyses of ARCT IV and ARCP set forth in the initial presentation and described above, Citigroup’s analysis indicated an implied exchange ratio reference range, under the discounted cash flow analysis, of 1.92x to 2.89x.

Miscellaneous

Under the terms of Citigroup’s engagement, ARCP has agreed to pay Citigroup for its financial advisory services in connection with the merger a fee of $1.5 million upon delivery of its opinion dated July 1, 2013 and, if the merger is consummated, a fee of $6 million. The fee paid to Citigroup in connection with the delivery of its opinion will be credited against the fee, if any, payable to Citigroup upon consummation of the merger. ARCP also has agreed to reimburse Citigroup for reasonable expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citigroup and its affiliates in the future may provide investment banking and other services to ARCP and ARCT IV unrelated to the proposed merger, for which services Citigroup and its affiliates expect to receive compensation. In addition, an affiliate of Citigroup engaged in the commercial lending business is acting as lender for a credit facility to be used by ARCP in connection with the merger and the other transactions contemplated by the merger agreement, for which services such entity would receive compensation. Except as described herein, Citigroup did not provide any investment banking services to ARCT IV for which Citigroup received compensation during the last two years. Except as described herein, Citigroup was not, as of the date of its opinion, engaged to provide any investment banking services to ARCT IV or ARCP. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of ARCP and ARCT IV for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with ARCP, ARCT IV and their respective affiliates.

ARCP selected Citigroup as its financial advisor in connection with the merger based on Citigroup’s reputation and experience. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citigroup’s opinion was authorized by Citigroup’s fairness opinion committee.

Certain Prospective Financial Information Reviewed by ARCP

ARCP does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, ARCP is including these projections that were made available to the ARCP Board, the ARCT IV Board and management in connection with the evaluation of the merger. This information also was provided to ARCP’s and ARCT IV’s respective financial advisors to the extent noted below. The inclusion of this information should not be regarded as an indication that any of ARCP, ARCT IV, their respective advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial results cover multiple years, such information by its nature becomes less predictive with each successive year.

ARCP stockholders and ARCT IV stockholders are urged to review the SEC filings of ARCP for a description of risk factors with respect to the business of ARCP. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42 and “Where You Can Find More Information; Incorporation by Reference” beginning on page 181. The unaudited prospective financial results were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or U.S. GAAP.

Neither the independent registered public accounting firm of ARCP nor any other independent accountants have compiled, examined, or performed any audit or other procedures with respect to the unaudited prospective financial results contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of ARCP contained in ARCP’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of ARCP. It does not extend to the unaudited prospective financial results and should not be read to do so. Furthermore, the unaudited prospective financial results do not take into account any circumstances or events occurring after the respective dates on which they were prepared. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth below. No representation is made by ARCP, ARCT IV or any other person to any ARCP stockholder or any ARCT IV stockholder regarding the ultimate performance of ARCP compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

The following table presents selected unaudited prospective financial data on a twelve-month run rate basis effective January 1, 2013 through January 1, 2018, which assumes all projected acquisitions during a calendar year are consummated as of January 1 of such year for ARCP on a standalone basis.

($ in millions)	2013	2014	2015	2016	2017	2018
EBITDA	$350	$429	$510	$586	$661	$735
Funds from Operations (FFO)	$242	$318	$388	$452	$512	$570
Adjusted Funds from Operations (AFFO)	$251	$326	$392	$455	$514	$570

For purposes of the unaudited prospective financial information presented herein, EBITDA is calculated as net earnings plus (i) depreciation and amortization, (ii) consolidated interest expense, (iii) net earnings attributable to non-controlling interests and (iv) one-time merger related expenses and funds from operations is calculated as net income adjusted for non-cash items, including (i) real estate depreciation and amortization and (ii) mark-to-market adjustments, and non-recurring items, including (iii) merger expenses. Adjusted funds from operations is calculated as funds from operations plus (i) acquisition expenses, (ii) non-cash interest expense, (iii) non-cash compensation, (iv) FAS 13 straight line rent adjustments, and (v) FAS 141 above-market lease adjustments.

EBITDA, FFO and AFFO are non-GAAP measures that ARCP believes are important to understanding ARCP’s operations. ARCP believes EBITDA is an important supplemental measure of operating performance as it allows comparison of ARCP’s operating results without regard to financing methods and capital structure. ARCP believes FFO is an important supplemental measure of operating performance because it excludes the effects of depreciation and amortization (which is based on historical costs and which may be of limited relevance in evaluating current performance). ARCP believes AFFO is an important supplemental measure of operating performance because, in addition to the items excluded in calculating FFO, it excludes straight-lined rent and other non-cash items that have become more significant for ARCP and ARCP’s competitors over the last several years.

AFFO also excludes acquisition costs, which are dependent on acquisitions made and can fluctuate significantly from period to period. ARCP believes that net income is the most directly comparable GAAP measure to FFO and AFFO.

In preparing the foregoing unaudited prospective financial results, ARCP made a number of assumptions and estimates regarding, among other things, future interest rates, ARCP’s future stock price, the level of future investments by ARCP and the yield to be achieved on such investments, financing of future investments, including leverage ratios, future property sales by ARCP, future mortgage and receivable loan payoffs to ARCP, the ability to refinance certain of ARCP’s outstanding secured and unsecured debt and the terms of any such refinancing, and future capital expenditures and dividend rates.

The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” beginning on page 23 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42, all of which are difficult to predict and many of which are beyond the control of ARCP and/or ARCT IV and will be beyond the control of the combined company. The underlying assumptions may not prove to be accurate and the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

ARCP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Opinion of ARCT IV’s Financial Advisor

ARCT IV has retained BofA Merrill Lynch to act as ARCT IV’s financial advisor in connection with the transaction. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ARCT IV selected BofA Merrill Lynch to act as ARCT IV’s financial advisor in connection with the transaction on the basis of BofA Merrill Lynch’s experience in transactions similar to the transaction, its reputation in the investment community and its familiarity with ARCT IV and its business.

On July 1, 2013, at a meeting of the ARCT IV Board held to evaluate the transaction, BofA Merrill Lynch delivered to the ARCT IV Board an oral opinion, which was confirmed by delivery of a written opinion dated July 1, 2013, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of ARCT IV common stock (other than ARCP and its affiliates) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the ARCT IV Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the ARCT IV Board for the benefit and use of the ARCT IV Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the transaction and no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to ARCT IV or in which ARCT IV might engage or as to the underlying business decision of ARCT IV to proceed with or effect the transaction. BofA Merrill Lynch’s opinion does not address any other aspect of the transaction and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed mergers or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to ARCT IV and ARCP;
•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ARCT IV furnished to or discussed with BofA Merrill Lynch by the external manager of ARCT IV, including certain financial forecasts relating to ARCT IV prepared by such external manager and approved for BofA Merrill Lynch’s use by ARCT IV, referred to herein as the ARCT IV manager forecasts;
•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ARCP furnished to or discussed with BofA Merrill Lynch by the external manager of ARCP, including certain financial forecasts relating to ARCP prepared by such external manager and approved for BofA Merrill Lynch’s use by ARCP, referred to herein as the ARCP manager forecasts;

•	reviewed certain estimates as to the amount and timing of cost savings anticipated by the external manager of ARCP to result from the mergers and approved for BofA Merrill Lynch’s use by ARCP;
•	discussed the past and current business, operations, financial condition and prospects of ARCT IV and ARCP and certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets with their external managers;
•	reviewed the potential pro forma financial impact of the mergers on the future financial performance of ARCP, including the potential effect on ARCP’s estimated funds from operations and estimated adjusted funds from operations;
•	reviewed the trading history for ARCP common stock and a comparison of such trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;
•	compared certain financial information of ARCT IV and certain financial and stock market information of ARCP with similar information of other companies BofA Merrill Lynch deemed relevant;
•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;
•	reviewed the relative financial contributions of ARCT IV and ARCP to the future financial performance of the combined company on a pro forma basis;
•	considered the results of BofA Merrill Lynch’s efforts to solicit, at the direction of ARCT IV, indications of interest and definitive proposals from third parties with respect to a possible acquisition of ARCT IV;
•	reviewed a draft, dated July 1, 2013, of the merger agreement and certain related documents; and
•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the external managers of ARCT IV and ARCP that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ARCT IV manager forecasts and ARCP manager forecasts, BofA Merrill Lynch was advised by each of ARCT IV’s and ARCP’s respective external managers and assumed, with ARCT IV’s consent, that the respective forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such external managers as to the future financial performance of ARCT IV and ARCP. With respect to the cost savings, BofA Merrill Lynch was advised by the external manager of ARCP, and assumed, with ARCT IV’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such external manager as to such matters. BofA Merrill Lynch also relied, at ARCT IV’s direction, upon the assessments of the external managers as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and assumed that there would be no developments with respect to any such matters that would have an adverse effect on ARCT IV, ARCP or the mergers (including the contemplated benefits thereof).

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ARCT IV, ARCP or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of ARCT IV, ARCP or any other entity. BofA Merrill Lynch did not make an analysis of, nor did BofA Merrill Lynch express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and BofA Merrill Lynch was advised by the external managers and therefore assumed, with ARCT IV’s consent, that any such allowances for losses were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. BofA Merrill Lynch did not evaluate the solvency or fair value of ARCT IV, ARCP or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA

Merrill Lynch assumed, at ARCT IV’s direction, that the mergers would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the mergers, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on ARCT IV, ARCP or the mergers (including the contemplated benefits thereof). BofA Merrill Lynch also assumed, at ARCT IV’s direction, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch. BofA Merrill Lynch further assumed, at ARCT IV’s direction, that the merger of ARCT IV and Merger Sub would qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code and that the partnership merger would qualify as an asset-over form of merger under Treasury Regulations Section 1.708-1(c)(3)(i). BofA Merrill Lynch was advised by ARCT IV and ARCP that each of ARCT IV and ARCP had operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes commencing with its taxable years ended December 31, 2012 and December 31, 2011, respectively, and assumed, at ARCT IV’s direction, that the mergers would not adversely affect such status or operations of ARCT IV or ARCP. In addition, BofA Merrill Lynch assumed, at ARCT IV’s direction, that the surviving entity in the merger, Merger Sub, would constitute a disregarded entity for U.S. federal income tax purposes.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, the form or structure of the merger consideration or any related election, limitations or proration procedures, or any terms, aspects or implications of the partnership merger, any fee payable to the external manager or other amounts payable in connection with the transaction or any other arrangements, agreements or understandings entered into in connection with or relating to the mergers or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of ARCT IV common stock (other than ARCP and its affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the mergers by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors, managers or employees of any party to the mergers, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the transaction in comparison to other strategies or transactions that might be available to ARCT IV or in which ARCT IV might engage or as to the underlying business decision of ARCT IV to proceed with or effect the transaction. BofA Merrill Lynch also did not express any view or opinion with respect to, and relied upon, with ARCT IV’s consent, the assessments of ARCT IV’s representatives regarding, legal, regulatory, accounting, tax and similar matters relating to ARCT IV, ARCP and the mergers (including the contemplated benefits thereof) as to which BofA Merrill Lynch understood that ARCT IV obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch further did not express any opinion as to what the value of ARCP common stock actually would be when issued or the prices at which ARCP common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the mergers or any related matter. Except as described above, ARCT IV imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on ARCP, ARCT IV or the mergers. It should be understood that subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the ARCT IV Board in connection with its opinion. On July 1, 2013, BofA Merrill Lynch presented discussion materials, which we refer to as the initial presentation, to the ARCT IV Board. On July 19, 2013, BofA Merrill Lynch notified ARCT IV management that it wished to revise certain information contained in the initial presentation. The revised presentation reflects calculations that were primarily revised to account for certain differences between the ARCP manager forecasts that were used by BofA Merrill Lynch in connection with its July 1, 2013 presentation and the ARCP manager forecasts set forth under “— Certain Prospective Financial Information Reviewed by ARCP” above. On July 19, 2013, BofA Merrill Lynch presented the revised discussion materials, which we refer to as the revised presentation, to the independent directors of the ARCT IV Board.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. For purposes of the financial analyses summarized below, (i) the term “implied purchase price” refers to $31.28 per share, calculated as the implied value of the per share merger consideration based on the minimum Exchange Ratio of 2.05x and ARCP’s closing stock price of $15.26 per share on June 28, 2013 (the last trading day prior to the announcement of the transaction), and assuming 100% of the total consideration is paid in stock, and (ii) the term “implied minimum purchase price” refers to $30.62 per share, calculated as the minimum Market Price value of the per share merger consideration based on the Exchange Ratio, and assuming 100% of the total consideration is paid in stock. Estimated 2014 financial information for each of ARCP and ARCT IV used in the financial analyses described below were based on unaudited prospective financial data on a year end run-rate basis.

ARCT IV Financial Analyses.

Selected Publicly Traded REITs Analysis.  BofA Merrill Lynch reviewed publicly available financial information for ARCT IV and publicly available financial and stock market information for the following three publicly traded net lease REITs, which BofA Merrill Lynch, in its professional judgment and experience, deemed to have certain similar characteristics to ARCT IV:

•	National Retail Properties, Inc.
•	Realty Income Corporation
•	W.P. Carey Inc.

BofA Merrill Lynch reviewed enterprise values of the selected publicly traded REITs, calculated as equity values based on closing stock prices on June 28, 2013 (the last trading day prior to the announcement of the transaction), plus debt, preferred stock and non-controlling interest, less cash and cash equivalents, as a multiple of calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. BofA Merrill Lynch also reviewed closing stock prices on June 28, 2013 of the selected publicly traded REITs as multiples of calendar year 2014 estimated funds from operations, referred to as FFO per share, and adjusted FFO per share, referred to as AFFO per share. BofA Merrill Lynch further reviewed annualized quarterly dividends of the selected REITs as a percentage of closing stock prices on June 28, 2013 of the selected publicly traded REITs, referred to as annualized dividend yield. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded REITs and for ARCT IV, BofA Merrill Lynch then applied selected multiple ranges of calendar year 2014 estimated EBITDA of 16.0x to 17.5x, calendar year 2014 estimated FFO per share of 13.5x to 15.5x and calendar year 2014 estimated AFFO per share of 13.0x to 15.0x derived from the selected publicly traded REITs to corresponding data of ARCT IV and a selected range of annualized dividend yields of 5.0% to 6.0% derived from the selected publicly traded REITs to ARCT IV’s annualized dividend per share as of June 28, 2013. Financial data of the selected publicly traded REITs were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of ARCT IV were based on the ARCT IV manager forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for ARCT IV (rounded to the nearest $0.10 per share), as compared to the implied purchase price, implied minimum purchase price and cash consideration:

Implied Per Share Equity Value Reference Ranges for ARCT IV Based on:

2014E EBITDA	2014E FFO	2014E AFFO	Dividend Yield	Implied Purchase Price	Implied Minimum Purchase Price	Cash Consideration
$28.00 – $31.80	$29.60 – $34.00	$27.00 – $31.20	$27.50 – $33.00	$31.28	$30.62	$30.00

No REIT used in this analysis is identical or directly comparable to ARCT IV. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which ARCT IV was compared.

Selected Precedent Transactions Analysis.  BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following four selected transactions that involved publicly traded REITs in the net lease sector, which, based on its professional judgment and experience, BofA Merrill Lynch deemed relevant to consider in relation to ARCT IV and the transaction:

Announcement Date	Acquiror	Target
5/28/2013	American Realty Capital Properties, Inc.	CapLease Inc.
1/22/2013	Spirit Realty Capital Inc.	Cole Credit Property Trust II, Inc.
12/17/2012	American Realty Capital Properties, Inc.	American Realty Capital Trust III, Inc.
9/6/2012	Realty Income Corporation	American Realty Capital Trust, Inc.

BofA Merrill Lynch reviewed transaction values, based on the implied capitalization rate at the time of the announcement of the selected transactions, calculated by subtracting tangible assets from transaction value and adding tangible liabilities and then dividing by in place net operating income. BofA Merrill Lynch observed low, median, mean and high implied capitalization rates for the selected transactions of 6.8%, 6.2%, 6.2% and 5.7%, respectively. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected transactions for ARCT IV, BofA Merrill Lynch then applied capitalization rates of 6.5% to 5.7% derived from the selected transactions to ARCT IV’s calendar year 2014 estimated cash net operating income. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of ARCT IV were based on the ARCT IV manager forecasts. This analysis indicated the following approximate implied per share equity value reference range for ARCT IV (rounded to the nearest $0.10 per share), as compared to the implied purchase price, implied minimum purchase price and cash consideration:

Implied Per Share Equity Value Reference Range for ARCT IV	Implied Purchase Price	Implied Minimum Purchase Price	Cash Consideration
$24.20 – $29.00	$31.28	$30.62	$30.00

No REIT, business or transaction used in this analysis is identical or directly comparable to ARCT IV or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which ARCT IV and the merger were compared.

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of ARCT IV to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that ARCT IV was forecasted to generate during calendar years ending December 31, 2014 through 2018 based on the ARCT IV manager forecasts (with certain adjustments made to the forecasted cash flows in order to account for asset management fees that are currently paid in stock). BofA Merrill Lynch calculated terminal values for ARCT IV by applying terminal forward multiples of 17.5x to 18.5x to ARCT IV’s fiscal year 2019 estimated EBITDA, which range was selected based on BofA Merrill Lynch’s professional judgment and experience and after taking into consideration, among other things, the operating performance of ARCT IV compared to the operating performance for the selected publicly traded REITs and the trading multiples for the selected publicly traded REITs. The cash flows and terminal values were then discounted to present value as of September 30, 2013 using discount rates ranging from 7.0% to 8.0%, which were based on an estimate of ARCT IV’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for ARCT IV (rounded to the nearest $0.10 per share), as compared to the implied purchase price, implied minimum purchase price and cash consideration:

Implied Per Share Equity Value Reference Range for Client	Implied Purchase Price	Implied Minimum Purchase Price	Cash Consideration
$23.80 – $28.30	$31.28	$30.62	$30.00

ARCP Financial Analyses.

Selected Publicly Traded REITs Analysis.  BofA Merrill Lynch reviewed publicly available financial and stock market information for ARCP and the three publicly traded REITs in the net lease sector listed above. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded REITs and for ARCP, BofA Merrill Lynch then applied selected multiple ranges of calendar year 2014 estimated EBITDA of 16.0x to 17.5x, calendar year 2014 estimated FFO per share of 13.5x to 15.5x and calendar year 2014 estimated AFFO per share of 13.0x to 15.0x derived from the selected REITs to corresponding data of ARCP and a selected range of annualized dividend yields of 5.0% to 6.0% derived from the selected REITs to ARCP’s annualized dividend per share as of June 28, 2013 (the last trading day prior to the announcement of the transaction). Such analysis was performed both assuming the CapLease Merger is and is not consummated. Financial data of ARCP were based on the ARCP manager forecasts. In the revised presentation, this analysis indicated the following approximate implied per share equity value reference ranges for ARCP (rounded to the nearest $0.10 per share), as compared to ARCP’s closing stock price on June 28, 2013:

Assuming the CapLease Merger is Consummated
Implied Per Share Equity Value Reference Ranges for ARCP Based on:

2014E EBITDA	2014E FFO	2014E AFFO	Dividend Yield	ARCP Closing Stock Price on June 28, 2013
$12.50 – $14.60	$13.90 – $16.00	$13.70 – $15.90	$15.70 – $18.80	$15.26

Assuming the CapLease Merger is Not Consummated
Implied Per Share Equity Value Reference Ranges for ARCP Based on:

2014E EBITDA	2014E FFO	2014E AFFO	Dividend Yield	ARCP Closing Stock Price on June 28, 2013
$13.20 – $14.90	$13.20 – $15.20	$13.50 – $15.60	$15.70 – $18.80	$15.26

The analysis in the initial presentation indicated approximate implied per share equity value reference ranges for ARCP (rounded to the nearest $0.10 per share), as compared to ARCP’s closing stock price on June 28, 2013, of $14.50 to $16.60 (assuming the CapLease Merger is consummated) and $13.40 to $15.40 (assuming the CapLease Merger is not consummated) based on calendar year 2014 estimated FFO per share, and $14.30 to $16.50 (assuming the CapLease Merger is consummated) and $13.70 to $15.80 (assuming the CapLease Merger is not consummated) based on calendar year 2014 estimated AFFO per share.

No REIT used in this analysis is identical or directly comparable to ARCT IV. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which ARCT IV was compared.

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of ARCP to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that ARCP was forecasted to generate during calendar years ending December 31, 2014 through 2018 based on the ARCP manager forecasts. BofA Merrill Lynch calculated terminal values for ARCP by applying terminal forward multiples of 17.5x to 18.5x to ARCP’s fiscal year 2019 estimated EBITDA, which range was selected based on BofA Merrill Lynch’s professional judgment and experience and after taking into consideration, among other things, the operating performance of ARCP compared to the operating performance for the selected publicly traded REITs and ARCP’s trading performance and the trading performance and the trading multiples for the selected publicly traded REITs. The cash flows and terminal values were then discounted to present value as of September 30, 2013 using discount rates ranging from 6.75% to 7.75%, which were based on an estimate of ARCP’s weighted average cost of capital. Such analysis was performed both assuming the CapLease Merger is and is not consummated. In the revised presentation, this analysis indicated the following approximate implied per share equity value reference ranges for ARCP (rounded to the nearest $0.10 per share), as compared to ARCP’s closing stock price on June 28, 2013 (the last trading day prior to the announcement of the transaction):

Assuming the CapLease Merger is Consummated

Implied Per Share Equity Value Reference Range for ARCP	ARCP Closing Stock Price on June 28, 2013
$14.10 – $18.40	$15.26

Assuming the CapLease Merger is Not Consummated

Implied Per Share Equity Value Reference Range for ARCP	ARCP Closing Stock Price on June 28, 2013
$15.50 – $19.40	$15.26

The analysis in the initial presentation indicated an approximate implied per share equity value reference range for ARCP (rounded to the nearest $0.10 per share), as compared to ARCP’s closing stock price on June 28, 2013, of $14.00 to $18.20 assuming the CapLease Merger is consummated.

Combination Analysis.

Selected Publicly Traded Companies Analysis.  Based on the per share price reference ranges implied for ARCT IV and ARCP (in the revised presentation) by the selected publicly traded companies analyses described above, BofA Merrill Lynch calculated the following implied exchange ratio reference ranges of calendar year 2014 estimated EBITDA, calendar year 2014 estimated FFO per share and calendar year 2014 estimated AFFO per share in the revised presentation (the high end of the implied exchange ratio reference range was calculated by dividing the high end of the ARCT IV implied per share price reference range by the low end of the ARCP implied per share price reference range, and the low end of the implied exchange ratio reference range was calculated by dividing the low end of the ARCT IV implied per share price reference range by the high end of the ARCP implied per share price reference range), as compared to the minimum Exchange Ratio in the merger and both assuming the CapLease Merger is and is not consummated:

Assuming the CapLease Merger is Consummated
Implied Reference Ranges

2014E EBITDA	2014E FFO	2014E AFFO	Current Dividend	Minimum Exchange Ratio
1.920x – 2.545x	1.850x – 2.445x	1.700x – 2.275x	1.465x – 2.100x	2.05x

Assuming the CapLease Merger is Not Consummated
Implied Reference Ranges

2014E EBITDA	2014E FFO	2014E AFFO	Current Dividend	Minimum Exchange Ratio
1.880x – 2.410x	1.945x – 2.575x	1.730x – 2.310x	1.465x – 2.100x	2.05x

In the initial presentation, based on the per share price reference ranges implied for ARCT IV and ARCP (in the initial presentation) by the selected publicly traded companies analyses described above, BofA Merrill Lynch indicated implied exchange ratio reference ranges, as compared to the minimum Exchange Ratio in the merger, of 1.785x to 2.345x (assuming the CapLease Merger is consummated) and 1.920x to 2.535x (assuming the CapLease Merger is not consummated) for calendar year 2014 estimated FFO per share, and 1.635x to 2.180x (assuming the CapLease Merger is consummated) and 1.710x to 2.275x (assuming the CapLease Merger is not consummated) for calendar year 2014 estimated AFFO per share.

Discounted Cash-Flow Analysis.  Based on the per share price reference ranges implied for ARCT IV and ARCP (in the revised presentation) by the discounted cash flow analyses described above, BofA Merrill Lynch calculated the following implied exchange ratio reference ranges in the revised presentation (the high end of the implied exchange ratio reference range was calculated by dividing the high end of ARCT IV’s implied per share price reference range by the high end of ARCP’s implied per share price reference range, and the low end of the implied exchange ratio reference range was calculated by dividing the low end of the ARCT IV implied per share price reference range by the low end of the ARCP implied per share price reference range), as compared to the minimum Exchange Ratio in the merger and both assuming the CapLease Merger is and is not consummated:

Assuming the CapLease Merger is Consummated

Discount Rate	Minimum Exchange Ratio
1.295x – 2.005x	2.05x

Assuming the CapLease Merger is Not Consummated

Discount Rate	Minimum Exchange Ratio
1.225x – 1.825x	2.05x

In the initial presentation, based on the per share price reference ranges implied for ARCT IV and ARCP (in the initial presentation) by the discounted cash flow analyses described above, BofA Merrill Lynch indicated an implied exchange ratio reference range, as compared to the minimum Exchange Ratio in the merger, of 1.310x to 2.020x assuming the CapLease Merger is consummated.

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices of ARCP common stock during the 52-week period ended June 28, 2013 (the last trading day prior to the announcement of the transaction), which reflected low and high closing prices for ARCP common stock of approximately $10.30 and $18.10 per share, respectively; and
•	relative contributions of ARCP and ARCT IV to the pro forma combined company.

Miscellaneous.

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the ARCT IV Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ARCT IV and ARCP. The estimates of the future performance of ARCT IV and ARCP in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration to be paid and were provided to the ARCT IV Board in connection with the delivery of

BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of ARCT IV or ARCP.

The type and amount of consideration payable in the merger was determined through negotiations between ARCT IV and ARCP, rather than by any financial advisor, and was approved by the ARCT IV Board. The decision to enter into the merger agreement was solely that of the ARCT IV Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the ARCT IV Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the ARCT IV Board, management or any other party with respect to the merger or the merger consideration.

ARCT IV has agreed to pay BofA Merrill Lynch for its services in connection with the transaction an opinion fee of $1 million, which became payable upon the delivery of its opinion, and an additional transaction fee of approximately $6 million, the payment of which is contingent upon completion of the merger. ARCT IV also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ARCT IV, ARCP and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ARCT IV and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as an arranger and documentation agent for, and lender under, certain credit facilities of ARCT IV and certain of its affiliates. From January 1, 2011 through June 30, 2013, BofA Merrill Lynch and its affiliates derived aggregate revenues of approximately $1 million from ARCT IV for corporate, commercial and investment banking services unrelated to the merger.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ARCP and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a financial advisor to ARCP in connection with its acquisition of American Realty Capital Trust III, Inc., (ii) acting as a placement agent under an equity distribution agreement with ARCP and one of its affiliates in connection with ARCP’s previously announced $60 million “at-the-market” offering program and (iii) having acted or acting as syndication agent for, and lender under, certain credit facilities of ARCP and certain of its affiliates. From January 1, 2011 through June 30, 2013, BofA Merrill Lynch and its affiliates derived aggregate revenues of approximately $9 million from ARCP and its affiliates (other than ARCT IV) for corporate, commercial and investment banking services unrelated to the merger.

BofA Merrill Lynch has also acted as a financial advisor to a third party in connection with such third party’s recent sale of assets to ARCP and ARCT IV, respectively.

Certain Prospective Financial Information Reviewed by ARCT IV

ARCT IV does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, ARCT IV is including these projections that were made available to the ARCT IV Board, the ARCP Board and management in connection with the evaluation of the merger. This information also was provided to ARCT IV’s and ARCP’s respective financial advisors to the extent noted below. The inclusion of this information should not be regarded as an indication that any of ARCT IV, ARCP, their respective advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial results cover multiple years, such information by its nature becomes less predictive with each successive year.

ARCT IV stockholders and ARCP stockholders are urged to review the SEC filings of ARCT IV for a description of risk factors with respect to the business of ARCT IV. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42 and “Where You Can Find More Information; Incorporation by Reference” beginning on page 181. The unaudited prospective financial results were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or U.S. GAAP.

Neither the independent registered public accounting firm of ARCT IV nor any other independent accountants have compiled, examined, or performed any audit or other procedures with respect to the unaudited prospective financial results contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of ARCT IV contained in ARCT IV’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of ARCT IV. It does not extend to the unaudited prospective financial results and should not be read to do so. Furthermore, the unaudited prospective financial results do not take into account any circumstances or events occurring after the respective dates on which they were prepared. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth below. No representation is made by ARCT IV, ARCP or any other person to any ARCT IV stockholder or any ARCP stockholder regarding the ultimate performance of ARCT IV compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

The following table presents selected unaudited prospective financial data on a twelve-month run rate basis effective January 1, 2013 through January 1, 2018, which assumes all projected acquisitions during a calendar year are consummated as of January 1 of such year for ARCT IV on a standalone basis.

($ in millions)	2013	2014	2015	2016	2017	2018
EBITDA	178.9	$178.9	$197.8	$216.4	$234.7	$252.7
Funds from Operations (FFO)	153.9	$153.9	$164.6	$173.7	$181.3	$187.3
Adjusted Funds from Operations (AFFO)	143.7	$146.2	$156.1	$164.4	$171.2	$176.4

For purposes of the unaudited prospective financial information presented herein, EBITDA is calculated as net earnings plus (i) depreciation and amortization, (ii) consolidated interest expense, (iii) net earnings attributable to non-controlling interests and (iv) one-time merger related expenses and funds from operations is calculated as net income adjusted for non-cash items, including (i) real estate depreciation and amortization and (ii) mark-to-market adjustments, and non-recurring items, including (iii) merger expenses. Adjusted funds from operations is calculated as funds from operations plus (i) acquisition expenses, (ii) non-cash interest expense, (iii) non-cash compensation, (iv) FAS 13 straight line rent adjustments, and (v) FAS 141 above-market lease adjustments.

EBITDA, FFO and AFFO are non-GAAP measures that ARCT IV believes are important to understanding ARCT IV’s operations. ARCT IV believes EBITDA is an important supplemental measure of operating performance as it allows comparison of ARCT IV’s operating results without regard to financing methods and capital structure. ARCT IV believes FFO is an important supplemental measure of operating performance because it excludes the effects of depreciation and amortization (which is based on historical costs and which may be of limited relevance in evaluating current performance). ARCT IV believes AFFO is an important supplemental measure of operating performance because, in addition to the items excluded in calculating FFO, it excludes straight-lined rent and other non-cash items that have become more significant for ARCT IV and ARCT IV’s competitors over the last several years.

AFFO also excludes acquisition costs, which are dependent on acquisitions made and can fluctuate significantly from period to period. ARCT IV believes that net income is the most directly comparable GAAP measure to FFO and AFFO.

In preparing the foregoing unaudited prospective financial results, ARCT IV made a number of assumptions and estimates regarding, among other things, future interest rates, ARCT IV’s future stock price, the level of future investments by ARCT IV and the yield to be achieved on such investments, financing of future investments, including leverage ratios, future property sales by ARCT IV, future mortgage and receivable loan payoffs to ARCT IV, the ability to refinance certain of ARCT IV’s outstanding secured and unsecured debt and the terms of any such refinancing, and future capital expenditures and dividend rates.

The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” beginning on page 23 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42, all of which are difficult to predict and many of which are beyond the control of ARCT IV and/or ARCP and will be beyond the control of the combined company. The underlying assumptions may not prove to be accurate and the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

ARCT IV DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Interests of ARCP’s Directors and Executive Officers in the Merger

In considering the recommendation of the ARCP Board to approve the merger and the other transactions contemplated by the merger agreement, ARCP stockholders should be aware that executive officers and directors of ARCP have certain interests in the merger that may be different from, or in addition to, the interests of ARCP stockholders generally. These interests may create potential conflicts of interest. The ARCP Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby. These interests include the following:

Asset Purchase and Sale Agreement

On July 1, 2013, ARCP, in its capacity as the general partner of the ARCP OP, entered into the Asset Purchase Agreement with the ARCT IV Advisor, pursuant to which the ARCT IV Advisor has agreed to sell to the ARCP OP certain furniture, fixtures, equipment and other assets, which we refer to as the purchased assets, used by the ARCT IV Advisor in connection with managing the property-level business and operations of ARCT IV and the ARCT IV OP, and the ARCP OP agreed to purchase the purchased assets and reimburse the ARCT IV Advisor for certain costs and expenses related thereto.

Pursuant to the Asset Purchase and Sale Agreement, the ARCP IV Advisor will sell the purchased assets to the ARCP OP at the cost of such assets, for an aggregate purchase price of $5.8 million, which includes reimbursement of certain costs and expenses incurred by the ARCT IV Advisor. The ARCT IV Advisor has agreed, subject to certain conditions, to indemnify the ARCP OP and its affiliates, together with their respective stockholders, members, partners, managers, officers, directors, employees, representatives, controlling persons, counsel, agents against certain liabilities in connection with the Asset Purchase and Sale Agreement.

ARCP Letter Agreement

In connection with the merger, on July 1, 2013, ARCP entered into the ARCP letter agreement with RCS Advisory Services, RC Securities and ANST, pursuant to which ARCP retained each of RCS Advisory Services, RC Securities and ANST to act as non-exclusive advisor and information agent, respectively, to ARCP in connection with the merger and the related proxy solicitation seeking approval of the merger by ARCP’s stockholders. The term of the ARCP letter agreement will automatically expire upon the earlier to occur of (i) July 1, 2014 and (ii) the consummation of the merger and the services described in the ARCP letter agreement; provided, however, that ARCP only (and not RCS Advisory Services, RC Securities or ANST) may terminate the ARCP letter agreement prior to the end of the term (except for certain surviving provisions), with or without cause, by giving RCS Advisory Services, RC Securities and ANST at least five days’ prior written notice thereof.

Pursuant to the ARCP letter agreement, ARCP will pay to RCS Advisory Services, RC Securities and ANST an aggregate amount of $640,000 in consideration for the services provided under the ARCP letter agreement and such fee will be payable upon the consummation of the merger; provided that if the merger is not consummated, ARCP will continue to be responsible for the payment of such fee. Additionally, ARCP will reimburse, irrespective of whether the merger is consummated, each of RCS Advisory Services, RC Securities and ANST for reasonable and actually incurred direct out-of-pocket expenses of RCS Advisory Services, RC Securities or ANST (including actually incurred reasonable legal fees in respect of any legal services incurred at the specific written request of ARCP) and for reasonable and actually incurred direct out-of-pocket expenses of third-party vendors, to the extent such vendors have been approved in writing by ARCP, incurred by RCS Advisory Services, RC Securities and ANST, as the case may be, in connection with the merger. RC Securities shall not mark-up any of such expenses and, to the extent any such expenses (i.e., travel and lodging) are incurred on behalf of ARCP and some other party unrelated to ARCP, RCS Advisory Services, RC Securities and ANST shall apportion such expenses in good faith, in a reasonable manner and advise ARCP thereof. At its sole discretion, ARCP may also directly pay any expenses of third party vendors. ARCP has agreed, subject to certain conditions, to indemnify RCS Advisory Services, RC Securities and ANST, together with their respective officers, directors, shareholders, employees, agents, and other controlling persons, against certain liabilities in connection with the ARCP letter agreement. Each of RCS Advisory Services, RC Securities and ANST is an entity directly or indirectly under common control with ARC.

ARCP Investment Banking Services Agreement

In connection with the merger, on June 13, 2013, ARCP entered into the RC Securities letter agreement, with RC Securities, pursuant to which the investment banking and capital markets division of RC Securities agreed to act as financial advisor to ARCP in connection with the merger. In connection with the RC Securities letter agreement and the services provided by RC Securities thereunder, ARCP will pay to RC Securities an amount equal to 0.25% of the sum of the total Transaction Value (as defined in the RC Securities letter agreement) of the merger and such fee will be payable upon the consummation of the merger. When referring to the “Transaction Value,” we mean the sum of (i) the value of the merger consideration, (ii) the aggregate value of any debt, capital lease and preferred equity security obligations assumed, retired, cancelled or defeased in connection with the merger and (iii) the amount of any fees and expenses paid. ARCP will also reimburse RC Securities for reasonable out-of-pocket expenses arising in connection with the merger.

The ARCP Investment Banking Services Agreement may be terminated by ARCP or RC Securities at any time with or without cause upon receipt of written notice. In the event that the ARCP Investment Banking Services Agreement is terminated, RC Securities will be entitled to the above-mentioned fee then due and payable and any expenses incurred prior to such termination if the merger is consummated at any time prior to the earlier of (i) the date on which RC Securities resigns its engagement or is terminated for cause and (ii) 18 months from the date of any other termination of the RC Securities letter agreement by ARCP.

As of the date of this filing, the following fees and expense reimbursements are payable to ARC and its affiliates in connection with the merger:

Entity	Description	Amount
ARC Properties Operating Partnership, L.P.	Sale of certain furniture, fixtures, equipment and other assets and reimbursement of certain costs, pursuant to the Asset Purchase and Sale Agreement, the parties to which are the ARCP OP and the ARCT IV Advisor.	$5,800,000
Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC	Retention as non-exclusive advisor and information agent, respectively, to ARCP in connection with the merger pursuant to the ARCP Letter Agreement, the parties to which are ARCP, RCS Advisory Services, RC Securities and ANST.	$ 640,000
Realty Capital Securities, LLC	Provision of financial advisory and strategic services to ARCP prior to the consummation of the merger pursuant to the ARCP Investment Banking Services Agreement, the parties to which are ARCP and RC Securities.	0.25% of the transaction value of the merger

Interests of ARCT IV’s Directors and Executive Officers in the Merger

In considering the recommendation of the ARCT IV Board to approve the merger and the other transactions contemplated by the merger agreement, ARCT IV stockholders should be aware that executive officers and directors of ARCT IV have certain interests in the merger that may be different from, or in addition to, the interests of ARCT IV stockholders generally. These interests may create potential conflicts of interest. The ARCT IV Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby. These interests include the following:

ARCT IV Investment Banking Services Agreement

On May 17, 2013, ARCT IV entered into the RCS Capital letter agreement with RC Securities, pursuant to which the investment banking and capital markets division of RC Securities agreed to act as financial advisor to ARCT IV in connection with either (i) a possible sale transaction involving ARCT IV, (ii) the possible listing of ARCT IV’s securities and (iii) a possible acquisition involving ARCT IV, which we refer to collectively as ARCT IV strategic alternatives. In connection with the RC Securities letter agreement and the services provided by RC Securities thereunder, ARCT IV will pay RCS Capital an amount equal to 0.25% of the Transaction Value (as defined in the RCS Capital letter agreement) of a sale transaction or acquisition and such fee will be payable upon the consummation of such sale transaction or acquisition, provided that such amount shall not be less than $2,500,000 in the case of a sale transaction. When referring to the “Transaction Value,” we mean the sum of (i) the value of the merger consideration, (ii) the aggregate value of any debt, capital lease and preferred equity security obligations assumed, retired, cancelled or defeased in connection with the merger and (iii) the amount of any fees and expenses paid. ARCT IV will also reimburse RC Securities for reasonable out-of-pocket expenses arising in connection with the merger. The ARCT IV Investment Banking Services Agreement may be terminated by ARCT IV or RC Securities at any time with or without cause upon receipt of written notice. In the event that the ARCT IV Investment Banking Services Agreement is terminated, RC Securities will be entitled to the above-mentioned fee then due and payable and any expenses incurred prior to such termination if the merger is consummated at any time prior to the earlier of (i) the date on which RC Securities resigns its engagement or is terminated for cause and (ii) 18 months from the date of any other termination of the RC Securities letter agreement by ARCT IV.

ARCT IV Letter Agreement

In connection with the merger, on July 1, 2013, ARCT IV entered into the ARCT IV letter agreement with RCS Advisory Services, RC Securities and ANST, pursuant to which ARCT IV retained each of RCS Advisory Services, RC Securities and ANST to act as non-exclusive advisor and information agent, respectively, to ARCT IV in connection with the merger and the related proxy solicitation seeking approval of the merger by ARCT IV’s stockholders. The term of the ARCT IV letter agreement will automatically expire upon the earlier to occur of (i) July 1, 2014 and (ii) the consummation of the merger and the services described in the ARCT IV letter agreement; provided, however, that ARCT IV only (and not RCS Advisory Services, RC Securities or ANST) may terminate the ARCT IV letter agreement prior to the end of the term (except for certain surviving provisions), with or without cause, by giving RCS Advisory Services, RC Securities and ANST at least five days’ prior written notice thereof.

Pursuant to the ARCT IV letter agreement, ARCT IV will pay to RCS Advisory Services, RC Securities and ANST an aggregate amount of $750,000 in consideration for the services provided under the ARCT IV letter agreement and such fee will be payable upon the consummation of the merger; provided that if the merger is not consummated, ARCT IV will be responsible for the payment of such fee. Additionally, ARCT IV will reimburse, irrespective of whether the merger is consummated, each of RCS Advisory Services, RC Securities and ANST for reasonable and actually incurred direct out-of-pocket expenses of RCS Advisory Services, RC Securities or ANST (including actually incurred reasonable legal fees in respect of any legal services incurred at the specific written request of ARCT IV) and for reasonable and actually incurred direct out-of-pocket expenses of third-party vendors, to the extent such vendors have been approved in writing by ARCT IV, incurred by RCS Advisory Services, RC Securities and ANST, as the case may be, in connection with the merger. RC Securities shall not mark-up any of such expenses and, to the extent any such expenses (i.e., travel and lodging) are incurred on behalf of ARCT IV and some other party unrelated to ARCT IV, RCS Advisory Services, RC Securities and ANST shall apportion such expenses in good faith, in a reasonable manner and advise ARCT IV thereof. At its sole discretion, ARCT IV may also directly pay any expenses of third party vendors. ARCT IV has agreed, subject to certain conditions, to indemnify RCS Advisory Services, RC Securities and ANST, together with their respective officers, directors, shareholders, employees, agents, and other controlling persons, against certain liabilities in connection with the ARCT IV letter agreement. Each of RCS Advisory Services, RC Securities and ANST is an entity directly or indirectly under common control with ARC.

Legal Services Reimbursement Agreement

On July 1, 2013, ARCT IV and the ARCT IV OP entered into the Legal Services Reimbursement Agreement with ARC Advisory Services and RCS Advisory Services, pursuant to which ARCT IV, on its own behalf and, as general partner of the ARCT IV OP, on behalf of the ARCT IV OP, reaffirmed the retention of ARC Advisory Services, LLC and RCS Advisory Services for the performance of legal support services in connection with the merger agreement rendered prior to the date of the Legal Services Reimbursement Agreement. The Legal Services Reimbursement Agreement does not govern any legal support services (i) rendered by ARC Advisory Services or RCS Advisory Services from and after July 1, 2013 in connection with the merger agreement and its related transactions or (ii) not rendered in connection with the merger agreement and its related transactions, which, in each case, will be governed by the Transition Services Agreement. The Legal Services Reimbursement Agreement will expire on the earlier of (a) the closing date of the merger and (b) July 1, 2014, and thereafter it may be renewed from year to year by written consent of the parties thereto. Additionally, the Legal Services Reimbursement Agreement is terminable by any party thereto (upon determination of the majority of the ARCT IV independent directors) at any time upon 60 days’ prior written notice to the non-terminating parties.

Pursuant to the Legal Services Reimbursement Agreement, ARCT IV and the ARCT IV OP will pay to ARC Advisory Services and RCS Advisory Services an aggregate amount of $500,000 in consideration for the services provided under the Legal Services Reimbursement Agreement. Additionally, expenses of ARCT IV and the ARCT IV OP will be paid by the ARCT IV OP and ARCT IV and will not be borne by ARC Advisory Services or RCS Advisory Services unless any such expense constitutes or is part of a fee which ARC Advisory Service or RCS Advisory Services is otherwise receiving from ARCT IV or the ARCT IV OP. ARCT IV and the ARCT IV OP have agreed, subject to certain conditions, to indemnify ARC Advisory Services, RCS Advisory Services and its affiliates against certain liabilities in connection with the Legal Services Reimbursement Agreement and advance legal expenses and other costs incurred in connection therewith. Each of ARC Advisory Services and RCS Advisory Services is an entity under common control with ARC.

Transition Services Agreement

On July 1, 2013, ARCT IV and the ARCT IV OP entered into a certain Transition Services Agreement with ARC Advisory Services and RCS Advisory Services, pursuant to which each of ARC Advisory Services, RCS Advisory Services and ARCT IV, on its own behalf and, as general partner of the ARCT IV OP, on behalf of the ARCT IV OP, memorialized (i) RCS Advisory Services’ obligation to perform the following services: legal support related to the merger and ongoing legal support, marketing support and event coordination, and (ii) ARC Advisory Services’ obligation to perform the following services: accounting support, acquisition support, investor relations support, public relations support, human resources and administration, general human resources duties, payroll services, benefits services, insurance and risk management, information technology services, telecom and internet services and services relating to office supplies. The Transition Services Agreement does not govern any legal support services rendered in connection with the merger agreement and its related transactions prior to July 1, 2013, which will be governed by the Legal Services Reimbursement Agreement. The Transition Services Agreement will expire on the earlier of (i) the closing date of the merger and (ii) July 1, 2014, and thereafter it may be renewed from year to year by written consent of the parties thereto. Additionally, the Transition Services Agreement is terminable by any party thereto (upon determination of the majority of the independent directors of ARCT IV) at any time upon 60 days’ prior written notice to the non-terminating parties; provided, however, that, prior to the closing date of the merger, ARCT IV may elect to extend the term of the Transition Services Agreement on a monthly basis up to and including July 1, 2014.

Pursuant to the Transition Services Agreement, ARCT IV and the ARCT IV OP will pay to ARC Advisory Services and RCS Advisory Services an aggregate fee of $2,000,000 in connection with providing the services contemplated by the Transition Services Agreement. Additionally, expenses of ARCT IV and the ARCT IV OP will be paid by the ARCT IV OP and ARCT IV and will not be borne by ARC Advisory Services or RCS Advisory Services unless any such expense constitutes or is part of a fee which ARC Advisory Services or RCS Advisory Services is otherwise receiving from ARCT IV or the ARCT IV OP. ARCT IV and the ARCT IV OP have agreed, subject to certain conditions, to indemnify ARC Advisory Services, RCS Advisory Services and their affiliates against certain liabilities in connection with the Transition Services Agreement and advance legal expenses and other costs incurred in connection therewith.

Each of RC Securities, RCS Advisory Services and ARC Advisory Services is an entity directly or indirectly under common control with ARC. Payments under the letter agreement, the Legal Services Reimbursement Agreement and the Transition Services Agreement represent gross income to the applicable affiliate of ARC, not net income distributable to the equity holders of such affiliate of ARC.

Conversion of Outstanding Shares Pursuant to the Merger

Shares of ARCT IV common stock owned by executive officers and directors of ARCT IV will be converted into the right to receive shares of ARCP common stock on the same terms and conditions as the other stockholders of ARCT IV. As of July 2, 2013, the executive officers and directors of ARCT IV beneficially owned, in the aggregate, 9,422 shares of ARCT IV common stock (including shares held by ARC), excluding shares of ARCT IV common stock issuable upon settlement of ARCT IV restricted stock awards granted under ARCT IV’s Employee and Director Incentive Restricted Share Plan, which we refer to as the ARCT IV Restricted Stock Plan. If all of the shares of ARCT IV common stock beneficially owned by the executive officers and directors as of July 2, 2013 (other than shares of ARCT IV common stock issuable with respect to ARCT IV restricted stock) were converted to shares of ARCP common stock in connection with the merger, then the executive officers and directors would receive an aggregate of 19,315 shares of ARCP common stock pursuant to the merger, which based on the closing price of ARCP common stock on July 17, 2013 of $15.26, would have an aggregate value of approximately $295,000.

Treatment of ARCT IV Restricted Stock

Immediately prior to the effective time of the merger, each then outstanding share of ARCT IV restricted stock will fully vest (and ARCT IV will be entitled to deduct and withhold the number of shares of ARCT IV common stock otherwise deliverable upon such acceleration to satisfy any applicable withholding taxes, assuming a fair market value of a share of ARCT IV common stock equal to the closing price of ARCT IV common stock on the last completed trading day immediately prior to the consummation of the merger). All shares of ARCT IV common stock then outstanding as a result of the full vesting of shares of ARCT IV restricted stock, and the satisfaction of any applicable withholding taxes, will have the right to reserve a number of shares of ARCP common stock based on the Exchange Ratio.

As a result of the transactions contemplated under the merger agreement, 8,000 shares of ARCT IV restricted stock held by ARCT IV’s directors would vest and would be convertible into 16,400 shares of ARCP common stock pursuant to the merger, which based on the closing price of ARCP common stock on July 17, 2013 of $15.26, would have an aggregate value of approximately $250,000.

Section 16 Matters

Pursuant to the merger agreement, ARCT IV, ARCP and Merger Sub have each agreed to take all steps as may be necessary or appropriate to cause to be exempt under Rule 16b-3 under the Exchange Act any dispositions of shares of ARCT IV common stock (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-3 and result from the transactions contemplated under the merger agreement by each officer or director of ARCT IV who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ARCT IV.

Indemnification and Insurance

For a period of six years after the effective time of the merger, pursuant to the terms of the merger agreement and subject to certain limitations, the surviving entity will indemnify, defend and hold harmless among others, each officer and director of ARCT IV, for actions at or prior to the effective time of the merger, including with respect to the transactions contemplated by the merger agreement. In addition, pursuant to the terms of the merger agreement and subject to certain limitations, prior to the effective time of the merger, ARCT IV has agreed to (or, if ARCT IV is unable to, ARCP has agreed to cause the surviving entity in the merger to) obtain and pay for a non-cancelable extension of the coverage afforded by ARCT IV’s existing directors’ and officers’ liability insurance policies and ARCT IV’s existing fiduciary liability insurance policies covering at least six years after the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time of the merger, and if ARCT IV or the surviving entity does not obtain a “tail” policy as of the effective time of the merger, the surviving entity will maintain in effect, for a period of at least six years after the effective time of the merger, ARCT IV’s existing policies in effect on July 1, 2013 on terms and limits of liability that are no less favorable in the aggregate than the coverage provided on that date. These interests are described in detail below at “The Merger Agreement — Covenants and Agreements — Indemnification of Directors and Officers; Insurance.”

Interest of the ARCT IV Advisor in the Merger

As described under “Questions and Answers – What fees will the ARCT IV Advisor and its affiliates receive in connection with the merger?,” the ARCT IV Special Limited Partner, the direct owner of the ARCT IV Advisor, will be entitled to subordinated distributions from the ARCT IV OP equal to 15% of all distributions of net sales proceeds (as defined in the ARCT IV charter) after return to the ARCT IV stockholders and the ARCT IV OP’s limited partners of net sales proceeds equal to their capital contributions, plus distributions of net sales proceeds and operating income equal to a 6% cumulative, pre-tax, non-compounded return on their capital contributions. The amount of such subordinated distributions is estimated to be equal to approximately $65.2 million, assuming an implied price of ARCT IV common stock of $30.47 per share in the merger (which assumes that 75% of the merger consideration is ARCP common stock based on a per share price of $30.62 and 25% of the merger consideration is cash).

The amount of such subordinated distributions of net sales proceeds is to be finalized based on the closing price of ARCP common stock on the day immediately prior to the closing of the merger, and will be payable in ARCT IV OP Units that will automatically convert into ARCP OP Units upon consummation of the mergers in accordance with the ARCT IV side letter. The parties have agreed that such ARCP OP Units may be exchanged or converted for ARCP common stock or cash upon consummation of the mergers, or, if not exchanged or conveited at that time, the ARCT IV Special Limited Partner shall have the option to cause ARCP to acquire such ARCP OP Units for cash at any time during a 24 month period commencing on the date immediately after the date the ARCT IV Special Limited Partner is treated as having held its interest in the ARCP OP (including the period it held its interest in the ARCT IV OP) for two years for an amount equal to the “cash amount” (as defined in the ARCP OP Agreement) per ARCP OP Unit. Pursuant to the ARCT IV side letter, the ARCT IV Advisor has agreed to waive a portion of the real estate commissions otherwise payable to the ARCT IV Advisor under the ARCT IV Advisory Agreement. Such real estate commissions could have been as much as $22.7 million (assuming the maximum fee of 2.0% of the sales price of the properties permitted under ARCT IV’s charter and provided for in the ARCT IV Advisory Agreement was payable). Pursuant to the ARCT IV side letter, the ARCT IV Advisor will be entitled to a reduced real estate commission of $8.4 million.

Pursuant to the ARCT IV Advisory Agreement and the ARCT IV OP Agreement, the ARCT IV Advisor is entitled to receive ARCT IV Class B Units in connection with its asset management services. Subject to the approval of the ARCT IV Board, within 30 days of the end of each calendar quarter, the ARCT IV OP pays an asset management subordinated participation by issuing to the ARCT IV Advisor a number of ARCT IV Class B Units equal to (i) the product of the “cost of assets” as defined in the ARCT IV OP Agreement multiplied by 0.1875% divided by (ii) the value of one share of ARCT IV common stock. The ARCT IV Advisor will continue to be entitled to such ARCT IV Class B Units for the period prior to the consummation of the merger. Pursuant to the ARCT IV side letter, as of the closing date of the Merger, each unconverted ARCT IV Class B Unit will be converted into a number of ARCP Class B Units equal to the Exchange Ratio.

As of July 1, 2013, the following fees and expense reimbursements are payable to ARC and its affiliates in connection with the merger:

Entity	Description	Amount
ARC Properties Operating Partnership, L.P.	Sale of certain furniture, fixtures, equipment and other assets and reimbursement of certain costs, pursuant to the Asset Purchase and Sale Agreement, the parties to which are the ARCP OP and the ARCT IV Advisor.	$5,800,000
ARC Advisory Services, LLC and RCS Advisory Services, LLC	Provision of legal support services prior to the date of the merger agreement pursuant to the Legal Services Reimbursement Agreement, the parties to which are ARCT IV, the ARCT IV OP, ARC Advisory Services and RCS Advisory Services.	$ 500,000
Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC	Retention as non-exclusive advisor and information agent, respectively, to ARCT IV in connection with the merger pursuant to the ARCT IV Letter Agreement, the parties to which are ARCT IV, RCS Advisory Services, RC Securities and ANST.	$ 750,000
ARC Advisory Services, LLC and RCS Advisory Services, LLC	Provision of certain transition services in connection with the merger pursuant to the Transition Services Agreement, the parties to which are ARCT IV, the ARCT IV OP, ARC Advisory Services and RCS Advisory Services.	$2,000,000
Realty Capital Securities, LLC	Provision of financial advisory and strategic services to ARCT IV prior to the consummation of the merger pursuant to the ARCT Investment Banking Services Agreement, the parties to which are ARCT IV and RC Securities.	0.25% of the transaction value of the merger (but no less than $2,500,000)

The ARCT IV Board was aware of the interests described in this section and considered them, among other matters, in approving the merger agreement and making its recommendation that ARCT IV stockholders approve the merger and the other transactions contemplated by the merger agreement. See “The Merger — Recommendation of the ARCT IV Board and Its Reasons for the Merger.”

Potential Conflicts

In addition to the conflicts discussed elsewhere in this joint proxy statement/prospectus, ARC and its affiliates, as the sponsor, directly or indirectly, of both ARCT IV and ARCP, have certain conflicts in connection with the merger. Such conflicts include the following:

•	Pursuant to the ARCT IV Side Letter, the ARCT IV Advisory Agreement and the ARCT IV Property Management Agreement will be extended for a 60 day period following the closing date of the merger. During such time, each of the ARCT IV Advisor and the ARCT IV Property Manager may continue to receive certain fees pursuant to such agreements. See “Related Agreements” beginning on page 166.
•	All of ARCT IV’s officers are officers of ARCP. Nicholas S. Schorsch, the chief executive officer and chairman of ARCT IV and ARCP, and Edward M. Weil, Jr., an officer and director of ARCP ARCT IV, each abstained from the vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement and the merger was unanimously approved by the ARCT IV independent directors. The ARCP Board following the merger will consist of directors who serve on the board of directors of certain other REITs and business development companies sponsored by ARC, including Business Development Corporation of America, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Global Trust, Inc., ARC Realty Financial Trust, Inc., American Realty Capital Healthcare Trust II, Inc. and American Realty Capital Trust V, Inc.
•	ARCT IV’s independent directors have served or currently serve as independent directors on the board of directors of certain other REITs and business development companies sponsored by ARC. William G. Stanley, who was appointed as the lead independent director of ARCT IV in January 2013, has served as an independent director of American Realty Capital New York Recovery REIT, Inc. since October 2009 and American Realty Capital — Retail Centers of America, Inc. since February 2011. Mr. Stanley also has served as an independent director of Business Development Corporation of America, Inc. since 2001 and American Realty Capital Trust, Inc. from January 2008 until American Realty Capital Trust, Inc. closed its merger with Realty Income Corporation in January 2013. Abby M. Wenzel was appointed as an independent director of ARCT IV in May 2012. Ms. Wenzel has also served as an independent director of American Realty Capital Global Trust, Inc. since March 2012. Elizabeth K. Tuppeny was appointed as an independent director of ARCT IV in May 2012. Ms. Tuppeny has served as an independent director of ARC Realty Financial Trust, Inc. and American Realty Capital Healthcare Trust II, Inc. since January 2013.
•	After the merger, ARC and its affiliates will continue to manage Business Development Corporation of America, Inc., American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Global Trust, Inc., ARC Realty Financial Trust, Inc., American Realty Capital Healthcare Trust II, Inc. and American Realty Capital Trust V, Inc.. Certain of these ARC-sponsored REITs have investment objectives substantially similar to those of the combined company and will receive fees for those services. Those entities may compete with the combined company for investment, tenant and financing opportunities.
•	Proskauer Rose LLP has acted as legal counsel to each of ARCT IV and ARCP since inception and also represents the ARCT IV Advisor and the ARCP Manager, as well as ARC and the ARC-sponsored REITs.

Security Ownership of ARCT IV’s Directors and Executive Officers and Current Beneficial Owners

The following table sets forth information regarding the beneficial ownership of ARCT IV’s common stock as of July 2, 2013 by:

•	each person known by ARCT IV to be the beneficial owner of more than 5% of its outstanding shares of ARCT IV based solely upon the amounts and percentages contained in the public filings of such persons;
•	each of ARCT IV’s officers and directors; and
•	all of ARCT IV’s officers and directors as a group.

Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares of Common Stock(2)	Percentage of Class
American Realty Capital Trust IV Special Limited Partner, LLC(3)	8,888	*
Nicholas S. Schorsch, Chairman and Chief Executive Officer	—	*
Edward M. Weil, Jr., President, Chief Operating Officer, Treasurer, Secretary and Director	—	*
Peter M. Budko, Executive Vice President and Chief Investment Officer	—	*
Brian S. Block, Executive Vice President and Chief Financial Officer	—	*

	Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares of Common Stock(2)		Percentage of Class
William G. Stanley, Lead Independent Director(4)	2,667		*
Abby M. Wenzel, Independent Director(5)	2,667		*
Elizabeth K. Tuppeny, Independent Director(6)	2,667		*
All directors and executive officers as a group (seven persons)	16,889	(7)	*

*	Less than 1%.
(1)	The business address of each individual or entity listed in the table is 405 Park Avenue, 15th Floor, New York, New York 10022.
(2)	Based on 71,112,745 shares of common stock outstanding (including 7,467 shares of unvested restricted stock for this purpose) as of July 2, 2013. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of ARCT IV’s common stock the person actually owns beneficially or of record, all shares of ARCT IV’s common stock over which the person has or shares voting or dispositive control and all shares the person has the right to acquire within 60 days (such as shares of restricted common stock which are scheduled to vest within 60 days).
(3)	American Realty Capital Trust IV Special Limited Partner, LLC is 100% owned by ARC. ARC is directly or indirectly owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch and William M. Kahane.
(4)	Shares owned by Mr. Stanley include 2,667 unvested restricted shares which vest annually over a five-year period in equal installments beginning with the anniversary of the date of grant.
(5)	Shares owned by Ms. Wenzel include 2,400 unvested restricted shares which vest annually over a five-year period in equal installments beginning with the anniversary of the date of grant.
(6)	Shares owned by Ms. Tuppeny include 2,400 unvested restricted shares which vest annually over a five-year period in equal installments beginning with the anniversary.
(7)	Includes 8,888 shares held by AR Capital, LLC. See footnote 3.

Regulatory Approvals Required for the Merger

The merger may be subject to certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. ARCP and ARCT IV are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, ARCP and ARCT IV have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement.

Although ARCP and ARCT IV do not expect any regulatory authorities to raise any significant objections to the merger that would result in the failure to satisfy the conditions to consummation the merger by the termination date, ARCP and ARCT IV can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to ARCP after the effective time of the merger. ARCP and ARCT IV have not yet obtained any of the regulatory approvals required to complete the merger.

Accounting Treatment

ARCT IV and ARCP are considered to be entities under common control in accordance with U.S. GAAP. Both entities’ advisors are wholly owned subsidiary of the entities’ sponsor, ARC. The sponsor and its related parties have significant ownership interests in ARCP through the ownership of shares of common stock and other equity interests. In addition, the advisors of both companies are contractually eligible to charge significant fees for their services to both of the companies including asset management fees, fees for the arrangement of financing and incentive fees and other fees. Due to the significance of these fees, the advisors and ultimately the sponsor is determined to have a significant economic interest in both companies in addition to having the power to direct the activities of the companies through advisory agreement, which qualifies them as affiliated companies under common control in accordance with U.S. GAAP. The acquisition of an entity under common control is accounted for on the carryover basis of accounting whereby the assets and liabilities of the companies are recorded upon the merger on the same basis as they were carried by the companies on the merger date.

All unaudited pro forma consolidated financial information contained in this joint proxy statement/prospectus was prepared using the carryover basis of accounting as a reorganization of entities under the common control of ARC.

Listing of ARCP Common Stock

ARCP will use its reasonable best efforts to cause the shares of ARCP common stock to be issued in the merger to be approved for listing on the NASDAQ prior to the completion of the merger, subject to official notice of issuance. Approval of the listing on the NASDAQ of the shares of ARCP common stock to be issued in the merger, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger.

Deregistration of ARCT IV Common Stock

If the merger is completed, ARCT IV common stock will be deregistered under the Exchange Act, and ARCT IV will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of ARCP Common Stock Received in the Merger

Shares of ARCP common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of ARCP common stock issued to any ARCT IV stockholder who may be deemed to be an “affiliate” of ARCP after the completion of the merger. This joint proxy statement/prospectus does not cover resales of ARCP common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the merger of ARCT IV and Merger Sub to U.S. Stockholders (as defined below) of ARCT IV common stock and the material U.S. federal income tax consequences associated with the ownership and disposition of ARCP common stock, including the qualification and taxation of ARCP as a REIT.

This discussion is based upon the Code, Treasury Regulations promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements applicable to the merger. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of ARCP or ARCT IV common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;
•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;
•	insurance companies;
•	pension plans or other tax-exempt organizations, except to the extent discussed below;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold their common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	persons that do not hold their common stock as a capital asset within the meaning of Section 1221 of the Code;
•	regulated investment companies;
•	real estate investment trusts;
•	certain U.S. expatriates;
•	persons whose “functional currency” is not the U.S. dollar;
•	persons who acquired their ARCT IV common stock through the exercise of an employee stock option or otherwise as compensation; and
•	persons who are not U.S. Stockholders.

Generally, for purposes of this discussion, a “U.S. Stockholder” is a person that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds ARCP or ARCT IV common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership or entity treated as a partnership for U.S. federal income tax purposes holding ARCP or ARCT IV common stock, and the partners in such partnership, should consult their own tax advisors.

Material U.S. Federal Income Tax Consequences of the Merger

Tax Opinions from Outside Special Counsel

ARCP and ARCT IV intend for the merger to qualify as a reorganization within the meaning of Code Section 368(a). In addition, it is a condition to the consummation of the merger that Duane Morris LLP render a tax opinion to ARCP and Weil, Gotshal and Manges LLP render a tax opinion to ARCT IV to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Code Section 368(a). Such opinions will be based on factual representations and covenants made by ARCP and ARCT IV (including those contained in tax representation letters provided by ARCP and ARCT IV), and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinions. The tax opinions represent the legal judgment of outside counsel to ARCP and ARCT IV and are not binding on the IRS.

No ruling from the IRS has been or will be requested in connection with the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein or the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

Material U.S. Federal Income Tax Consequences of the Merger

The U.S. federal income tax consequences of the merger to a U.S. Stockholder of ARCT IV common stock generally will depend on whether the U.S. Stockholder exchanges its ARCT IV common stock for cash, ARCP common stock or a combination of cash and ARCP common stock.

Exchange Solely for Cash.  In general, if, pursuant to the merger, a U.S. Stockholder exchanges all of the shares of ARCT IV common stock actually owned by it solely for cash, that U.S. Stockholder should recognize gain or loss equal to the difference between the amount of cash received and its adjusted U.S. federal income tax basis in the shares of ARCT IV common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the U.S. Stockholder’s holding period with respect to the ARCT IV common stock surrendered is more than one year at the effective time of the merger. Under current law, long-term capital gains of non-corporate taxpayers generally are subject to a maximum U.S. federal income tax rate of twenty percent (20%). The deductibility of capital losses is subject to limitations.

The consequences described above are not entirely free from doubt and it is possible that all or a portion of the cash received by a U.S. Stockholder exchanging shares of ARCT IV common stock solely for cash may be treated as a dividend and such U.S. Stockholders should consult their tax advisors concerning such possibility.

Exchange Solely for ARCP Common Stock.  If, pursuant to the merger, a U.S. Stockholder exchanges all of the shares of ARCT IV common stock actually owned by it solely for shares of ARCP common stock, that U.S. Stockholder will not recognize any gain or loss except in respect of cash received instead of a fractional share of ARCP common stock (as discussed below). The aggregate adjusted U.S. federal income tax basis of the shares of ARCP common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted U.S. federal income tax basis of the shares of ARCT IV common stock surrendered for the ARCP common stock, and the holding period of the ARCP common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of ARCT IV common stock were held.

Exchange for ARCP Common Stock and Cash.  If, pursuant to the merger, a U.S. Stockholder exchanges all of the shares of ARCT IV common stock actually owned by it for a combination of ARCP common stock and cash, the U.S. Stockholder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash, other than cash received in lieu of fractional shares of ARCP common stock, and the fair market value of the ARCP common stock received pursuant to the merger over that U.S. Stockholder’s adjusted U.S. federal income tax basis in its shares of ARCT IV common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share of ARCP common stock). For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. U.S. Stockholders should consult their tax advisors regarding the manner in which cash and ARCP common stock should be allocated among different shares of ARCT IV common stock. Any recognized gain will generally be long-term capital gain if the U.S. Stockholder’s holding period with respect to the ARCT IV common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the U.S. Stockholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes. See “— Possible Treatment of Cash as a Dividend” below.

The aggregate U.S. federal income tax basis of ARCP common stock received (including fractional shares deemed received and redeemed as described below) by a U.S. Stockholder that exchanges its shares of ARCT IV common stock for a combination of ARCP common stock and cash pursuant to the merger will be equal to the aggregate adjusted U.S. federal income tax basis of the shares of ARCT IV common stock surrendered for ARCP common stock and cash, reduced by the amount of cash received by the U.S. Stockholder pursuant to the merger (excluding any cash received instead of a fractional share of ARCP common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed redemption of fractional shares described below), if any, recognized by the U.S. Stockholder on the exchange. The holding period of the ARCP common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of ARCT IV common stock surrendered.

Possible Treatment of Cash as a Dividend.  In general, the determination of whether the gain recognized in the exchange by a U.S. Stockholder that exchanges all of the shares of ARCT IV common stock actually owned by it for a combination of ARCP common stock and cash will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. Stockholder’s deemed percentage stock ownership of ARCP. For purposes of this determination, the U.S. Stockholder is treated as if it first exchanged all of its shares of ARCT IV common stock solely for ARCP common stock and then ARCP immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the ARCP common stock in exchange for the cash the U.S. Stockholder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is either “substantially disproportionate” with respect to the U.S. Stockholder or “not essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to a U.S. Stockholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. Stockholder will depend upon the U.S. Stockholder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the U.S. Stockholder’s deemed percentage stock ownership of ARCP. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of ARCP that the U.S. Stockholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of ARCP that is actually and constructively owned by the U.S. Stockholder immediately after the deemed redemption. In applying the above tests, a U.S. Stockholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a U.S. Stockholder’s option to purchase in addition to the stock actually owned by the holder. The IRS has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, any gain recognized in the exchange by such a stockholder would be treated as capital gain (and long-term capital gain if such stockholder held the stock so exchanged for more than one year).

These rules are complex and dependent upon the specific factual circumstances particular to each U.S. Stockholder. Consequently, each U.S. Stockholder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. Stockholder.

Cash Received Instead of Fractional Shares.  A U.S. Stockholder who receives cash instead of a fractional share of ARCP common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized for U.S. federal income tax purposes based on the difference between the amount of cash received instead of the fractional share and the portion of the U.S. Stockholder’s aggregate adjusted U.S. federal income tax basis of the shares of ARCT IV common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of ARCT IV common stock is more than one year at the effective time of the merger. Under current law, long-term capital gains of non-corporate taxpayers generally are subject to a maximum U.S. federal income tax rate of twenty percent (20%). The deductibility of capital losses is subject to limitations.

Additional Medicare Tax.  Individuals with modified adjusted gross income in excess of certain thresholds may also be subject to an additional 3.8% tax with regard to dividends on and “net gains” from the disposition of ARCT IV common stock. You should consult your tax advisor with respect to the applicability of this tax.

Backup Withholding.  Certain U.S. Stockholders of ARCT IV common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received pursuant to the merger. Backup withholding will not apply, however, to a U.S. stockholder of ARCT IV common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or substitute Form W-9) or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. Stockholder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER OF ARCT IV AND MERGER SUB. HOLDERS OF ARCT IV COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER OF ARCT IV AND MERGER SUB, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

REIT Qualification of ARCP and ARCT IV

It is a condition to the obligation of ARCT IV to complete the merger that ARCP receive an opinion from Proskauer Rose LLP to the effect that, commencing with the taxable year of ARCP ended December 31, 2011, ARCP has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable ARCP to continue to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Proskauer Rose LLP will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by ARCP about factual matters relating to the organization and operation of ARCP and its subsidiaries.

It is a condition to the obligation of ARCP to complete the merger that ARCT IV receive an opinion from Proskauer Rose LLP to the effect that, commencing with the taxable year of ARCT IV ended December 31, 2012, ARCT IV has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled ARCT IV to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code. The opinion of Proskauer Rose LLP will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by ARCT IV about factual matters relating to the organization and operation of ARCT IV and its subsidiaries.

Neither of the opinions described above will be binding on the IRS. ARCP intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of ARCP to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described in more detail below under “— Material U.S. Federal Income Tax Consequences of Owning and Disposing of ARCP Common Stock.” Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of ARCP, it cannot be guaranteed that the actual operating results of ARCP will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from ARCT IV

If ARCT IV failed to qualify as a REIT for any of its taxable years, ARCT IV would be liable for (and, after the merger, ARCP could be indirectly obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, after the merger, the asset and income tests will apply to all of the assets of ARCP, including the assets ARCP acquires from ARCT IV, and to all of the income of ARCP, including the income derived from the assets ARCP acquires from ARCT IV. As a result, the nature of the assets that ARCP acquires from ARCT IV and the income ARCP derives from those assets may have an effect on the tax status of ARCP as a REIT.

Qualification and taxation as a REIT requires ARCT IV to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described in more detail below with respect to ARCP under “—  Material U.S. Federal Income Tax Consequences of Owning and Disposing of ARCP Common Stock.” There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of ARCT IV.

Material U.S. Federal Income Tax Consequences of Owning and Disposing of ARCP Common Stock

This section summarizes the material U.S. federal income tax consequences generally resulting from ARCP’s qualification and taxation as a REIT and the ownership and disposition of shares of ARCP common stock. No ruling on the U.S. federal, state, or local tax considerations relevant to ARCP’s operation or to the ownership or disposition of shares of ARCP common stock has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is also based upon the assumption that the operation of ARCP, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements.

ARCP elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations commencing with its taxable year ended December 31, 2011. ARCP intends to continue operating as a REIT so long as its board of directors determines that REIT qualification remains in its best interest. However, no assurance can be given that it will continue to meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of ownership of the securities of ARCP and of the election of ARCP to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of REITs in General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which ARCP qualifies as a REIT and has a valid election in place, ARCP will claim deductions for the dividends it pays to its stockholders, and therefore will not be subject to U.S. federal income tax on that portion of its taxable income or capital gain which is distributed to its stockholders.

Although ARCP can eliminate or substantially reduce its U.S. federal income tax liability by maintaining its REIT qualification and paying sufficient dividends, ARCP will be subject to U.S. federal tax in the following circumstances:

•	ARCP will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If ARCP fails to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but its failure is due to reasonable cause and not willful neglect, and ARCP therefore maintains its REIT qualification, ARCP will be subject to a tax equal to the product of (a) the amount by which ARCP failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect ARCP’s profitability.
•	ARCP will be subject to an excise tax if it fails to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, ARCP must distribute the sum of (1) 85% of its REIT ordinary income for the calendar year, (2) 95% of its REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by ARCP.
•	ARCP may be subject to the corporate “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses.
•	If ARCP has net income from prohibited transactions such income would be subject to a 100% tax. See “— REIT Qualification Tests — Prohibited Transactions.”
•	ARCP will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although ARCP will not own any foreclosure property unless it makes loans or accepts purchase money notes secured by interests in real property and forecloses on the property following a default on the loan, or forecloses on property pursuant to a default on a lease.

•	If ARCP fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but its failure is due to reasonable cause and not due to willful neglect and ARCP nonetheless maintains its REIT qualification because of specified cure provisions, ARCP will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate (currently 35%) by the net income generated by the non-qualifying assets during the period in which ARCP failed to satisfy the asset tests.
•	If ARCP fails to satisfy any other provision of the Code that would result in its failure to continue to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, ARCP may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.
•	ARCP may be required to pay monetary penalties to the IRS in certain circumstances, including if ARCP fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of its stockholders. Such penalties generally would not be deductible by ARCP.
•	If ARCP acquires any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which its basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and ARCP recognizes gain on the disposition of such an asset for up to a 10-year period beginning on the date ARCP acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over its adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by ARCP.
•	A 100% tax may be imposed on transactions between ARCP and any of its taxable REIT subsidiaries, which we refer to as TRSs, that do not reflect arm’s-length terms.
•	The earnings of ARCP’s subsidiaries that are C corporations, including any subsidiary ARCP may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•	ARCP may elect to retain and pay income tax on its net capital gain. In that case, a stockholder would include his, her or its proportionate share of ARCP’s undistributed net capital gain (to the extent ARCP makes a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that ARCP paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in ARCP’s common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding ARCP’s qualification as a REIT, ARCP and its subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on its assets and operations. ARCP could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

Organizational Requirements.  The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for its qualification as a REIT;
(4)	that is neither a financial institution nor an insurance company;

(5)	that meets the gross income, asset and annual distribution requirements;
(6)	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
(7)	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
(8)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
(9)	that uses a calendar year for U.S. federal income tax purposes.

Organizational requirements (1) though (5) must be met during each taxable year for which REIT qualification is sought, while conditions (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. ARCP has adopted December 31 as its year end, thereby satisfying condition (9).

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.  A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, ARCP’s pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which ARCP owns an interest, including the ARCP OP (which, after the effective time of the partnership merger, will include the assets and items of income of the ARCT IV OP), is treated as ARCP’s assets and items of income for purposes of Asset Tests and Gross Income Tests (each as defined below).

ARCP expects to control its subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for its qualification as a REIT. If ARCP becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize its qualification as a REIT or require ARCP to pay tax, ARCP may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause ARCP to fail a Gross Income Test or Asset Test (each as defined below), and that ARCP would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, ARCP could fail to qualify as a REIT unless it were entitled to relief, as described below.

ARCP may from time to time own certain assets through subsidiaries that it intends to be treated as “qualified REIT subsidiaries.” A corporation will qualify as ARCP’s qualified REIT subsidiary if ARCP owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and ARCP’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—  Asset Tests.” While ARCP currently holds, and intends to continue to hold, all of its investments through the ARCP OP (which, after the effective time of the partnership merger, will include the investments of the ARCT IV OP), ARCP also may hold investments separately, through qualified REIT subsidiaries. Because a qualified REIT subsidiary must be wholly owned by a REIT, any such subsidiary utilized by ARCP would have to be owned by ARCP, or another qualified REIT subsidiary, and could not be owned by the ARCP OP unless ARCP owns 100% of the equity interests in the ARCP OP.

ARCP may from time to time own certain assets through entities that it wholly owns and which are disregarded as separate from ARCP for U.S. federal income tax purposes. If a disregarded subsidiary ceases to be wholly owned by ARCP (for example, if any equity interest in the subsidiary is acquired by a person other than ARCP or another one of its disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect ARCP’s ability to satisfy the Asset Tests and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Ownership of Interests in TRSs.  ARCP currently owns an interest in one TRS and may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by ARCP without jeopardizing its qualification as a REIT.

A TRS is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 25% of the gross value of a REIT’s assets may be comprised of securities of one or more TRS. See “— Asset Tests.”

Share Ownership Requirements

The common stock and any other stock ARCP issues must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning ARCP’s stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, ARCP cannot be “closely-held,” which means that at all times during the second half of each taxable year, no more than 50% in value of its stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning its stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

ARCP’s charter contains certain provisions intended, among other purposes, to enable ARCP to meet requirements (6) and (7) above. First, subject to certain exceptions, ARCP’s charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of its outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of its stock, as well as in certain other circumstances. See the section entitled “Description of ARCP Shares — Restrictions on Transfer and Ownership of Stock” in this joint proxy statement/prospectus beginning on page 62. Additionally, ARCP’s charter contains provisions requiring each holder of its shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with ARCP’s disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, ARCP must satisfy four tests based on the composition of its assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, ARCP will not lose its qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of its assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. ARCP will continue to maintain adequate records of the value of its assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of ARCP’s assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date ARCP received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by ARCP in exchange for its stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

ARCP is currently invested in the real properties described in its public filings and, after the consummation of the mergers, will be invested in the real properties described in ARCT IV’s public filings. In addition, ARCP has invested and intends to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow ARCP to continue to qualify under the 75% Asset Test. Therefore, ARCP’s investment in real properties should constitute “real estate assets” and should allow ARCP to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of ARCP’s assets generally may be invested, subject to certain restrictions, which is referred to herein as the 25% Asset Test. If ARCP invests in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of ARCP’s assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if ARCP, and any of its “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, ARCP’s interest as a partner in the partnership).

ARCP believes that its holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. ARCP may make real estate related debt investments; provided, that the underlying real estate meets its criteria for direct investment. A real estate mortgage loan that ARCP owns generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that ARCP acquires or originates the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Department of the Treasury, or the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Code Section 11, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Income Tests

For each calendar year, ARCP must satisfy two separate tests based on the composition of its gross income, as defined under its method of accounting, or the Gross Income Tests.

75% Gross Income Test.  At least 75% of ARCP’s gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of its trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). This requirement is referred to herein as the 75% Gross Income Test. ARCP intends to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow it to qualify under the 75% Gross Income Test.

95% Gross Income Test.  At least 95% of ARCP’s gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of its trade or business. This requirement is referred to herein as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. ARCP intends to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow it to qualify under the 95% Gross Income Test.

Rents from Real Property.  Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below. Rent from a particular tenant will not qualify if ARCP, or an owner of 10% or more of its stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by ARCP with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom ARCP derives no revenue, or through a TRS. ARCP’s intention is that services to be provided by it, if any, are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The ARCP Board intends to hire qualifying independent contractors or to utilize ARCP’s TRSs to render services which it believes, after consultation with ARCP’s tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, ARCP has represented that, with respect to its leasing activities, ARCP will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements, and if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by ARCP’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. The TRSs will pay regular corporate tax rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Interest Income.  It is possible that ARCP will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. All of ARCP’s loans secured by real property are intended to be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

Dividend Income.  ARCP may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by ARCP from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

ARCP will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the Gross Income

Tests. Although ARCP intends to take these actions to prevent a violation of the Gross Income Tests, ARCP cannot guarantee that such actions will in all cases prevent such a violation.

Foreclosure Property.  Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If ARCP believes it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, ARCP intends to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests.  ARCP’s share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. However, ARCP may establish a TRS in order to engage on a limited basis in acquiring and promptly reselling short- and medium-term lease assets for immediate gain. The gross income generated by its TRS would not be included in ARCP’s gross income. However, any dividends from ARCP’s TRS to ARCP would be included in ARCP’s gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If ARCP fails to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, it may retain its qualification as a REIT for such year if it satisfies the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) ARCP attaches to its return a schedule describing the nature and amount of each item of its gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, ARCP would remain subject to tax equal to the greater of the amount by which it failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect its profitability.

Annual Distribution Requirements

In addition to the other tests described above, ARCP is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if ARCP: (1) declared a dividend before the due date of its tax return (including extensions); (2) distributes the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) files an election with its tax return. Additionally, dividends that ARCP declares in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide ARCP with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in ARCP’s organizational documents. However, distributions in excess of a REIT’s current and accumulated earnings and profits will constitute a return of capital, to the extent of a shareholder’s adjusted U.S. federal income tax basis in its shares, and then capital gain, not a dividend. If ARCP fails to meet the annual distribution requirements as a result of an adjustment to its U.S. federal income tax return by the IRS, or under certain other circumstances, ARCP may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If ARCP does not distribute 100% of its REIT taxable income, it will be subject to U.S. federal income tax on the undistributed portion. ARCP also will be subject to an excise tax if it fails to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, ARCP must distribute the sum of (1) 85% of its REIT ordinary income for the calendar year, (2) 95% of its REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by ARCP.

ARCP intends to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on its earnings; however, it may not always be possible to do so. It is possible that ARCP may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which ARCP may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

ARCP will closely monitor the relationship between its REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify

If ARCP fails to continue to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, it may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, ARCP will not be able to deduct its dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to ARCP stockholders (to the extent of its current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from its failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, ARCP will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements

ARCP is required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist it in determining the actual ownership of its outstanding stock and maintaining its qualification as a REIT.

Prohibited Transactions

As discussed above, ARCP will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;

•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although ARCP may eventually sell each of the properties, ARCP’s primary intention in acquiring and operating the properties is the production of rental income and it does not expect to hold any property for sale to customers in the ordinary course of its business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions ARCP might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— Ownership of Interests in TRSs.”

Characterization of Property Leases

ARCP has acquired and intends to acquire and own commercial properties subject to net leases. ARCP has structured and currently intends to structure its leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, ARCP generally expects that:

•	the ARCP OP and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;
•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;
•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;
•	ARCP expects that each lease that ARCP enters into, at the time ARCP enters into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and

•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize ARCP’s leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that ARCP receives from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, ARCP would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose its REIT qualification.

Tax Aspects of Investments in Partnerships

General.  ARCP currently holds and anticipate holding direct or indirect interests in one or more partnerships, including the ARCP OP, which will include the ARCT IV OP after the effective time of the mergers. All references herein to the ARCP OP that relate to the period after the effective time of the mergers are to the merged partnership, that includes the ARCT IV OP, as the context requires. ARCP operates as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby ARCP owns a direct interest in the ARCP OP, and the ARCP OP, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the ARCP OP were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of ARCP’s investment in the ARCP OP if the ARCP OP is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by ARCP in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. ARCP is required to take into account its allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of its REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the ARCP OP will be sufficient to pay the tax liabilities resulting from an investment in the ARCP OP.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the ARCP OP was formed as a partnership under state law, for U.S. federal income tax purposes, the ARCP OP will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. ARCP intends that interests in the ARCP OP (and any partnership invested in by the ARCP OP) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, ARCP’s ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. ARCP reserves the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. ARCP believes that the ARCP OP has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the ARCP OP (or any partnership invested in by the ARCP OP) is taxable as a corporation for U.S. federal income tax purposes, the character of ARCP’s assets and items of gross income would change, and as a result, ARCP would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case ARCP could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, ARCP cannot assure holders of its common stock that the IRS will not attempt to apply the anti-abuse regulations to ARCP. Any such action could potentially jeopardize ARCP’s qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in ARCP.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. ARCP believes that the allocations of taxable income and loss in the ARCP OP agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the ARCP OP in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the ARCP OP, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the ARCP OP to cure any book-tax differences. In certain circumstances, ARCP creates book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For U.S. federal income tax purposes, ARCP’s depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the ARCP OP, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the ARCP OP generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition of such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the ARCP OP’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the ARCP OP may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as ARCP qualifies as a REIT, distributions paid to U.S. Stockholders of ARCP common stock out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be ordinary income. Distributions in excess of current and accumulated earnings and profits are treated first as a return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its common stock by the amount of such distribution, and then as capital gain. Because ARCP’s earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in ARCP’s stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed ARCP’s actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. ARCP also may decide to retain, rather than distribute, its net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of its tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, ARCP may elect to designate a portion of its distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of ARCP’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by ARCP during such taxable year from C corporations (including any TRSs);
(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by ARCP with respect to such undistributed REIT taxable income; and
(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time ARCP’s REIT election became effective over the U.S. federal income tax paid by ARCP with respect to such built-in gain.

Generally, dividends that ARCP receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless ARCP loses its REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution ARCP declares in October,

November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by ARCP and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by ARCP during January of the following calendar year. Because ARCP is not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of ARCP’s operating or capital losses to reduce their tax liabilities.

ARCP has the ability to declare a large portion of a dividend in shares of its stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of ARCP’s stock. In general, any dividend on shares of ARCP’s preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of ARCP’s common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated ARCP’s distributions as long-term capital gain. The use of capital losses is subject to limitations.

Currently, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares is 20%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above with respect to “qualified dividend income,” this reduced tax rate will not apply to dividends paid by ARCP.

Cost Basis Reporting.  U.S. federal income tax information reporting rules may apply to certain transactions in ARCP’s shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to U.S. Stockholders. Generally these rules apply to all shares purchased, including those purchased through a distribution reinvestment plan. For “cost basis” reporting purposes, U.S. Stockholders may identify by lot the shares that he, she, or it transfers or that are redeemed, but if such U.S. Stockholder does not timely notify ARCP of such U.S. Stockholder’s election, ARCP will identify the shares that are transferred or redeemed on a “first in/first out” basis. Any shares purchased in a distribution reinvestment plan are also eligible for the “average cost” basis method, should a U.S. Stockholder so elect.

Information reporting (transfer statements) on other transactions may also be required under these new rules. Generally, these reports are made for certain transactions. Transfer statements are issued between “brokers” and are not issued to the IRS or to U.S. Stockholders.

Stockholders should consult their tax advisors regarding the consequences of these new rules.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, ARCP’s distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its shares of common stock, or the shares of common stock are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to ARCP’s stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If ARCP would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of ARCP’s stock may be required to treat a percentage of ARCP’s dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of ARCP’s shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of ARCP’s shares) hold in the aggregate more than 50% by value of ARCP’s shares. The percentage treated as UBTI is ARCP’s gross income (less direct expenses) derived from an unrelated trade or business (determined as if ARCP were a tax-exempt pension trust) divided by ARCP’s gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in ARCP’s charter regarding the ownership concentration of its common stock, ARCP believes that a tax-exempt pension trust should not become subject to these rules. However, because ARCP’s shares of common stock may be publicly traded, ARCP can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  ARCP will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, ARCP may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Medicare Tax

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts for taxable years beginning after December 31, 2012 is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our common stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury Regulations and IRS guidance provide that these rules generally will apply to payments of dividends on our common stock made after June 30, 2014 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. U.S. Stockholders and Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.

Other Tax Considerations

State, Local and Foreign Taxes.  ARCP and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which ARCP transacts business or reside. ARCP’s and its stockholder’s state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by ARCP would not pass through to stockholders as a credit against their U.S. federal income tax liability. Stockholders should consult their own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the shares of common stock.

Legislative Proposals.  Stockholders should recognize that ARCP’s and such stockholder’s present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. ARCP is not currently aware of any pending legislation that would materially affect its or your taxation as described in this joint proxy statement/prospectus. Stockholders should consult their advisors concerning the status of legislative proposals that may pertain to a purchase of ARCP’s shares of common stock.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. ARCP and ARCT IV urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any factual information about ARCP or ARCT IV. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of ARCP and ARCT IV filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of ARCP and ARCT IV file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 181.

ARCP and ARCT IV acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Consummation of the Merger and the Partnership Merger

The merger agreement provides for the merger of ARCT IV with and into Merger Sub, upon the terms and subject to the conditions set forth in the merger agreement. Merger Sub will be the surviving entity in the merger and, following completion of the merger, will continue to exist under the name Thunder Acquisition, LLC as a direct wholly owned subsidiary of ARCP. The merger agreement also provides for the merger of the ARCT IV OP with and into the ARCP OP upon the terms and subject to the conditions set forth in the merger agreement. The ARCP OP will be the surviving entity in the partnership merger and, following the completion of the partnership merger, will continue to exist under the name, ARC Properties Operating Partnership, L.P. The merger will become effective upon the later of the time of filing of articles of merger with, and acceptance for record of articles of merger by, the State Department of Assessments and Taxation of the State of Maryland and the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by ARCP and ARCT IV and specified in the articles of merger and certificate of merger. The partnership merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by the ARCP OP and the ARCT IV OP and specified in the partnership certificate of merger.

The merger agreement provides that the consummation of the merger will take place on the third business day following the date on which the last of the conditions to consummation of the merger (described under “The Merger Agreement — Conditions to Completion of the Mergers”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the consummation of the merger, but subject to the satisfaction or waiver of those conditions).

Consideration to be Received in the Merger

Merger Consideration

If the merger is completed, each share of ARCT IV common stock (other than shares of ARCT IV common stock owned by any wholly owned subsidiary of ARCT IV, ARCP or any subsidiary of ARCP, which will be cancelled) will be cancelled and converted, at the election of the holder thereof, into the right to receive per share, at the election of each such stockholder, either (i) $30.00 in cash or (ii) at the election of ARCP either (A) a number of shares of the ARCP’s common stock equal to the Exchange Ratio or (B) only if the Market Price is less than $14.94, 2.05 shares of ARCP’s common stock and an amount in cash equal to the product obtained by multiplying the excess of the Exchange Ratio over 2.05 by the Market Price. In no event will cash consideration be paid with respect to more than 25% of the shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger. If the aggregate elections for payment in cash exceed 25% of the number of shares of ARCT IV common stock issued and outstanding as of immediately prior to the consummation of the merger, then the amount of the cash consideration paid will be reduced on a pro rata basis with the remaining consideration paid in ARCP common stock. Cash will be paid in lieu of any fractional shares.

In addition, in connection with the partnership merger, each outstanding unit of equity ownership of the ARCT IV OP will be converted into the right to receive a number of units of equity ownership in the ARCP OP, which we refer to as ARCP OP Units. Instead of fractional shares, ARCT IV stockholders will receive cash, without interest, in an amount equal to the product of (a) such fractional part of a share of ARCP common stock, multiplied by (b) the per share closing price of ARCP’s common stock on the NASDAQ on the date of the closing of the mergers, as reported in the Wall Street Journal. In addition, in connection with the partnership merger, each outstanding ARCT IV OP Unit (including each Converted Company Unit) and each unit of equity ownership in the ARCT IV representing a general partner interest issued and outstanding immediately prior to the consummation of the partnership merger will be converted into the right to receive a number of ARCP OP Units equal to the Exchange Ratio, which we refer to as the partnership merger consideration. Upon the consummation of the partnership merger, each issued and outstanding ARCT IV Class B Unit that was not converted into ARCT IV OP Units immediately prior to the consummation of the partnership merger will automatically be converted into a number of Class B Units of the ARCP OP equal to the Exchange Ratio.

ARCP intends to pay for cash elections by ARCT IV stockholders using a combination of the following resources:

•	ARCT IV’s and ARCP’s available cash on hand; and
•	$1.45 billion of financing under ARCP’s credit facility (under which ARCP has undrawn commitments of $850 million and which contains an “accordion” feature to allow ARCP, under certain circumstances, to increase the commitments thereunder by $1.05 billion), borrowings under which will be subject to borrowing base availability.

Proration Adjustment of the Merger Consideration

The maximum number of shares of ARCT IV common stock (including restricted stock) that may be converted into the right to receive cash consideration is an amount equal to the product (rounded down to the nearest whole share) of 25% of the number of shares of ARCT IV common stock issued and outstanding immediately prior to the effective time of the merger.

If the aggregate elections for payment in cash exceed 25% of the number of shares of ARCT IV common stock issued and outstanding as of immediately prior to the effective time of the merger, then the amount of cash consideration paid on cash elections will be reduced to 25% on a pro rata basis with the remaining consideration paid in ARCP common stock; however, the cash portion of the alternative stock consideration is not subject to the 25% cap.

In such case, each ARCT IV stockholder who elected to receive stock consideration or has made no election will receive the stock consideration or the alternative stock consideration, and each ARCT IV stockholder who elected to receive cash consideration in respect of all or a portion of such stockholder’s

ARCT IV common stock, which we refer to as the cash election shares, will receive cash in respect of a number of such stockholder’s cash election shares equal to the product of multiplying (A) the number of such stockholder’s cash election shares by (B) a fraction (which will not exceed 1), the numerator of which is the maximum number of shares of ARCT IV common stock that may be converted into the right to receive cash consideration and the denominator of which is the number of shares of ARCT IV common stock in respect of which a cash election has been made, with the remaining number of such stockholder’s cash election shares being converted into the right to receive the stock consideration or the alternative stock consideration.

Conversion of Shares; Surrendering ARCT IV Shares

The conversion of ARCT IV common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. In accordance with the merger agreement, ARCP will appoint an exchange agent to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares. Upon proper surrender of a share of ARCT IV common stock for exchange and cancellation to the exchange agent, together with a properly completed and signed letter of transmittal (in the case of certificated shares of ARCT IV common stock), the holder of such share will be entitled to receive the merger consideration in respect of such share of ARCT IV common stock.

Elections as to Form of Consideration; Form of Election

A form of election, which will be mailed to each holder of ARCT IV common stock as of July 2, 2013, as well as to stockholders who purchase shares of ARCT IV common stock subsequent to such date and prior to the election deadline, if any, will allow record holders of ARCT IV common stock to make a cash or stock election in respect of each share of ARCT IV common stock that they hold. ARCT IV stockholders should return their properly completed and signed proxy card in accordance with the instructions provided prior to the election deadline.

Unless otherwise agreed by ARCT IV and ARCP and publicly announced, the election deadline will be 5:00 p.m., local time (in the city in which the exchange agent is located) on the later of (i) the date immediately prior to the ARCT IV stockholders meeting and (ii) the date that ARCP and ARCT IV agree is five (5) business days prior to the closing date. ARCT IV and ARCP will publicly announce the anticipated election deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the election deadline.

ARCT IV stockholders who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. If an ARCT IV stockholder does not make a valid election for cash or stock, such stockholder will be paid in the stock consideration or the alternative stock consideration.

To make a valid election, each ARCT IV stockholder must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. The form of election must be accompanied by any additional documents specified in the form of election. Generally, an election may be revoked or changed by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election or the withdrawal prior to the election deadline of the documents previously provided to the exchange agent). ARCT IV stockholders will not be entitled to make, revoke or change any election following the election deadline.

Letter of Transmittal

Promptly after the completion of the merger, the exchange agent will send a letter of transmittal to those persons who were ARCT IV stockholders of record at the effective time of the merger and hold certificated shares of ARCT IV common stock, if any. This mailing will contain instructions on how to effect the surrender of shares of ARCT IV common stock in exchange for the consideration that the holder of such shares is entitled to receive under the merger agreement. Upon proper surrender of a share for exchange and cancellation to the exchange agent, together with a properly completed and signed letter of transmittal, and delivery of any other documents specified in the letter of transmittal, the holder of such share will receive the merger consideration elected by such ARCT IV stockholder, subject to proration adjustment and ARCP’s election to pay the alternative stock consideration, if applicable, in accordance with the merger agreement.

Treatment of ARCT IV Restricted Stock

Immediately prior to the effective time of the merger, each then outstanding share of ARCT IV restricted stock will fully vest (and ARCT IV will be entitled to deduct and withhold the number of shares of ARCT IV common stock otherwise deliverable upon such acceleration to satisfy any applicable withholding taxes, assuming a fair market value of a share of ARCT IV common stock equal to the closing price of ARCT IV common stock on the last completed trading day immediately prior to the consummation of the merger). All shares of ARCT IV common stock then outstanding as a result of the full vesting of shares of ARCT IV restricted stock, and the satisfaction of any applicable withholding taxes, will have the right to receive a number of shares of ARCP common stock based on the Exchange Ratio.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by ARCT IV and ARCT IV OP, on the one hand, and ARCP, the ARCP OP and Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement, information each of ARCP and ARCT IV filed with the SEC prior to the effective date of the merger agreement or the disclosure letters delivered in connection therewith.

Representations and Warranties of ARCT IV and the ARCT IV OP

ARCT IV and the ARCT IV OP made representations and warranties in the merger agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;
•	organizational documents;
•	capitalization;
•	due authorization, execution, delivery and validity of the merger agreement;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;
•	SEC filings, financial statements, and internal accounting controls;
•	disclosure documents to be filed with the SEC in connection with the merger;
•	absence of certain changes since December 31, 2012;
•	employee benefit plans;
•	labor and other employment-related matters;
•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;

•	real property and leases;
•	tax matters, including qualification as a REIT;
•	insurance;
•	receipt of the opinion of BofA Merrill Lynch;
•	exemption of the merger from anti-takeover statutes;
•	stockholder vote required in connection with the merger and general partner consent required in connection with the partnership merger;
•	broker’s, finder’s and investment banker’s fees;
•	inapplicability of the Investment Company Act of 1940; and
•	affiliate transactions.

Representations and Warranties of ARCP, the ARCP OP and Merger Sub

ARCP, the ARCP OP and Merger Sub made representations and warranties in the merger agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;
•	organizational documents;
•	capitalization;
•	due authorization, execution, delivery and validity of the merger agreement;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;
•	SEC filings, financial statements, and internal accounting controls;
•	disclosure documents to be filed with the SEC in connection with the merger;
•	absence of certain changes since December 31, 2012;
•	employee benefit plans;
•	labor and other employment-related matters;
•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;
•	real property and leases;
•	tax matters, including qualification as a REIT;
•	insurance;
•	receipt of the opinion of Citigroup;
•	stockholder vote required in order to issue ARCP shares to ARCT IV stockholders in connection with the merger and general partner consent required in connection with the partnership merger;
•	broker’s, finder’s and investment banker’s fees;
•	inapplicability of the Investment Company Act of 1940;
•	funds sufficient to consummate the transactions contemplated by the merger agreement;

•	ownership and prior activities of Merger Sub;
•	exemption of the merger from anti-takeover statutes; and
•	affiliate transactions.

Definition of “Material Adverse Effect”

Many of the representations of ARCT IV, the ARCT IV OP, ARCP, the ARCP OP and Merger Sub are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect (i) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of ARCT IV and its subsidiaries, taken as a whole, or ARCP and its subsidiaries, taken as a whole, as the case may be or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of ARCT IV, the ARCT IV OP, ARCP, the ARCP OP or Merger Sub, as the case may be, to consummate the merger before December 31, 2013. However, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

•	any failure of ARCT IV or ARCP, as applicable, to meet any projections or forecasts or any decrease in the market price of ARCT IV common stock or ARCP common stock, as applicable (except any event, circumstance, change or effect giving rise to such failure or decrease is taken into account in determining whether there has been a material adverse effect);
•	any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally;
•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;
•	any changes in the legal or regulatory conditions;
•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;
•	the negotiation, execution or announcement of the merger agreement, or the consummation or anticipation of the merger or other transactions contemplated by the merger agreement;
•	the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the other party;
•	earthquakes, hurricanes or other natural disasters;
•	any damage or destruction of any property that is substantially covered by insurance; or
•	changes in law or U.S. GAAP;

except to the extent, (i) in the case of the second, third, fourth, fifth and tenth bullet points above, that such changes do not disproportionately affect ARCT IV and its subsidiaries, taken as a whole, or ARCP and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the commercial real estate REIT industry in the United States and (ii) in the case of the eighth bullet point above, that such changes do not disproportionately affect ARCT IV and its subsidiaries, taken as a whole, or ARCP and its subsidiaries, taken as a whole, as applicable, relative to other participants in the commercial real estate REIT industry in the geographic regions in which ARCT IV and its subsidiaries, or ARCP and its subsidiaries, as applicable, operate, own or lease properties.

Conditions to Completion of the Mergers

Mutual Closing Conditions

The obligation of each of ARCT IV, the ARCT IV OP, ARCP, the ARCP OP and Merger Sub to complete the mergers is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	approval of the merger and the other transactions contemplated by the merger agreement by ARCT IV stockholders;
•	approval of the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger by ARCP stockholders;
•	the absence of any law or order by any governmental authority restricting, preventing or prohibiting the consummation of the mergers or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of ARCT IV common stock by ARCP;
•	the Form S-4 will have been declared effective and no stop order suspending the effectiveness of the Form S-4 will have been issued; and
•	the shares of ARCP common stock to be issued in connection with the merger will have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of ARCP, the ARCP OP and Merger Sub

The obligation of ARCP, the ARCP OP and Merger Sub to complete the mergers is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by ARCT IV regarding ARCT IV’s organization and subsidiaries, certain aspects of its capital structure, corporate authority relative to the merger agreement, the fairness opinion from BofA Merrill Lynch, applicability of takeover statutes, the required stockholder vote to approve the merger and the other transactions contemplated by the merger agreement, brokers and the Investment Company Act of 1940;
•	the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by ARCT IV regarding certain aspects of its capital stock;
•	the accuracy of all other representations and warranties made in the merger agreement by ARCT IV (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ARCT IV;
•	ARCT IV must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;
•	receipt by ARCP of an officer’s certificate, dated as of the closing date and signed by ARCT IV’s chief executive officer or another senior officer on its behalf, certifying that the closing conditions described in the four preceding bullets have been satisfied;
•	no material adverse effect with respect to ARCT IV can have occurred, or reasonably be expected to occur, since July 1, 2013;
•	receipt by ARCP of an opinion dated as of the closing date from Proskauer Rose LLP regarding ARCT IV’s qualification and taxation as a REIT under the Code;

•	receipt by ARCP of an opinion dated as of the closing date from Duane Morris LLP regarding the merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and
•	receipt by ARCP of an affidavit of non-foreign status from ARCT IV that complies with the Treasury Regulations under Section 1445 of the Code and the use of commercially reasonable efforts by the ARCT IV OP to obtain and deliver to the ARCP OP similar affidavits from each partner of the ARCT IV OP.

Additional Closing Conditions for the Benefit of ARCT IV and the ARCT IV OP

The obligation of ARCT IV and the ARCT IV OP to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by ARCP regarding ARCP’s organization and subsidiaries, certain aspects of its capital structure, corporate authority relative to the merger agreement, opinion of ARCP’s financial advisor, the required stockholder vote to approve the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger, brokers, applicability of the Investment Company Act of 1940 and applicability of takeover statutes;
•	the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of representations and warranties by ARCP regarding certain aspects of its capital stock;
•	the accuracy of all other representations and warranties made in the merger agreement by ARCP (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not constitute, individually or in the aggregate, a material adverse effect on ARCP;
•	ARCP and Merger Sub must have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the closing date;
•	receipt by ARCT IV of an officer’s certificate dated as of the closing date and signed by ARCP’s chief executive officer or other senior officer on its behalf, certifying that the closing conditions described in the four preceding bullets have been satisfied;
•	no material adverse effect with respect to ARCP can have occurred, or reasonably be expected to occur, since July 1, 2013;
•	receipt by ARCT IV of an opinion dated as of the closing date from Proskauer Rose LLP, or other counsel reasonably acceptable to ARCT IV, regarding ARCP’s qualification and taxation as a REIT under the Code;
•	receipt by ARCT IV of an opinion dated as of the closing date from Weil, Gotshal & Manges LLP regarding the merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code;
•	the use of commercially reasonable efforts by the ARCP OP to obtain an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code from each of its partners;
•	approval by the ARCP Board of an annual dividend rate of at least $0.94 per share of ARCP common stock; and
•	the Credit Agreement (as defined in the merger agreement) being in full force and effect and no event has occurred that would constitute a violation, breach or default under such credit agreement.

Covenants and Agreements

Conduct of Business of ARCT IV Pending the Merger

ARCT IV and the ARCT IV OP have agreed to certain restrictions on themselves and their respective subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with ARCP’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, each of ARCT IV and the ARCT IV OP has agreed that, it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of ARCT IV’s, the ARCT IV OP or their respective subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees, maintain all of its material insurance policies and maintain the status of ARCT IV as a REIT. ARCT IV and the ARCT IV OP have also agreed to use their commercially reasonable efforts to obtain the legal opinions of Duane Morris LLP and Proskauer Rose LLP that are conditions to the obligations of ARCP, the ARCP OP and Merger Sub to complete the merger and to deliver certain officer’s certificates in connection with such opinions and the opinions of Duane Morris LLP and Proskauer Rose LLP on the effective date of the Form S-4 registration statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In addition, ARCT IV has agreed to use commercially reasonable efforts to consummate the acquisitions disclosed on the ARCT IV disclosure letter prior to the closing of the transaction, provided that ARCT IV may substitute one or more of such properties with one of more properties of equivalent value subject to the consent of ARCP (not to be unreasonably withheld). Without limiting the foregoing, each of ARCT IV and the ARCT IV OP has also agreed that, except with ARCP’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, it will not, and it will not cause or permit any of its subsidiaries to:

•	amend or propose to amend its organizational documents or waive the stock ownership limit in its charter;
•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of ARCT IV or any of its subsidiaries;
•	declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of ARCT IV or any of its subsidiaries or other equity securities or ownership interests in ARCT IV or any of its subsidiaries;
•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of ARCT IV or one its subsidiaries;
•	issue, sell, pledge, dispose, encumber or grant any shares of ARCT IV’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of ARCT IV’s or any of its subsidiaries’ capital stock or other equity interests;
•	grant, confer, award, or modify the terms of any ARCT IV restricted stock, convertible securities, or other rights to acquire, or denominated in, any of ARCT IV’s or any of its subsidiaries’ capital stock or other equity securities, or take any action not disclosed in the ARCT IV disclosure letter;
•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;
•	sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;
•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, employees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;
•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any property leases;
•	waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of ARCT IV or any of its subsidiaries before the same comes due in accordance with its terms;
•	settle or compromise (i) any legal action, suit or arbitration proceeding, in each case made or pending against ARCT IV or any of its subsidiaries, including relating to taxes, and (ii) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of ARCT IV common stock;
•	(i) hire or terminate any officer, director or employee of ARCT IV or any of its subsidiaries or promote or appoint any person to a position of officer or director of ARCT IV or any of its subsidiaries, (ii) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors, officers or employees, (iii) pay or agree to pay any pension, retirement allowance or other compensation or benefit to any director, officer, employee or consultant of ARCT IV or any of its subsidiaries, whether past or present, (iv) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement, (v) accelerate the vesting or payment of any compensation or benefits under any ARCT IV restricted stock plan, (vi) grant any awards under any ARCT IV restricted stock plan, bonus, incentive, performance or other compensation plan or arrangement, or (vii) take any action to fund or in any other way secure the payment of compensation or benefits under the ARCT IV restricted stock plan;
•	fail to maintain all financial books and records in all material respects in accordance with U.S. GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at July 1, 2013, or make any change with respect to accounting policies;
•	enter into any new line of business;
•	fail to duly and timely file all material reports and other material documents required to be filed with NASDAQ or any governmental authority, subject to extensions permitted by law or applicable rules and regulations;
•	take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (i) ARCT IV to fail to qualify as a REIT or (ii) any subsidiary of ARCT IV to cease to be treated as any of (a) a partnership or disregarded entity for United States federal income tax purposes or (b) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;
•	form any new funds or joint ventures; or
•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

Conduct of Business of ARCP, the ARCP OP and Merger Sub Pending the Merger

ARCP, the ARCP OP and Merger Sub have agreed to certain restrictions on themselves and their respective subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with ARCT IV’s prior written approval (not to be unreasonably withheld) or as otherwise expressly required or permitted by the merger agreement or required by law, each of ARCP, the ARCP OP and Merger Sub has agreed that it will, and will cause each of its subsidiaries to use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by reasons outside of ARCP’s, the ARCP OP’s, Merger Sub’s or their respective subsidiaries’ control excepted), and keep available the services of its present officers and key employees, maintain all of its material insurance policies and maintain the status of ARCP as a REIT. ARCP, the ARCP OP and Merger Sub have also agreed to use their commercially reasonable efforts to obtain the legal opinions of Weil, Gotshal & Manges LLP and Proskauer Rose LLP, that are conditions to the obligations of ARCT IV and the ARCT IV OP to complete the merger and to deliver certain officer’s certificates in connection with such opinions and the opinions of Weil, Gotshal & Manges LLP and Proskauer Rose LLP on the effective date of the Form S-4 registration statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Without limiting the foregoing, each of ARCP, the ARCP OP and Merger Sub has also agreed that, except with ARCT IV’s prior written approval (not to be unreasonably withheld), to the extent required by law, or as otherwise expressly required or permitted by the merger agreement, it will not, and it will not cause or permit any of its subsidiaries to:

•	other than amendments to its charter to increase the authorized number of shares or create or designate a series of preferred stock, amend or propose to amend its organizational documents;
•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of ARCP, Merger Sub or any other subsidiary of ARCP;
•	declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of ARCP or any of its subsidiaries or other equity securities or ownership interests in ARCP or any of its subsidiaries.
•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of ARCP or one its subsidiaries;
•	fail to maintain all financial books and records in all material respects in accordance with U.S. GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at July 1, 2013, or make any change with respect to accounting policies;
•	take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (i) ARCP to fail to qualify as a REIT or (ii) any subsidiary of ARCP to cease to be treated as any of (a) a partnership or disregarded entity for United States federal income tax purposes or (b) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;
•	take any action that (a) would require approval of ARCP’s stockholders under NASDAQ Rule 5635(a)(1) or (b) would reasonably be anticipated to be a primary cause of material adverse effect on ARCP’s stockholders; or
•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

No Solicitation of Transactions by ARCT IV

Neither ARCT IV nor ARCT IV OP will, and they will cause their respective subsidiaries not to, and will not authorize and will use reasonable best efforts to cause their officers and directors, managers or the equivalent, and any of their other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an ARCT IV Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any ARCT IV Acquisition Proposal or inquiry, (iii) approve or recommend an ARCT IV Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or any other similar agreement (other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable in any material respect to ARCT IV, the ARCT IV OP and their respective subsidiaries than the terms of the confidentiality agreement between ARCT IV and ARCP entered into in accordance with the limitations described below) providing for or relating to an ARCT IV Acquisition Proposal, or (iv) propose or agree to do any of the foregoing.

For the purposes of the merger agreement, “ARCT IV Acquisition Proposal” means, subject to certain exceptions, any proposal or offer for (or expression by a third party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving ARCT IV, the ARCT IV OP or any of their respective subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of ARCT IV, the ARCT IV OP or any of their respective subsidiaries representing ten percent (10%) or more of the consolidated assets of ARCT IV, the ARCT IV OP or any of their respective subsidiaries taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing ten percent (10%) or more of the voting power of ARCT IV, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of ten percent (10%) or more of the outstanding shares of any class of voting securities of ARCT IV, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to ARCT IV in which a third party acquires beneficial ownership of ten percent (10%) or more of the outstanding shares of any class of voting securities of ARCT IV.

Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to the approval of the merger by ARCT IV stockholders, ARCT IV or the ARCT IV OP may, directly or indirectly, in response to an unsolicited bona fide written ARCT IV Acquisition Proposal from a third party made after July 1, 2013 that did not result from a breach of the merger agreement, (i) furnish non-public information to such third party pursuant to a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable in any material respect to ARCT IV, the ARCT IV OP and their respective subsidiaries than the terms of ARCT IV’s confidentiality agreement with ARCP (provided that such confidentiality agreement expressly permits ARCT IV, the ARCT IV OP and their respective subsidiaries to comply with any provision of the merger agreement and does not contain any provision that adversely affects the rights of ARCT IV, the ARCT IV OP or any of their respective subsidiaries under the merger agreement upon their compliance with any provision of the merger agreement and, provided, further, that all such information is provided to ARCP substantially at the same time that such information is provided to such third party if it has not been provided previously) and (ii) engage in discussions or negotiations with such third party and its representatives if the ARCT IV Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the ARCT IV Acquisition Proposal constitutes, or is reasonably likely to result in, a superior proposal (as defined below) and the ARCT IV Board determines in good faith, after consultation with outside legal counsel, that (x) such ARCT IV Acquisition Proposal constitutes or is reasonably likely to result in a superior proposal and (y) the failure to take such action would be inconsistent with the directors’ duties under applicable law.

ARCT IV or the ARCT IV OP must notify ARCP promptly (but in no event later than 24 hours) after receipt of any ARCT IV Acquisition Proposal or any request for non-public information relating to ARCT IV, the ARCT IV OP or any of their respective subsidiaries by any third party, or any inquiry from any person or entity seeking to have discussions or negotiations with ARCT IV or the ARCT IV OP relating to a possible ARCT IV Acquisition Proposal. ARCT IV or the ARCT IV OP must also promptly, and in any event within 24 hours, notify ARCP if it enters into discussions or negotiations concerning any ARCT IV Acquisition Proposal or provides non-public information or data to any person and keep ARCP informed of the status and material terms of any proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all related material documentation or material correspondence.

Except as described below, the ARCT IV Board may not (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to ARCP, the ARCP OP or Merger Sub, its recommendation to ARCT IV stockholders that they approve the merger and the other transactions contemplated by the merger agreement, or ARCT IV’s approval of the partnership merger, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any ARCT IV Acquisition Proposal, (iii) fail to include the ARCT IV Board’s recommendation or ARCT IV’s approval of the partnership merger in this joint proxy statement/prospectus, (iv) fail to publicly recommend against any ARCT IV Acquisition Proposal within 10 business days of the request of ARCP and/or to reaffirm the ARCT IV Board’s recommendation or ARCT IV’s approval of the partnership merger within 10 business days of the request of ARCP, or (v) approve, adopt, declare advisable or recommend, or cause or permit ARCT IV, the ARCT IV OP or any of their respective subsidiaries to enter into, an alternative acquisition agreement (other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable in any material respect to ARCT IV, the ARCT IV OP and their respective subsidiaries than the terms of ARCT IV’s confidentiality agreement with ARCP entered into in accordance with the limitations described above). In this joint proxy statement/prospectus, we refer to (i) through (iv) above as an “adverse recommendation change.” Notwithstanding the foregoing, at any time prior to obtaining the approval of ARCT IV’s stockholders, the ARCT IV Board may effect an adverse recommendation change if it (a) (1) has received an unsolicited bona fide ARCT IV Acquisition Proposal that, in the good faith determination of the ARCT IV Board, after consultation with outside legal counsel and financial advisors, constitutes a superior proposal (subject to the matching right described below), and such ARCT IV Acquisition Proposal is not withdrawn, and (2) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, or (b) determines in good faith, after consultation with outside legal counsel, that for any reason, failure to take such action would be inconsistent with directors’ duties under applicable law, and in each such case ARCT IV may also terminate the merger agreement (subject to the obligations upon such termination to pay the termination payment as described below) and/or approve or recommend such superior proposal to the ARCT IV stockholders.

For the purposes of the merger agreement, “superior proposal” means any bona fide written ARCT IV Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “ARCT IV Acquisition Proposal” to “10%” are replaced by “50%”) made by a third party on terms that the ARCT IV Board determines in good faith, after consultation with ARCT IV’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the person or entity making the proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of the merger agreement proposed by ARCP, Merger Sub and the ARCP OP, in response to such proposal or otherwise, to be (i) more favorable to ARCT IV and its stockholders (solely in their capacity as stockholders) from a financial point of view than the transactions contemplated by the merger agreement and (ii) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

The ARCT IV Board is not entitled to effect an adverse recommendation change unless (with respect to the first two proposals) (i) ARCT IV has provided a written notice to ARCP, the ARCP OP and Merger Sub that it intends to take such action, specifying in reasonable detail the reasons therefor and describing the material terms and conditions of (and attaching a complete copy of) the superior proposal that is the basis of such action, if applicable, (ii) during the following three business days, ARCT IV negotiates with ARCP, the ARCP OP and Merger Sub in good faith (if desired by ARCP, the ARCP OP and Merger Sub) to adjust the terms of the merger agreement so that the adverse recommendation change is no longer necessary and (iii) the

ARCT IV Board has subsequently determined in good faith, after consultation with its outside legal counsel and financial advisors that (a) in the case of an adverse recommendation change due to a superior proposal, the superior proposal giving rise to the notice continues to constitute a superior proposal, and (b) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law. After compliance with the foregoing, with respect to two superior proposals, ARCT IV will have no further obligations to negotiate with ARCP, the ARCP OP and Merger Sub to adjust the terms of the merger agreement so that the adverse recommendation change is no longer necessary.

The merger agreement required each of ARCT IV and the ARCT IV OP to immediately cease any existing discussions, negotiations or communications conducted before the execution of the merger agreement with respect to any ARCT IV Acquisition Proposal and requires each of ARCT IV and the ARCT IV OP to enforce any confidentiality provisions or provisions of similar effect that they may have against third parties. ARCT IV and the ARCT IV OP must also use all reasonable best efforts to cause third parties who were furnished confidential information regarding ARCT IV, the ARCT IV OP and their respective subsidiaries in connection with the solicitation of or discussions regarding an ARCT IV Acquisition Proposal within the six months prior to the execution of the merger agreement to promptly return or destroy such information. For more information regarding the limitations on ARCT IV and its board of directors to consider other proposals, see “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by ARCT IV” beginning on page 156.

Form S-4, Joint Proxy Statement/Prospectus; Stockholders Meetings

ARCT IV and ARCP agreed to prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and ARCP agreed to prepare and file a registration statement on Form S-4 with respect to the merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable. ARCT IV and ARCP also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (iii) to keep the Form S-4 effective for so long as necessary to complete the merger.

ARCT IV and ARCP each agreed to use their reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their stockholders entitled to vote at their respective stockholder meetings and to hold their respective stockholder meetings as soon as practicable after the Form S-4 is declared effective. ARCT IV further agreed to include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the merger and the other transactions contemplated by the merger agreement and to use its reasonable best efforts to obtain its stockholder approval. ARCP also agreed to include its recommendation that the ARCP stockholders approve the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger and to use its reasonable best efforts to obtain such approval.

Efforts to Complete Transactions; Consents

Each of ARCT IV, the ARCT IV OP, ARCP, the ARCP OP and Merger Sub have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the mergers, including obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the mergers and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the mergers or other transactions contemplated by the merger agreement.

Each of ARCT IV, the ARCT IV OP, ARCP, the ARCP OP and Merger Sub have agreed to provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers.

Access to Information; Confidentiality

The merger agreement requires ARCT IV and the ARCT IV OP, on the one hand, and ARCP, the ARCP OP and Merger Sub on the other hand, to provide to the other, upon reasonable notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of ARCT IV and the ARCT IV OP, on the one hand, and ARCP, the ARCP OP and Merger Sub on the other hand, are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of ARCT IV and the ARCT IV OP, on the one hand, and ARCP, the ARCP OP and Merger Sub on the other hand, has agreed to hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Notification of Certain Matters; Transaction Litigation

Each of ARCT IV and the ARCT IV OP, on the one hand, and ARCP, the ARCP OP and Merger Sub on the other, has agreed to provide prompt notice to the other of any notice received from any governmental authority in connection with the merger agreement or the transactions contemplated by the merger agreement, including the mergers, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of ARCT IV and the ARCT IV OP, on the one hand, and ARCP, the ARCP OP and Merger Sub on the other, has agreed to provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by December 31, 2013, if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement or, if, to its knowledge, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to closing not to be satisfied or satisfaction to be materially delayed.

Each of ARCT IV and the ARCT IV OP, on the one hand, and ARCP, the ARCP OP and Merger Sub has agreed to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Each of ARCT IV and the ARCT IV OP, on the one hand, and ARCP, the ARCP OP and Merger Sub has agreed to provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the mergers or the other transactions contemplated by the merger agreement. Each has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any stockholder litigation and not to agree to a settlement of any stockholder litigation without the other’s consent (not to be unreasonably withheld).

Stock Exchange Listing

ARCP has agreed to use its reasonable best efforts to cause the shares of ARCP common stock to be issued in connection with the merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Indemnification of Directors and Officers; Insurance

For a period of six years after the effective time of the merger, pursuant to the terms of the merger agreement and subject to certain limitations, the surviving entity will indemnify, defend and hold harmless among others, each officer and director of ARCT IV, for actions at or prior to the effective time of the merger, including with respect to the transactions contemplated by the merger agreement.

Prior to the effective time of the merger, ARCT IV has agreed to (or, if ARCT IV is unable to, ARCP has agreed to cause the surviving entity in the merger to) obtain and pay for a non-cancelable extension of the coverage afforded by ARCT IV’s existing directors’ and officers’ liability insurance policies and ARCT IV’s existing fiduciary liability insurance policies covering at least six years after the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time of the merger from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under ARCT IV’s existing policies, as long as the annual premium does not exceed, in any one year, 300% of the annual aggregate premium(s) under ARCT IV’s existing policies.

If ARCT IV or the surviving entity does not obtain a “tail” policy as of the effective time of the merger, the surviving entity will maintain in effect, for a period of at least six years after the effective time of the merger, ARCT IV’s existing policies in effect on July 1, 2013, on terms and limits of liability that are no less favorable in the aggregate than the coverage provided on that date. Notwithstanding the foregoing, (i) neither ARCP nor the surviving entity will be required to pay annual premiums in excess of (for any one year) 300% of the annual premium currently paid by ARCT IV for such insurance, and (ii) if the annual premiums exceed 300%, ARCP or the surviving entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Public Announcements

ARCP, Merger Sub and ARCT IV have agreed, subject to certain exceptions, to consult with, and receive consent (not to be unreasonably withheld) from, each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement.

Financing

ARCT IV and the ARCT IV OP have agreed to cooperate with ARCP, the ARCP OP, Merger Sub and their respective subsidiaries and their lenders in connection with any efforts by ARCP, the ARCP OP, Merger Sub or any of their respective subsidiaries to arrange debt financing in order to satisfy the obligations of ARCP to pay (i) any cash consideration and other amounts due by ARCP, the ARCP OP, Merger Sub or any of their respective subsidiaries under the merger agreement and (ii) any expenses. Upon entering into the Revolving Credit Agreement (as defined in the merger agreement), ARCT IV and the ARCT IV OP will cause the Revolving Credit Agreement to remain in effect from and after the closing of the transactions contemplated by the merger agreement.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•	ARCT IV taking all action necessary to terminate its restricted stock plan, unless otherwise notified by ARCP, prior to the effective time of the merger;
•	each of ARCP and ARCT IV using its reasonable best efforts to cause the merger to qualify as a reorganization under the Code;
•	ARCT IV taking all necessary steps to cause the ARCT IV OP to perform its obligations under the merger agreement and to consummate the mergers;
•	ARCP’s taking all necessary steps to (i) cause Merger Sub and the ARCP OP to perform their respective obligations under the merger agreement and to consummate the mergers and (ii) ensure that, prior to the effective time of the merger, Merger Sub does not conduct any business or make any investments or incur or guarantee any indebtedness other than as contemplated by the merger agreement or incur or guarantee any indebtedness;
•	each of ARCT IV, ARCP and Merger Sub taking all necessary or appropriate steps to ensure that any disposition of ARCT IV common stock and any acquisition of ARCP common stock in connection with the mergers and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;

•	ARCP and its subsidiaries voting all ARCT IV common stock they beneficially own as of the record date of the ARCT IV special meeting, if any, in favor of approval of the merger, and ARCT IV and its subsidiaries voting all ARCP common stock they beneficially own as of the record date of the ARCP special meeting, if any, in favor of the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger; and
•	(i) ARCT IV providing to ARCP an affidavit of non-foreign status that complies with Section 1445 of the Code, (ii) the ARCT IV OP using commercially reasonable efforts to obtain and deliver to ARCP and the ARCP OP at or prior to closing of the merger an affidavit of non-foreign status that complies with Section 1445 of the Code from each person that constitutes and is treated as a partner and is not a disregarded entity and (iii) the ARCP OP using its commercially reasonable efforts to obtain and deliver to ARCT IV at or prior to closing of the merger an affidavit of non-foreign status that complies with Section 1445 of the Code from each person that constitutes and is treated as a partner and is not a disregarded entity.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the merger by the mutual written agreement of ARCP and ARCT IV.

Termination by Either ARCP or ARCT IV

The merger agreement may also be terminated prior to the effective time of the merger by either ARCP or ARCT IV if:

•	the merger has not been consummated on or before December 31, 2013; provided that either party can extend this date by a period of no more than sixty (60) days; and, provided further, that this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principle cause of, or, resulted in, the merger not closing;
•	a governmental authority of competent jurisdiction has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement (provided that this termination right will not be available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement);
•	ARCT IV stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting (provided that this termination right will not be available to a party if the failure to obtain such ARCT IV stockholder approval was primarily due to that party’s failure to perform any of its obligations under the merger agreement); or
•	ARCP stockholders fail to approve the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger at a duly convened meeting (provided that this termination right will not be available to a party if the failure to obtain such ARCP stockholder approval was primarily due to that party’s failure to perform any of its obligations under the merger agreement).

The failure of a party to perform its obligations includes (i) in the case of ARCP, the failure of Merger Sub and the ARCP OP and (ii) in the case of ARCT IV, the failure of the ARCT IV OP.

Termination by ARCP

The merger agreement may also be terminated prior to the effective time of the merger by ARCP if:

•	Either ARCT IV or the ARCT IV OP has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of ARCP’s condition to consummation the merger related to the accuracy of ARCT IV’s or the ARCT IV OP’s representations and warranties or ARCT IV’s or the ARCT IV OP’s material performance of or compliance with its obligations under the merger agreement and such breach either (i) cannot be cured by December 31, 2013 or (ii) if curable, has not been cured by ARCT IV or the ARCT IV OP within 20 days after receiving written notice of such breach (provided that this termination right will not be available to ARCP if ARCP, the ARCP OP or Merger Sub is then in breach of the merger agreement and such breach would result in the failure of ARCT IV’s or the ARCT IV OP’s condition to consummation the merger related to the accuracy of ARCP’s, ARCP’s and Merger Sub’s representations and warranties or ARCP’s, the ARCP OP’s and Merger Sub’s material performance of or compliance with their obligations under the merger agreement); or
•	(i) the ARCT IV board has made an adverse recommendation change, (ii) ARCT IV or the ARCT IV OP has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by ARCT IV or ARCT II OP, or (iii) ARCT IV or the ARCT IV OP enters into an agreement providing for or relating to an ARCT IV Acquisition Proposal other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable in any material respect to ARCT IV, the ARCT IV OP and their respective subsidiaries than the terms of ARCT IV’s confidentiality agreement with ARCP entered into in accordance with the limitations described above under “No Solicitation of Transactions by ARCT IV.”

Termination by ARCT IV

The merger agreement may also be terminated prior to the effective time of the merger by ARCT IV:

•	if ARCP, the ARCP OP or Merger Sub has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of ARCT IV’s condition to consummation the merger related to the accuracy of ARCP’s, the ARCP OP’s and Merger Sub’s representations and warranties or ARCP’s, the ARCP OP’s and Merger Sub’s material performance of or compliance with their obligations under the merger agreement and such breach either (i) cannot be cured by December 31, 2013 or (ii) if curable, has not been cured by ARCP, the ARCP OP or Merger Sub within 20 days after receiving written notice of such breach (provided that this termination right will not be available to ARCT IV if ARCT IV or the ARCT IV OP is then in breach of the merger agreement and such breach would result in the failure of ARCP’s condition to consummation the merger related to the accuracy of ARCT IV’s or the ARCT IV OP’s representations and warranties or ARCT IV’s or the ARCT IV OP’s material performance of or compliance with its obligations under the merger agreement);
•	at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the ARCT IV stockholders in order to enter into an alternative acquisition agreement with respect to a superior proposal or should the ARCT IV Board effect an adverse recommendation change, provided that such termination will be null and void unless ARCT IV concurrently pays the termination payment described under “Termination Payment” below; or
•	ARCP, the ARCP OP or Merger Sub has materially breached any of its obligations under the provisions of the merger agreement regarding the preparation of the Form S-4 and the joint proxy statement/prospectus and the holding of ARCP’s stockholder meeting.

Termination Payment: Break-up Fee and Expenses Reimbursement

ARCT IV has agreed to pay ARCP a break-up fee in the amount of $20,000,000 plus reimburse ARCP for expenses in an amount equal to $5,000,000 if:

•	the merger agreement is terminated by ARCT IV (i) at any time prior to the approval of the merger and the other transactions contemplated by the merger agreement by the ARCT IV stockholders in order to enter into an alternative acquisition agreement with respect to a superior proposal or (ii) if the ARCT IV Board has effected an adverse recommendation change; or
•	the merger agreement is terminated by ARCP if (i) the ARCT IV Board has made an adverse recommendation change, (ii) ARCT IV or the ARCT IV OP has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by ARCT IV or the ARCT IV OP, or (iii) ARCT IV or the ARCT IV OP enters into an agreement providing for or relating to an Acquisition Proposal other than a confidentiality agreement containing provisions as to the treatment of confidential information that are no less favorable in any material respect to ARCT IV, the ARCT IV OP and their respective subsidiaries than the terms of ARCT IV’s confidentiality agreement with ARCP entered into in accordance with the limitations described under “No Solicitation of Transactions by ARCT IV;”
•	All of the following events have occurred:
•	after the date of the merger agreement, ARCT IV or the ARCT IV OP receives an ARCT IV Acquisition Proposal (provided that the references to “10%” in the definition of “ARCT IV Acquisition Proposal” will be replaced with “50%” for purposes of determining whether the termination payment is payable) or any person publicly announces an intention to make an ARCT IV Acquisition Proposal (and such ARCT IV Acquisition Proposal or publicly announced intention is not publically withdrawn without qualification before the merger agreement is terminated);
•	the merger agreement is terminated (i) by either ARCT IV or ARCP because the merger has not occurred by December 31, 2013 (and, prior to termination, the ARCP stockholders have approved the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger, but the ARCT IV stockholders have not approved the merger and the other transactions contemplated by the merger agreement), (ii) by ARCP upon a material uncured breach by ARCT IV or the ARCT IV OP of its representations, warranties, covenants or agreements set forth in the merger agreement or (iii) by either ARCT IV or ARCP because the ARCT IV stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting; and
•	within 12 months after such termination, ARCT IV consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an ARCT IV Acquisition Proposal.

ARCT IV has agreed to reimburse ARCP for expenses in an amount equal to $5,000,000 if the merger agreement is terminated by either ARCT IV or ARCP because the ARCT IV stockholders fail to approve the merger and the other transactions contemplated by the merger agreement at a duly convened meeting.

ARCP has agreed to reimburse ARCT IV for expenses in an amount equal to $5,000,000 if the merger agreement is terminated by either ARCT IV or ARCP because the ARCP stockholders fail to approve the issuance of ARCP common stock to ARCT IV stockholders in connection with the merger at a duly convened meeting.

Miscellaneous Provisions

Payment of Expenses

Other than as described above under “Termination Payment: Break-up Fee and Expenses Reimbursement,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, except that ARCT IV and ARCP will share equally all expenses related to the printing, filing and distribution of this joint proxy statement/prospectus and this registration statement of which this joint proxy statement/prospectus forms a part (other than attorneys’ and accountants’ fees).

Specific Performance

The parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Amendment

The parties to the merger agreement may amend the merger agreement by written agreement executed and delivered by their duly authorized officers, provided that, after approval of the merger and the other transactions contemplated by the merger agreement by ARCT IV’s stockholders or the approval of the issuance of shares of ARCP common stock to ARCT IV stockholders in connection with the merger by ARCP’s stockholders, no amendment may be made which changes the form or amount of the consideration to be delivered to the holders of ARCT IV common stock or which by law or in accordance with the rules of any stock exchange requires further approval by ARCT IV’s or ARCP’s stockholders, without the approval of such stockholders.

Waiver

Prior to the effective time of the merger, ARCT IV, the ARCT IV OP, ARCP, the ARCP OP or Merger Sub may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any agreement or condition contained in the merger agreement to the extent permitted by law.

Governing Law

The merger agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

RELATED AGREEMENTS

Concurrently with the execution of the merger agreement on July 1, 2013, ARCP, in its capacity as the general partner of the ARCP OP, entered into an Asset Purchase and Sale Agreement, which we refer to as the Asset Purchase Agreement, with the ARCT IV Advisor. Pursuant to the Asset Purchase Agreement, concurrently with the closing of the mergers, the ARCT IV Advisor will sell to the ARCP OP certain furniture, fixtures, equipment and other assets used by the ARCT IV Advisor in connection with managing the property-level business and operations of ARCT IV and the ARCT IV OP, at the cost of such assets, for an aggregate purchase price of $5.8 million, which includes reimbursement of certain costs and expenses incurred by the ARCT IV Advisor.

In connection with the execution of the merger agreement on July 1, 2013, ARCT IV entered into the ARCT IV side letter, with the ARCT IV OP, the ARCT IV Advisor, the ARCT IV Special Limited Partner, the ARCT IV Property Manager, ARCP, the ARCP OP and Merger Sub. In the ARCT IV side letter, the parties agreed or acknowledged, as applicable, the following with respect to the ARCT IV Advisory Agreement, the ARCT IV OP Agreement, and the Property Management and Leasing Agreement, dated as of June 8, 2012, by and among ARCT IV, the ARCT IV OP and the ARCT IV Property Manager, which we refer to as the ARCT IV Property Management Agreement:

•	The ARCT IV Advisor agreed to waive its right to receive a portion of its “Real Estate Commission” (as defined in the ARCT IV Advisory Agreement) in connection with the mergers and receive a reduced Real Estate Commission equal to $8.4 million.
•	ARCT IV, the ARCT IV OP and the ARCT IV Special Limited Partner acknowledged and agreed that the mergers constitute an “Investment Liquidity Event” (as defined in the ARCT IV OP Agreement), upon which the ARCT IV Special Limited Partner’s right to receive certain subordinated distributions of net sales proceeds is accelerated and the ARCT IV Special Limited Partner elected to contribute its interest in the ARCT IV OP to the ARCT IV OP in exchange for ARCT IV OP Units.
•	ARCT IV, the ARCT IV OP and the ARCT IV Advisor acknowledged and agreed that, provided certain hurdles are met at or prior to the closing date of the merger, which is expected, at such time no ARCT IV Class B Units will continue to be subject to forfeiture. Pursuant to the ARCT IV OP Agreement, ARCT IV Class B Units no longer subject to forfeiture are convertible automatically into ARCT IV OP Units at such time as the ARCT IV Advisor’s capital account with respect to a ARCT IV Class B Unit is equal to the average capital account balance attributable to an outstanding ARCT IV OP Unit (as determined on a unit-by-unit basis). The ARCT IV Advisor elected, and ARCT IV and the ARCT IV OP acknowledged and agreed to allow the ARCT IV Advisor, to take such action as is allowed under the ARCT IV OP Agreement to cause an adjustment to the ARCT IV Advisor’s capital account with respect to its Class B Units and allow it to convert the maximum number of ARCT IV Class B Units into ARCT IV OP Units in connection with the consummation of the mergers.
•	Upon consummation of the mergers, each outstanding ARCT IV OP Unit will be converted automatically into a number of ARCP OP Units equal to the Exchange Ratio and each unconverted ARCT IV Class B Unit will be converted automatically into a number of Class B Units in the ARCP OP equal to the Exchange Ratio. Each of the ARCT IV the ARCT IV Advisor has agreed that such ARCP OP Units it receives are subject to a minimum two-year holding period prior to being exchangeable into ARCP common stock. The parties have agreed that such ARCP OP Units may be exchanged or converted for ARCP common stock or cash upon consummation of the mergers, or, if not exchanged or converted at that time, the ARCT IV Special Limited Partner shall have the option to cause ARCP to acquire such ARCP OP Units for cash at any time during a 24 month period commencing on the date immediately after the date that is the two year anniversary of the date on which the ARCT IV Special Limited Partner was issued its interest in the ARCP OP (including the period it held its interest in the ARCT IV OP) for an amount equal to the “cash amount” (as defined in the ARCP OP Agreement) per ARCP OP Unit.

•	The parties agreed that the ARCT IV Advisory Agreement will be extended for a 60 day period following the closing date of the mergers.
•	The parties agreed that the ARCT IV Property Management Agreement will be extended for a 60 day period following the closing date of the mergers.

The preceding summary of the side letter is subject to, and qualified in its entirety by reference to, the full text of the ARCT IV side letter included as Exhibit 10.1 to this registration statement.

NO APPRAISAL RIGHTS

Holders of ARCT IV common stock may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, as permitted by the MGCL, ARCT IV’s charter provides that stockholders shall not be entitled to exercise any appraisal rights unless the ARCT IV Board, upon the affirmative vote of a majority of the board, shall determine that such rights apply. The ARCT IV Board has made no such determination.

Under the MGCL, the holders of ARCP common stock are not entitled to appraisal rights in connection with the merger because ARCP is not a party to the merger.

COMPARISON OF RIGHTS OF ARCP STOCKHOLDERS
AND ARCT IV STOCKHOLDERS

General

The rights of ARCT IV stockholders are governed by ARCT IV’s charter and bylaws and the MGCL, and the rights of ARCP stockholders are governed by ARCP’s charter and bylaws and the MGCL. As a result of the Merger, ARCT IV stockholders who receive shares of ARCP common stock as merger consideration will become stockholders of ARCP and, accordingly, their rights will be governed by ARCP’s charter and bylaws and the laws of the MGCL. The following is a summary of the material differences as of the date of this joint proxy statement/prospectus between the rights of ARCT IV stockholders and the rights of ARCP stockholders. These differences arise from differences between the respective charters and bylaws of ARCT IV and ARCP.

ARCP is a publicly traded REIT which maintains a charter and bylaws consistent with the MGCL. ARCT IV is a non-traded REIT which is subject to the registration requirements of state securities administrators and thus maintains a charter and bylaws consistent with the MGCL and the North American Securities Administrators Association Statement of Policy Regarding Real Estate Investment Trusts, or NASAA REIT Guidelines. Certain rights of ARCT IV stockholders are specifically tailored to meet the requirements set forth in the NASAA REIT Guidelines which may, in certain circumstances, differ from the rights granted to stockholders in accordance with the MGCL. Upon consummation of the merger, the rights provided for by the ARCT IV charter and bylaws that are consistent with the NASAA REIT Guidelines will no longer apply to former ARCT IV stockholders that become ARCP stockholders and the rights of such holders will solely reflect stockholder rights consistent with the MGCL.

Certain Differences Between the Rights of ARCP Stockholders and ARCT IV Stockholders

The following chart is only a summary of certain material differences between the rights of ARCP stockholders and ARCT IV stockholders and does not purport to be a complete description of all the differences. Please consult the MGCL and the respective charters and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of ARCP and ARCT IV for a more complete understanding of these differences.

ARCP	ARCT IV
Authorized Stock:
Pre-Merger and Post-Merger:	Pre-Merger:
ARCP is authorized to issue:	ARCT IV is authorized to issue:
750,000,000 shares of common stock, par value $0.01 per share, of which 185,193,886 were issued and outstanding as of July 19, 2013.	300,000,000 shares of common stock, par value $0.01 per share, of which 71,112,745 were issued and outstanding as of July 19, 2013.
10,000,000 shares of manager’s stock, par value $0.01 per share, of which none were issued and outstanding as of July 19, 2013.	50,000,000 shares of preferred stock, par value $0.01 per share, of which none were issued and outstanding as of July 19, 2013.
100,000,000 shares of preferred stock, par value $0.01 per share, of which 545,454 are classified as Series A Convertible Preferred Stock and were issued and outstanding as of July 19, 2013, 283,018 are classified as Series B Convertible Preferred Stock and were issued and outstanding as of July 19, 2013 and 28,398,213 of which are classified as Series C Convertible Preferred Stock and were issued and outstanding as of July 19, 2013.

ARCP	ARCT IV
Voting Rights:
Pre-Merger and Post-Merger:	Pre-Merger:
Special meetings of stockholders may be called by a majority of the board of directors, the chairman of the board, the chief executive officer and the president of ARCP and must be called by ARCP’s secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. There are no cumulative voting rights. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is necessary to take stockholder action, except that (i) a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director and (ii) charter amendments and certain extraordinary transactions, such as a merger, consolidation, sale of all or substantially all assets or dissolution, require approval of holders of a majority of the shares of stock entitled to vote on the matter.	Special meetings of stockholders may be called by a majority of the board of directors, a majority of the independent directors, the chairman of the board, the chief executive officer and the president of ARCT IV and must be called by ARCT IV’s secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than ten percent (10%) of all the votes entitled to be cast on such matter at such meeting. There are no cumulative voting rights. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is necessary to take stockholder action, other than (i) the election of directors, which requires the approval of holders of a majority of the shares of stock of ARCT IV entitled to vote who are present in person or by proxy at an annual meeting at which a quorum is present, and (ii) charter amendments and certain extraordinary transactions, such as a merger, consolidation, sale of all or substantially all assets or dissolution, require approval of holders of a majority of the shares of stock entitled to vote on the matter.
Number and Term of Directors:
Pre-Merger and Post-Merger:	Pre-Merger:
The number of directors on the ARCP Board shall not be less than the minimum number required by Maryland law and not greater than 15. The number of directors may be changed from time to time solely by a resolution adopted by the affirmative vote of a majority of the entire board of directors. At least a majority of the directors must be independent directors in accordance with the applicable listing standards of The NASDAQ Stock Market. Directors are elected at each annual meeting of stockholders and each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her death, retirement, resignation or removal.

Currently, there are seven directors on the ARCP Board.	The number of directors on the ARCT IV Board shall not be less than three and not greater than ten. The number of directors may be changed from time to time solely by the affirmative vote of a majority of the entire board of directors. At least a majority of the directors must be independent directors except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of each independent director's successor. Directors are elected at each annual meeting of stockholders and each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her death, retirement, resignation or removal.

Currently, there are five directors on the ARCT IV Board.

ARCP	ARCT IV
Removal of Directors:
Pre-Merger and Post-Merger:	Pre-Merger:
Any ARCP director, or the entire ARCP Board, may be removed from office at any time, with or without cause, by the affirmative vote of stockholders of ARCP entitled to cast not less than two-thirds of the shares of the votes entitled to be cast generally in the election of directors, subject to the rights of holders of any preferred stock to elect or remove such directors.	Any ARCT IV director or the entire ARCT IV Board may be removed from office, with or without cause, by the affirmative vote of the holders of not less than a majority of the shares of ARCT IV then outstanding and entitled to vote generally in the election of directors, subject to the rights of any preferred shares to elect or remove such directors.
Election of Directors:
Pre-Merger and Post-Merger:	Pre-Merger:
Directors are elected at the annual meeting of stockholders by the affirmative vote of a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present. The ARCP Board is not classified.	Directors are elected at the annual meeting of stockholders by the affirmative vote of the holders of a majority of the shares of stock of ARCT IV. The ARCT IV Board is not classified.
Filling Vacancies:
Pre-Merger and Post-Merger:	Pre-Merger:
Vacancies on the ARCP Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with Maryland law. When one or more directors shall resign effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.	Except as may be provided by the ARCT IV Board in setting the terms of any class or series of preferred stock, vacancies on the ARCT IV Board resulting from death, resignation or removal may be filled only by the affirmative vote of a majority of the remaining directors in office (even if less than a quorum). Vacancies on the ARCT IV Board resulting from an increase in the size of the board may be filled by the affirmative vote of a majority of the entire board. Each director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

ARCP	ARCT IV
Limits on Ownership and Transfer of Shares:
Pre-Merger and Post-Merger:	Pre-Merger:
Except with regard to persons exempted by the ARCP Board, no person shall beneficially or constructively own shares of ARCP in excess of 9.8% in value of the aggregate of ARCP’s outstanding shares of stock or 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of ARCP’s common stock. Shares owned by any person in excess of the foregoing limitation shall be automatically transferred to a charitable beneficiary, unless such transfer, for whatever reason, shall not prevent such person from exceeding the foregoing limitation, in which case the transfer of shares to that person shall be void ab initio. See “Description of ARCP Shares — Restrictions on Transfer and Ownership of Stock.”	Except with regard to persons exempted by the ARCT IV Board, no person shall beneficially or constructively own shares of ARCT IV in excess of 9.8% in value of the aggregate of ARCT IV’s outstanding shares of stock or 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of ARCT IV’s stock. Shares owned by any person in excess of the foregoing limitation shall be automatically transferred to a trust for the benefit of a charitable beneficiary, unless such transfer, for whatever reason, shall not prevent such person from exceeding the foregoing limitation, in which case the transfer of shares to that person shall be void ab initio.
Bylaws Amendments:
Pre-Merger and Post-Merger:	Pre-Merger:
The ARCP Board shall have the exclusive power to adopt, alter or repeal any provisions of the bylaws and to make bylaws. However, any amendment of ARCP’s bylaws affecting the voting rights of the ARCP Board in connection with ARCP’s consolidation, merger, sale of all or substantially all of its assets or engaging in a share exchange, including the requisite vote or percentage required to approve or take such action, must be approved by the affirmative vote of not less than two-thirds of the entire board.	The ARCT IV Board shall have the exclusive power to adopt, alter or repeal any provisions of the bylaws and to make bylaws.

ARCP	ARCT IV
State Anti-Takeover Statutes
Pre-Merger and Post Merger:	Pre-Merger:
Under Maryland law, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted by Maryland law, the ARCP Board has adopted a resolution exempting business combinations (1) between ARCP and any person, provided that such business combination is first approved by the ARCP Board (including a majority of directors who are not affiliates or associates of such person) and (2) between ARCP and its sponsor, its manager, its operating partnership or any of their respective affiliates.	Under Maryland law, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted by Maryland law, the ARCT IV Board has adopted a resolution exempting any business combination with its advisor or any affiliate of its advisor.

ARCP	ARCT IV
Under certain provisions of Maryland law, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders. Through provisions in its charter and bylaws unrelated to the foregoing provisions of Maryland law, ARCP (a) allows the number of directors to be fixed only by vote of the directors, provided that the number is not less than the minimum number required by Maryland law and not more than 15, (b) requires a two-thirds vote for the removal of a director and (c) requires that stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders make a written request before ARCP is required to call a special meeting on behalf of the stockholders to act on such matter.	Under certain provisions of Maryland law, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a special meeting of stockholders. ARCT IV (a) has elected in its charter to be subject to the statutory provision that any and all vacancies on the ARCT IV Board other than those resulting from the expired term of another director may be filled only by the affirmative vote of a majority of the remaining directors, and any director elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and (b) through provisions in its charter and bylaws unrelated to the foregoing provisions of Maryland law, allows the number of directors to be fixed only by vote of the directors, provided that the number is not less than three and not more than ten.
Inspection of Stockholder List
Pre-Merger and Post-Merger:	Pre-Merger:
Under Maryland law, stockholders of record of at least 5% of the outstanding stock of any class of ARCP for at least six months may present to any officer or resident agent of ARCP a written request for a list setting forth the name and address of each stockholder of ARCP and the number of shares of each class which such stockholder holds.	Pursuant to ARCT IV’s charter, an alphabetical list of the names, addresses and telephone numbers of ARCT IV’s stockholders, along with the number of shares of stock held by each of them, will be available for inspection by any stockholder or the stockholder’s designated agent upon request. A stockholder of ARCT IV may request a copy of the stockholder list in connection with matters relating to stockholder voting rights and the exercise of stockholder rights under federal proxy laws. ARCT IV may require the stockholder requesting the stockholder list to represent that the stockholder list is not requested for a commercial purpose unrelated to the stockholder’s interest in ARCT IV.

ARCP	ARCT IV
Tender Offers
Pre-Merger and Post-Merger:	Pre-Merger:
Tender offers are not restricted by ARCP’s charter or bylaws.	ARCT IV’s charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide ARCT IV notice of such tender offer at least ten business days before initiating the tender offer. If the offeror does not comply with the provisions set forth above, the non-complying offeror will be responsible for all of ARCT IV’s expenses in connection with that offeror’s noncompliance, and ARCT IV, in its sole discretion, will have the right to redeem the noncomplying offeror’s shares of stock and any shares of stock acquired in such tender offer, or the Tendered Shares, at a certain price as specified in ARCT IV’s charter. ARCT IV may purchase such Tendered Shares upon delivery to such offeror of the purchase price, and upon such delivery, ARCT IV may instruct any transfer agent to transfer such Tendered Shares to ARCT IV.
Distributions in Kind
Pre-Merger and Post-Merger:	Pre-Merger:
Distributions in kind are not restricted by ARCP’s charter or bylaws.	Pursuant to ARCT IV’s charter, distributions in kind are not permitted, except for (a) distributions of readily marketable securities or securities of ARCT IV, (b) distributions of beneficial interests in a liquidating trust established for ARCT IV’s dissolution and the liquidation of its assets in accordance with its charter or (c) distributions in which (i) the ARCT IV Board advises each stockholder of the risks associated with direct ownership of the property, (ii) the ARCT IV Board offers each stockholder the election of receiving such in-kind distributions and (iii) in-kind distributions are made only to those stockholders that accept such offer.

ARCP	ARCT IV
Roll-up Transactions
Pre-Merger and Post-Merger:	Pre-Merger:
Roll-up transactions are not restricted by ARCP’s charter or bylaws.	Under ARCT IV’s charter, a Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of ARCT IV and the issuance of securities of an entity (Roll-up Entity) that is created or would survive after the successful completion of a Roll-up Transaction. This term does not include (a) a transaction involving securities of a company that have been listed on a national securities exchange for at least 12 months; or (b) a transaction involving ARCT IV’s conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of ARCT IV’s existence, compensation to the ARCT IV Advisor or ARCT IV’s investment objectives.
In connection with any Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of ARCT IV’s assets must be obtained from a competent independent appraiser. ARCT IV’s assets must be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal must assume an orderly liquidation of assets over a 12-month period. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal must be filed with the SEC and the states as an exhibit to the registration statement for the offering. The terms of the engagement of the independent appraiser must clearly state that the engagement is for the benefit of ARCT IV and its stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to stockholders in connection with any proposed Roll-up Transaction.
In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to common stockholders who vote “no” on the proposal the choice of: (a) accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or (b) one of the following: (i) remaining as holders of ARCT IV’s stock and preserving their interests therein on the same terms and conditions as existed previously or (ii) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of ARCT IV’s net assets.

ARCP	ARCT IV
ARCT IV is prohibited from participating in any Roll-up Transaction: (a) that would result in the common stockholders having voting rights in a Roll-up Entity that are less than those provided in ARCT IV’s charter and bylaws; (b) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor; (c) in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in ARCT IV’s charter; or (d) in which any of the costs of the Roll-up Transaction would be borne by ARCT IV if the Roll-up Transaction is rejected by the common stockholders.
Duration
Pre-Merger and Post-Merger:	Pre-Merger:
ARCP will continue perpetually until dissolved in accordance with Maryland law.	If the ARCT IV Board has not determined to pursue a liquidity event by the sixth anniversary of the termination of ARCT IV’s initial public offering, the ARCT IV Board must adopt a resolution declaring that a proposed liquidation of ARCT IV is advisable on substantially the terms and conditions set forth in the resolution and directing that the proposed plan of liquidation be submitted for consideration by ARCT IV’s stockholders. However, the adoption of a plan of liquidation by the ARCT IV Board and the submission thereof to ARCT IV’s stockholders may be postponed if a majority of ARCT IV’s directors, including a majority of its independent directors, determines that a liquidation is not then in the best interests of its stockholders. If the adoption of a plan of liquidation and the submission thereof to ARCT IV’s stockholders is postponed, the ARCT IV Board must reconsider whether the liquidation is in the best interest of stockholders at least annually and further postponement will only be permitted if a majority of ARCT IV’s directors, including a majority of independent directors, again determines that a liquidation would not then be in the best interest of the stockholders. If the ARCT IV Board adopts a plan of liquidation and the stockholders do not approve it, ARCT IV will continue operating and, upon the written request of

ARCP	ARCT IV
ARCT IV’s stockholders owning in the aggregate not less than 10% of the then outstanding shares of ARCT IV common stock, the ARCT IV Board must resubmit the plan of liquidation for consideration by proxy statement to the stockholders up to once every two years. If the ARCT IV board of directors adopts a plan of liquidation and the ARCT IV stockholders approve the plan of liquidation, the ARCT IV Board must commence an orderly liquidation of ARCT IV’s assets pursuant to such plan. If listing occurs on or before the sixth anniversary of the termination of ARCT IV’s initial public offering, ARCT IV will continue perpetually unless dissolved pursuant to Maryland law.
Exculpation and Indemnification of Directors and Officers
Pre-Merger and Post-Merger:	Pre-Merger:
ARCP’s charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. ARCP’s charter also obligates ARCP, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of ARCP and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of ARCP and at the request of ARCP, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.	Subject to the limitations of Maryland law and to any additional limitations contained therein, ARCT IV’s charter limits directors’ and officers’ liability to ARCT IV and its stockholders for monetary damages and requires ARCT IV to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of ARCT IV and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (b) any individual who, while a director or officer of ARCT IV and at the request of ARCT IV, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (c) the ARCT IV Advisor of any of its affiliates acting as ARCT IV’s agent.

ARCP	ARCT IV
ARCT IV’s charter provides that ARCT IV may not indemnify its directors, its advisor or its advisor’s affiliates for losses or liability suffered by them or hold them harmless for losses or liability suffered by ARCT IV unless the following additional conditions are met: (a) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in ARCT IV’s best interests; (b) the person seeking indemnification was acting on ARCT IV’s behalf or performing services for ARCT IV; (c) the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct; and (d) the indemnification or agreement to hold harmless is recoverable only out of ARCT IV’s net assets and not from its stockholders.
In addition, ARCT IV may not indemnify its directors, its advisor or its advisor’s affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged material securities law violations; (b) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (c) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which ARCT IV’s securities were offered or sold as to indemnification for securities law violations.

ARCP	ARCT IV
Finally, ARCT IV’s charter provides that ARCT IV may pay or reimburse reasonable legal expenses and other costs incurred by its directors, its advisor or its advisor’s affiliates in advance of final disposition of a proceeding only if all of the following conditions are satisfied: (a) the legal action relates to acts or omissions relating to the performance of duties or services for ARCT IV or on ARCT IV’s behalf by the person seeking indemnification; (b) the legal action is initiated by a third party who is not an ARCT IV stockholder or the legal action is initiated by an ARCT IV stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; (c) the person seeking indemnification provides ARCT IV with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by ARCT IV as authorized in the ARCT IV charter; and (d) the person seeking indemnification undertakes in writing to repay ARCT IV the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

Copies of the charters and bylaws of ARCP and ARCT IV are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information; Incorporation By Reference.”

STOCKHOLDER PROPOSALS

ARCP 2014 Annual Stockholder Meeting and Stockholder Proposals

The 2014 annual meeting of ARCP stockholders will be held on or about June 3, 2014. In order for stockholder proposals to be properly submitted for presentation at the 2013 annual meeting of stockholders, ARCP’s secretary must receive written notice of the proposal at its principal executive offices during the period beginning at 5:00 p.m., Eastern Time, on December 1, 2013 and ending at 5:00 p.m., Eastern Time, on December 31, 2013. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals and the notice and other requirements set forth in ARCP’s bylaws.

ARCT IV 2014 Annual Stockholder Meeting and Stockholder Proposals

If the mergers are completed on the expected timetable, ARCT IV does not intend to hold a 2014 annual meeting of its stockholders. However, if the merger is not completed, or if ARCT IV is otherwise required to do so under applicable law, ARCT IV would hold a 2014 annual meeting of stockholders. For a stockholder proposal to be properly submitted for presentation at the 2014 annual meeting of stockholders, if it is held, ARCT IV’s secretary must receive written notice of the proposal at its principal executive offices during the period beginning at 5:00 p.m., Eastern Time, on December 1, 2013 and ending at 5:00 p.m., Eastern Time, on December 31, 2013. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals and the notice and other requirements set forth in ARCT IV’s bylaws.

LEGAL MATTERS

The material U.S. federal income tax consequences of the merger as described in “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger — Material U.S. Federal Income Tax Consequences of the Merger” will be passed on by Duane Morris LLP, special M&A legal counsel to ARCP, and Weil, Gotshal & Manges LLP, special M&A legal counsel to ARCT IV. Certain U.S. federal income tax matters described in “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of Owning and Disposing of ARCP Common Stock” will be passed on by Proskauer Rose LLP, general tax counsel to ARCP and ARCT IV. Certain matters of Maryland law, including the validity of the shares of ARCP to be issued in the merger, will be passed upon for ARCP by Venable LLP.

EXPERTS

The audited consolidated financial statements, schedule, and management’s assessment of the effectiveness of internal control over financial reporting of American Realty Capital Properties, Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The audited consolidated financial statements and schedule of American Realty Capital Trust IV, Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The audited consolidated financial statements, the related financial statement schedules and the effectiveness of internal control over financial reporting of CapLease, Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of McGladrey LLP (formerly McGladrey & Pullen, LLP), independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The Historical Summary of the GE Capital Portfolio included in the June 7, 2013 Current Report of American Realty Capital Properties, Inc. on Form 8-K/A incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The Historical Summary of the GE Capital Portfolio included in the July 15, 2013 Current Report of American Realty Capital Trust IV, Inc. on Form 8-K/A incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

ARCP and ARCT IV file reports and other information with the SEC. ARCP stockholders and ARCT IV stockholders may read and copy these reports, statements or other information filed by ARCP and ARCT IV at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including ARCP and ARCT IV, who file electronically with the SEC. The address of that site is http://www.sec.gov.

ARCP has filed this registration statement on Form S-4 to register with the SEC the shares of ARCP common stock to be issued to ARCT IV stockholders pursuant to the merger agreement. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of ARCP, in addition to being a proxy statement of ARCP for its special meeting and of ARCT IV for its special meeting. This registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about ARCP and ARCT IV. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information ARCP stockholders and ARCT IV stockholders can find in this registration statement or the exhibits to this registration statement.

The SEC allows ARCP to “incorporate by reference” information into this joint proxy statement/prospectus. This means that ARCP can disclose important information to ARCP stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that ARCP has previously filed with the SEC prior to the filing of this registration statement. They contain important information about ARCP and the financial condition of ARCP.

ARCP SEC Filings (File No. 001-35263)	Period and/or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2012
Quarterly Report on Form 10-Q	Quarter ended March 31, 2013

ARCP SEC Filings (File No. 001-35263)	Period and/or Date Filed
Current Reports on Form 8-K	January 3, 2013, January 8, 2013, January 14, 2013, January 17, 2013, January 22, 2013 (three filings on this date), January 24, 2013, January 28, 2013, January 29, 2013, February 1, 2013, February 7, 2013, February 12, 2013, February 14, 2013, February 15, 2013 (two filings on this date), February 21, 2013, February 26, 2013 (two filings on this date), February 28, 2013 (three filings on this date), March 1, 2013 (two filings on this date), March 6, 2013, March 7, 2013, March 8, 2013, March 15, 2013, March 18, 2013 (two filings on this date), March 20, 2013, March 21, 2013, March 22, 2013, March 26, 2013, March 27, 2013 (two filings on this date), April 2, 2013, April 5, 2013, April 8, 2013, April 11, 2013, April 16, 2013, April 19, 2013, April 23, 2013, April 25, 2013, April 26, 2013, May 2, 2013, May 6, 2013, May 8, 2013, May 15, 2013, May 28, 2013 (three filings on this date), May 30, 2013, May 31, 2013 (two filings on this date), June 4, 2013, June 5, 2013, June 7, 2013, June 10, 2013 (two filings on this date), June 12, 2013, June 14, 2013 (two filings on this date), June 17, 2013, July 2, 2013 (two filings on this date), July 5, 2013, July 8, 2013, July 9, 2013, July 16, 2013 and July 18, 2013
Definitive Proxy Statement on Schedule 14A	Filed on April 30, 2013
Description of ARCP capital stock included in its Registration Statement on Form 8-A, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions.	Filed on August 1, 2011

In addition, ARCP incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of this registration statement and between the date of this joint proxy statement/prospectus and the dates of ARCP’s special stockholder meeting and ARCT IV’s special stockholder meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

ARCP also incorporates by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

ARCP has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to ARCP and Merger Sub, and ARCT IV has supplied all information contained in this joint proxy statement/prospectus relating to ARCT IV.

Documents incorporated by reference are available to ARCP stockholders, and copies of annual, quarterly and current reports, proxy statements and other information required to be filed with the SEC by ARCT IV are available to ARCT IV stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. ARCP stockholders and ARCT IV stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

If you are an ARCP stockholder:

American Realty Capital Properties, Inc.
Attention: Corporate Secretary
405 Park Avenue, 15th Floor
New York, New York 10022
(212) 415-6500
www.arcpreit.com

If you are an ARCT IV stockholder:

American Realty Capital Trust IV, Inc.
Attention: Secretary
405 Park Avenue, 15th Floor
New York, New York 10022
(212) 415-6500
www.arct-4.com

or

American National Stock Transfer, LLC
405 Park Avenue, Concourse Level
New York, New York 10022
(877) 373-2522

In order for ARCP stockholders and ARCT IV stockholders to receive timely delivery of the requested documents in advance of ARCP’s special stockholder meeting and ARCT IV’s special stockholder meeting, ARCP or ARCT IV, as applicable, should receive such request by no later than            , 2013.

If you have any questions about the merger or how to authorize your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Boston Financial or ANST, ARCP’s and ARCT IV’s proxy solicitors, at the following addresses and telephone numbers:

Boston Financial Data Services, Inc. 30 Dan Road Canton, Massachusetts 02021 For Questions, ARCP Stockholders May Call: (855) 800-9421 For Questions, Brokers and Banks May Also Call: (855) 800-9421	American National Stock Transfer, LLC 405 Park Avenue, Concourse Level New York, New York 10022 For Questions, ARCT IV Stockholders May Call: (877) 373-2522

To Vote Toll Free, both ARCP and ARCT IV Stockholders May Call: (866) 977-7699

ARCP stockholders and ARCT IV stockholders also may obtain these documents at the SEC’s website, http://www.sec.gov, and may obtain certain of these documents at ARCP’s website, www.arcpreit.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at ARCT IV’s website, www.arct-4.com, by selecting “Investor Relations” and then selecting “SEC Filings.” Information not filed with the SEC, but contained on ARCP’s and ARCT IV’s websites, is expressly not incorporated by reference into this joint proxy statement/prospectus.

ARCP and ARCT IV are not incorporating the contents of the websites of the SEC, ARCP, ARCT IV or any other person into this joint proxy statement/prospectus. ARCP and ARCT IV are providing only the information about how to obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for the convenience of ARCP stockholders and ARCT IV stockholders.

ARCP and ARCT IV have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

AMERICAN REALTY CAPITAL PROPERTIES, INC.,

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.,

THUNDER ACQUISITION, LLC,

AMERICAN REALTY CAPITAL TRUST IV, INC.

And

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP IV, L.P.

Dated as of July 1, 2013

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2013 (this “Agreement”), is made by and among American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Parent (the “Parent Operating Partnership”), Thunder Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), American Realty Capital Trust IV, Inc., a Maryland corporation (the “Company”), and American Realty Capital Operating Partnership IV, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Company Operating Partnership”).

WITNESSETH:

WHEREAS, the Company is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Company Operating Partnership and is the sole general partner of the Company Operating Partnership;

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Parent Operating Partnership and is the sole general partner of the Parent Operating Partnership;

WHEREAS, the parties hereto wish to effect a business combination transaction in which (i) the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock, $0.01 par value per share (the “Company Common Stock”), of the Company will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the DLLCA, and (ii) the Company Operating Partnership will be merged with and into the Parent Operating Partnership, with the Parent Operating Partnership being the surviving entity (the “Partnership Merger” and together with the Merger, the “Mergers”), and each outstanding Company Partnership Unit will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;

WHEREAS, the Company Board and the Parent Board have each separately approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Company, as the sole general partner of the Company Operating Partnership, and Parent, as the sole general partner of the Parent Operating Partnership, have each separately approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Company Board has directed that the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders and has resolved to recommend that the Company’s stockholders vote to approve the Merger and, to the extent stockholder approval is required, the other transactions contemplated by this Agreement;

WHEREAS, the Parent Board has directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted for consideration at a meeting of Parent’s stockholders and has resolved to recommend that Parent’s stockholders vote to approve such issuance;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with the Surviving Partnership as the continuation of the Parent Operating Partnership and the termination of the Company Operating Partnership; and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Company and the other Company Entities than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall expressly permit any Company Entity’s compliance with any provision of this Agreement, and shall not contain any provision that adversely affects the rights of the Company Entity thereunder upon compliance by the Company Entity with any provision of this Agreement.

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agent” shall mean Regions Bank, N.A. (or such other bank acting as administrative agent), as Administrative Agent under the Revolving Credit Agreement.

“Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Class B Unit” shall mean a Company Partnership Unit designated by the Company Operating Partnership as a Class B Unit under the Company Partnership Agreement.

“Company Entities” means the Company and the other Company Subsidiaries, including the Company Operating Partnership.

“Company Expense Amount” shall mean $5,000,000.00.

“Company GP Unit” shall mean a Company Partnership Unit designated by the Company Operating Partnership as a GP Unit under the Company Partnership Agreement.

“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company Parties to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the net asset value of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be otherwise taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Company Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

“Company Option” shall mean any option to purchase shares of Company Common Stock.

“Company OP Unit” shall mean a Company Partnership Unit designated by the Company Operating Partnership as an OP Unit under the Company Partnership Agreement.

“Company Parties” means the Company and the Company Operating Partnership.

“Company Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, dated as of November 12, 2012, as amended, modified or supplemented from time to time.

“Company Partnership Unit” shall have the same meaning as Partnership Unit as set forth in the Company Partnership Agreement.

“Company Restricted Stock” shall mean any shares of Company Common Stock granted pursuant to the Company’s Employee and Director Incentive Restricted Share Plan which are subject to restrictions on transfer and/or forfeiture.

“Company Restricted Stock Plan” shall mean the Company’s Employee and Director Incentive Restricted Share Plan.

“Company Stockholder Meeting” shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” shall mean the Company Operating Partnership and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) the Company and/or the Company Operating Partnership directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) the Company and/or any Person that is a Company Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Company Subsidiary”

is a general partner, manager, managing member, trustee, director or the equivalent, or (c) the Company and/or the Company Operating Partnership, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Confidentiality Agreement” shall mean the letter agreement, dated June 13, 2013, as amended from time to time, between the Company and Parent.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Converted Company Units” shall mean (a) any Company OP Units issued upon the conversion of Company Class B Units in accordance with the terms of the Company Partnership Agreement and (b) any Company OP Units issued upon contribution by the Special Limited Partner of its Special Limited Partner Interest in accordance with the terms of the Company Partnership Agreement.

“Credit Agreement” shall mean the Credit Agreement, dated as of February 14, 2013, among American Realty Capital Operating Partnership III, L.P., American Realty Capital Trust III, Inc., Wells Fargo Bank, National Association, RBS Citizens, N.A., and Regions Bank, Capital One, N.A. and JPMorgan Chase Bank, N.A. and the other lenders party thereto, including any amendments, restatements, supplements or other modifications thereto and any agreement entered into in connection with any replacement or refinancing of the Credit Agreement.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.

“DRULPA” shall mean the Delaware Revised Uniform Partnership Act, as amended.

“Environmental Law” shall mean any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean:

(a)	if the Parent Market Price is equal to or greater than $14.94, then 2.05; and
(b)	if the Parent Market Price is less than $14.94, then the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by the Parent Market Price.

“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body).

“Hazardous Substances” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnitee” shall mean any individual who, at or prior to the Effective Time, was an officer, director, partner, member, trustee or agent of the Company or served on behalf of the Company as an officer, director, partner, member or trustee of any of the Company Subsidiaries.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“knowledge” shall mean the actual knowledge of the following officers and employees of the Company Parties and Parent Parties, as applicable, after inquiry reasonable under the circumstances: (i) for any of the Company Parties: each person identified as an executive officer of the Company in the Company’s 2013 Proxy Statement; and (ii) for any of the Parent Parties: each person identified as an executive officer of Parent in Parent’s 2013 Proxy Statement.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“MGCL” shall mean the Maryland General Corporation Law.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Parent Class B Unit” shall mean a Parent Partnership Unit designated by the Parent Operating Partnership as a Class B Unit under the Parent Partnership Agreement.

“Parent Entities” means Parent and the Parent Subsidiaries, including Merger Sub and the Parent Operating Partnership.

“Parent Expense Amount” shall mean $5,000,000.00.

“Parent Market Price” shall mean the volume weighted average closing sale price of a share of the Parent Common Stock over the five (5) consecutive trading days ending the trading day immediately prior to the Closing Date on the NASDAQ, as reported in The Wall Street Journal.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Parent and the Parent Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parent Parties to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of any Parent Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry in the United States, and in the case of clause (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

“Parent OP Unit” shall mean a Parent Partnership Unit designated by the Parent Operating Partnership as an OP Unit under the Parent Partnership Agreement.

“Parent Parties” means Parent, Merger Sub and the Parent Operating Partnership.

“Parent Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Parent Operating Partnership, dated as of February 28, 2013, as amended, modified or supplemented from time to time.

“Parent Partnership Unit” shall have the same meaning as Partnership Unit as set forth in the Parent Partnership Agreement.

“Parent Stockholder Meeting” shall mean the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

“Parent Subsidiary” shall mean the Parent Operating Partnership and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Parent and/or the Parent Operating

Partnership directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Parent and/or the Parent Operating Partnership, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Per Share Cash Amount” shall mean $30.00.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Revolving Credit Agreement” shall mean the Credit Agreement to be entered into by and among the Company, the Agent and the other parties thereto, as amended, modified or supplemented from time to time.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Special Limited Partner” shall mean the special limited partner of the Company Operating Partnership.

“Special Limited Partner Interest” shall have the meaning set forth in the Company Partnership Agreement.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, gross income, property, sales, use, transfer, capital stock, escheat, payroll, employment, unemployment, alternative or add on minimum, estimated and net worth, and taxes in the nature of excise, withholding, backup withholding and value added taxes, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person (including pursuant to Treasury Regulations Section 1.1502-6 and any similar provision under applicable Law).

“Tax Return” shall mean any return, report or similar statement, together with any attached exhibit or schedule that is provided or required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Termination Fee” shall mean $20,000,000.00.

“Termination Payment” shall mean the Parent Expense Amount or the sum of the Termination Fee and the Parent Expense Amount, as applicable based on what is payable pursuant to Section 8.3.

“Third Party” shall mean any Person or group of Persons other than Parent, Merger Sub and their respective Affiliates.

(b) The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acceptable Confidentiality Agreement	Section 1.1(a)
Acquisition Proposal	Section 6.5(h)(i)
Action	Section 1.1(a)
Adverse Recommendation Change	Section 6.5(d)
Affiliate	Section 1.1(a)
Agent	Section 1.1(a)
Alternative Acquisition Agreement	Section 6.5(d)
Alternative Stock Consideration	Section 1.1(a)
Agreement	Preamble
Articles of Merger	Section 2.3(a)
BAML	Section 4.19
Benefit Plan	Section 1.1(a)
Book-Entry Share	Section 3.1(c)
Business Day	Section 1.1(a)
Cash Consideration	Section 3.1(a)(ii)(1)
Cash Conversion Number	Section 3.2(a)
Cash Election	Section 3.1(a)(ii)(1)
Cash Election Number	Section 3.2(b)(i)
Cash Election Shares	Section 3.1(a)(ii)(1)
Certificate	Section 3.1(c)
Certificate of Merger	Section 2.3(a)
Citi	Section 5.19
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(a)
Company	Preamble
Company Board	Section 4.4(a)
Company Bylaws	Section 4.2
Company Charter	Section 4.2
Company Class B Unit	Section 1.1(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Entities	Section 1.1(a)
Company Expense Amount	Section 1.1(a)
Company GP Unit	Section 1.1(a)
Company Insurance Policies	Section 4.18
Company Leases	Section 4.16(e)
Company Material Adverse Effect	Section 1.1(a)
Company Material Contract	Section 4.12(a)
Company Operating Partnership	Preamble
Company Option	Section 1.1(a)
Company OP Unit	Section 1.1(a)
Company Parties	Section 1.1(a)
Company Partnership Agreement	Section 1.1(a)
Company Partnership Unit	Section 1.1(a)
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)
Company Preferred Stock	Section 4.3(a)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company Recommendation	Section 4.4(a)

Company Restricted Stock	Section 1.1(a)
Company Restricted Stock Plan	Section 1.1(a)
Company SEC Filings	Section 4.7(a)
Company Stockholder Approval	Section 4.21
Company Stockholder Meeting	Section 1.1(a)
Company Subsidiary	Section 1.1(a)
Company Subsidiary Partnership	Section 4.17(h)
Company Tax Protection Agreements	Section 4.17(h)
Company Tax Representation Letter	Section 6.1(b)
Company Title Insurance Policies	Section 4.16(g)
Company Title Insurance Policy	Section 4.16(g)
Confidentiality Agreement	Section 1.1(a)
control	Section 1.1(a)
Converted Company Units	Section 1.1(a)
Credit Agreement	Section 1.1(a)
D&O Insurance	Section 6.9(c)
Delaware Secretary	Section 1.1(a)
DLLCA	Section 1.1(a)
DRULPA	Section 1.1(a)
Effective Time	Section 2.3(a)
Election	Section 3.3(a)
Election Deadline	Section 3.3(d)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.3(d)
Exchange Agent Agreement	Section 3.3(d)
Exchange Fund	Section 3.4
Exchange Ratio	Section 1.1(a)
Expenses	Section 1.1(a)
Form of Election	Section 3.3(b)
Form S-4	Section 4.5(b)
GAAP	Section 1.1(a)
Governmental Authority	Section 1.1(a)
Hazardous Substances	Section 1.1(a)
Holder	Section 3.3
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Inquiry	Section 6.5(a)
Intellectual Property	Section 1.1(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
Joint Proxy Statement	Section 4.5(b)
knowledge	Section 1.1(a)
Law	Section 1.1(a)
Lien	Section 1.1(a)
MD Courts	Section 9.11(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Mergers	Recitals

Merger Sub	Preamble
Merger Sub Interests	Section 3.1(d)
MGCL	Section 1.1(a)
NASDAQ	Section 1.1(a)
Non-Electing Shares	Section 3.1(a)(ii)(3)
Notice of Adverse Recommendation Change	Section 6.5(e)
Order	Section 1.1(a)
Other Company Subsidiary	Section 4.1(c)
Other Parent Subsidiary	Section 5.1(d)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Board	Section 5.4(a)
Parent Bylaws	Section 5.2
Parent Charter	Section 5.2
Parent Class B Unit	Section 1.1(a)
Parent Common Stock	Section 3.1(a)(ii)(2)
Parent Disclosure Letter	Article V
Parent Entities	Section 1.1(a)
Parent Expense Amount	Section 1.1(a)
Parent Insurance Policies	Section 5.18
Parent Lease	Section 5.16(e)
Parent Market Price	Section 1.1(a)
Parent Material Adverse Effect	Section 1.1(a)
Parent Material Contract	Section 5.12(a)
Parent Operating Partnership	Preamble
Parent OP Unit	Section 1.1(a)
Parent Parties	Section 1.1(a)
Parent Partnership Agreement	Section 1.1(a)
Parent Partnership Unit	Section 1.1(a)
Parent Permits	Section 5.6(a)
Parent Permitted Liens	Section 5.16(b)
Parent Preferred Stock	Section 5.3(a)
Parent Properties	Section 5.16(a)
Parent Property	Section 5.16(a)
Parent SEC Filings	Section 5.7(a)
Parent Stock	Section 5.3(a)
Parent Stock Plans	Section 5.3(a)
Parent Stockholder Approval	Section 5.20
Parent Stockholder Meeting	Section 1.1(a)
Parent Subsidiary	Section 1.1(a)
Parent Subsidiary Partnership	Section 5.17(h)
Parent Tax Protection Agreements	Section 5.17(h)
Parent Tax Representation Letter	Section 6.2(b)
Parent Title Insurance Policies	Section 5.16(g)
Parent Title Insurance Policy	Section 5.16(g)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)
Partnership Merger Effective Time	Section 2.3(b)
Per Share Cash Amount	Section 1.1(a)
Person	Section 1.1(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 8.3(d)

RCS	Section 4.22
REIT	Section 4.17(b)
Relevant Company Partnership Interest	Section 4.17(h)
Relevant Parent Partnership Interest	Section 5.17(h)
Representative	Section 1.1(a)
Revolving Credit Agreement	Section 1.1(a)
Sarbanes-Oxley Act	Section 1.1(a)
SDAT	Section 2.3(a)
SEC	Section 1.1(a)
Section 6.2(c) Board Consent	Section 6.2(c)
Securities Act	Section 1.1(a)
Series A Preferred Stock	Section 5.3(a)
Series B Preferred Stock	Section 5.3(a)
Series C Preferred Stock	Section 5.3(a)
Special Limited Partner	Section 1.1(a)
Special Limited Partner Interest	Section 1.1(a)
Specified Company Leases	Section 4.16(f)
Specified Parent Leases	Section 5.16(f)
Stock Consideration	Section 3.1(a)(ii)(2)
Stock Election	Section 3.1(a)(ii)(2)
Stock Election Shares	Section 3.1(a)(ii)(2)
Superior Proposal	Section 6.5(h)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Tax	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxable REIT Subsidiary	Section 4.1(c)
Taxes	Section 1.1(a)
Termination Fee	Section 1.1(a)
Termination Payee	Section 8.3(d)
Termination Payment	Section 1.1(a)
Termination Payor	Section 8.3(d)
Third Party	Section 1.1(a)
Transfer Taxes	Section 8.7

ARTICLE II

THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Thunder Acquisition, LLC” as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the MGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

(b) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, the Company Operating Partnership shall be merged with and into the Parent Operating Partnership, whereupon the separate existence of the Company Operating Partnership shall cease, and the Parent Operating Partnership shall continue under the name “ARC Properties Operating Partnership, L.P.” as the surviving entity in the Partnership Merger (the “Surviving Partnership”)

and shall be governed by the laws of the State of Delaware. The Partnership Merger shall have the effects specified in the DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Partnership shall possess all properties, rights, privileges, powers and franchises of the Company Operating Partnership, and all of the claims, obligations, liabilities, debts and duties of the Company Operating Partnership shall become the claims, obligations, liabilities, debts and duties of the Surviving Partnership (including the obligations of the Company Operating Partnership under the Company Partnership Agreement).

Section 2.2 Closing.  The closing of the Mergers (the “Closing”) shall occur at 10:00 a.m. (Eastern time), on the third (3rd) Business Day after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall take place at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania, 19103, or at such other place as agreed to by the parties hereto.

Section 2.3 Effective Time.

(a) Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or DLLCA in connection with the Merger. The Merger shall become effective at the later of the time the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such other date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”) it being understood and agreed that the parties shall cause the Effective Time to occur on the Closing Date and prior to the Partnership Merger Effective Time.

(b) Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company Operating Partnership and the Parent Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DRULPA and (ii) make any other filings, recordings or publications required to be made by the Company Operating Partnership or the Parent Operating Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at such time as the Partnership Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such other date and time (not to exceed thirty (30) days from the date the Partnership Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company Operating Partnership and the Parent Operating Partnership and specified in the Partnership Certificate of Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”), it being understood and agreed that the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Effective Time.

(c) If the consummation of the Merger prior to the consummation of the Partnership Merger (and, therefore, the Effective Time occurring prior to the Partnership Merger Effective Time), as is contemplated by this Agreement, would cause any of the parties to incur a materially greater amount of Transfer Taxes than would be incurred if the Merger were consummated following the consummation of the Partnership Merger (and, therefore, if the Effective Time were to occur following the Partnership Merger Effective Time), then, notwithstanding anything in this Agreement to the contrary, and with the written consent of Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the timing of the consummation of the Merger and Partnership Merger shall be re-ordered so that the Merger shall occur and be consummated following the consummation of the Partnership Merger (and, therefore, the Effective Time will occur following the Partnership Merger Effective Time).

Section 2.4 Organizational Documents of the Surviving Entity and the Surviving Partnership.  Subject to Section 6.9, at the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement. At the Partnership Merger Effective Time, the certificate of limited partnership of the Parent Operating Partnership and the Parent Partnership Agreement, each as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership and limited partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of limited partnership and partnership agreement.

Section 2.5 Tax Consequences.  It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code. It is further intended for U.S. federal income tax purposes that the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with the Surviving Partnership as the continuation of the Parent Operating Partnership and the termination of the Company Operating Partnership.

Section 2.6 Subsequent Actions.

(a) If at any time after the Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the members, officers and managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

(b) If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of the Company Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the general partner(s) of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE III

EFFECT OF THE MERGERS

Section 3.1 Effect of the Mergers.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(ii) Subject to Section 3.1(e) and 3.2, each share of Company Common Stock (including each share of Company Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a)(i)) shall be cancelled and converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 3.3, into the right to receive the following consideration (collectively, the “Merger Consideration”), in each case without interest:

(1)	for each share of Company Common Stock (including each share of Company Restricted Stock) with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to this Article III (a “Cash Election”), the right to receive in cash from Parent an amount (the “Cash Consideration”) equal to the Per Share Cash Amount (such shares collectively, the “Cash Election Shares”), subject to Section 3.2(b);
(2)	for each share of Company Common Stock (including each share of Company Restricted Stock) with respect to which an election to receive validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) has been effectively made and not revoked or deemed revoked pursuant to this Article III (a “Stock Election” and such shares collectively, the “Stock Election Shares”) or which is otherwise to receive shares of Parent Common Stock in accordance with the terms of this Agreement, the right to receive from Parent, in Parent’s discretion, either (A) a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”) or (B) subject to Section 6.10, only if the Parent Market Price is less than $14.94, 2.05 shares of Parent Common Stock and an amount in cash equal to (i) the excess of the Exchange Ratio over 2.05, multiplied by (ii) the Parent Market Price (the “Alternative Stock Consideration”); provided, however, if Parent elects to pay the Alternative Stock Consideration with respect to any Stock Election Shares, Parent will be required to pay the Alternative Stock Consideration with respect to all Stock Election Shares and shall notify the Company of such election and the amount of the Alternative Stock Consideration as soon as reasonably practicable and, in any event, at least one (1) day prior to the Closing; and
(3)	for each share of Company Common Stock (including each share of Company Restricted Stock) other than Cash Election Shares and Stock Election Shares (collectively, the “Non-Electing Shares”), the right to receive from Parent such Stock Consideration or Alternative Stock Consideration as the case may be.

(b) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of Company Partnership Units or Parent Partnership Units, each Company OP Unit (including each Converted Company Unit) and each Company GP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into a number of validly issued Parent OP Units equal to the Exchange Ratio (the “Partnership Merger Consideration”). At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of Company Class B Units, each issued and outstanding Company Class B Unit that was not converted into Company OP Units immediately prior to the Partnership Merger Effective Time shall automatically be converted into a number of validly issued Parent Class B Units equal to the Exchange Ratio. The general partnership interest of the Parent Operating Partnership shall remain outstanding and constitute the only general partnership interest in the Surviving Partnership, and the Parent OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding.

(c) All shares of Company Common Stock (including all shares of Company Restricted Stock), when so converted pursuant to Section 3.1(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.14, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a)(ii), together with the amounts, if any, payable pursuant to Section 3.7.

(d) All membership interests of Merger Sub (the “Merger Sub Interests”), issued and outstanding immediately prior to the Effective Time shall remain as the only membership interests of the Surviving Entity.

(e) Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii) and Section 6.1(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company or the Company Operating Partnership should split, combine or otherwise reclassify the Company Common Stock, the Company GP Units or Company OP Units, or make a dividend or other distribution in shares of Company Common Stock, Company GP Units or Company OP Units (including any dividend or other distribution of securities convertible into Company Common Stock, Company GP Units or Company OP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parent Parties hereunder), the Merger Consideration or Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(c)(ii) and Section 6.2(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent or the Parent Operating Partnership should split, combine or otherwise reclassify the Parent Common Stock or Parent OP Units, or make a distribution in shares of Parent Common Stock or Parent OP Units (including any dividend or other distribution of securities convertible into Parent Common Stock or Parent OP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration or Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect any such change.

Section 3.2 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the maximum number of shares of Company Common Stock (including Company Restricted Stock) that may be converted into the right to receive the Cash Consideration (which does not include the cash portion of the Alternative Stock Consideration) pursuant to Section 3.2(b)(ii) (the “Cash Conversion Number”) shall be equal to the product (rounded down to the nearest whole share) of twenty-five percent (25%) times the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. All other shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Restricted Stock, but other than shares of Company Common Stock to be cancelled as provided in Section 3.1(a)(i)) shall be converted into the right to receive the Stock Consideration or the Alternative Stock Consideration (including the cash portion of the Alternative Stock Consideration).

(b) Within five (5) Business Days after the Effective Time, Parent shall instruct the Exchange Agent to effect the allocation among former holders of Company Common Stock (including Company Restricted Stock) of rights to receive the Cash Consideration, the Stock Consideration and the Alternative Stock Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock (including Company Restricted Stock) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive the Stock Consideration or Alternative Stock Consideration, as the case may be, and Cash Election Shares held by such holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.2(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration or Alternative Stock Consideration, as the case may be; and

(ii) If the Cash Election Number is less than or equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Electing Shares and Stock Election Shares shall be converted into the right to receive the Stock Consideration or Alternative Stock Consideration, as the case may be.

Section 3.3 Election Procedures.  Each holder of record of shares of Company Common Stock (including Company Restricted Stock) issued and outstanding immediately prior to the Effective Time

(a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.3 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”), which shall be mailed by the Company to record holders of Company Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) The Company shall mail or cause to be mailed the Form of Election to record holders of Common Stock as of the record date for the Company Stockholder Meeting not less than twenty (20) Business Days prior to the anticipated Election Deadline and shall use reasonable best efforts to make available as promptly as possible a Form of Election to all persons who become holders of shares of Common Stock during the period following the record date for the Company Stockholder Meeting and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to Company stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by the Company and Parent, “ Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (i) the date immediately prior to the Company Stockholder Meeting and (ii) the date that Parent and the Company shall agree is five (5) Business Days prior to the expected Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. If the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed and the Company and Parent shall cooperate to promptly publicly announce such rescheduled Election Deadline and Closing.

(e) Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article III. Subject to the terms of the Exchange Agent Agreement, if Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(f) Subject to the terms of the Exchange Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, (ii) the issuance and delivery of certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

Section 3.4 Deposit of Merger Consideration.  Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, at the Effective Time, for exchange in accordance with this Article III, (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(a) equal to the aggregate Stock Consideration or stock portion of the Alternative Stock Consideration, as may be applicable, and (ii) immediately available funds equal to the aggregate Cash Consideration and the cash portion of the Alternative Stock Consideration, if any (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.14) (collectively, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration and the cash portion of the Alternative Stock Consideration, if any, and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

Section 3.5 Delivery of Merger Consideration.  As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which, to the extent Stock Consideration or the stock portion of the Alternative Stock Consideration, as may be applicable, shall be in non-certificated book-entry form) in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

Section 3.6 Share Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 3.7 Dividends with Respect to Parent Common Stock.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.8 Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

Section 3.9 No Liability.  None of Parent, Merger Sub, the Company, the Parent Operating Partnership, the Company Operating Partnership, the Surviving Entity, the Surviving Partnership or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.10 Equity Awards.

(a) Company Restricted Stock.  Immediately prior to the Effective Time, any then-outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing). All shares of Company Common Stock then-outstanding as a result of the full vesting of the shares of Company Restricted Stock and the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(b) Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 3.10.

Section 3.11 Withholding Rights.  Each and any Parent Party, Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Partnership Merger Consideration and/or, otherwise, any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as such Parent Party, Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by a Parent Party, a Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Parent Party, the Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable.

Section 3.12 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.13 Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.14 Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive (aggregating for this purpose all the shares of Parent Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (a) such fractional part of a share of Parent Common Stock, multiplied by (b) the per share closing price of Parent Common Stock on the Closing Date on the NASDAQ, as reported in The Wall Street Journal.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company Parties and delivered by the Company Parties to the Parent Parties in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), or (b) as disclosed in publicly available Company SEC Filings, filed with, or furnished to, as applicable, the SEC on or after March 22, 2012 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Company Parties hereby, jointly and severally, represent and warrant to the Parent Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except, with respect only to each Company Subsidiary that would not constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company

Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and each other corporate or non-corporate subsidiary in which the Company owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Company Subsidiary”), including a list of each Company Subsidiary or Other Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary and each Other Company Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes), directly or indirectly, by the Company in and to each Company Subsidiary and each Other Company Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes) by any Person other than the Company or a Company Subsidiary in each Company Subsidiary and, to the knowledge of the Company, each Other Company Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary and, to the knowledge of the Company, each Other Company Subsidiary.

(d) Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Company Subsidiaries or Other Company Subsidiaries, loans to any Taxable REIT Subsidiary of the Company and investments in bank time deposits and money market accounts).

Section 4.2 Organizational Documents.  The Company has made available to Parent complete and correct copies of (a) the Company’s charter (the “Company Charter”) and the Company’s bylaws, as amended to date (the “Company Bylaws”), (b) the organizational documents of each Company Subsidiary, including the certificate of limited partnership of the Company Operating Partnership and the Company Partnership Agreement, each as in effect on the date hereof, and (c) any and all Company Tax Protection Agreements.

Section 4.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”). At the close of business on June 28, 2013, (i) 70,894,976 shares of Company Common Stock were issued and outstanding, including 7,467 shares of Company Restricted Stock, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 8,000 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Restricted Stock Plan, and (iv) 2,992,000 shares of Company Common Stock were available for grant under the Company Restricted Stock Plan. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. As of the date of this Agreement, there are no Company Options outstanding. Section 4.3(a) of the Company Disclosure Letter, sets forth for each holder of Company Restricted Stock outstanding as of the date of this Agreement (A) the name with respect to the holder of Company Restricted Stock, (B) the number of shares of outstanding Company Restricted Stock, (C) the date of grant of such Company Restricted Stock, and (D) the vesting schedule for such Company Restricted Stock. There are no other rights, options, stock or unit appreciation rights, phantom stock or units, restricted stock units, dividend equivalents or similar rights with respect to the Company Common Stock or Company Partnership Units other than the Company Restricted Stock and Company Partnership Units

disclosed on Section 4.3(a) of the Company Disclosure Letter. Each Company Restricted Stock grant was made in accordance in all material respects with the terms of the Company Restricted Stock Plan and applicable Law. Immediately prior to the Closing, the Company will provide to Parent a complete and correct list that contains the information required to be provided in Section 4.3(a) of the Company Disclosure Letter, that is correct and complete as of the Closing Date; provided, however, delivery of such updated schedule shall not cure any breach of this Section 4.3 for purposes of determining whether the applicable closing condition has been satisfied.

(b) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(c) Except as set forth in this Section 4.3 or in Section 4.3(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock or other equity securities of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Restricted Stock Plan in the event the grantees fail to satisfy withholding Tax obligations). Neither the Company nor any Company Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries.

(d) All dividends or other distributions on the shares of Company Common Stock and Company Preferred Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 Authority.

(a) Each of the Company and the Company Operating Partnership has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Company and the Company Operating Partnership and the consummation by the Company and the Company Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the Company or the Company Operating Partnership, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (i) with respect to the Merger, to receipt of the Company Stockholder Approval, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary, and (ii) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary. The Company’s board of directors (the “Company Board”), at a duly held meeting, has, by unanimous vote of all of the Company Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger, the Partnership Merger and the other transactions contemplated hereby, (ii) directed that the Merger and, to the extent stockholder approval is required, the other transactions contemplated hereby be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Merger and, to the extent stockholder approval is required, the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b) This Agreement has been duly executed and delivered by each of the Company and the Company Operating Partnership and, assuming due authorization, execution and delivery by each of Parent, Merger Sub and the Parent Operating Partnership, constitutes a legally valid and binding obligation of each of the Company and the Company Operating Partnership, enforceable against the Company and the Company Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by each of the Company and the Company Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of the Company and the Company Operating Partnership will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter, the Company Bylaws, the certificate of limited partnership of the Company Operating Partnership or the Company Partnership Agreement or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, the Company Operating Partnership or any other Company Subsidiary or by which any property or asset of the Company, the Company Operating Partnership or any other Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company, the Company Operating Partnership or any other Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company, the Company Operating Partnership or any other Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company, the Company Operating Partnership or any other Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Company and the Company Operating Partnership does not, and the performance of this Agreement by each of the Company and the Company Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL, (iii) the due filing of the Certificate of Merger with the Delaware Secretary, (iv) the due filing of the Partnership Certificate of Merger with the Delaware Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Permits; Compliance With Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 or Section 4.15 which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.10, Section 4.11, Section 4.14, Section 4.15 or Section 4.17), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14 or Section 4.15), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after March 22, 2012 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) Except as and to the extent disclosed or reserved against on the Company’s most recent balance sheet (or, in the notes thereto) included in the Company SEC Filings, none of the Company or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.1 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Company Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 4.7(e) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since March 22, 2012 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since March 22, 2012 through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

Section 4.8 Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.9 Absence of Certain Changes or Events.  Between December 31, 2012 and the date hereof, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter, the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course. Between December 31, 2012 and the date hereof, there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.10 Employee Benefit Plans.

(a) Other than the Company Restricted Stock Plan and the Company’s 2012 Stock Option Plan, which was terminated by the Company Board on August 16, 2012, the Company and the Company Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither the Company nor any Company Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan. No options were issued under the Company’s 2012 Stock Option Plan.

(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent, Merger Sub or any of their respective subsidiaries.

(c) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company Restricted Stock Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

(d) None of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any service provider of the Company or any Company Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary or the amount of compensation due to any service provider of the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits. Section 4.10(e) of the Company Disclosure Letter sets forth the estimated maximum amount or value of each such payment or number of vested shares.

(f) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company Restricted Stock Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(h) Neither the Company nor any Company Subsidiary is a party to or has any obligation under any Contract, the Company Restricted Stock Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 4.11 Labor and Other Employment Matters.  Neither the Company nor any Company Subsidiary has, or has ever had, any employees.

Section 4.12 Material Contracts.

(a) Except for contracts listed in Section 4.12 of the Company Disclosure Letter or filed as exhibits to the Company SEC Filings, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii) obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;

(iv) is an agreement which obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Company Subsidiary that is not wholly owned, directly or indirectly, by the Company provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Company Subsidiary of the Company or another Company Subsidiary thereunder;

(v) constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $2,000,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Company Property) with a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of the Company or any Company Subsidiary; or

(x) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $2,000,000.

Each contract listed on Section 4.12 of the Company Disclosure Letter to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract”.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Litigation.  Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 4.13 of the Company Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending or threatened by any Governmental Authority, in each case, against the Company or any Company Subsidiary, and (b) neither the Company nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 4.14 Environmental Matters.

(a) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or as set forth in Section 4.14 of the Company Disclosure Letter or in any Phase I or Phase II report made available to Parent prior to the date hereof:

(i) The Company and each Company Subsidiary are in compliance with all Environmental Laws.

(ii) The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law.

(iv) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(v) Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

(vii) There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Action under Environmental Law.

(b) This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by the Company.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, and (iv) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

(c) This Section 4.15 contains the exclusive representations and warranties of the Company with respect to intellectual property matters.

Section 4.16 Properties.

(a) Section 4.16(a) (Part I) of the Company Disclosure Letter sets forth a list of the address of each real property owned, leased (as lessee or sublessee), including ground leased, by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 4.16(a) (Part II) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary after the date of this Agreement. Except as set forth in Section 4.16(a) (Part II) of the Company Disclosure Letter, there are no real properties that the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

(b) The Company or a Company Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (iv) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) any other Liens that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

(c) The Company Properties (x) are supplied with utilities and other services reasonably required for their continued operation as they are now being operated and (y) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent.

(d) To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of June 27, 2013, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, and the schedules with respect to the Company Properties subject to triple-net leases, which schedules have previously been made available to Parent, correctly reference each lease or sublease that was in effect as of June 27, 2013 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Company Leases”). Section 4.16(e) of the Company Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Company Lease (which security deposits are in the amounts required by the applicable Company Lease).

(f) True and complete in all material respects copies of (i) all ground leases affecting the interest of the Company or any Company Subsidiary in the Company Properties and (ii) all Company Leases (collectively, the “Specified Company Leases”), in each case in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions through the date hereof related thereto, have been made available to Parent. Except as set forth on Section 4.16(f) of the Company Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Specified Company Lease, (2) neither the Company nor any Company Subsidiary is in receipt of any rent under any Company Lease paid more than thirty (30) days before such rent is due and payable, and (3) each Specified Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor any Company Subsidiary is party to any oral Company Lease.

(g) The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

(h) To the knowledge of the Company, Section 4.16(h) of the Company Disclosure Letter lists each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by the Company or a Company Subsidiary, in each case other than those pertaining to capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business that are individually in the amount of $100,000 or less.

(i) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company

Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.16(i) of the Company Disclosure Letter sets forth all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $1,000,000 and that are not terminable upon thirty (30) days’ notice.

(j) Section 4.16(j) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the number of facilities currently managed by each such party.

Section 4.17 Taxes. Except as expressly set forth in Section 4.17 of the Company Disclosure Letter:

(a) The Company and each Company Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all U.S. federal, state and local income, and all other material, Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True and materially complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2009 have been provided or made available to representatives of Parent.

(b) The Company (i) for its taxable years commencing with the Company’s initial taxable year that ended on December 31, 2012 has been subject to taxation as a real estate investment trust within the meaning of and under the provisions of Section 856 of the Code et seq. (a “REIT”) and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for such taxable year; (ii) has operated since January 1, 2013 to the date hereof in such a manner so as to qualify as a REIT for U.S. federal Tax purposes; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or that ends with and upon the Effective Time) through to the Merger (and the consummation thereof) in such a manner so as to qualify as a REIT for its taxable year that will end with Merger (and consummation thereof); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Company’s knowledge, threatened.

(c) Each Company Subsidiary and Other Company Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

(d) Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or material Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither the Company nor any Company Subsidiary has received a written claim, or to the knowledge of the Company or any Company Subsidiary, an unwritten claim, by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction and (vi) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f) Since the Company’s formation, (i) neither the Company nor any Company Subsidiary has incurred any liability for Taxes under Sections 857(b),857(f), 860(c) or 4981 of the Code; and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary.

(g) The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Company Tax Protection Agreements currently in force, and no Person has raised, or to the knowledge of the Company or the Company Operating Partnership threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement. As used herein, “Company Tax Protection Agreements” means any agreement to which the Company or any Company Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of Company Partnership Units or any other partnership interest in any Company Subsidiary Partnership (“Relevant Company Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Company Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Company Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Company Subsidiary Partnership or the holder of interests in such Company Subsidiary Partnership in connection with any transaction or other action. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary or Other Company Subsidiary that is a partnership for U.S. federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of credit agreements and Company Tax Protection Agreements.

(l) Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n) Neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(o) As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p) No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(q) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 4.18 Insurance.  The Company has made available to Parent copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in the Company’s possession providing coverage for all Company Properties (the “Company Insurance Policies”). The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Specified Company Lease. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19 Opinion of Financial Advisor.  The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BAML”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters referred to in such opinion, the consideration to be received in the Merger by the holders of the Company Common Stock (other than Parent and its Affiliates) is fair, from a financial point of view, to such holders.

Section 4.20 Takeover Statutes.  None of the Company or any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of Parent as defined in Section 3-601 of the MGCL. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.21 Vote Required.  The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The consent of the Company, as the sole general partner of the Company Operating Partnership, is the only vote of the partners of the Company Operating Partnership necessary to adopt this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

Section 4.22 Brokers.  No broker, finder or investment banker (other than BAML and RCS Capital, a division of Realty Capital Securities, LLC (“RCS”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.23 Investment Company Act.  Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24 Affiliate Transactions.  Except as set forth in Section 4.24 of the Company Disclosure Letter or in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2012 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25 No Other Representations or Warranties.  Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter that has been prepared by the Parent Parties and delivered by the Parent Parties to the Company Parties in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent, provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein), or (b) as disclosed in publicly available Parent SEC Filings, filed with, or furnished to, as applicable, the SEC on or after February 11, 2011 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Parent Parties hereby jointly and severally represent and warrant to the Company Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Each Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Section 5.1(d) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries and each other corporate or non-corporate subsidiary in which Parent owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Parent Subsidiary”), including a list of each Parent Subsidiary or Other Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Parent Subsidiary and each Other Parent Subsidiary, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes), directly or indirectly, by Parent in and to each Parent Subsidiary and each Other Parent Subsidiary, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial, as well as any debt (whether as a creditor or borrower), interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes) by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary and, to the knowledge of Parent, each Other Parent Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Parent Subsidiary and, to the knowledge of Parent, each Other Parent Subsidiary.

(e) Except as set forth in Section 5.1(e) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than equity interests in the Parent Subsidiaries or Other Parent Subsidiaries, loans to any Taxable REIT Subsidiary of Parent and investments in bank time deposits and money market accounts).

Section 5.2 Organizational Documents.  Parent has made available to the Company complete and correct copies of (a) Parent’s charter (the “Parent Charter”), and bylaws, as amended to date (the “Parent Bylaws”), (b) the organizational documents of each Parent Subsidiary, each as in effect on the date hereof, including Merger Sub’s certificate of formation and limited liability company agreement and the certificate of limited partnership of the Parent Operating Partnership and the Parent Partnership Agreement, and (c) any and all Parent Tax Protection Agreements.

Section 5.3 Capital Structure.

(a) As of the date hereof, the authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock, 545,454 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), 283,018 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and 28,398,213 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock” and, together with the Series A Preferred Stock and the Series B Preferred Stock, the “Parent Preferred Stock”). The Parent Common Stock and the Parent Preferred Stock are referred to herein as the “Parent Stock.” At the close of business on June 28, 2013 (i) 184,550,886 shares of Parent Common Stock were issued and outstanding, (ii) 545,454 shares of Series A Preferred Stock were issued and outstanding, (iii) 283,018 shares of Series B Preferred Stock were issued and outstanding, (iv) 28,398,213 shares of Series C Preferred Stock were issued and outstanding, (v) 22,381,923 shares of Parent Common Stock were reserved for issuance under Parent’s Equity Plan and Parent’s Non-Executive Director Stock Plan (together, the “Parent Stock Plans”), and (vi) 9,051,661 Parent OP Units were issued and outstanding. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued as the Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. All Parent OP Units to be issued as the Partnership Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized and validly issued. No class of capital stock is entitled to preemptive rights. Except as disclosed in Section 5.3(a) of the Parent Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.

(b) All of the Merger Sub Interests are owned by, and have always been owned by, Parent. All of the Merger Sub Interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub Interests may vote.

(c) All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.3(c) of the Parent Disclosure Letter, Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Parent Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Parent Subsidiary or which would require any Parent Subsidiary to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(d) Except as set forth in this Section 5.3 or with respect to the Parent Stock Plans, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Stock or Merger Sub Interests or other equity securities, rights, options, stock or unit appreciation rights, phantom stock or units, dividend equivalents or similar rights or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent, Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Stock, or other equity securities or interests of Parent, Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Stock Plans). Neither Parent, Merger Sub nor any other Parent Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Merger Sub Interests or capital stock of Parent, or equity interests in any of the other Parent Subsidiaries.

(e) All dividends or other distributions on the shares of Parent Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4 Authority.

(a) Each of Parent, Merger Sub and the Parent Operating Partnership has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership and the consummation by each of Parent, Merger Sub and the Parent Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of Parent, Merger Sub or the Parent Operating Partnership, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, with respect to the issuance of Parent Common Stock in connection with the Merger, to receipt of the Parent Stockholder Approval and, (i) with respect to the Merger, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary and (ii) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary. Parent’s board of directors (the “Parent Board”), at a duly held meeting, has, by unanimous vote of all of the Parent Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other transactions contemplated hereby, (ii) directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted for consideration at the Parent Stockholder Meeting, and (iii) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Merger and to include such recommendation in the Joint Proxy Statement.

(b) This Agreement has been duly executed and delivered by each of Parent, Merger Sub and the Parent Operating Partnership and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent, Merger Sub and the Parent Operating Partnership, enforceable against Parent, Merger Sub and the Parent Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of Parent, Merger Sub and the Parent Operating Partnership will not, (i) assuming receipt of the Parent Stockholder Approval, conflict with or violate any provision of (A) the Parent Charter or the Parent Bylaws, Merger Sub’s certificate of formation or limited liability company agreement, the certificate of limited partnership of the Parent Operating Partnership or the Parent Partnership Agreement or (B) any equivalent organizational or governing documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to

Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent, the Parent Operating Partnership or any other Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership does not, and the performance of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NASDAQ, (iii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL, (iv) the due filing of the Certificate of Merger with the Delaware Secretary, (v) the due filing of the Partnership Certificate of Merger with the Delaware Secretary, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) such filings as may be required in connection with state and local transfer Taxes, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Permits; Compliance With Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14, which are addressed solely in that Section, Parent, Merger Sub and each other Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent, Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) None of Parent, Merger Sub or any other Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound (except for Laws addressed in Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 5.17), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.14), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after February 11, 2011 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The records, systems, controls, data and information of Parent and the Parent Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of Parent, Merger Sub or any other Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) Except as and to the extent disclosed or reserved against on Parent’s most recent balance sheet (or, in the notes thereto) included in the Parent SEC Filings, none of Parent or its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.2 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Parent SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Parent Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e) To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings since February 11, 2011 which remains unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since February 11, 2011 through the date of this Agreement relating to the Parent SEC Filings and all written responses of Parent thereto through the date of this Agreement. None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

Section 5.8 Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 5.9 Absence of Certain Changes or Events.  Between December 31, 2012 and the date hereof, except as contemplated by this Agreement or set forth on Section 5.9 of the Parent Disclosure Letter, Parent, Merger Sub and each other Parent Subsidiary has conducted its business in all material respects in the ordinary course. Between December 31, 2012 and the date hereof, there has not been any Parent Material

Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.10 Employee Benefit Plans.

(a) Other than the Parent Stock Plans, the Parent and the Parent Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither the Parent nor any Parent Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to the Surviving Entity.

(c) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the Parent Stock Plans have been established and administered in accordance with their terms and in compliance with all applicable Laws, including the Code.

(d) None of Parent, Merger Sub, any Parent Subsidiary or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) Except as set forth in Section 5.10(e) of the Parent Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any service provider of Parent, Merger Sub or any Parent Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by Parent, Merger Sub or any Parent Subsidiary or the amount of compensation due to any service provider of Parent, Merger Sub or any Parent Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits Section 5.10(e) of the Parent Disclosure Letter sets forth the estimated maximum amount or value of each such payment or number of vested shares.

(f) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the Parent Stock Plans have been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(h) None of Parent, Merger Sub or any Parent Subsidiary is a party to or has any obligation under any Contract, the Parent Stock Plans or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 5.11 Labor and Other Employment Matters.  Neither Parent nor any Parent Subsidiary has, or has ever had, any employees.

Section 5.12 Material Contracts.

(a) Except for contracts listed in Section 5.12 of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Filings, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii) obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any ground lease affecting any Parent Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Parent or any Parent Subsidiary, or that otherwise restricts the lines of business conducted by Parent or any Parent Subsidiary or the geographic area in which Parent or any Parent Subsidiary may conduct business;

(iv) is an agreement which obligates Parent or any Parent Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or the Parent Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Parent Subsidiary of Parent or another Parent Subsidiary thereunder;

(v) constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $2,000,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease or a ground lease affecting a Parent Property) with a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Parent Lease or any ground lease affecting any Parent Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Parent or any Parent Subsidiary; or

(x) constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances made pursuant to and expressly disclosed in the Parent Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Parent Lease with respect to the development, construction, or equipping of Parent Properties or the funding of improvements to Parent Properties) in an amount in excess of $2,000,000.

Each contract listed on Section 5.12 of the Parent Disclosure Letter to which Parent or any Parent Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Parent Material Contract”.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.13 Litigation.  Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending or threatened by any Governmental Authority, in each case, against Parent, Merger Sub or any other Parent Subsidiary, and (b) none of Parent, Merger Sub or any other Parent Subsidiary, nor any of Parent or any Parent Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

Section 5.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

(ii) Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(iv) Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(v) Neither Parent nor any Parent Subsidiary has assumed, by contract or, to the knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither Parent nor any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.

(vii) There is no site to which Parent or any Parent Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of Parent, is or may become the subject of any Action under Environmental Law.

(b) This Section 5.14(b) contains the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

Section 5.15 Intellectual Property.

(a) Section 5.15(a) of the Parent Disclosure Letter sets forth a correct and complete list of all material Intellectual Property registrations and applications for registration owned by Parent.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Merger Sub and the other Parent Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent, Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent, Merger Sub or any other Parent Subsidiary, and (iv) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual Property owned by Parent, Merger Sub or any other Parent Subsidiary. Parent, Merger Sub and the other Parent Subsidiaries are taking all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

(c) This Section 5.15 contains the exclusive representations and warranties of Parent and Merger Sub with respect to intellectual property matters.

Section 5.16 Properties.

(a) Section 5.16(a) (Part I) of the Parent Disclosure Letter sets forth a list of the address of each real property owned, leased (as lessee or sublessee), including ground leased, by Parent or any Parent Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties ”). Section 5.16(a) (Part II) of the Parent Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Parent or a Parent Subsidiary for purchase or which is required under a binding contract to be leased or subleased by Parent or a Parent Subsidiary after the date of this Agreement.

(b) Parent or a Parent Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (iv) Liens that are disclosed on the existing Parent Title Insurance Policies made available by or on behalf of Parent, Merger Sub or any Parent Subsidiary to the Company prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor, or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) any other Liens that do not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated.

(c) The Parent Properties (x) are supplied with utilities reasonably required for their continued operation as they are now being operated and (y) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company.

(d) To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the rent rolls for each of the Parent Properties, as of June 27, 2013, which rent rolls have previously been made available by or on behalf of the Parent or any Parent Subsidiary to the Company, and the schedules with respect to the Parent Properties subject to triple-net leases, which schedules have previously been made available to the Company, correctly reference each lease or sublease that was in effect as of June 27, 2013 and to which Parent or the Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Parent Leases”). Section 5.16(e) of the Parent Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Parent Lease (which security deposits are in the amounts required by the applicable Parent Lease).

(f) True and complete in all material respects copies of (i) all ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and (ii) all Parent Leases (collectively, the “Specified Parent Leases”), in each case, in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions through the date hereof related thereto, have been made available to the Company. Except as set forth in Section 5.16(f) of the Parent Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (1) none of Parent, Merger Sub or any other Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Specified Parent Lease, (2) none of Parent, Merger Sub or any other Parent Subsidiary is in receipt of any rent under any Parent Lease paid more than thirty (30) days before such rent is due and payable, and (3) each Specified Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent, Merger Sub or any other Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of Parent, Merger Sub or any other Parent Subsidiary is party to any oral Parent Lease.

(g) Parent and each Parent Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”). A copy of each Parent Title Insurance Policy in the possession of the Parent has been made available to the Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would be material to any Parent Property.

(h) To the knowledge of Parent, Section 5.16(h) of the Parent Disclosure Letter lists each Parent Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, in each case other than those pertaining to capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business that are individually in the amount of $100,000 or less.

(i) Parent, Merger Sub and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s, Merger Sub’s or any other Parent

Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Section 5.16(i) of the Parent Disclosure Letter sets forth all leased personal property of Parent or any Parent Subsidiary with monthly lease obligation in excess of $1,000,000 and that are not terminable upon thirty (30) days’ notice.

(j) Section 5.16(j) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to Parent or a Parent Subsidiary and the number of facilities currently managed by each such party.

Section 5.17 Taxes. Except as expressly set forth in Section 5.17 of the Parent Disclosure Letter:

(a) Parent and each Parent Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all U.S. federal, state and local income, and all other material, Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True and materially complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by Parent and each Parent Subsidiary with respect to the taxable years ending on or after December 31, 2009 have been provided or made available to representatives of the Company.

(b) Parent (i) for all of its taxable years commencing with Parent’s initial taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31, 2012 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for all such taxable years; (ii) has operated since January 1, 2013 to the date hereof in such a manner so as to qualify as a REIT for U.S. federal Tax purposes; intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or that ends with and upon the Effective Time) through to the Merger (and the consummation thereof) in such a manner so as to qualify as a REIT for its taxable year that will end December 31 of the year that includes the Merger (and consummation thereof); and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to Parent’s knowledge, threatened.

(c) Each Parent Subsidiary and Other Parent Subsidiary has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, or (iii) a Taxable REIT Subsidiary.

(d) None of Parent or any Parent Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) (i) There are no disputes, audits, examination, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or material Tax Returns of Parent or any Parent Subsidiary and neither Parent nor any Parent Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither Parent nor any Parent Subsidiary has received a written claim, or to the knowledge of Parent or any Parent Subsidiary an unwritten claim, by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction; and (vi) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f) Since Parent’s formation, (i) neither Parent nor any Parent Subsidiary has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary.

(g) Parent and each Parent Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Parent Tax Protection Agreements currently in force, and no Person has raised, or to the knowledge of Parent or the Parent Operating Partnership threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement. As used herein, “Parent Tax Protection Agreements” means any agreement to which Parent or any Parent Subsidiary is a party and pursuant to which (i) any liability to any direct or indirect holder of Parent Partnership Units or any other partnership interest in any Parent Subsidiary Partnership (“Relevant Parent Partnership Interest”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of a Relevant Parent Partnership Interest, a party to such agreement has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt; and/or (iv) any other agreement that would require any Parent Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Parent Subsidiary Partnership or the holder of interests in such Parent Subsidiary Partnership in connection with any transaction or other action. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary or Other Parent Subsidiary that is a partnership for U.S. federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of credit agreements and Parent Tax Protection Agreements.

(l) Neither Parent nor any Parent Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(m) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n) Neither Parent nor any Parent Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(o) As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p) No written power of attorney that has been granted by Parent or any Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

(q) Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 5.18 Insurance.  Parent has made available to the Company copies of all material insurance policies (including title insurance policies) and all material fidelity bonds or other material insurance service contracts in Parent’s possession providing coverage for all Parent Properties (the “Parent Insurance Policies”). The Parent Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Specified Parent Lease. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent, Merger Sub or any other Parent Subsidiary pending under any of the Parent Insurance Policies that has been denied or disputed by the insurer. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19 Opinion of Financial Advisor.  The Parent Board has received the opinion of Citigroup Global Markets Inc. (“Citi”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters referred to therein, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

Section 5.20 Vote Required.  The affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock (provided that the total vote cast represents over fifty percent (50%) in interest of all Parent Common Stock) at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Merger (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of Parent or Merger Sub necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby, including the issuance of Parent Common Stock in connection with the Merger. The consent of Parent, as the sole general partner of the

Parent Operating Partnership, is the only vote of the partners of the Parent Operating Partnership necessary to adopt this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

Section 5.21 Brokers.  No broker, finder or investment banker (other than Citi and RCS) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent, Merger Sub or any other Parent Subsidiary.

Section 5.22 Investment Company Act.  None of Parent, Merger Sub or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.23 Sufficient Funds.  At the Effective Time, Parent will have available, and Parent will provide Merger Sub with sufficient cash or lines of credit available to pay (i) the Cash Consideration, (i) the cash portion of any Alternative Stock Consideration, if applicable, (iii) any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.14 and (iv) any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and any related fees and expenses.

Section 5.24 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Merger Sub are owned directly by Parent.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.25 Takeover Statutes.  None of Parent, Merger Sub or any other Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 5.26 Affiliate Transactions.  Except as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2012 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.27 No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company

(a) Each Company Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by

Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(c) of the Company Disclosure Letter, each of the Company Parties shall, and shall cause each of the other Company Entities to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or the Company Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers, maintain all Company Insurance Policies, and maintain the status of the Company as a REIT.

(b) The Company Parties shall (i) use their commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.2(e) and Section 7.2(f), (ii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.2(e) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, and (iii) deliver to Duane Morris LLP and Weil, Gotshal & Manges LLP officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance as set forth in Exhibit A, with such changes as are mutually agreeable to Parent and the Company (a “Company Tax Representation Letter”), containing representations of the Company as shall be reasonably necessary or appropriate to enable Duane Morris LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.2(f), respectively, and Weil, Gotshal & Manges LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.3(f), respectively.

(c) Without limiting the foregoing, each Company Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or 6.1(c) of the Company Disclosure Letter, the Company Parties shall not, and shall not cause or permit any other Company Entity to, do any of the following:

(i) amend or propose to amend the Company Charter or Company Bylaws (or such equivalent organizational or governing documents of any Company Subsidiary) or waive the stock ownership limit under the Company Charter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular monthly dividends, for full monthly periods in accordance with past practice and not for any interim period prior to the Effective Time, at an annual rate not to exceed $0.65 per share of Company Common Stock, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary and (C) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(c)(iii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary, other than the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Restricted Stock Plan, including the vesting of Company Restricted Stock in accordance with Section 3.10(a);

(v) except (A) for issuances by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, (B) in the ordinary course of business consistent with past practice, (C) for issuances by the Company Operating Partnership of the Company Class B Units, in accordance with the Company Partnership Agreement, (D) for issuances by the Company Operating Partnership of Company OP Units in connection with the acquisition of real property pursuant to Section 6.1(e), or (E) as otherwise contemplated in Section 6.1(c)(vi), issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other equity interests, provided, however, that the Company may issue shares of Company Common Stock upon the vesting of any Company Restricted Stock outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(c)(vi);

(vi) except as set forth on Section 6.1(c)(vi) of the Company Disclosure Letter, grant, confer, award, or modify the terms of any Company Restricted Stock, convertible securities, or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or other equity securities or take any action not set forth on Section 6.1(c)(vi) of the Company Disclosure Letter;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or (B) except as permitted or required under Section 6.1(e);

(viii) sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) in the ordinary course of business consistent with past practice and that would not be material to any Company Property or any assets of the Company or any Company Subsidiary, or (B) pledges or encumbrances of property or assets or direct or indirect equity interests in entities from time to time under the Revolving Credit Agreement;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except Indebtedness incurred (A) under the Revolving Credit Agreement pursuant to the Company’s budget set forth on Section 6.1(c)(ix) of the Company Disclosure Letter or (B) in connection with the acquisition of real property pursuant to Section 6.1(e);

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, and (B) loans or advances required to be made under any of the Company Leases or ground leases affecting the Company Properties;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is as required or necessitated by this Agreement or transactions contemplated hereby, provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent or (C) as may be reasonably necessary to comply with the terms of this Agreement;

(xii) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for Real Property that, if existing as of the date hereof, would be a Company Lease), except for (A) entering into any new lease or renewing any Company Lease (1) in the ordinary course of business consistent with past practice or (2) in connection with the acquisition of real property pursuant to Section 6.1(e), (B) terminating any Company Lease as a result of a default by the counterparty to such Company Lease (in accordance with the terms of such Company Lease and subject to any applicable cure period therein), or (C) any such modification amendment, waiver, release, or compromise as would not have a Company Material Adverse Effect;

(xiii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

(xiv) settle or compromise (A) any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of the Company Subsidiaries, including relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.7, in each case, in an amount in excess of $1,000,000 individually;

(xv) (A) hire or terminate any officer, director or employee of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors, officers or employees, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit to any director, officer, employee or consultant of the Company or any Company Subsidiary, whether past or present, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits under the Company Restricted Stock Plan, (F) grant any awards under the Company Restricted Stock Plan, bonus, incentive, performance or other compensation plan or arrangement, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under the Company Restricted Stock Plan, in each case, other than as required by Law;

(xvi) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(xvii) enter into any new line of business;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with NASDAQ or any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xix) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a Company Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(e) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Mergers;

(xxi) form any new funds or joint ventures; or

(xxii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

(e) The Company shall use commercially reasonable efforts to consummate the acquisitions set forth on Section 4.16(a) (Part II) and Section 6.1(e) of the Company Disclosure Letter prior to the Closing Date; provided that the Company may substitute one or more properties set forth on Section 4.16(a) (Part II) with one or more properties of equivalent value subject to the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.2 Conduct of Business by Parent and Merger Sub.

(a) Each Parent Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, the Parent Parties shall, and shall cause each of the other Parent Entities to, use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of any Parent Entities’ control excepted), keep available the services of its present officers, maintain all Parent Insurance Policies and maintain the status of Parent as a REIT.

(b) The Parent Parties shall (i) use their commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.3(e) and Section 7.3(f), (ii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.3(e) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, and (iii) deliver to Weil, Gotshal & Manges LLP and Duane Morris LLP officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance as set forth in Exhibit B, with such changes as are mutually agreeable to the Company and Parent (a “Parent Tax Representation Letter”), containing representations of Parent as shall be reasonably necessary or appropriate to enable Weil, Gotshal & Manges LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.3(f), respectively, and Duane Morris LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 7.2(f), respectively.

(c) Without limiting the foregoing, each Parent Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or 6.2(c) of the Parent Disclosure Letter, the Parent Parties shall not, and shall not cause or permit any of the other Parent Entities to, do any of the following:

(i) other than amendments to the Parent Charter to increase the authorized number of shares or create or designate a series of preferred stock, amend or propose to amend the Parent Charter or Parent Bylaws (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company);

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent, Merger Sub or any other Parent Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular monthly dividends, for full monthly periods in accordance with past practice and not for any interim period prior to the Effective Time, at an annual rate not to exceed $0.94 per share of Parent Common Stock, (B) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, and (C) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(c)(iii), Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 857, 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Parent or a Parent Subsidiary, other than the withholding of shares of Parent Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Parent Stock Plans;

(v) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(vi) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(vii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(viii) take any action that (a) would require approval of Parent’s stockholders under NASDAQ Rule 5635(a)(1) or (b) would reasonably anticipated to be the primary cause of a material adverse effect on Parent’s stockholders (for purposes of this clause (b), assuming that the transactions contemplated by this Agreement have been consummated and, therefore, the current stockholders of the Company are stockholders of Parent); or

(ix) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit: (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise; and (ii) the Parent Operating Partnership from taking any action, at any time or from time to time, as the Parent Operating Partnership determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Parent Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Parent Tax Protection Agreement.

Section 6.3 Preparation of Form S-4 and Joint Proxy Statement; Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a). For purposes of Section 4.8, Section 5.8 and this Section 6.3, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.5(d); provided, however, the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) one hundred twenty (120) days after the record date for the Company Stockholder Meeting.

(d) As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding the foregoing provisions of this Section 6.3(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) one hundred twenty (120) days after the record date for the Parent Stockholder Meeting. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of shares of Parent Common Stock in connection with the Merger to its stockholders for a vote on the approval thereof.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 6.4 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law, each of the Company Parties, on the one hand, and the Parent Parties, on the other hand, shall, and the Company Parties and the Parent Parties shall cause each of the other Parent Entities and the other Company Entities, respectively, to, afford to the other parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company Parties and the Parent Parties shall, and the Company Parties and the Parent Parties shall cause each of the other Company Entities and the other Parent Entities, respectively, to, furnish reasonably promptly to the other parties (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other parties may reasonably request. Notwithstanding the foregoing, neither the Company Parties nor the Parent Parties shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the parties hereto will use its reasonable best efforts to minimize any disruption to the businesses of the other parties that may result from the requests for access, data and information hereunder.

(b) Each of the parties hereto will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 6.5 Acquisition Proposals.

(a) Subject to the other provisions of this Section 6.5, during the Interim Period, each Company Party agrees that it shall not, and shall cause each of the other Company Entities not to, and shall not authorize and shall use reasonable best efforts to cause its and their officers and directors, managers or equivalent, and other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry ”), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or knowingly facilitate in any way any effort by, any Third Party in furtherance of any Acquisition Proposal or Inquiry, (iii) approve or recommend an Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Section 6.5, at any time prior to obtaining the Company Stockholder Approval, the Company Parties may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a Third Party made after the date of this Agreement (that did not result from a breach of this Section 6.5) (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Company Entities that is provided to such Third Party shall, to the extent not previously provided to Parent or Merger Sub, be provided to Parent or Merger Sub prior to or substantially at the same time that such information is provided to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that in each of the foregoing clauses (i) and (ii), such Acquisition Proposal was not solicited in violation of Section 6.5.

(c) The Company Parties shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company Entities by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with any Company Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Acquisition Proposal, request or Inquiry and the material terms and conditions of any Acquisition Proposals, Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company Parties shall also promptly, and in any event within twenty-four (24) hours, notify Parent orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.5(c) and keep Parent informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or material correspondence relating thereto.

(d) Except as permitted by this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to any Parent Party, the Company Recommendation or the Company’s approval of the Partnership Merger, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Company Recommendation or the Company’s approval of the Partnership Merger in the Joint Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days of the request of Parent and/or reaffirm the Company Recommendation or the Company’s approval of the Partnership Merger within ten (10) Business Days of the request of Parent (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.5(d), an “Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit any Company Entity to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board shall be permitted to effect an Adverse Recommendation Change if the Company Board (A) (x) has received an unsolicited bona fide Acquisition Proposal (that did not result from a breach of this Section 6.5) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by the Parent Parties pursuant to Section 6.5(e), and such Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, and in such case the Company may (i) terminate this Agreement pursuant to Section 8.1(c)(ii) or (ii) make an Adverse Recommendation Change, including approving or recommending such Superior Proposal to the Company’s stockholders, and, in the case of a termination, the Company may immediately prior to or concurrently with such termination of this Agreement, enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; or (B) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law (based on circumstances not covered by clause (A)), and, in such case the Company may make an Adverse Recommendation Change, provided, that, in the case of each of clause (A) and clause (B), in the event of any termination by the Company or Parent pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii), as may be applicable, the Company Parties comply with their obligation to pay the Termination Payment pursuant to Section 8.3(a).

(e) The Company Board shall not be entitled to effect an Adverse Recommendation Change pursuant to Section 6.5(d) unless (i) the Company has provided a written notice (a “Notice of Adverse Recommendation Change”) to the Parent Parties that the Company intends to take such action, specifying in reasonable detail the reasons therefor and, in the case of an Adverse Recommendation Change pursuant to Section 6.5(d)(A), describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action (it being understood that such material terms shall include the identity of the Third Party), (ii) during the three (3) Business Day period following the Parent Parties’ receipt of the Notice of Adverse Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate with the Parent Parties in good faith (to the extent the Parent Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Adverse Recommendation Change is no longer necessary, and (iii) following the end of the three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by the Parent Parties in response to the Notice of Adverse Recommendation Change or otherwise, (x) that in the case of an Adverse Recommendation Change pursuant to Section 6.5(d)(A), the Superior Proposal giving rise to the Notice of Adverse Recommendation Change, continues to constitute a Superior Proposal and, (y) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law. After compliance with this Section 6.5(e) with respect to any two Superior Proposals, the Company shall have no further obligations under this Section 6.5(e), and the Company Board shall not be required to comply with such obligation with respect to any other Superior Proposal.

(f) Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the Company Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Recommendation (and/or an express reaffirmation of the Company’s approval of the Partnership Merger) shall be deemed to be an Adverse Recommendation Change.

(g) The Company Parties shall, and shall cause each of the other Company Entities, and its and their officers and directors, managers or equivalent, and other Representatives to (i) immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal and (ii) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which any Company Entity is a party or of which any Company Entity is a beneficiary. The Company Parties shall use reasonable best efforts to cause all Third Parties who have been furnished confidential information regarding any Company Entity in connection with the solicitation of or discussions regarding an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Company Entities, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Company Entity representing ten percent (10%) or more of the consolidated assets of the Company Entities, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing ten percent (10%) or more of the voting power of the Company, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of ten percent (10%) or more of the outstanding shares of any class of voting securities of the Company, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of any class of voting securities of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Mergers or the other transactions contemplated by this Agreement.

(ii) “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “ten percent (10%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the financial terms of this Agreement proposed by the Parent Parties in response to such proposal or otherwise, to be (A) more favorable to the Company and the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement and (B) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Section 6.6 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company Parties and each of the Parent Parties shall and shall cause the other Company Entities and the other Parent Entities, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of the Parent Parties and the Company Parties shall give (or shall cause the other Parent Entities or the other Company Entities, respectively, to give) any notices to Third Parties, and each of the Parent Parties and the Company Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any Third Party consents not covered by Section 6.6(a) that are necessary, proper or advisable to consummate the Mergers. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such

Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.6(b) shall not be a condition to the obligations of Parent and Merger Sub to consummate the Mergers.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers, none of the parties hereto, any of the other Company Entities or any of the other Parent Entities, or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person (unless expressly required by a written agreement that was entered into prior to the date hereof with such Person). The parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.7 Notification of Certain Matters; Transaction Litigation.

(a) The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company Parties or the Parent Parties to provide such prompt notice under this Section 6.7(b) shall not constitute a breach of covenant for purposes of Section 7.2(b) or Section 7.3(b).

(c) Each of the parties hereto agrees to give prompt written notice to the other parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Company Entities or the other Parent Entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

(d) The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the other Company Entities or the other Parent Entities, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company Parties shall give the Parent Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent Parties shall give the Company Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Parent Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.8 Public Announcements.  The parties hereto shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 6.5.

Section 6.9 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Entity shall provide exculpation, indemnification and advancement of expenses for each Indemnitee, which is at least as favorable in scope and amount to such Indemnitee as the exculpation, indemnification and advancement of expenses provided to such Indemnitee by the Company and the Company Subsidiaries immediately prior to the Effective Time in the Company Charter and the Company Bylaws or each of the Company Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents), as in effect on the date of this Agreement; provided that such exculpation, indemnification and advancement of expenses covers actions at or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b) Without limiting or being limited by the provisions of Section 6.9(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, member, trustee, employee or agent of the Company or any of the Company Subsidiaries, or (y) this Agreement or any of the transactions contemplated hereby, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the coverage afforded by the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the annual premium in the aggregate does not exceed in any one year three hundred percent (300%) of the annual aggregate premium(s) under the

Company’s existing policies. If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable in the aggregate than the existing policy of the Company (which may be provided under Parent’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) three hundred percent (300%) of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.9 applies are intended to be third-party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e) The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such Person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

(f) Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9.  The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.9.

Section 6.10 Certain Tax Matters.  Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent or the Company shall take any action, including the election of Parent to pay a portion of the Merger Consideration in cash pursuant to Section 3.1(a)(ii)(2)(B), or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.11 Dividends.  In the event that a distribution with respect to the shares of Company Common Stock or the Company OP Units permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock or Company OP Units, as applicable, shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

Section 6.12 Merger Sub; Operating Partnerships.  Parent shall take all actions necessary to (a) cause the other Parent Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement. The Company shall take all actions necessary to cause the other Company Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 6.13 Section 16 Matters.  Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.13, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 6.15 Voting of Shares.  Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Merger. The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Stockholder Meeting, if any, in favor of the issuance of shares of Parent Common Stock in connection with the Merger.

Section 6.16 Termination of Company Restricted Stock Plan.  Unless otherwise notified by Parent in writing, prior to the Effective Time, the Company shall take or cause to be taken any and all actions necessary or appropriate to terminate the Company Restricted Stock Plan effective no later than immediately prior to the Effective Time.

Section 6.17 Financing.  The Company Parties shall, and shall cause the other Company Entities to, cooperate with the Parent Entities and their lenders (including Bank of America, N.A.) in connection with any Parent Party’s efforts to arrange debt financing for (in whole or part) satisfying Parent’s obligations to pay (a) any Cash Consideration and other amounts due by the Parent Parties hereunder and (b) any Expenses. Upon entering into the Revolving Credit Agreement, (a) the Company Parties shall cause the Revolving Credit Agreement to remain in effect from and after the closing of the transactions contemplated hereby and (b) the Company Parties shall consult with and keep the Parent Parties reasonably informed of the status of their efforts keep the Revolving Credit Agreement in effect after the closing of the transactions contemplated hereby and notify the Parent Parties promptly if they become aware of any circumstances (including communications from the Agent) reasonably likely to result in the Revolving Credit Agreement not remaining in effect after the closing of the transactions contemplated hereby.

Section 6.18 FIRPTA.  The Company shall provide to Parent an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code. The Company Operating Partnership shall use its commercially reasonable efforts to obtain and deliver to Parent and the Parent Operating Partnership at or prior to Closing an affidavit of non-foreign status that complies with the Treasury

Regulations under Section 1445 of the Code from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for United States federal income tax purposes of the Company Operating Partnership (other than the Company or a Company Subsidiary). The Parent Operating Partnership shall use its commercially reasonable efforts to obtain and deliver to the Company at or prior to Closing an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for United States federal income tax purposes of the Parent Operating Partnership (other than the Parent or a Parent Subsidiary).

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligations of Each Party.  The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approvals.  Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) No Restraints.  No Law, Order (whether temporary, preliminary or permanent) or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal, enjoins, or otherwise restricts, prevents or prohibits the consummation of the Mergers or otherwise restrains, enjoins, prevents, prohibiting or making illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

(c) Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d) Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure) (except for the first two sentences), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisor), Section 4.20 (Takeover Statutes), Section 4.21 (Vote Required), Section 4.22 (Brokers) and Section 4.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) REIT Opinion.  Parent shall have received a written opinion of Proskauer Rose LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company and the Operating Partnership and provided pursuant to Section 6.1(b).

(f) Section 368 Opinion.  Parent shall have received the written opinion of its special counsel, Duane Morris LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit C, and with such changes as are mutually agreeable to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Duane Morris LLP may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter. The condition set forth in this Section 7.2(f) shall not be waivable after receipt of the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(g) FIRPTA.  The Company shall have provided to Parent an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code. The Company Operating Partnership shall have used commercially reasonable efforts to obtain from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for U.S. federal income tax purposes of the Company Operating Partnership an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code and, to the extent obtained, shall have delivered such affidavit to the Parent Operating Partnership.

Section 7.3 Conditions to the Obligations of the Company.  The obligations of the Company to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties set forth in Section 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), Section 5.19 (Opinion of Financial Advisor), Section 5.20 (Vote Required), Section 5.21 (Brokers); Section 5.22 (Investment Company Act) and Section 5.25 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) REIT Opinion.  The Company shall have received a written opinion of Proskauer Rose LLP, or other counsel reasonably acceptable to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2011, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Parent and provided pursuant to Section 6.2(b).

(f) Section 368 Opinion.  The Company shall have received a written opinion of its special counsel, Weil, Gotshal & Manges LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit D, and with such changes as are mutually agreeable to the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(g) The Parent Operating Partnership shall have used commercially reasonable efforts to obtain from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for U.S. federal income tax purposes of the Parent Operating Partnership an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code.

(h) The Parent Board shall have approved, effective at or prior to the Effective Time, an annual dividend at a rate of at least $0.94 per share of Parent Common Stock.

(i) Credit Agreement.  The Credit Agreement shall be in full force and effect, no Parent Entity shall be in breach or violation of, or default under, the Credit Agreement and no event shall have occurred that with notice or lapse of time or both would constitute a violation, breach or default under the Credit Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before December 31, 2013 (the “Outside Date”); provided, however, that the Outside Date may be extended for a period of no more than sixty (60) days by either Parent or the Company upon written notice to the other party; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before such date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement, including pursuant to Section 6.6; or

(iii) the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger and the other transactions contemplated hereby have been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a party if the failure to obtain such Company Stockholder Approval was primarily due to such party’s failure (and (A) in the case of Parent, including the failure of any other Parent Party and (B) in the case of the Company, including the failure of any other Company Party) to perform any of its obligations under this Agreement; or

(iv) the Parent Stockholder Approval shall not have been obtained at a duly held Parent Stockholder Meeting (including any adjournment or postponement thereof) at which the issuance of Parent Common Stock in connection with the Merger has been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to a party if the failure to obtain such Parent Stockholder Approval was primarily due to such party’s failure (and (A) in the case of Parent, including the failure of any other Parent Party’s and (B) in the case of the Company, including the failure of any other Company Party’s) to perform any of its obligations under this Agreement; or

(c) by the Company:

(i) if any Parent Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Parent Parties within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Company Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii) (x) at any time prior to the receipt of the Company Stockholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(d) or (y) if the Company Board shall have made an Adverse Recommendation Change; provided, that, in each case, such termination shall be null and void unless the Company shall concurrently pay the Termination Payment in accordance with Section 8.3.

(d) by Parent, if:

(i) any Company Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company Parties within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if any Parent Party is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii) (x) the Company Board shall have made an Adverse Recommendation Change, (y) the Company Parties shall have materially breached any of their obligations under Section 6.5 or (z) any Company Entity enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5).

Section 8.2 Effect of Termination.  In the event that this Agreement is terminated and the Mergers and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the other Company Entities, the other Parent Entities or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or willful and malicious breach of this Agreement and (b) the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.3 Termination Payment.

(a) If, but only if, the Agreement is terminated:

(i) by either the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(d)(i) and (A) in the case of a termination pursuant to Section 8.1(b)(i), the Parent Stockholder Approval shall have been obtained and the Company Stockholder Approval shall not have been obtained prior to such termination, and (B) in any such case (x) after the date of this Agreement, an Acquisition Proposal shall have been made to any of the Company Parties or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to any of the Company Parties (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination), and (y) the Company, within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent, the Termination Payment, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(i), the references to “ten percent (10%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

(ii) by either the Company or Parent pursuant to Section 8.1(b)(iii), the Company shall pay, or cause to be paid, to Parent the Parent Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(iii) by either the Company or Parent pursuant to Section 8.1(b)(iii), and (x) after the date of this Agreement, an Acquisition Proposal shall have been made to any of the Company Parties or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to any of the Company Parties (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination), and (y) the Company, within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then the Company shall pay or cause to be paid, to Parent the Termination Fee plus, if not previously paid pursuant to Section 8.3(a)(ii) above, the Parent Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(iv), the references to “ten percent (10%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

(iv) by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Payment, by wire transfer of same day funds to an account designated by Parent as a condition to the effectiveness of such termination; or

(v) by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Payment, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination; or

(vi) by either the Company or Parent pursuant to Section 8.1(b)(iv), then Parent shall pay, or cause to be paid, to the Company the Company Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i) under no circumstances shall the Company or Parent be required to pay the Termination Payment or the Company Expense Amount earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

(ii) under no circumstances shall the Company or Parent be required to pay the Termination Payment or the Company Expense Amount on more than one occasion.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Payment nor the Company Expense Amount is a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d) (i) If one party to this Agreement (the “Termination Payor”) is required to pay another party to this Agreement (the “Termination Payee”) the Termination Payment or Company Expense Amount, as the case may be, such Termination Payment or Company Expense Amount, as the case may be, shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d). In the event that the Termination Payor is obligated to pay the Termination Payee the Termination Payment or Company Expense Amount, as the case may be, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (i) the Termination Payment or Company Expense Amount, as the case may be, of the Termination Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Termination Payment or Company Expense Amount, as the case may be, less the amount payable under clause (A) above.

(ii) To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to the Termination Payment or Company Expense Amount, as the case may be, with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Termination Payment or Company Expense Amount, as the case may be, pursuant to this Section 8.3(d) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to Section 8.3 by wire transfer. The escrow agreement shall provide that the Termination Payment or Company Expense Amount, as the case may be, in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (ii) a letter from the Termination Payee’s counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Termination Payment or Company Expense Amount, as the case may be, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Termination Payment or Company Expense Amount, as the case may be, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment or Company Expense Amount, as the case may be, to the Termination Payee. The Termination Payor agrees to amend this Section 8.3(d) at the reasonable request of the Termination Payee in order to (i) maximize the portion of the Termination Payment or Company Expense Amount, as the case may be, that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Termination Payee’s chances of securing a favorable ruling described in this Section 8.3(d) or (iii) assist the Termination Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(d). Any amount of the Termination Payment or Company Expense Amount, as the case may be, that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d), provided that the obligation of the Termination Payor to pay the unpaid portion of the Termination Payment or Company Expense Amount, as the case may be, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.

Section 8.4 Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or Parent without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6 Fees and Expenses.  Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

Section 8.7 Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity and the Surviving Partnership shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties.  None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the Effective Time or (b) termination of this Agreement (except, in the case of termination, as set forth in Section 8.2), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.2), whether such liability has accrued prior to or after such expiration of the representations and warranties. This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the termination of this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2 Notices.  Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment, when transmitted (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent, Merger Sub or the Parent Operating Partnership:

American Realty Capital Properties, Inc.
405 Park Avenue, 15th Floor
New York, NY 10022
Phone: 212-415-6500
Fax: 212-421-5799
Attention: Nicholas S. Schorsch

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103-4196
Phone: (215) 979-1225
Fax: (215) 689-4385
Attention: Richard A. Silfen, Esq. and Darrick M. Mix, Esq.

if to the Company or the Company Operating Partnership prior to the Closing:

American Realty Capital Trust IV, Inc.
405 Park Avenue, 15th Floor
New York, NY 10022
Phone: 212-415-6500
Fax: 212-421-5799
Attention: Edward M. Weil

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Phone: (212) 310-8552
Fax: (212) 310-8007
Attention: Michael J. Aiello, Esq. and Matthew J. Gilroy, Esq.

Section 9.3 Interpretation; Certain Definitions.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein).

Section 9.4 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect promptly the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment; Delegation.  Other than to the Surviving Entity and the Surviving Partnership, neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 9.6 Entire Agreement.  This Agreement (including the Exhibits, Annexes and Appendices hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7 No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.9 (from and after the Effective Time), which shall be to the benefit of the parties referred to in such section. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Specific Performance.  The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Governing Law.  This Agreement and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 9.11 Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland (the “MD Courts”), for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any MD Court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.2 and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the MD Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such MD Court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the MD Courts. Each of party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chief Executive Officer

THUNDER ACQUISITION, LLC

By:	American Realty Capital Properties, Inc., its sole member
By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chief Executive Officer

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

By:	American Realty Capital Properties, Inc., its General Partner
By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chief Executive Officer

AMERICAN REALTY CAPITAL TRUST IV, INC.

By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chief Executive Officer

AMERICAN REALTY CAPITAL OPERATING
PARTNERSHIP IV, L.P.

By:	American Realty Capital Trust IV, Inc., its General Partner
By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX B

AMERICAN REALTY CAPITAL ADVISORS IV, LLC
AMERICAN REALTY CAPITAL TRUST IV SPECIAL LIMITED PARTNER, LLC
AMERICAN REALTY CAPITAL PROPERTIES IV, LLC
405 PARK AVENUE
NEW YORK, NEW YORK 10022

American Realty Capital Trust IV, Inc.
American Realty Capital Operating Partnership IV, L.P.
American Realty Capital Properties, Inc.
ARC Properties Operating Partnership, L.P.
Thunder Acquisition LLC
405 Park Avenue
New York, New York 10022

July 1, 2013

Re: Project Thunder — Incentive and Other Payments

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Parent OP”), Thunder Acquisition LLC, a Delaware limited liability company wholly-owned by Parent (“Merger Sub”), American Realty Capital Trust IV, Inc., a Maryland corporation (the “Company”), and American Realty Capital Operating Partnership IV, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Company OP”), pursuant to which (x) the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity, and (y) the Company OP will merge with and into the Parent OP, with the Parent OP being the surviving entity (collectively, the “Transaction”). Any term not otherwise defined herein shall have the meaning given such term in the Merger Agreement.

Reference also is hereby made to: (i) that certain Amended and Restated Advisory Agreement, dated as of November 12, 2012, by and among American Realty Capital Advisors IV, LLC, a Delaware limited liability company (the “Advisor”), the Company and the Company OP (the “Advisory Agreement”), (ii) that certain Amended and Restated Agreement of Limited Partnership of the Company OP, dated as of November 12, 2012, by and among the Company, the Advisor, American Realty Capital Trust IV Special Limited Partner, LLC, a Delaware limited liability company (the “Special Limited Partner”) and other limited partners party thereto, as amended from time to time (the “Company OP Agreement”) and (iii) that certain Property Management and Leasing Agreement, made and entered into as of June 8, 2012, by and among the Company, the Company OP and American Realty Capital Properties IV, LLC, a Delaware limited liability company (the “Manager”) (the “Property Management and Leasing Agreement”).

In order to induce the parties to the Merger Agreement to enter into the Merger Agreement, each of the Company, Parent, the Company OP, the Special Limited Partner, the Advisor and the Manager hereby agree as follows:

1.	Pursuant to Section 10(c) of the Advisory Agreement, the Advisor is entitled to a Real Estate Commission (as defined in the Advisory Agreement) in connection with the sale of any real estate assets in any transaction or series of transactions. The Advisor hereby agrees to a reduction in the amount of the Real Estate Commission to which the Advisor is entitled in connection with the Transaction. The Advisor, the Company and the Company OP agree that the reduced Real Estate Commission payable to the Advisor shall be $8.4 million.
2.	Pursuant to Section 5.1 of the Company OP Agreement, the Special Limited Partner is entitled to certain subordinated distributions of net sales proceeds from the Company OP (the “SLP Interest”). Upon an Investment Liquidity Event (as defined in the Company OP Agreement), the Special Limited Partner’s right to receive its SLP Interest is accelerated to the time of such Investment

Liquidity Event and the amount of the SLP Interest is fixed as of the Investment Liquidity Event (the “Investment Liquidity Amount”). The Company, the Company OP and the Special Limited Partner hereby acknowledge and agree that the Transaction is an Investment Liquidity Event.
3.	Pursuant to Section 8.7(b) of the Company OP Agreement, if the Special Limited Partner is entitled to the Investment Liquidity Amount, the Special Limited Partner has the right to contribute its SLP Interest to the Company OP in exchange for a number of Company OP Units equal to the quotient of (a) the Investment Liquidity Amount divided by (b) the product of (i) the fair market value of one share of Company Common Stock on the date of the Investment Liquidity Event multiplied by (ii) the Exchange Factor (as defined in the Company OP Agreement). The Special Limited Partner hereby elects to contribute its SLP Interest to the Company OP in exchange for Company OP Units and the Company, the Company OP and the Special Limited Partner hereby acknowledge and agree that such contribution and exchange shall be made pursuant to customary contribution or assignment documentation and shall be effective immediately prior to the consummation of the Transaction. Upon the consummation of the Transaction, each Company OP Unit will automatically be converted into a number of validly issued Parent OP Units equal to the Exchange Ratio. Furthermore, the Special Limited Partner may desire to exchange or convert all or a portion of the Parent OP Units to be received as a result of the Transaction for Parent Common Stock, or, at the election of Parent, cash, and the Special Limited Partner, Parent, Parent OP, the Company and the Company OP will agree in good faith to any such exchange or conversion into Parent Common Stock or cash at least 5 days prior to the Closing Date; provided, that if the Special Limited Partner does not exchange or convert the Parent OP Units to be received as a result of the Transaction in connection with the Closing, the Special Limited Partner shall have the option to cause Parent to acquire such Parent OP Units for cash at any time during the 24 month period commencing on the date immediately after the date that is the two-year anniversary of the date on which the Special Limited Partner was issued its original interest in the Company OP for an amount equal to the Cash Amount (as defined in the limited partnership agreement of the Parent OP) per Parent OP Unit.
4.	Pursuant to Section 10(i) of the Advisory Agreement and Section 16.1 of the Company OP Agreement, the Advisor is entitled to receive Class B Units (as defined in the Company OP Agreement) in the Company OP within 30 days of the end of each quarter, commencing with the calendar quarter beginning July 1, 2012. The Class B Units are issued pursuant to the terms of the Company OP Agreement quarterly in arrears, subject to the approval of the Company’s board of directors. As of the date hereof, 121,769 Class B Units have been issued or approved for issuance to the Advisor. Furthermore, it is expected that additional Class B Units will be issued to the Advisor in connection with its asset management services through and including the Closing Date. Any Class B Units earned and issuable for the period from the date hereof up to an including the Closing Date shall be issued immediately prior to the Closing and shall be subject to the terms of this letter agreement. When issued, the Class B Units are subject to forfeiture until both an economic hurdle and a performance hurdle have been met in accordance with Section 16.2(a) of the Company OP Agreement. It is expected that the economic hurdle will be met prior to the Closing Date. The performance hurdle will be met if the Advisor continues to be the Advisor at the Closing of the Transaction. Accordingly, the Company, the Company OP and the Advisor hereby acknowledge and agree that, provided the economic hurdle is met prior to the Closing Date and the Advisor continues to be the advisor under the Advisory Agreement as contemplated in paragraph 7 hereof, both the economic hurdle and the performance hurdle will be met upon the consummation of the Transaction, and at such time no Class B Units held by the Advisor will continue to be subject to forfeiture.
5.	Pursuant to Section 16.4 of the Company OP Agreement, the Class B Units are convertible automatically into Company OP Units at such time as the Advisor’s capital account with respect to a Class B Unit is equal to the average capital account balance attributable to an outstanding Company OP Unit (as determined on a unit-by-unit basis). Pursuant to subparagraph 1(c)(ii) of Exhibit B of the Company OP Agreement, the Advisor is entitled to special allocations of unrealized appreciation in the value of, and net property gain from the sale of, the Company OP’s assets. Furthermore, pursuant to Section 16.4(b) of the Company OP Agreement, the Advisor has the right up to twice per year to cause the Company OP to adjust the book value of its assets to fair market value, a “book-up”, by making a capital contribution of more than a de minimis amount to the Company OP in exchange for Company OP Units. The Advisor hereby elects to make such a capital contribution to the Company OP in exchange for Company OP Units prior to the consummation of the Transaction, if necessary to be effective, in order to cause such an adjustment and allow it to convert the maximum number of Class B Units to Company OP Units in connection with the consummation of the Transaction, and the Company and the Company OP hereby acknowledge and agree to allow the Advisor to make such capital contributions in order to effectuate a book-up prior to the Closing Date. The amount of the capital contribution, if any, and the number of Company OP Units issuable will be agreed to in good faith by the Company, the Company OP and the Advisor. Upon the consummation of the Transaction, each Company OP Unit will automatically be converted into a number of validly issued Parent OP Units equal to the Exchange Ratio. The Advisor agrees that these Parent OP Units are subject to a minimum two-year holding period prior to being exchangeable into Parent Common Stock which holding period includes the period during which the Advisor held the relevant Class B Units.
6.	The Company, the Company OP and the Advisor hereby acknowledge and agree that there may be a number of unconverted Class B Units on the Closing Date and that, in accordance with Section 3.1 of the Merger Agreement, each unconverted Class B Unit will be converted automatically into a number of Parent Class B Units equal to the Exchange Ratio.
7.	In order to facilitate the smooth transition of advisory services following the consummation of the Transaction, Parent, the Parent OP, Merger Sub, the Company, the Company OP, and the Advisor agree that the Advisory Agreement will be extended for a 60 day period following the Closing Date pursuant to the terms substantially in the form Amendment and Acknowledgement of Termination of Second Amended and Restated Advisory Agreement attached hereto as Exhibit A.
8.	In order to facilitate the smooth transition of property management services following the consummation of the Transaction, Parent, the Parent OP, Merger Sub, the Company, the Company OP and the Manager agree that the Property Management and Leasing Agreement will be extended for a 60 day period following the Closing Date pursuant to the terms substantially in the form Amendment and Acknowledgement of Termination of Property Management and Leasing Agreement attached hereto as Exhibit B.

The parties hereto agree that this letter agreement satisfies any notice requirements with respect to (a) the contribution of the SLP Interest to the Company OP in exchange for Company OP Units and (b) the election to cause a book-up event.

Each of the Company, Parent, the Company OP, the Special Limited Partner, the Advisor and the Manager, as applicable, represent and warrant that (a) each has the necessary power and authority to enter into this letter agreement and to carry out its obligations hereunder and (b) no consents, approvals, authorizations or other actions are required for the Company, Parent, the Company OP, the Special Limited Partner, the Advisor or the Manager to execute, deliver and perform their respective obligations under this letter agreement.

This letter agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and together with this letter agreement shall be deemed to be one and the same instrument. This letter agreement shall terminate concurrently with any termination of the Merger Agreement without a Closing. This letter agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York (without reference to the choice of law provisions).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this side letter as of the date first written above.

AMERICAN REALTY CAPITAL TRUST IV, INC.

By:	/s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: President and Chief Operating Officer

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP IV, L.P.

By:	AMERICAN REALTY CAPITAL TRUST IV, INC., Its general partner
By:	/s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: President and Chief Operating Officer

AMERICAN REALTY CAPITAL ADVISORS IV, LLC

By:	AMERICAN REALTY CAPITAL TRUST IV SPECIAL LIMITED PARTNER, LLC, Its Member
By:	AR CAPITAL, LLC, Its managing member
By:	/s/ Edward M. Weil, Jr. Name: Edward M. Weil. Jr. Title: Authorized Signatory

AMERICAN REALTY CAPITAL TRUST IV
SPECIAL LIMITED PARTNER, LLC

By:	AR CAPITAL, LLC, Its managing member
By:	/s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: Authorized Signatory

AMERICAN REALTY CAPITAL PROPERTIES IV, LLC

By:	AMERICAN REALTY CAPITAL TRUST IV SPECIAL LIMITED PARTNER, LLC, Its member
By:	AR CAPITAL, LLC, Its managing member
By:	/s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr. Title: Authorized Signatory

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chairman and Chief Executive Officer

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

By:	AMERICAN REALTY CAPITAL PROPERTIES, INC., Its general partner
By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chairman and Chief Executive Officer

THUNDER ACQUISITION LLC

By:	AMERICAN REALTY CAPITAL PROPERTIES, INC., Its sole member
By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Chairman and Chief Executive Officer

EXHIBIT A

EXHIBIT B

ANNEX C

[Letterhead of Citigroup Global Markets Inc.]

July 1, 2013

The Board of Directors
American Realty Capital Properties, Inc.
405 Park Avenue, 15th Floor
New York, New York 10022

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to American Realty Capital Properties, Inc. (“ARCP”) of the Merger Consideration (defined below) to be paid by ARCP pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 1, 2013 (the “Merger Agreement”), by and among ARCP, ARC Operating Partnership, L.P., the operating partnership of ARCP (“ARCP OP”), Thunder Acquisition, LLC, a wholly owned subsidiary of ARCP (“Merger Sub”), American Realty Capital Trust IV, Inc. (“ARCT IV”) and American Realty Capital Operating Partnership IV, L.P., the operating partnership of ARCT IV (“ARCT IV OP”). As more fully described in the Merger Agreement, (i) ARCT IV will be merged with and into Merger Sub (the “Merger”) and (ii) each outstanding share of common stock, par value $0.01 per share, of ARCT IV (“ARCT IV Common Stock”) (other than shares of ARCT IV Common Stock held by any wholly owned subsidiary of ARCT IV, by ARCP or by any subsidiary of ARCP) will be converted into the right to receive, at the option of the holder thereof, either (A) $30.00 in cash (the “Cash Consideration”) or (B) that number of shares of common stock, par value $0.01 per share, of ARCP (“ARCP Common Stock”) equal to the Exchange Ratio (as defined in the Merger Agreement and summarized below) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), subject to certain limitations and proration and adjustment procedures set forth in the Merger Agreement (as to which we express no opinion), including a limit on the maximum number of shares of ARCT IV Common Stock that may be converted into the right to receive the Cash Consideration equal to 25% of the total number of shares of ARCT IV Common Stock issued and outstanding immediately prior to the effective time of the Merger. The Merger Agreement also provides that ARCT IV OP will merge with and into ARCP OP (the “Partnership Merger” and, together with the Merger, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

As more fully described in the Merger Agreement, the “Exchange Ratio” means (i) 2.05, if the volume weighted average closing sale price of a share of ARCP Common Stock on the NASDAQ Stock Market over the five consecutive trading days ending on the trading day immediately prior to the closing date of the Transaction is equal to or greater than $14.94, and (ii) if such volume weighted average closing sale price of a share of ARCP Common Stock is less than $14.94, then the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by such volume weighted average closing sale price. As more fully described in the Merger Agreement, if such volume weighted average closing sale price of a share of ARCP Common Stock is less than $14.94, then ARCP may elect to deliver to holders of ARCT IV Common Stock for each share of ARCT IV Common Stock they hold (other than shares of ARCT IV Common Stock held by any wholly owned subsidiary of ARCT IV, by ARCP or by any subsidiary of ARCP), in lieu of that number of shares of ARCP Common Stock equal to the Exchange Ratio, 2.05 shares of ARCP Common Stock, plus an amount in cash equal to (A) the excess of the Exchange Ratio over 2.05, multiplied by (B) such volume weighted average closing sale price (such cash amount, the “Alternative Stock Consideration”).

We note that ARCP has recently entered into an agreement and plan of merger with CapLease, Inc. (“CapLease”), pursuant to which, among other things, CapLease will merge with and into a wholly owned subsidiary of ARCP (the “CapLease Acquisition”), and that ARCT IV has recently entered into a purchase and sale agreement with certain subsidiaries of GE Capital to, among other things, acquire a portfolio of properties (the “ARCT IV GE Acquisition”), pursuant to which, on June 28, 2013, ARCT IV acquired certain of such properties from GE Capital contemplated by such agreement, with the remainder of the properties contemplated to be acquired from GE Capital pursuant to such agreement to be acquired at a later date.

The Board of Directors
American Realty Capital Properties, Inc.
July 1, 2013

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of ARCP and certain senior officers and other representatives and advisors of ARCT IV, as well as with the affiliated external manager that manages both ARCP and ARCT IV, concerning the businesses, operations and prospects of ARCP and ARCT IV. We examined certain publicly available business and financial information relating to ARCP and ARCT IV, as well as certain financial forecasts and other information and data relating to ARCP and ARCT IV, which were provided to or discussed with us by the external manager of ARCP and ARCT IV, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the external manager of ARCP and ARCT IV to result from the Transaction. We understand that the CapLease Acquisition and the ARCT IV GE Acquisition are reflected in the financial forecasts and other information and data relating to ARCP and ARCT IV, as applicable, provided to or discussed with us, and, at your instruction, we have held discussions with the external manager of ARCP and ARCT IV regarding their assessment of the strategic rationale for, and the potential benefits of, the CapLease Acquisition and the ARCT IV GE Acquisition, as applicable. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of ARCP Common Stock and ARCT IV Common Stock; the historical and projected earnings and other operating data of ARCP and ARCT IV; and the capitalization and financial condition of ARCP and ARCT IV. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of ARCP and ARCT IV. We also evaluated certain potential pro forma financial effects of the Transaction on ARCP, which reflect certain potential pro forma financial effects of the CapLease Acquisition and the ARCT IV GE Acquisition on ARCP and ARCT IV, as applicable. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, with your consent, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the external manager of ARCP and ARCT IV that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to ARCP and ARCT IV provided to or otherwise reviewed by or discussed with us, we have been advised by the external manager of ARCP and ARCT IV that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the external manager of ARCP and ARCT IV as to the future financial performance of ARCP and ARCT IV, the potential strategic implications and operational benefits anticipated to result from the Transaction and the other matters covered thereby, and we have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We also have relied, with your consent, upon the assessment of the external manager of ARCP and ARCT IV as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets, and we have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on ARCP, ARCT IV or the contemplated benefits of the Transaction.

The Board of Directors
American Realty Capital Properties, Inc.
July 1, 2013

We have assumed, with your consent, that the CapLease Acquisition and the ARCT IV GE Acquisition will be consummated in accordance with their terms and in a manner consistent with the assumptions underlying the financial forecasts relating to ARCP and ARCT IV, and that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ARCP, ARCT IV or the contemplated benefits of the Transaction. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Partnership Merger will qualify as an asset-over form of merger under Treasury Regulations Section 1.708-1(c)(3)(i). We have been advised by ARCP and ARCT IV, respectively, that ARCP has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2011 and that ARCT IV has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2012. We have assumed, with your consent, that the Transaction will not adversely affect such status or operations of ARCP or ARCT IV. In addition, we have assumed, with your consent, that the surviving entity in the Merger will constitute a disregarded entity for U.S. federal income tax purposes.

Our opinion, as set forth herein, relates to the relative values of ARCP and ARCT IV. We are not expressing any opinion as to what the value of ARCP Common Stock actually will be when issued pursuant to the Merger or the price at which ARCP Common Stock or ARCT IV Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ARCP or ARCT IV (or of CapLease or the properties that may be acquired pursuant to the ARCT IV GE Acquisition), nor have we made any physical inspection of the properties or assets of ARCP or ARCT IV (or of CapLease or the properties that may be acquired pursuant to the ARCT IV GE Acquisition). We also have not made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters, and we have been advised by the external manager of ARCP and ARCT IV, and therefore have assumed, that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We express no view as to, and our opinion does not address, the underlying business decision of ARCP to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for ARCP or the effect of any other transaction in which ARCP or ARCT IV might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration. Our opinion is limited to the fairness, from a financial point of view, to ARCP of the Merger Consideration to be paid in the Merger and we express no view regarding, and our opinion does not address, any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party to the Transaction or other amounts payable in connection with the Transaction, including any fee or other amount payable to the external manager of ARCP and ARCT IV. In addition, we express no view as to the CapLease Acquisition and the ARCT IV GE Acquisition, or any of the terms or conditions thereof. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. As you are aware, the credit, financial and stock markets have been experiencing significant volatility, and we express no opinion or view as to any potential effects of such volatility on ARCP, ARCT IV or the Transaction. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

The Board of Directors
American Realty Capital Properties, Inc.
July 1, 2013

Citigroup Global Markets Inc. has acted as financial advisor to ARCP in connection with the proposed Merger and will receive a fee for such services contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. An affiliate of Citi engaged in the commercial lending business is acting as lender for a credit facility to be used by ARCP in connection with the Transaction, for which services such entity would receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of ARCP and ARCT IV for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with ARCP, ARCT IV and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of ARCP in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by ARCP in the Merger is fair, from a financial point of view, to ARCP.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

ANNEX D

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

July 1, 2013

The Board of Directors
American Realty Capital Trust IV, Inc.
405 Park Avenue, 15th Floor
New York, New York 10022

Members of the Board of Directors:

We understand that American Realty Capital Trust IV, Inc. (“ARCT IV”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and among American Realty Capital Properties, Inc. (“ARCP”), ARC Properties Operating Partnership, L.P., a wholly owned subsidiary and operating partnership of ARCP (“ARCP Operating Partnership”), Thunder Acquisition, LLC, a wholly owned subsidiary of ARCP (“Merger Sub”), ARCT IV and American Realty Capital Operating Partnership IV, L.P., a wholly owned subsidiary and operating partnership of ARCT IV (“ARCT IV Operating Partnership”), pursuant to which, among other things, ARCT IV will merge with and into Merger Sub (the “Merger”) and each outstanding share of the common stock, $0.01 par value per share, of ARCT IV (“ARCT IV Common Stock”) will be converted into the right to receive either, at the option of the holder thereof and subject to certain limitations and proration procedures set forth in the Agreement (as to which we express no opinion), (i) $30.00 in cash (the “Cash Consideration”) or (ii) (a) if the Parent Market Price (as defined in the Agreement) is equal to or greater than $14.94, 2.05 shares of the common stock, par value $0.01 per share, of ARCP (“ARCP Common Stock”), and (b) if the Parent Market Price is less than $14.94, a number of shares of ARCP Common Stock equal to the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by the Parent Market Price (such number of shares payable pursuant to this clause (ii), the “Stock Consideration”); provided that, if the Parent Market Price is less than $14.94, ARCP may, in its discretion, elect to pay the Alternative Stock Consideration (as defined in the Agreement) with respect to all Stock Election Shares (as defined in the Agreement and, together with the Cash Consideration and the Stock Consideration, the “Consideration”); and provided, further, that the maximum number of shares of ARCT IV Common Stock that may be converted into the Cash Consideration shall be 25% of the number of shares of ARCT IV Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement). The Agreement also provides that ARCT IV Operating Partnership will merge with and into ARCP Operating Partnership (the “Partnership Merger” and, together with the Merger, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ARCT IV Common Stock (other than ARCP and its affiliates) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to ARCT IV and ARCP;
(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ARCT IV furnished to or discussed with us by the external manager of ARCT IV, including certain financial forecasts relating to ARCT IV prepared by such external manager and approved for our use by ARCT IV (such forecasts, “ARCT IV Forecasts”);
(3)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ARCP furnished to or discussed with us by the external manager of ARCP, including certain financial forecasts relating to ARCP prepared by such external manager and approved for our use by ARCP (such forecasts, “ARCP Forecasts”);

The Board of Directors
American Realty Capital Trust IV, Inc.

(4)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the external manager of ARCP to result from the Transaction and approved for our use by ARCP;
(5)	discussed the past and current business, operations, financial condition and prospects of ARCT IV and ARCP and certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets with their external managers;
(6)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of ARCP, including the potential effect on ARCP’s estimated funds from operations and estimated adjusted funds from operations;
(7)	reviewed the trading history for ARCP Common Stock and a comparison of such trading history with the trading histories of other companies we deemed relevant;
(8)	compared certain financial information of ARCT IV and certain financial and stock market information of ARCP with similar information of other companies we deemed relevant;
(9)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;
(10)	reviewed the relative financial contributions of ARCT IV and ARCP to the future financial performance of the combined company on a pro forma basis;
(11)	considered the results of our efforts on behalf of ARCT IV to solicit, at the direction of ARCT IV, indications of interest and definitive proposals from third parties with respect to a possible acquisition of ARCT IV;
(12)	reviewed a draft, dated July 1, 2013, of the Agreement (the “Draft Agreement”) and certain related documents; and
(13)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. As you are aware, ARCT IV and ARCP are each managed by affiliated external managers and we have relied upon the assurances of each of their respective managers that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to ARCT IV Forecasts and ARCP Forecasts, we have been advised by each of their respective external managers and have assumed, with the consent of ARCT IV, that the respective forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such external managers as to the future financial performance of ARCT IV and ARCP. With respect to the Cost Savings, we have been advised by the external manager of ARCP, and have assumed, with the consent of ARCT IV, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such external manager as to such matters. We also have relied, at the direction of ARCT IV, upon the assessments of the external managers as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and we have assumed that there will be no developments with respect to any such matters that would have an adverse effect on ARCT IV, ARCP or the Transaction (including the contemplated benefits thereof).

The Board of Directors
American Realty Capital Trust IV, Inc.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ARCT IV, ARCP or any other entity, nor have we made any physical inspection of the properties or assets of ARCT IV, ARCP or any other entity. We also have not made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases, loans or any other matters and we have been advised by the external managers and therefore have assumed, with the consent of ARCT IV, that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We have not evaluated the solvency or fair value of ARCT IV, ARCP or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of ARCT IV, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on ARCT IV, ARCP or the Transaction (including the contemplated benefits thereof). We also have assumed, at the direction of ARCT IV, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us. We further have assumed, at the direction of ARCT IV, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Partnership Merger will qualify as an asset-over form of merger under Treasury Regulations Section 1.708-1(c)(3)(i). We have been advised by ARCT IV and ARCP that each of ARCT IV and ARCP has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable years ended December 31, 2012 and December 31, 2011, respectively, and have assumed, at the direction of ARCT IV, that the Transaction will not adversely affect such status or operations of ARCT IV or ARCP. In addition, we have assumed, at the direction ARCT IV, that the surviving entity in the Merger will constitute a disregarded entity for U.S. federal income tax purposes.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the form or structure of the Consideration or any election, limitations or proration procedures relating thereto, or any terms, aspects or implications of the Partnership Merger, any fee payable to the external manager or other amounts payable in connection with the Transaction or any other arrangements, agreements or understandings entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of ARCT IV Common Stock (other than ARCP and its affiliates) and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors, managers or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to ARCT IV or in which ARCT IV might engage or as to the underlying business decision of ARCT IV to proceed with or effect the Transaction. We also are not expressing any view or opinion with respect to, and have relied, with the consent of ARCT IV, upon the assessments of ARCT IV’s representatives regarding, legal, regulatory, accounting, tax and similar matters relating to ARCT IV, ARCP and the Transaction (including the contemplated benefits thereof) as to which we understand that ARCT IV obtained such advice as it deemed necessary from qualified professionals. We further are not expressing any opinion as to what the value of ARCP Common Stock actually will be when issued or the prices at which ARCP Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

The Board of Directors
American Realty Capital Trust IV, Inc.

We have acted as financial advisor to ARCT IV in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, ARCT IV has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ARCT IV, ARCP and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ARCT IV and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as an arranger and documentation agent for, and lender under, certain credit facilities of ARCT IV and certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ARCP and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a financial advisor to ARCP in connection with its acquisition of American Realty Capital Trust III, Inc., (ii) acting as a placement agent under an equity distribution agreement with ARCP and one of its affiliates in connection with ARCP’s previously announced $60 million “at-the-market” offering program and (iii) having acted or acting as syndication agent for, and lender under, certain credit facilities of ARCP and certain of its affiliates.

In addition, we acted as a financial advisor to a third party in connection with such third party’s recent sale of assets to ARCP and ARCT IV, respectively.

It is understood that this letter is for the benefit and use of the Board of Directors of ARCT IV (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on ARCT IV, ARCP or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of ARCT IV Common Stock (other than ARCP and its affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

INDEX OF UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

American Realty Capital Properties, Inc.
Unaudited Pro Forma Consolidated Balance Sheet

The following unaudited pro forma Consolidated Balance Sheet is presented as if American Realty Capital Properties, Inc. (“the Company” or “ARCP”) had acquired the following on March 31, 2013: (i) a portfolio of 447 properties (including three other revenue generating assets), 400 of which are subject to property leases and 47 of which are subject to direct financing leases, from certain affiliates of GE Capital Corp. (“GE Capital Portfolio”), (ii) CapLease, Inc. (“CapLease”), (iii) American Realty Capital Trust IV, Inc. (“ARCT IV”), including ARCT IV's acquisition of a portfolio of 955 properties to be acquired from affiliates of GE Capital, 943 of which are subject to property leases and 12 of which are subject to direct financing leases (“ARCT IV GE Capital Portfolio”) and (iv) the individual properties purchased by ARCP and ARCT IV from April 1, 2013 to June 30, 2013, including the related financing thereon. In conjunction with the merger with CapLease, the Company will redeem all the outstanding shares of CapLease’s preferred stock for $25.00 per share as well as exchange all of the outstanding shares of CapLease’s common stock including common stock equivalents (partnership units and restricted shares) for $8.50 per share in exchange for all of the assets and liabilities of CapLease (“CapLease Merger”). In conjunction with the purchase of the GE Capital Portfolio, the Company paid $774 million, exclusive of closing costs, in exchange for the 447 properties (including three other revenue generating assets). In conjunction with the merger of ARCP with ARCT IV (the “ARCT IV Merger”), the Company will exchange up to 25% of the outstanding shares of ARCT IV's common stock for $30.00 in cash and each remaining share will be exchanged for either (A) a number of shares of the ARCP common stock equal to the Exchange Ratio (as defined below), the (“Stock Consideration”), or (B) only if the Market Price (as defined below) is less than $14.94, and subject to certain conditions, 2.05 shares of ARCP’s common stock and an amount in cash equal to the product obtained by multiplying the excess of the Exchange Ratio over 2.05 by the Market Price, (the “Alternative Stock Consideration”). The “Exchange Ratio” means (1) if the volume weighted average closing sale price of a share of ARCP’s common stock over the five (5) consecutive trading days on the NASDAQ Global Select Market (the “NASDAQ”), ending on the trading day immediately prior to the closing date of the ARCT IV Merger (as defined below), as reported in The Wall Street Journal (the “Market Price”), is equal to or greater than $14.94, then 2.05, and (2) if the Market Price is less than $14.94, then the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by the Market Price.

The GE Capital Portfolio purchase closed on June 27, 2013. Therefore, the GE Capital Portfolio information presented in the unaudited pro forma Consolidated Balance Sheet and the unaudited pro forma Consolidated Statements of Operations reflects the final purchased portfolio.

The CapLease Merger is expected to close in the third quarter of 2013. However, as of July 18, 2013, the consummation of the CapLease Merger has not yet occurred and, although the Company believes that the completion of the CapLease Merger is probable, the closing of the CapLease Merger is subject to a vote by the CapLease common stockholders and other customary conditions, and therefore there can be no assurance that the CapLease Merger will be consummated. Accordingly, the Company cannot assure that the CapLease Merger as presented in the unaudited pro forma Consolidated Balance Sheet and unaudited pro forma Consolidated Statements of Operations will be completed based on the terms of the CapLease Merger or at all.

ARCP and ARCT IV are considered to be entities under common control. Both Companies’ advisors are wholly owned subsidiaries of the Companies’ sponsor, AR Capital, LLC. The sponsor and its related parties have ownership interests in ARCP through the ownership of shares of common stock and other equity interests. In addition, the advisors of both companies are contractually eligible to charge significant fees for their services to both of the companies including asset management fees, fees for the arrangement of financing and incentive fees and other fees. Due to the significance of these fees, the advisors and ultimately the sponsor are determined to have a significant economic interest in both companies in addition to having the power to direct the activities of the companies through the advisory agreements, which qualifies them as affiliated companies under common control in accordance with Accounting Principles Generally Accepted in the United States of America, or U.S. GAAP. The acquisition of an entity under common control is accounted for on the carryover basis of accounting whereby the assets and liabilities of the companies are recorded upon the merger on the same basis as they were carried by the companies on the merger date.

The ARCT IV Merger is expected to close in the third quarter of 2013. However, as of July 18, 2013, the consummation of the ARCT IV Merger has not yet occurred and although the Company believes that the completion of the ARCT IV Merger is probable, the closing of the ARCT IV Merger is subject to a vote by the common stockholders of each of the Company and ARCT IV and other customary conditions, and therefore there can be no assurance that the ARCT IV Merger will be consummated. Accordingly, the Company cannot assure that the ARCT IV Merger as presented in the unaudited pro forma Consolidated Balance Sheet and unaudited pro forma Consolidated Statements of Operations will be completed based on the terms of the ARCT IV Merger or at all.

As of July 18, 2013, ARCT IV has acquired 377 properties of the ARCT IV GE Capital Portfolio, 371 of which are subject to property leases and six of which are subject to direct financing leases, for an aggregate purchase price of $528.2 million. The remainder of the ARCT IV GE Capital Portfolio is expected to close in the third quarter of 2013. The purchase and sale agreement, however, includes provisions that allow the Company to exclude certain properties based on criteria related to issues with obtaining clear title to the property and properties exceeding certain delinquency thresholds among other provisions. Therefore, the Company cannot assure that all 955 properties in the GE Capital Portfolio presented in the accompanying Unaudited Pro Forma Consolidated Balance Sheet or the Unaudited Pro Forma Consolidated Statements of Operations will be included in the final purchased portfolio. Additionally, as of July 18, 2013, ARCT IV has not acquired all of the properties and, although the closing of the remainder of the acquisition is subject to certain conditions, including the completion of due diligence, there can be no assurance that ARCT IV will acquire any or all of the remaining 578 properties, however, ARCT IV believes that the completion of such acquisitions is probable.

This financial statement should be read in conjunction with the unaudited pro forma Consolidated Statement of Operations and the Company’s historical financial statements and notes thereto. The pro forma Consolidated Balance Sheet is unaudited and is not necessarily indicative of what the actual financial position would have been had the Company acquired the individual properties, the GE Capital Portfolio, CapLease, or ARCT IV, including the ARCT IV GE Capital Portfolio, as of March 31, 2013, nor does it purport to present the future financial position of the Company.

American Realty Capital Properties, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
March 31, 2013
(In thousands)

	ARCP Historical (1)	Subsequent Activity Adjustments (2)		GE Capital Portfolio (3)		ARCP as Adjusted	CapLease Historical (4)	CapLease Merger Related Adjustments (5)		ARCP as Adjusted with CapLease Pro Forma	ARCT IV Historical (6)	ARCT IV Subsequent Activity Adjustments (7)		ARCT IV GE Capital Portfolio (8)		ARCT IV Merger Related Adjustments (9)		ARCP Pro Forma
Assets
Real estate investments, at cost:
Land	$298,280	$14,670	(10)	$193,052	(10)	$506,002	$223,544	$1,503	(10)	$731,049	$39,326	$66,699	(10)	$387,667	(10)	$—		$1,224,741
Buildings, fixtures and improvements	1,521,505	74,672	(10)	450,456	(10)	2,046,633	1,452,218	9,761	(10)	3,508,612	161,868	275,598	(10)	904,557	(10)	—		4,850,635
Construction in progress	—	—		—		—	19,309	—		19,309	—	—		—		—		19,309
Acquired intangible lease assets	241,501	14,989	(10)	62,946	(10)	319,436	171,393	1,152	(10)	491,981	24,875	45,498	(10)	125,247	(10)	—		687,601
Total real estate investments, at cost	2,061,286	104,331		706,454		2,872,071	1,866,464	12,416		4,750,951	226,069	387,795		1,417,471		—		6,782,286
Less: accumulated depreciation and amortization	(81,207)	—		—		(81,207)	(324,495)	324,495	(11)	(81,207)	(1,954)	—		—		—		(83,161)
Total real estate investments, net	1,980,079	104,331		706,454		2,790,864	1,541,969	336,911		4,669,744	224,115	387,795		1,417,471		—		6,699,125
Cash and cash equivalents	52,412	751,669		(787,258)		16,823	71,869	(19,210)		69,482	1,067,095	(383,949)		(702,158)		(5,800	)(24)	44,670
Investment in direct financing leases, net	—	—		67,518	(10)	67,518	—	—		67,518	—	—		3,900		—		71,418
Investment securities, at fair value	4	—		—		4	59,929	—		59,933	61,600	—		—		—		121,533
Loans held for investment, net	—	—		—		—	25,334	4,053 (12)		29,387	—	—		—		—		29,387
Restricted cash	1,287	—		—		1,287	449	—		1,736	—	—		—		—		1,736
Prepaid expenses and other assets	15,397	—		—		15,397	74,684	(32,023	)(13)	58,058	6,129	—		—		1,070 (24)		65,257
Deferred costs, net	38,244	—		—		38,244	10,022	(10,022	)(14)	38,244	—	—		—		—		38,244
Assets held for sale	679	—		—		679	—	—		679	—	—		—		—		679
Receivable for issuance of common stock	—	—		—		—	—	—		—	169,097	—		—		—		169,097
Goodwill and other intangible assets	—	—		—		—	—	105,574	(15)	105,574	—	—		—		—		105,574
Total assets	$2,088,102	$856,000		$(13,286)		$2,930,816	$1,784,256	$385,283		$5,100,355	$1,528,036	$3,846		$719,213		$(4,730)		$7,346,720

American Realty Capital Properties, Inc.
Unaudited Pro Forma Consolidated Balance Sheet — (continued)
March 31, 2013
(In thousands)

	ARCP Historical (1)	Subsequent Activity Adjustments (2)	GE Capital Portfolio (3)	ARCP as Adjusted	CapLease Historical (4)	CapLease Merger Related Adjustments (5)		ARCP as Adjusted with CapLease Pro Forma	ARCT IV Historical (6)	ARCT IV Subsequent Activity Adjustments (7)	ARCT IV GE Capital Portfolio (8)	ARCT IV Merger Related Adjustments (9)		ARCP Pro Forma
Liabilities and Equity
Mortgage notes payable	$265,118	$—	$—	$265,118	$1,020,207	$65,428	(14)	$1,350,753	$—	$2,124	$—	$—		$1,352,877
Secured term loan	—	—	—	—	66,485	(3,363	)(14)	63,122	—	—	—	—		63,122
Secured credit agreements	—	—	—	—	57,009	—		57,009	—	—	739,112	—		796,121
Unsecured credit facility	640,000	(40,000)	—	600,000	—	801,903	(16)	1,401,903	—	—	—	558,346	(25)	1,960,249
Convertible senior notes	—	—	—	—	19,210	(19,210	)(17)	—	—	—	—	—		—
Other long-term debt	—	—	—	—	30,930	(4,173	)(14)	26,757	—	—	—	—		26,757
Convertible obligation to preferred investors	—	452,652	—	452,652	—	(452,652	)(18)	—	—	—	—	—		—
Derivatives, at fair value	5,012	—	—	5,012	—	—		5,012	—	—	—	—		5,012
Accounts payable, accrued expenses and other liabilities	6,589	—	—	6,589	57,780	(99	)(13)	64,270	16,579	—	—	—		80,849
Deferred rent	5,270	—	—	5,270	—	—		5,270	148	—	—	—		5,418
Distributions payable	92	—	—	92	9,683	—		9,775	6,619	—	—	—		16,394
Total liabilities	922,081	412,652	—	1,334,733	1,261,304	387,834		2,983,871	23,346	2,124	739,112	558,346		4,306,799
Preferred stock	8	—	—	8	171,110	(171,110	)(19)	8	—	—	—	—		8
Common stock	1,543	294	—	1,837	795	(795	)(19)	1,837	694	17	—	1,093	(26)	3,641
Additional paid-in capital	1,335,863	443,054	—	1,778,917	350,425	196,976	(20)	2,326,318	1,522,650	1,705	—	(532,299	)(26)	3,318,374
Accumulated other comprehensive loss	(5,018)	—	—	(5,018)	(399)	399	(21)	(5,018)	335	—	—	—		(4,683)
Accumulated deficit	(290,484)	—	(13,286)	(303,770)	—	(27,000	)(22)	(330,770)	(18,989)	—	(19,899)	(107,268	)(22)	(476,926)
Total stockholders' equity	1,041,912	443,348	(13,286)	1,471,974	521,931	(1,530)		1,992,375	1,504,690	1,722	(19,899)	(638,474)		2,840,414
Non-controlling interests	124,109	—	—	124,109	1,021	(1,021	)(23)	124,109	—	—	—	75,398	(27)	199,507
Total equity	1,166,021	443,348	(13,286)	1,596,083	522,952	(2,551)		2,116,484	1,504,690	1,722	(19,899)	(563,076)		3,039,921
Total liabilities and equity	$2,088,102	$856,000	$(13,286)	$2,930,816	$1,784,256	$385,283		$5,100,355	$1,528,036	$3,846	$719,213	$(4,730)		$7,346,720

American Realty Capital Properties, Inc.
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1)	Reflects the historical Balance Sheet of American Realty Capital Properties, Inc. for the period indicated.
(2)	Reflects adjustments to best reflect the current portfolio, debt balances and capital structure including adjustments to:
(i)	Reflect ARCP property acquisitions from April 1, 2013 to June 30, 2013.
(ii)	Reflect adjustments for the issuance on June 7, 2013, pursuant to private placement transactions for which definitive agreements were entered into on June 4, 2013, of (i) 29.4 million shares of common stock for aggregate gross proceeds of $455.0 million and (ii) 28.4 million shares of Series C Convertible Preferred Stock for aggregate gross proceeds of $445.0 million (fees and closing costs incurred in connection with raising these funds aggregated $4.0 million). The Series C Convertible Preferred Stock will pay a 5.81% dividend. Within three business days following the earliest to occur of (A) the closing of the Company’s merger with CapLease, Inc. (“CapLease”), (B) the first trading day following (a) an announcement that CapLease has accepted a competing offer (which did not occur within the time specified in the CapLease merger agreement) or (b) the Company’s merger agreement with CapLease is otherwise terminated, and (C) December 31, 2013, the Company will have the option to: (I) convert all shares of Series C Convertible Preferred Stock into such number of shares of the Company’s common stock equal to the par value of the Company’s Series C Convertible Preferred Stock divided by the lowest of (i) a 2% discount to the volume-weighted average trading price (“VWAP”) of the Company’s common stock for the 10 prior trading days, (ii) a 2% discount to the closing price on such date and (iii) $15.67, as adjusted from time to time (the “Conversion Price”) or (II) redeem all shares of the Company’s Series C Convertible Preferred Stock in cash at 120% of its par value.

Due to the unconditional obligation to convert into a variable number of common shares predominantly based on a fixed monetary amount or redeem the preferred shares, the preferred securities are classified as an obligation under US GAAP. In addition, ARCP is limited to the issuance of no more than approximately 3.3 million shares of the Company’s common stock on the issuance date in common stock, by rules imposed by NASDAQ regarding private placements of common stock. As a result the Company is limited, after consideration of the previously issued 29.4 million shares of common stock in the private placement, to the issuance of an additional 3.3 million shares of its common stock, with the balance of the Series C Convertible Preferred Stock to be cancelled in exchange for cash in lieu of such common stock in an amount equal to the greater of the product of such number of excess shares into which the shares of Series C Convertible Preferred Stock would have been convertible and (i) 102% of the liquidation preference, which is $15.67, as may be adjusted from time to time, and (ii) the Conversion Price valued at the one-day volume-weighted average trading price of the common stock on the applicable date. Therefore upon conversion, a portion of the shares can be converted to common stock and the remaining shares will be redeemed for cash at a premium as specified in the agreement. The preferred shares liability is recorded at fair value at issuance, which includes a $7.6 million adjustment for the fair value of the estimated amount to be paid upon conversion.

In connection with the private placement transactions described above, on June 7, 2013, the Company issued to the common stock investors 29.4 million contingent value rights and to the Series C Convertible Preferred Stock investors 28.4 million contingent value rights, which may entitle the holders of common contingent value rights to a cash payment of up to $1.50 per contingent value right and the holders of Series C Convertible Preferred contingent value rights to a cash payment of up to $2.00 per contingent value right in the future depending on the future performance of the Company's common stock, subject to certain limits. Payments to the common and Series C Convertible Preferred contingent value rights holders will be based a comparison of the issuance price of each class of security to the the volume weighted average trading price of ARCP’s common stock for 30 trading days beginning on thirtieth trading day after the issuance of the common stock on June 7, 2013 for the common stockholder, and for the Series C Convertible

Preferred stockholders, the payment will be based on the volume weighted average trading price of ARCP’s common stock for 30 trading days beginning on ninetieth trading day after the earliest to occur of: (i) the closing of the CapLease Merger; (ii) the trading day after (a) the date of an announcement that CapLease, Inc. has accepted a competing offer (which did not occur) or (b) the CapLease Acquisition is otherwise terminated; and (iii) December 31, 2013. This Pro Forma Balance Sheet excludes liabilities for any potential cash payments in respect of the contingent value rights. Depending on the volume weighted average stock price during the respective measurement periods described above, the amount to be paid out for the contingent value rights, if any, could be up to a maximum of $100.9 million. The final determination of the amount to be paid, if any, will not be known until the end of the measurement period.

(iii)	Reflect adjustment to repay the revolving portion of the Company’s unsecured line of credit from proceeds from the issuance of common and preferred stock. This repaid amount consisted of 100% of the outstanding floating-rate debt of the Company.
(3)	Reflects the properties purchased by the Company from GE Capital, which closed on June 27, 2013, including $13.3 million of closing costs on the purchase of these properties. Funding for the purchased properties was from available cash balances.
(4)	Reflects the historical Balance Sheet of CapLease for the period indicated. Balances exclude the subsequent issuance of 9.4 million shares of CapLease’s common stock for net proceeds of $53.8 million. Proceeds of $17.9 million were used by CapLease to repay its mortgage debt. These CapLease shares will be exchanged for $79.9 million in cash in conjunction with the CapLease Merger. Certain balances reported in CapLease’s previously issued financial statements have been reclassified to conform to ARCP’s presentation.
(5)	Reflects pro forma adjustments to record the assets and liabilities of CapLease at their fair values and to record cash consideration of $869.7 million to be paid to the CapLease’s shareholders and estimated CapLease Merger related costs of $27.0 million incurred in the CapLease Merger transaction.
(6)	Reflects the historical Balance Sheet of ARCT IV for the period indicated.
(7)	Reflects adjustments to record ARCT IV property acquisitions from April 1, 2013 to June 30, 2013, and related cash payments and mortgage note borrowings used to fund the acquisitions.
(8)	Reflects pro forma adjustments for the ARCT IV GE Capital Portfolio including anticipated funding on the Company’s line of credit facility at an assumed annualized interest rate of 2.40%. To date, 377 properties were acquired on June 27, 2013 by ARCT IV and 578 properties are anticipated to be acquired prior to the closing of the ARCT IV Merger.
(9)	Adjustments and pro forma balances based on the repurchase of 25% of the outstanding shares of ARCT IV's common stock for cash at $30.00 per share, which is the maximum permitted in the ARCT IV Merger agreement and the offering of 2.05 shares of ARCP’s common stock for every remaining share of ARCT IV’s common stock. If the market price of ARCP’s common stock is less than $14.94 on the ARCT IV Merger date, the ARCT IV common stockholders will be eligible for additional cash consideration for the difference between the value of ARCP’s common stock and $14.94. The pro forma balances are preliminary as the actual amounts paid in cash will not be known until the closing of the ARCT IV Merger. As the acquisition of ARCT IV by the Company will be accounted for on the carryover basis of accounting, no adjustments have been made to the fair value of the assets or liabilities.

The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes.

(10)	The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings, fixtures, and tenant improvements are based on cost segregation studies performed by independent third-parties or the Company's analysis of comparable properties in its portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates and the value of in-place leases. Depreciation is computed using the straight-line method over the estimated lives of forty years for buildings, fifteen years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as-if vacant. Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which is estimated to be nine months. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized. The value of in-place leases is amortized to expense over the initial term of the respective lease, which ranges from six to 13 years. If a tenant terminates its lease, the unamortized portion of the in-place lease value and intangible is charged to expense.

Above-market and below-market in-place lease values, if any, are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancellable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed. The allocations presented in the accompanying Pro Forma Consolidated Balance Sheet are substantially complete; however, there are certain items that will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.

(11)	Reflects the elimination of CapLease’s historical accumulated depreciation and amortization upon acquisition.
(12)	Reflects an adjustment to the fair value for loans held by CapLease for investment based upon discounted cash flows and estimates of current interest rates for loans with similar terms.
(13)	Reflects the elimination of CapLease’s existing straight-line rent adjustments.
(14)	Reflects an adjustment to the fair value of debt assumed in the CapLease Merger based on discounted cash flows and estimates of current interest rates for similar debt instruments, and write-off of the related unamortized balance of deferred financing costs incurred by CapLease on the assumed debt.
(15)	Reflects preliminary adjustment to record goodwill and other intangible assets including intangibles for customer relationships. Amount is preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized.
(16)	Reflects additional borrowings on the Company’s existing unsecured line of credit at an estimated annualized rate of 2.40%. Borrowings of approximately $400.0 million will be used for the acquisition of CapLease, and borrowings of approximately $402.0 million will be used in connection with the Company’s payment obligation related to the conversion and cancellation of the Company’s Series C Convertible Preferred Stock. The Company has commitments on its unsecured credit facility (including revolving and term loans) for total borrowings of $1.45 billion with an accordion feature of up to $2.5 billion, subject to borrowing base availability among other conditions.
(17)	Reflects the required redemption of CapLease’s Convertible Senior Notes subject to the CapLease Merger Agreement.
(18)	Reflects the required conversion, including an assumed cash settlement, of the Series C Convertible Preferred Stock upon consummation of the CapLease Merger.
(19)	Reflects the elimination of CapLease’s capital balances.
(20)	Reflects the elimination of CapLease’s capital balance of $350.4 million, the hypothetical issuance of $496.7 million of the Company’s common stock for the purchase of CapLease and the hypothetical issuance of $50.7 million of the Company’s common stock for the required conversion of the Series C Convertible Preferred Stock at an assumed stock price of $15.25. Should ARCP’s common stock price be $0.50 higher or lower on the closing date of the CapLease Merger, the Company would be required to issue approximately 1.0 million fewer or more shares of common stock, respectively. A change in the number of shares of common stock of this magnitude would have no effect on earnings per share. The actual issuance of common stock will be based on a number of factors, including market conditions, the availability of capital under the Company’s existing line of credit, availability of capital with new borrowing instruments or the opportunity to further issue preferred securities.
(21)	Reflects adjustment for the elimination of CapLease’s accumulated other comprehensive income balance.
(22)	Reflects estimated costs of the respective merger. For the ARCT IV Merger, amount includes estimated costs of the issuance of operating partnership units described in Note 27 below.
(23)	Reflects an adjustment for the elimination of CapLease’s non-controlling interests related to partnership units, which will be canceled and converted to the right to receive $8.50 per partnership unit.
(24)	The Company entered into an asset purchase agreement whereby they agreed to purchase assets from their external advisor, with a cost basis of $1.1 million in addition to the reimbursement of certain expenses related to the ARCT IV Merger and issuance of common stock for a total of $5.8 million.
(25)	Reflects additional borrowings on the Company’s existing unsecured line of credit at an estimated annualized rate of 2.40%. Borrowings of approximately $533.3 million represent the assumed maximum cash payment to ARCT IV common stock holders of $30.00 per share for up to 25% of the outstanding shares, or 17.8 million shares, on the closing date of the ARCT IV Merger. Balance also reflects approximately $25.0 million of borrowings that will be used for closing costs of the ARCT IV Merger. The Company has commitments on its unsecured credit facility (including revolving and term loans) for total borrowings of $1.45 billion with an accordion feature of up to $2.5 billion, subject to borrowing base availability among other conditions.
(26)	Reflects the issuance of 109.3 million shares of ARCP common stock at $15.25 per share to the stockholders of ARCT IV’s common stock. Assuming the stockholders of ARCT IV common stock request the maximum permitted amount of 25% of common shares to be redeemed in cash, approximately 53.3 million shares of ARCT IV common stock will be exchanged for shares of ARCP common stock at a ratio of 1:2.05 shares. If the market price of ARCP’s common stock is less than $14.94 on the closing date of the ARCT IV Merger, the ARCT IV common stockholders will be eligible for additional cash consideration for the difference between the value of ARCP’s common stock and $14.94. The pro forma balances are preliminary as the actual amounts paid in cash will not be known until the closing of the ARCT IV Merger. The following table details the components of the adjustment:

Exchange of 25% of the outstanding shares of ARCT IV for cash	$533,392
Par value of ARCP shares exchanged for ARCT IV shares	(1,093)
$532,299
(27)	Reflects 0.1 million operating partnership units of ARCT IV that will convert to 0.2 million operating partnership units of ARCP upon consummation of the ARCT IV Merger at an assumed value of $15.25 per share. In addition, the sponsor of ARCT IV is entitled to a fee based compensation on the achievement of certain total return to the ARCT IV shareholders, as applicable. This estimated calculation is based on the number of shares of ARCT IV outstanding and an assumed common stock price of $15.25 per share on the merger date. Should the stock price on the merger date be $0.50 higher or lower, the fee could be approximately $10.9 million and $10.7 million higher or lower, respectively, and result in an increase, in the case of a higher stock price in the number of operating partnership units outstanding, or decrease, in the case of a lower stock price in the number of operating partnership units outstanding of approximately 0.7 million units. The actual amount to be paid will not be known until the ARCT IV Merger date. The fee will be paid in OP units in ARCP’s operating partnership which represent equity interests in the Company’s consolidated operating partnership.

American Realty Capital Properties, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Three Months Ended March 31, 2013
(In thousands)

	ARCP Historical (1)	Subsequent Activity Adjustments (2)	GE Capital Portfolio (3)	GE Capital Portfolio Acquisition Adjustments (4)		ARCP as Adjusted	CapLease Historical (5)	CapLease Merger Related Adjustments (6)		ARCP as Adjusted with CapLease Pro Forma	ARCT IV Historical (7)	ARCT IV Subsequent Activity Adjustments (8)	ARCT IV GE Capital Portfolio (9)	ARCT IV GE Capital Portfolio Acquisiton Adjustments (10)		ARCT IV Merger Related Adjustments (11)		ARCP Pro Forma
Revenues:
Rental income	$38,378	$5,271	$13,660	$279	(12)	$57,588	$35,299	$814	(12)	$93,701	$2,555	$9,666	$24,932	$695	(12)	$—		$131,549
Direct financing lease income	—	—	790	—		790	—	—		790	—	—	112	—		—		902
Operating expense reimbursements	1,822	—	155	—		1,977	5,990	—		7,967	142	—	83	—		—		8,192
Other revenues	—	—	34	—		34	2,063	—		2,097	—	—	34	—		—		2,131
Total revenues	40,200	5,271	14,639	279		60,389	43,352	814		104,555	2,697	9,666	25,161	695		—		142,774
Operating expenses:
Acquisition related	5,582	—	—	—		5,582	—	—		5,582	4,745	—	—	—		—		10,327
Merger and other transaction related	137,769	—	—	—		137,769	—	—		137,769	—	—	—	—		—		137,769
Property operating	2,404	—	315	—		2,719	9,073	—		11,792	145	—	265	—		—		12,202
General and administrative	1,307	—	—	—		1,307	3,144	—		4,451	152	—	—	—		—		4,603
Equity-based compensation	876	—	—	—		876	775	(775	)(16)	876	—	—	—	—		—		876
Depreciation and amortization	25,109	8,399	—	7,929	(13)	41,437	12,026	6,514	(13)	59,977	1,644	7,432	—	15,924	(13)	—		84,977
Operating fees to affiliates	—	—	—	706	(14)	706	—	1,911	(14)	2,617	—	—	—	—		2,031	(14)	4,648
Total operating expenses	173,047	8,399	315	8,635		190,396	25,018	7,650		223,064	6,686	7,432	265	15,924		2,031		255,402
Operating income (loss)	(132,847)	(3,128)	14,324	(8,356)		(130,007)	18,334	(6,836)		(118,509)	(3,989)	2,234	24,896	(15,229)		(2,031)		(112,628)
Other income (expenses):
Interest expense	(6,202)	(6,941)	—	—		(13,143)	(16,297)	(1,565	)(17)	(31,005)	—	(18)	—	(3,880	)(17)	(3,200	)(17)	(38,103)
Income from investment securities	218	—	—	—		218	—	—		218	633	—	—	—		—		851
Gain on sale of investment securities	451	—	—	—		451	—	—		451	—	—	—	—		—		451
Loss on derivative instruments	(5)	—	—	—		(5)	—	—		(5)	—	—	—	—		—		(5)
Other income (expense)	35	—	—	—		35	—	—		35	113	—	—	—		—		148
Total other expenses	(5,503)	(6,941)	—	—		(12,444)	(16,297)	(1,565)		(30,306)	746	(18)	—	(3,880)		(3,200)		(36,658)
Income (loss) from continuing operations	(138,350)	(10,069)	14,324	(8,356)		(142,451)	2,037	(8,401)		(148,815)	(3,243)	2,216	24,896	(19,109)		(5,231)		(149,286)

American Realty Capital Properties, Inc.
Unaudited Pro Forma Consolidated Statement of Operations — (continued)
For the Three Months Ended March 31, 2013
(In thousands)

	ARCP Historical (1)	Subsequent Activity Adjustments (2)	GE Capital Portfolio (3)	GE Capital Portfolio Acquisition Adjustments (4)		ARCP as Adjusted	CapLease Historical (5)	CapLease Merger Related Adjustments (6)		ARCP as Adjusted with CapLease Pro Forma	ARCT IV Historical (7)	ARCT IV Subsequent Activity Adjustments (8)	ARCT IV GE Capital Portfolio (9)	ARCT IV GE Capital Portfolio Acquisiton Adjustments (10)	ARCT IV Merger Related Adjustments (11)		ARCP Pro Forma
Net income (loss) from continuing operations attributable to non-controlling interests	432	503	—	(298	)(15)	637	3	268	(15)	908	—	—	—	—	20	(15)	928
Net income (loss) from continuing operations attributable to stockholders	(137,918)	(9,566)	14,324	(8,654)		(141,814)	2,040	(8,133)		(147,907)	(3,243)	2,216	24,896	(19,109)	(5,211)		(148,358)
Discontinued operations:
Income (loss) from operations of held for sale properties	(16)	—	—	—		(16)	—	—		(16)	—	—	—	—	—		(16)
Loss on held for sale properties	14	—	—	—		14	—	—		14	—	—	—	—	—		14
Net loss from discontinued operations	(2)	—	—	—		(2)	—	—		(2)	—	—	—	—	—		(2)
Net from discontinued operations attributable to non-controlling interests	—	—	—	—		—	—	—		—	—	—	—	—	—		—
Net from discontinued operations attributable to stockholders	(2)	—	—	—		(2)	—	—		(2)	—	—	—	—	—		(2)
Net income (loss)	(138,352)	(10,069)	14,324	(8,356)		(142,453)	2,037	(8,401)		(148,817)	(3,243)	2,216	24,896	(19,109)	(5,231)		(149,288)
Dividends allocable to preferred shares	—	—	—	—		—	(3,538)	3,538	(18)	—	—	—	—	—	—		—
Net income (loss) attributable to non-controlling interests	432	503	—	(298	)(15)	637	3	268	(15)	908	—	—	—	—	20	(15)	928
Net income (loss) attributable to stockholders	$(137,920)	$(9,566)	$14,324	$(8,654)		$(141,816)	$(1,498)	$(4,595)		$(147,909)	$(3,243)	$2,216	$24,896	$(19,109)	$(5,211)		$(148,360)
Earnings per share:
Basic	$(0.90)					$(0.78)				$(0.68)							$(0.45)
Fully diluted	$(0.90)					$(0.78)				$(0.68)							$(0.45)
Weighted average common shares:
Basic and diluted(19)	153,339	29,412				182,751		35,842		218,593					109,336		327,929

American Realty Capital Properties, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2012
(In thousands)

	ARCP Historical (1)	Subsequent Activity Adjustments (2)	GE Capital Portfolio (3)	GE Capital Portfolio Acquisition Adjustments (4)		ARCP as Adjusted	CapLease Historical (5)	CapLease Merger Related Adjustments (6)		ARCP as Adjusted with CapLease Pro Forma	ARCT IV Historical (7)	ARCT IV Subsequent Activity Adjustments (8)	ARCT IV GE Capital Portfolio (9)	ARCT IV GE Capital Portfolio Acquisiton Adjustments (10)		ARCT IV Merger Related Adjustments (11)		ARCP Pro Forma
Revenues:
Rental income	$64,791	$109,803	$49,246	$891	(12)	$224,731	$137,126	$7,582	(12)	$369,439	$378	$48,505	$95,564	$1,195	(12)	$—		$515,081
Direct financing lease income	—	—	2,947	—		2,947	—	—		2,947	—	—	584	—		—		3,531
Operating expense reimbursements	2,002	—	302	—		2,304	16,287	—		18,591	36	—	128	—		—		18,755
Other revenues	—	—	350	—		350	8,629	—		8,979	—	—	230	—		—		9,209
Total revenues	66,793	109,803	52,845	891		230,332	162,042	7,582		399,956	414	48,505	96,506	1,195		—		546,576
Operating expenses:
Acquisition related	42,761	—	—	—		42,761	—	—		42,761	2,309	—	—	—		—		45,070
Merger and other transaction related	2,603	—	—	—		2,603	—	—		2,603	—	—	—	—		—		2,603
Property operating	3,484	—	1,135	—		4,619	27,798	—		32,417	38	—	662	—		—		33,117
General and administrative	3,912	—	—	—		3,912	12,643	—		16,555	320	—	—	—		—		16,875
Equity-based compensation	1,180	—	—	—		1,180	3,200	(3,200	)(16)	1,180	—	—	—	—		—		1,180
Depreciation and amortization	40,700	93,334	—	31,720	(13)	165,754	48,189	74,161	(13)	288,104	303	36,001	—	63,696	(13)	—		388,104
Operating fees to affiliates	212	—	—	2,826	(14)	3,038	—	7,643	(14)	10,681	—	—	—	—		8,125	(14)	18,806
Total operating expenses	94,852	93,334	1,135	34,546		223,867	91,830	78,604		394,301	2,970	36,001	662	63,696		8,125		505,755
Operating income (loss)	(28,059)	16,469	51,710	(33,655)		6,465	70,212	(71,022)		5,655	(2,556)	12,504	95,844	(62,501)		(8,125)		40,821
Other income (expenses):
Interest expense	(11,856)	(27,783)	—	—		(39,639)	(67,137)	(6,261	)(17)	(113,037)	—	(72)	—	(15,521	)(17)	(12,800	)(17)	(141,430)
Income from investment securities	534	—	—	—		534	1,009	—		1,543	—	—	—	—		—		1,543
Gain on Extinguishment of debt	—	—	—	—		—	10,790	—		10,790	—	—	—	—		—		10,790
Loss on derivative instruments	—	—	—	—		—	—	—		—	—	—	—	—		—		—
Other income (expense)	426	—	—	—		426	—	—		426	19	—	—	—		—		445
Total other expenses	(10,896)	(27,783)	—	—		(38,679)	(55,338)	(6,261)		(100,278)	19	(72)	—	(15,521)		(12,800)		(128,652)
Income (loss) from continuing operations	(38,955)	(11,314)	51,710	(33,655)		(32,214)	14,874	(77,283)		(94,623)	(2,537)	12,432	95,844	(78,022)		(20,925)		(87,831)
Net income (loss) from continuing operations attributable to non-controlling interests	255	472	—	(753	)(15)	(26)	27	2,208	(15)	2,209	—	—	—	—		(255	)(15)	1,954

American Realty Capital Properties, Inc.
Unaudited Pro Forma Consolidated Statement of Operations — (continued)
For the Year Ended December 31, 2012
(In thousands)

	ARCP Historical (1)	Subsequent Activity Adjustments (2)	GE Capital Portfolio (3)	GE Capital Portfolio Acquisition Adjustments (4)		ARCP as Adjusted	CapLease Historical (5)	CapLease Merger Related Adjustments (6)		ARCP as Adjusted with CapLease Pro Forma	ARCT IV Historical (7)	ARCT IV Subsequent Activity Adjustments (8)	ARCT IV GE Capital Portfolio (9)	ARCT IV GE Capital Portfolio Acquisiton Adjustments (10)	ARCT IV Merger Related Adjustments (11)		ARCP Pro Forma
Net income (loss) from continuing operations attributable to stockholders	(38,700)	(10,842)	51,710	(34,408)		(32,240)	14,901	(75,075)		(92,414)	(2,537)	12,432	95,844	(78,022)	(21,180)		(85,877)
Discontinued operations:
Income (loss) from operations of discontinued opeartions	(145)	—	—	—		(145)	(16,601)	—		(16,746)	—	—	—	—	—		(16,746)
Loss on held for sale properties	(600)	—	—	—		(600)	—	—		(600)	—	—	—	—	—		(600)
Net loss from discontinued operations	(745)	—	—	—		(745)	(16,601)	—		(17,346)	—	—	—	—	—		(17,346)
Net from discontinued operations attributable to non-controlling interests	46	—	—	—		46	—	801		847	—	—	—	—	—		847
Net from discontinued operations attributable to stockholders	(699)	—	—	—		(699)	(16,601)	801		(16,499)	—	—	—	—	—		(16,499)
Net income (loss)	(39,700)	(11,314)	51,710	(33,655)		(32,959)	(1,727)	(77,283)		(111,969)	(2,537)	12,432	95,844	(78,022)	(20,925)		(105,177)
Dividends allocable to preferred shares	—	—	—	—		—	(10,003)	10,003	(18)	—	—	—	—	—	—		—
Net income (loss) attributable to non-controlling interests	301	472	—	(753	)(15)	20	27	3,009	(15)	3,056	—	—	—	—	(255	)(15)	2,801
Net income (loss) attributable to stockholders	$(39,399)	$(10,842)	$51,710	$(34,408)		$(32,939)	$(11,703)	$(64,271)		$(108,913)	$(2,537)	$12,432	$95,844	$(78,022)	$(21,180)		$(102,376)
Earnings per share:
Basic	$(0.39)					$(0.25)				$(0.65)							$(0.37)
Fully diluted	$(0.39)					$(0.25)				$(0.65)							$(0.37)
Weighted average common shares:
Basic and diluted (19)	102,514	29,412				131,926		35,821		167,747					109,336		277,083

American Realty Capital Properties, Inc.
Notes to Unaudited Pro Forma Consolidated Statements of Operations

(1)	Reflects the historical Statement of Operations of the Company for the period indicated. The balances for the year ended December 31, 2012 reflect the effect of the February 2013 merger of the Company and American Realty Capital Trust III, Inc. (“ARCT III”) as presented in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 8, 2013.
(2)	Adjustments reflect the annualization of certain ARCP lease rental income, lease asset depreciation and amortization and interest expense on additional financing used for acquisitions for ARCP property acquisitions made in 2012 and up to June 30, 2013 as if they were made at the beginning of each period presented.
(3)	Reflects the historical balances of the GE Capital Portfolio. Excludes $13.3 million of closing costs incurred in connection with the purchase of these properties.
(4)	Adjustments reflect the annualization of the GE Capital Portfolio’s lease rental income and lease asset depreciation and amortization expense as if the acquisition was completed at the beginning of each period.
(5)	Reflects the historical Statement of Operations of CapLease for the periods indicated. Certain balances reported in CapLease’s previously issued financial statements have been reclassified to conform to ARCP’s presentation.
(6)	Adjustments and pro forma balances reflect adjustments related to the acquisition of CapLease by the Company. Excludes estimated closing costs of $27.0 million expected to be incurred for the CapLease Merger.
(7)	Reflects the historical Statement of Operations of ARCT IV for the period indicated.
(8)	Adjustments reflect the annualization of certain ARCT IV lease rental income, lease asset depreciation and amortization expense and interest expense on additional financing used for ARCT IV’s property acquisitions made in 2012 and up to June 30, 2013 as if they were made at the beginning of each period.
(9)	Reflects the historical balances of the ARCT IV GE Capital Portfolio.
(10)	Adjustments reflect the annualization of the ARCT IV GE Capital Portfolio’s lease rental income and lease asset depreciation and amortization expense as if the acquisition was completed at the beginning of each period.
(11)	Adjustments and pro forma balances reflect adjustments related to the acquisition of ARCT IV by the Company. As the acquisition of ARCT IV by the Company will be accounted for on the carryover basis of accounting, no adjustments have been made to the fair value of the assets or liabilities, therefore there are no adjustment such as recalculation of the straight-lining of rent or depreciation and amortization expense. Excludes estimated closing costs of approximately $25.0 million and estimated fees to be paid to the ARCT IV sponsor and ARCT IV advisor of $75.4 million, expected to be incurred in connection with the ARCT IV Merger.
(12)	Adjustment reflects an adjustment to straight-line rent for each portfolio of properties as if the properties had been acquired at the beginning of each period.
(13)	Adjustment reflects the depreciation and amortization expense that would have been recorded if each portfolio of properties had been acquired as of the beginning of each period based on the estimated fair values assigned to each asset class.
(14)	Adjustment reflects recognition of full contractual asset management fees due to the Company’s affiliated external manager, as if the Company had owned the properties and the external manager had charged these fees for the entirety of each period. Fees are 0.50% annually for average unadjusted book value of real estate assets up to $3.0 billion and 0.40% annually for assets in excess of $3.0 billion.
(15)	Adjustment represents the allocation to ARCP non-controlling interests for the net effect of the each respective merger, acquisition of the GE Capital Portfolio as well as adjustments related thereto based on the percentage of non-controlling interests ownership after each transaction.
(16)	Adjustment represents expenses of CapLease's equity compensation plan for outstanding restricted shares. As part of the CapLease Merger agreement, all unamortized restricted shares will become fully vested and therefore this expense will no longer be recognized.
(17)	Adjustment reflects interest expense related to borrowings expected to be incurred on the Company’s existing unsecured credit facility at an assumed annual interest rate of 2.40% for each transaction. In the case of CapLease increases in interest expense are offset by the reduction in interest for the write-off of deferred financing costs of $0.5 million and $2.0 million for the three months ended March 31, 2013 and year ended December 31, 2012, respectively, and amortization of increases in the fair value of the debt of $2.8 million and $11.0 million for the three months ended March 31, 2013 and year ended December 31, 2012, respectively.
(18)	Adjustment reflects the reduction of expense related to the redemption of CapLease’s preferred stock as required by the CapLease Merger agreement.
(19)	Weighted average shares include the pro forma effect of certain transactions which occurred in conjunction with the Company's merger with ARCT III in February 2013, including the repurchase of 27.7 million shares of common stock, based on the conversion ratio of 0.95 share of ARCP common stock to one share of ARCT III common stock in conjunction with the merger of ARCP and ARCT III in February 2013. Excludes the effect of restricted shares and partnership equity units convertible to common stock as the effect would be anti-dilutive.

American Realty Capital Properties, Inc.
Unaudited Supplementary Information
(In thousands except per share data)

The following unaudited supplementary information presents certain information related to management's intentions to repay certain obligations of CapLease upon the consumation of the merger and its effect on Net income and funds from operations and adjusted funds from operations, managments estimates of the expected cost savings for general and administrative expense resulting from the elimination of duplicative costs and processes. These adjustments are not required by the Merger agreement but were contemplated by management when entering into the Merger agreement. In addition the schedule below presents the annualized effect of acquisitions and financing thereon in ARCP and ARCT IV's pipeline which are expected to close prior to the end 2013. There can be no assurances that management will satisfy the obligations or that the Company will realize the expected costs savings detailed below once the Merger is comsumated, nor can their be any assurance of the timing of the Company's satisfaction of these obligations or implementation of costs saving strategies or acquisition purchases or that the financing on such stratigies will be under the terms assumed below.

	Three Months Ended March 31, 2013				Year Ended December 31, 2012
	ARCP Historical	ARCP Including Subsequent Activity Adjustments and GE Capital Portfolio	ARCP Pro Forma Including Subsequent Adjustments, GE Capital Portfolio and Caplease	ARCP Pro Forma Including Subsequent Adjustments, GE Capital Portfolio, Caplease and ARCT IV With Adjustments	ARCP Historical	ARCP Including Subsequent Activity Adjustments and GE Capital Portfolio	ARCP Pro Forma Including Subsequent Adjustments, GE Capital Portfolio and Caplease	ARCP Pro Forma Including Subsequent Adjustments, GE Capital Portfolio, Caplease and ARCT IV With Adjustments
Unaudited pro forma net loss attributable to stockholders	$(137,920)	$(141,816)	$(147,909)	$(148,360)	$(39,399)	$(32,939)	$(108,913)	$(102,376)
General and administrative expense savings	—	—	2,830	2,966	—	—	11,379	11,667
Expense savings from the early termination of $609.2 million of CapLease debt	—	—	8,399	8,399	—	—	33,595	33,595
Adjustment for reduced amortization of CapLease fair value adjustments	—	—	(1,176)	(1,176)	—	—	(4,704)	(4,704)
Expected interest expense on $257.3 million additional borrowing on the Company's unsecuredcredit facility used to fund debt and preferred stock repayments	—	—	(1,544)	(1,544)	—	—	(6,175)	(6,175)
Rental income from pipeline properties expected to close in 2013	14,038	14,038	14,038	21,628	56,153	56,153	56,153	86,513
Interest expense for financing of pipeline properties	(4,770)	(4,770)	(4,770)	(6,440)	(19,078)	(19,078)	(19,078)	(25,756)
Amount attributed to minority interests	(391)	(391)	(750)	(1,005)	(1,563)	(1,563)	(3,001)	(4,012)
Adjusted net loss attributable to stockholders	$(129,043)	$(132,939)	$(130,882)	$(125,532)	$(3,887)	$2,573	$(40,744)	$(11,248)

	Three Months Ended March 31, 2013				Year Ended December 31, 2012
	ARCP Historical	ARCP Including Subsequent Activity Adjustments and GE Capital Portfolio	ARCP Pro Forma Including Subsequent Adjustments, GE Capital Portfolio and Caplease	ARCP Pro Forma Including Subsequent Adjustments, GE Capital Portfolio, Caplease and ARCT IV With Adjustments	ARCP Historical	ARCP Including Subsequent Activity Adjustments and GE Capital Portfolio	ARCP Pro Forma Including Subsequent Adjustments, GE Capital Portfolio and Caplease	ARCP Pro Forma Including Subsequent Adjustments, GE Capital Portfolio, Caplease and ARCT IV With Adjustments
Unaudited Pro Forma Funds From Operations and Adjusted Funds From Operations
Adjusted net loss attributable to stockholders	$(129,043)	$(132,939)	$(130,882)	$(125,532)	$(3,887)	$2,573	$(40,744)	$(11,248)
Merger and other transaction costs	137,769	137,769	137,769	137,769	2,603	2,603	2,603	2,603
Loss on held for sale properties	(14)	(14)	(14)	(14)	600	600	600	600
Realized gain/losses on sale of securities and early extinguishment of debt	(451)	(451)	(2,463)	(2,463)	—	—	(10,790)	(10,790)
Depreciation and amortization	25,109	41,437	59,977	84,977	40,700	165,754	288,104	388,104
Total Funds from Operations (FFO)	33,370	45,802	64,387	94,737	40,016	171,530	239,773	369,269
Acquisition related	5,582	5,582	5,582	10,327	42,761	42,761	42,761	45,070
Core FFO	38,952	51,384	69,969	105,064	82,777	214,291	282,534	414,339
AFFO adjustments:
Amortization of above and below-market lease asset	63	63	(406)	(411)	117	117	(722)	(723)
Amortization of deferred financing costs	1,108	1,108	1,332	1,332	841	841	1,507	1,507
Straight-line rent	(1,370)	(2,076)	231	(2,125)	(2,008)	(8,302)	(2,062)	(11,485)
Non-cash equity compensation expense	876	876	876	876	1,180	1,180	1,180	1,180
AFFO	$39,629	$51,355	$72,002	$104,736	$82,907	$208,127	$282,437	$404,818
Weighted average common shares (1):
Basic	153,339	182,751	242,966	352,302	151,238	180,650	240,865	350,201
Fully Diluted	154,322	212,132	243,949	353,285	152,289	210,099	241,916	351,252
FFO per share:
Basic	$0.22	$0.25	$0.27	$0.27	$0.26	$0.95	$1.00	$1.05
Diluted	$0.22	$0.22	$0.26	$0.27	$0.26	$0.82	$0.99	$1.05
Core FFO per share
Basic	$0.25	$0.28	$0.29	$0.30	$0.55	$1.19	$1.17	$1.18
Diluted	$0.25	$0.24	$0.29	$0.30	$0.54	$1.02	$1.17	$1.18
AFFO per share:
Basic	$0.26	$0.28	$0.30	$0.30	$0.55	$1.15	$1.17	$1.16
Diluted	$0.26	$0.24	$0.30	$0.30	$0.54	$0.99	$1.17	$1.15

(1)	Weighted average shares include the pro forma effect of the repurchase of 27.7 million shares of common stock, based on the conversion ratio of 0.95 share of ARCP common stock to one share of ARCT III common stock in conjunction with the merger of ARCP and ARCT III in February 2013, as well as the hypotentical issuance of an additional 24.4 million shares of common stock at $15.25 per share to fund the anticipated early termination of debt and repayment of preferred stock detailed in the adjustments detailed above.

The actual issuance of common stock will be based on a number of factors including the availability of capital under the Company's existing line of credit, availability of capital with new borrowing instruments, and the opportunity to further issue preferred securities.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The charter of ARCP contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which ARCP’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by ARCP or in ARCP’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

ARCP’s charter obligates ARCP, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of ARCP and at ARCP’s request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

ARCP’s charter also permits ARCP to indemnify and advance expenses to any person who served a predecessor of ARCP’s in any of the capacities described above and to any employee or agent of ARCP or a predecessor of ARCP.

ARCP is party to indemnification agreements with each of its directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

ARCP has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling ARCP for liability arising under the Securities Act, ARCP has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of July, 2013.

American Realty Capital Properties, Inc.

By:	/s/ Nicholas S. Schorsch Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Nicholas S. Schorsch Nicholas S. Schorsch	Chairman and Chief Executive Officer (Principal Executive Officer)	July 19, 2013
/s/ Edward M. Weil, Jr. Edward M. Weil, Jr.	President, Treasurer, Secretary and Director	July 19, 2013
/s/ Peter M. Budko Peter M. Budko	Executive Vice President and Chief Investment Officer	July 19, 2013
/s/ Brian S. Block Brian S. Block	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 19, 2013
/s/ Brian D. Jones Brian D. Jones	Chief Operating Officer	July 19, 2013
/s/ William M. Kahane William M. Kahane	Director	July 19, 2013
* Leslie D. Michelson	Lead Independent Director	July 19, 2013
* Edward G. Rendell	Independent Director	July 19, 2013
* Scott J. Bowman	Independent Director	July 19, 2013
* Walter P. Lomax, Jr.	Independent Director	July 19, 2013
/s/ Nicholas S. Schorsch Nicholas S. Schorsch Attorney-in-fact		July 19, 2013

S-1

EXHIBITS INDEX

Exhibit Index	Description of Document
2.1	Agreement and Plan of Merger, dated as of July 1, 2013, by and among American Realty Capital Properties, Inc., ARC Properties Operating Partnership, L.P., Thunder Acquisition, LLC, American Realty Capital Trust IV, Inc. and American Realty Capital Operating Partnership IV, L.P. (attached as Annex A to the joint proxy statement/prospectus that is part of this registration statement).
3.1	Conformed Articles of Amendment and Restatement for American Realty Capital Properties, Inc., dated July 2, 2013.*(1)
3.2	Bylaws of American Realty Capital Properties, Inc. (filed as exhibit 3.2 to ARCP’s Form S-11/A, filed on June 13, 2011 and incorporated herein by reference).
3.3	Articles Supplementary to the Articles of Incorporation of American Realty Capital Properties, Inc. classifying and designating the Series A Convertible Preferred Stock, dated May 10, 2012 (filed as exhibit 3.3 to ARCP’s Form 8-K, filed on May 15, 2012 and incorporated herein by reference).
3.4	Articles Supplementary to the Articles of Incorporation of American Realty Capital Properties, Inc. classifying and designating the Series B Convertible Preferred Stock, dated July 24, 2012 (filed as exhibit 3.4 to ARCP’s Form 8-K, filed on July 30, 2012 and incorporated herein by reference).
3.5	Articles Supplementary to the Articles of Incorporation of American Realty Capital Properties, Inc. classifying and designating the Series C Convertible Preferred Stock, dated June 6, 2013 (filed as exhibit 3.5 to ARCP’s Form 8-K, filed on June 12, 2013 and incorporated herein by reference).
4.1	Second Amended and Restated Agreement of Limited Partnership of ARC Properties Operating Partnership, L.P., dated February 28, 2013 (filed as exhibit 4.1 to ARCP’s Form 10-K for the year ended December 31, 2012, filed on February 28, 2013, and incorporated herein by reference).
4.2	Form of Indenture (filed as exhibit 4.6 to ARCP’s Form S-3/A, filed on August 15, 2012 and incorporated herein by reference).
4.3	Form of Indenture (filed as exhibit 4.7 to ARCP’s Form S-3/A, filed on August 15, 2012 and incorporated herein by reference).
5.1	Opinion of Venable LLP as to the legality of the securities.**
8.1	Tax Opinion of Duane Morris LLP.**
8.2	Tax Opinion of Weil, Gotshal & Manges LLP.**
8.3	Tax Opinion of Proskauer Rose LLP.**
12.1	Statements re computation of ratios.**
21.1	Subsidiaries of American Realty Capital Properties, Inc. as of July , 2013.**
23.1	Consent of Duane Morris LLP (included as part of the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).**
23.2	Consent of Weil, Gotshal & Manges LLP (included as part of the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).**
23.3	Consent of Proskauer Rose LLP (included as part of the opinion filed as Exhibit 8.3 hereto and incorporated herein by reference).**
23.4	Consent of Venable LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).**
23.5	Consent of Grant Thornton LLP, independent registered public accounting firm.*
23.6	Consent of Grant Thornton LLP, independent registered public accounting firm.*

Exhibit Index	Description of Document
23.7	Consent of Grant Thornton LLP, independent certified public accounting firm.*
23.8	Consent of Grant Thornton LLP, independent certified public accounting firm.*
23.9	Consent of McGladrey LLP, independent registered public accounting firm.*
24.1	Powers of Attorney*.
99.1	Consent of Citigroup Global Markets Inc.*
99.2	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.*
99.3	Form of Proxy of American Realty Capital Properties, Inc.**
99.4	Form of Proxy of American Realty Capital Trust IV, Inc.**
101.INS	XBRL Instance Document.**
101.SCH	XBRL Taxonomy Extension Schema Document.**
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.**
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.**
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.**

*	Filed herewith.
**	To be filed by amendment.
(1)	Conformed to reflect filing of Articles of Amendment with the Maryland State Department of Assessments and Taxation on July 2, 2013.